UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Oiltanking Partners L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, schedule or registration statement no.:
	(3)	Filing party:
	(4)	Date filed:

Dear Oiltanking Partners, L.P. Unitholders:

On November 11, 2014, Enterprise Products Partners L.P. (“Enterprise”), Enterprise Products Holdings LLC (“Enterprise GP”), which is the general partner of Enterprise, EPOT MergerCo LLC (“MergerCo”), which is a wholly owned subsidiary of Enterprise, Oiltanking Partners, L.P. (“Oiltanking”), and OTLP GP, LLC (“Oiltanking GP”), which is the general partner of Oiltanking, entered into an Agreement and Plan of Merger (the “merger agreement”). Pursuant to the merger agreement, MergerCo will merge with and into Oiltanking (the “merger”), with Oiltanking surviving the merger as an indirect wholly owned subsidiary of Enterprise, and all outstanding common units representing limited partner interests in Oiltanking at the effective time of the merger (“Oiltanking common units”) held by the “Oiltanking public unitholders” (which consist of Oiltanking unitholders other than Enterprise and its subsidiaries) will be cancelled and converted into the right to receive common units representing limited partner interests in Enterprise (“Enterprise common units”) based on an exchange ratio of 1.30 Enterprise common units for each Oiltanking common unit. No fractional Enterprise common units will be issued in the merger, and Oiltanking public unitholders will, instead, receive cash in lieu of fractional Enterprise common units, if any.

Pursuant to the merger agreement and Oiltanking’s partnership agreement, a majority of the outstanding Oiltanking common units must vote in favor of the proposal in order for it to be approved. Pursuant to a support agreement between Oiltanking, Enterprise and Enterprise Products Operating LLC (“EPO”) executed in connection with the merger agreement, Enterprise and EPO have agreed to vote any Oiltanking common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger, including the 54,799,604 Oiltanking common units currently directly owned by EPO (representing approximately 66% of the outstanding Oiltanking common units), at any meeting of Oiltanking unitholders, which is sufficient to approve the merger agreement and the merger under the merger agreement and Oiltanking’s partnership agreement. Oiltanking has scheduled a special meeting of its unitholders to vote on the merger agreement and the merger on February 13, 2015 at 8:00 a.m., local time, at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002. Regardless of the number of units you own or whether you plan to attend the meeting, it is important that your common units be represented and voted at the meeting. Voting instructions are set forth inside this proxy statement/prospectus.

The Conflicts Committee (“Oiltanking Conflicts Committee”) of the Oiltanking GP board of directors (the “Oiltanking Board”) has determined unanimously that the merger agreement and the transactions contemplated thereby are advisable, fair and reasonable to and in the best interests of Oiltanking and the Oiltanking unaffiliated unitholders, and it approved the merger agreement, the execution, delivery and performance by Oiltanking of the merger agreement and the transactions contemplated thereby, which constituted “Special Approval” under Oiltanking’s partnership agreement. The Oiltanking Conflicts Committee also recommended that the Oiltanking Board approve the merger agreement, the execution, delivery and performance by Oiltanking of the merger agreement and the transactions contemplated thereby and submit the merger agreement to the Oiltanking unitholders for approval at a meeting, and further recommended that the holders of Oiltanking common units approve the merger agreement and the merger. The Oiltanking Board has determined unanimously that the merger agreement and the transactions contemplated thereby are fair and reasonable to and in the best interests of Oiltanking and the holders of Oiltanking common units, approved the merger agreement, the execution, delivery and performance by Oiltanking of the merger agreement and the transactions contemplated thereby, directed that the merger agreement be submitted to the Oiltanking unitholders for approval at a meeting of such unitholders for the purpose of approving the merger agreement and the merger and recommended that the holders of Oiltanking common units approve the merger agreement and the merger.

This proxy statement/prospectus provides you with detailed information about the proposed merger and related matters. Oiltanking encourages you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page 31 of this proxy statement/prospectus for a discussion of risks relevant to the merger and Enterprise’s business following the merger.

Enterprise’s common units are listed on the New York Stock Exchange (“NYSE”) under the symbol “EPD,” and Oiltanking’s common units are listed on the NYSE under the symbol “OILT.” The last reported sale price of Enterprise’s common units on the NYSE on January 8, 2015 was $34.44. The last reported sale price of Oiltanking common units on the NYSE on January 8, 2015 was $44.47.

Laurie H. Argo

President and Chief Executive Officer

OTLP GP, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

All information in this document concerning Enterprise has been furnished by Enterprise. All information in this document concerning Oiltanking has been furnished by Oiltanking. Enterprise has represented to Oiltanking, and Oiltanking has represented to Enterprise, that the information furnished by and concerning it is true and correct in all material respects.

This proxy statement/prospectus is dated January 9, 2015 and is being first mailed to Oiltanking unitholders on or about January 15, 2015.

Houston, Texas

January 9, 2015

Notice of Special Meeting of Unitholders

To the Unitholders of Oiltanking Partners, L.P.:

A special meeting of unitholders of Oiltanking Partners, L.P. (“Oiltanking”) will be held on February 13, 2015 at 8:00 a.m., local time, at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, for the following purposes:

•	To consider and vote upon the approval of the Agreement and Plan of Merger dated as of November 11, 2014, by and among Enterprise Products Partners L.P. (“Enterprise”), Enterprise Products Holdings LLC, EPOT MergerCo LLC, Oiltanking and OTLP GP, LLC (“Oiltanking GP”), as it may be amended from time to time (the “merger agreement”), and the merger contemplated by the merger agreement (the “merger”); and

•	To transact such other business as may properly be presented at the meeting or any adjournments or postponements of the meeting.

Pursuant to the merger agreement and Oiltanking’s partnership agreement, a majority of the outstanding common units representing limited partner interests in Oiltanking (the “Oiltanking common units”) must vote in favor of the proposal in order for it to be approved. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the proposal for purposes of the vote by the Oiltanking unitholders required under the merger agreement and Oiltanking’s partnership agreement.

Pursuant to a support agreement (the “support agreement”) between Oiltanking, Enterprise and Enterprise Products Operating LLC (“EPO”), a wholly owned subsidiary of Enterprise, executed in connection with the merger agreement, Enterprise and EPO have agreed to vote any Oiltanking common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger at any meeting of Oiltanking unitholders. EPO currently owns 54,799,604 Oiltanking common units representing approximately 66% of the outstanding Oiltanking common units), which is sufficient to approve the merger agreement and the merger under the merger agreement and Oiltanking’s partnership agreement.

The Conflicts Committee (“Oiltanking Conflicts Committee”) of the Oiltanking GP board of directors (the “Oiltanking Board”) has determined unanimously that the merger agreement and the transactions contemplated thereby are advisable, fair and reasonable to and in the best interests of Oiltanking and the Oiltanking unaffiliated unitholders, and it approved the merger agreement, the execution, delivery and performance by Oiltanking of the merger agreement and the transactions contemplated thereby, which constituted “Special Approval” under Oiltanking’s partnership agreement. The Oiltanking Conflicts Committee also recommended that the Oiltanking Board approve the merger agreement, the execution, delivery and performance by Oiltanking of the merger agreement and the transactions contemplated thereby and submit the merger agreement to the Oiltanking unitholders for approval at a meeting, and further recommended that the holders of Oiltanking common units approve the merger agreement and the merger. The Oiltanking Board has determined unanimously that the merger agreement and the transactions contemplated thereby are fair and reasonable to and in the best interests of Oiltanking and the holders of Oiltanking common units, approved the merger agreement, the execution, delivery and performance by Oiltanking of the merger agreement and the transactions contemplated thereby, directed that the merger agreement be submitted to the Oiltanking unitholders for approval at a meeting of such unitholders for the purpose of approving the merger agreement and the merger and recommended that the holders of Oiltanking common units approve the merger agreement and the merger.

Only unitholders of record at the close of business on January 2, 2015 are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting. A list of unitholders entitled to vote at the meeting will be available for inspection at Oiltanking’s offices in Houston, Texas for any purpose relevant to the meeting during normal business hours for a period of 10 days before the meeting and at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE OR SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS. If you hold your units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your Oiltanking common units. If you hold your units in your own name, you may vote by:

•	using the toll-free telephone number shown on the proxy card;

•	using the Internet website shown on the proxy card; or

•	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

By order of the Board of Directors of OTLP GP, LLC, as the general partner of Oiltanking Partners, L.P.

Laurie H. Argo

President and Chief Executive Officer

OTLP GP, LLC

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which is referred to as the “SEC” or the “Commission,” constitutes a proxy statement of Oiltanking under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act,” with respect to the solicitation of proxies for the special meeting of Oiltanking unitholders to, among other things, approve the merger agreement and the merger. This proxy statement/prospectus is also a prospectus of Enterprise under Section 5 of the Securities Act of 1933, as amended, which is referred to as the “Securities Act,” for Enterprise common units that will be issued to Oiltanking unitholders in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about Enterprise and Oiltanking from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 142. You can obtain any of the documents incorporated by reference into this document from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from Enterprise or Oiltanking, as the case may be, at the following addresses and telephone numbers:

Enterprise Products Partners L.P. 1100 Louisiana Street, 10th Floor Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 381-6500	Oiltanking Partners, L.P. 1100 Louisiana Street, 10th Floor Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 381-6500

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at Enterprise’s website, www.enterpriseproducts.com, by selecting “Investors” and then selecting “SEC Filings,” and at Oiltanking’s website, www.oiltankingpartners.com, by selecting “Investor Relations” and then selecting “SEC Filings.” Information contained on Oiltanking’s and Enterprise’s websites is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the Oiltanking special meeting of unitholders, your request should be received no later than February 5, 2015. If you request any documents, Enterprise or Oiltanking will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

Enterprise and Oiltanking have not authorized anyone to give any information or make any representation about the merger, Enterprise or Oiltanking that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning Enterprise has been furnished by Enterprise. All information in this document concerning Oiltanking has been furnished by Oiltanking. Enterprise has represented to Oiltanking, and Oiltanking has represented to Enterprise, that the information furnished by and concerning it is true and correct in all material respects.

PROXY STATEMENT/PROSPECTUS

i

ii

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	144
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-1

Annex A — Agreement and Plan of Merger

Annex B — Fairness Opinion of Jefferies LLC, financial advisor to the Oiltanking Conflicts Committee

iii

DEFINITIONS

The following terms have the meanings set forth below for purposes of this proxy statement/prospectus, unless the context otherwise indicates:

•	“Enterprise” means Enterprise Products Partners L.P., a Delaware limited partnership.

•	“Enterprise Board” means the board of directors of Enterprise GP.

•	“Enterprise GP” means Enterprise Products Holdings LLC, a Delaware limited liability company and the general partner of Enterprise.

•	“Enterprise unaffiliated unitholders” means Enterprise unitholders other than those controlling, controlled by or under common control with Enterprise GP.

•	“EPCO” means Enterprise Products Company, a Texas corporation.

•	“EPO” means Enterprise Products Operating LLC, a Texas limited liability company.

•	“MergerCo” means EPOT MergerCo LLC, a Delaware limited liability company and wholly owned subsidiary of Enterprise.

•	“Oiltanking” means Oiltanking Partners, L.P., a Delaware limited partnership.

•	“Oiltanking Board” means the board of directors of Oiltanking GP.

•	“Oiltanking Conflicts Committee” means the Conflicts Committee of the Oiltanking Board.

•	“Oiltanking GP” means OTLP GP, LLC, a Delaware limited liability company and the general partner of Oiltanking.

•	“Oiltanking public unitholders” means the Oiltanking unitholders other than Enterprise and its subsidiaries.

•	“Oiltanking unaffiliated unitholders” means the Oiltanking unitholders other than Enterprise and its affiliates, Oiltanking and its subsidiaries, and the directors and executive officers of Oiltanking GP.

•	“Special Approval” under Oiltanking’s partnership agreement means the approval of a majority of the members of the Oiltanking Conflicts Committee.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Important Information and Risks. The following are brief answers to some questions that you may have regarding the proposed merger and the proposal being considered at the special meeting of Oiltanking unitholders. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 31 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 142.

Q:	Why am I receiving these materials?

A:	Enterprise and Oiltanking have agreed to combine by merging MergerCo, a wholly owned subsidiary of Enterprise, with and into Oiltanking, with Oiltanking surviving the merger. The merger cannot be completed without the approval of the Oiltanking unitholders.

Q:	Who is soliciting my proxy?

A:	Oiltanking GP, on behalf of the Oiltanking Conflicts Committee and the Oiltanking Board, is sending you this proxy statement/prospectus in connection with its solicitation of proxies for use at Oiltanking’s special meeting of unitholders. Certain directors and officers of Oiltanking GP and certain employees of EPCO and its affiliates who provide services to Oiltanking may also solicit proxies on Oiltanking’s behalf by mail, telephone, fax or other electronic means, or in person.

Q:	What is the proposed transaction?

A:	Enterprise and Oiltanking have agreed to combine by merging MergerCo with and into Oiltanking, under the terms of a merger agreement that is described in this proxy statement/prospectus and attached as Annex A to this proxy statement/prospectus. As a result of the merger, each outstanding Oiltanking common unit held by Oiltanking public unitholders will be converted into the right to receive 1.30 common units representing limited partner interests in Enterprise (“Enterprise common units”).

The merger will become effective on the date and at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or a later date and time if set forth in the certificate of merger. Throughout this proxy statement/prospectus, this is referred to as the “effective time” of the merger.

Q:	Why are Enterprise and Oiltanking proposing the merger?

A:	Enterprise and Oiltanking believe that the merger will benefit both Enterprise and Oiltanking unitholders by combining the two entities into a single partnership that is better positioned to compete in the marketplace.

Please read “The Merger — Recommendation of the Oiltanking Conflicts Committee and the Oiltanking Board and Reasons for the Merger” and “The Merger — Enterprise’s Reasons for the Merger.”

Q:	What will happen to Oiltanking as a result of the merger?

A:	As a result of the merger, MergerCo will merge with and into Oiltanking, and Oiltanking will survive as an indirect wholly owned subsidiary of Enterprise.

Q:	What will Oiltanking unitholders receive in the merger?

A:

If the merger is completed, Oiltanking public unitholders will be entitled to receive 1.30 Enterprise common units in exchange for each Oiltanking common unit owned. This exchange ratio is fixed and will not be adjusted, regardless of any change in price of either Enterprise common units or Oiltanking common units prior to completion of the merger. If the exchange ratio would result in an Oiltanking unitholder being entitled to receive a fraction of an Enterprise common unit, that unitholder will receive cash from Enterprise in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing price of Enterprise common units for the ten consecutive New York Stock Exchange (“NYSE”) full trading days ending at the close of trading on the last NYSE full trading day immediately preceding the day the merger closes. For additional information regarding exchange procedures, please read “The Merger Agreement — Exchange of Certificates; Fractional Units.”

Q:	Where will my units trade after the merger?

A:	Enterprise common units will continue to trade on the NYSE under the symbol “EPD.” Oiltanking common units will no longer be publicly traded.

Q:	What will Enterprise common unitholders receive in the merger?

A:	Enterprise common unitholders will simply retain the Enterprise common units they currently own. They will not receive any additional Enterprise common units in the merger.

Q:	What happens to my future distributions?

A:	Once the merger is completed and Oiltanking common units are exchanged for Enterprise common units, when distributions are approved and declared by Enterprise GP and paid by Enterprise, former Oiltanking unitholders will receive distributions on the Enterprise common units they receive in the merger in accordance with Enterprise’s partnership agreement. Because the special meeting is scheduled to take place after the record dates for the distributions on both Enterprise and Oiltanking common units for the quarter ended December 31, 2014, to be declared and paid in February 2015, Oiltanking unitholders will receive fourth quarter distributions on their Oiltanking common units and not on Enterprise common units received in the merger. Oiltanking unitholders will not receive distributions from both Oiltanking and Enterprise for the same quarter. For additional information, please read “Market Prices and Distribution Information.”

Current Enterprise common unitholders will continue to receive distributions on their common units in accordance with Enterprise’s partnership agreement and at the discretion of the Enterprise Board. For a description of the distribution provisions of Enterprise’s partnership agreement, please read “Comparison of the Rights of Enterprise and Oiltanking Unitholders.”

The current annualized distribution rate for each Oiltanking common unit is $1.0900 (based on the quarterly distribution rate of $0.2725 for each Oiltanking common unit paid on November 14, 2014 with respect to the third quarter of 2014). Based on the exchange ratio, the annualized distribution rate for each Oiltanking common unit exchanged for 1.30 Enterprise common units would be approximately $1.8980 (based on the quarterly distribution rate of $0.3650 per Enterprise common unit paid on November 7, 2014 with respect to the third quarter of 2014). Accordingly, based on current distribution rates and the 1.30 exchange ratio, an Oiltanking unitholder would initially receive approximately 74% more in quarterly cash distributions on an annualized basis after giving effect to the merger. For additional information, please read “Comparative Per Unit Information” and “Market Prices and Distribution Information.”

Q:	If I am a holder of Oiltanking common units represented by a unit certificate, should I send in my certificates representing Oiltanking common units now?

A:	No. After the merger is completed, Oiltanking unitholders who hold their units in certificated form will receive written instructions for exchanging their certificates representing Oiltanking common units. Please do not send in your certificates representing Oiltanking common units with your proxy card. If you own Oiltanking common units in “street name,” the merger consideration should be credited by your broker to your account within a few days following the closing date of the merger.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy at the special meeting of the holders of a majority of Oiltanking’s outstanding common units on the record date will constitute a quorum and will permit Oiltanking to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

•	are present in person at the meeting; or

•	have submitted a properly executed proxy card or properly submitted your proxy by telephone or Internet.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but cannot be included in the vote; therefore, broker non-votes have the same effect as a vote against the merger for purposes of the vote required under the merger agreement and Oiltanking’s partnership agreement.

Q:	What is the vote required of Oiltanking unitholders to approve the merger agreement and the merger?

A:	Pursuant to the merger agreement and Oiltanking’s partnership agreement, holders of a majority of the outstanding Oiltanking common units must affirmatively vote in favor of the proposal in order for it to be approved. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger proposal for purposes of the vote required under the merger agreement and Oiltanking’s partnership agreement. Your vote is important.

Pursuant to a support agreement between Oiltanking, Enterprise and EPO executed in connection with the merger agreement, Enterprise and EPO have agreed to vote any Oiltanking common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger, including the 54,799,604 Oiltanking common units currently directly owned by EPO (representing approximately 66% of the outstanding Oiltanking common units), at any meeting of Oiltanking unitholders, which is sufficient to approve the merger agreement and the merger under the merger agreement and Oiltanking’s partnership agreement.

Q:	When do you expect the merger to be completed?

A:	A number of conditions must be satisfied before Enterprise and Oiltanking can complete the merger, including approval of the merger agreement and the merger by the common unitholders of Oiltanking. Although Enterprise and Oiltanking cannot be sure when all of the conditions to the merger will be satisfied, Enterprise and Oiltanking expect to complete the merger as soon as practicable following the Oiltanking special meeting (assuming the merger proposal is approved by the common unitholders). For additional information, please read “The Merger Agreement — Conditions to the Merger.”

Q:	What is the recommendation of the Oiltanking Conflicts Committee and the Oiltanking Board?

A:	The Oiltanking Conflicts Committee and the Oiltanking Board recommend that you vote FOR the merger proposal.

On November 11, 2014, the Oiltanking Conflicts Committee determined unanimously that the merger agreement and the merger are advisable, fair and reasonable to and in the best interests of Oiltanking and the Oiltanking unaffiliated unitholders and recommended that the merger, the merger agreement and the transactions contemplated thereby be approved by the Oiltanking Board and the Oiltanking unitholders.

The Oiltanking Board determined that the merger agreement and merger are fair and reasonable to and in the best interests of Oiltanking and the Oiltanking common unitholders, approved the merger agreement and the merger and recommended that the Oiltanking unitholders vote in favor of the merger proposal.

Q:	What are the expected U.S. federal income tax consequences to Oiltanking public unitholders as a result of the transactions contemplated by the merger agreement?

A:	It is anticipated that for U.S. federal income tax purposes no gain or loss should be recognized by Oiltanking public unitholders solely as a result of the merger, other than gain resulting from either (i) any decrease in an Oiltanking public unitholder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or (ii) any cash received in lieu of any fractional Enterprise common units.

Please read “Risk Factors — Tax Risks Related to the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to Oiltanking and the Oiltanking Public Unitholders.”

Q:	What are the expected U.S. federal income tax consequences for an Oiltanking public unitholder of the ownership of Enterprise common units after the merger is completed?

A:	Each Oiltanking public unitholder who becomes an Enterprise unitholder as a result of the merger will, as is the case for existing Enterprise common unitholders, be allocated such unitholder’s distributive share of Enterprise’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which Enterprise conducts business or owns property or in which the unitholder is resident. Please read “U.S. Federal Income Tax Consequences of Ownership of Enterprise Common Units.”

Q:	Are Oiltanking unitholders entitled to appraisal rights?

A:	No. Oiltanking unitholders do not have appraisal rights under applicable law or contractual appraisal rights under Oiltanking’s partnership agreement or the merger agreement.

Q:	How do I vote my common units if I hold my common units in my own name?

A:	After you have read this proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “The Special Unitholder Meeting — Voting Procedures — Voting by Oiltanking Unitholders” beginning on page 40.

Q:	If my Oiltanking common units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my common units for me?

A:	No. Your broker cannot vote your Oiltanking common units held in “street name” for or against the merger proposal unless you tell the broker or other nominee how you wish to vote. To tell your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you. Please note that you may not vote your Oiltanking common units held in “street name” by returning a proxy card directly to Oiltanking or by voting in person at the special meeting of Oiltanking unitholders unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your Oiltanking common units, your broker or other nominee may not vote your Oiltanking common units, which will have the same effect as a vote against the merger for purposes of the vote required under the merger agreement and Oiltanking’s partnership agreement. You should therefore provide your broker or other nominee with instructions as to how to vote your Oiltanking common units.

Q:	What if I do not vote?

A:	If you do not vote in person or by proxy or if you abstain from voting, or a broker non-vote is made, it will have the same effect as a vote against the merger proposal for purposes of the vote required under the merger agreement and Oiltanking’s partnership agreement. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Q:	Who can attend and vote at the special meeting of Oiltanking unitholders?

A:	All Oiltanking unitholders of record as of the close of business on January 2, 2015, the record date for the special meeting of Oiltanking unitholders, are entitled to receive notice of and vote at the special meeting of Oiltanking unitholders.

Q:	When and where is the special meeting?

A:	The special meeting will be held on February 13, 2015, at 8:00 a.m., local time, at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002.

Q:	If I am planning to attend the special meeting in person, should I still vote by proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should vote by proxy. Your common units will not be voted if you do not vote by proxy and do not vote in person at the special meeting.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you own your common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the chief executive officer of Oiltanking GP at or before the special meeting;

•	appearing and voting in person at the special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the chief executive officer of Oiltanking GP at or before the special meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Q:	What should I do if I receive more than one set of voting materials for the special meeting of Oiltanking unitholders?

A:	You may receive more than one set of voting materials for the special meeting of Oiltanking unitholders and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the meeting or the merger?

A:	Oiltanking unitholders may call Oiltanking’s Investor Relations department at (713) 381-6500. If you would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your units, you should contact American Stock Transfer & Trust Company, LLC, which is assisting Oiltanking as tabulation agent in connection with the merger, at (800) 937-5449.

SUMMARY

This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this document, the documents incorporated by reference, and the Annexes to this document, including the full text of the merger agreement included as Annex A. Please also read “Where You Can Find More Information.”

The Merger Parties’ Businesses (page 90)

Enterprise Products Partners L.P.

Enterprise is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.” Enterprise was formed in April 1998 to own and operate certain natural gas liquids (“NGLs”) related businesses of EPCO. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, petrochemicals and refined products. Enterprise’s midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. Enterprise’s assets include approximately: 52,000 miles of onshore and offshore pipelines; 220 million barrels (“MMBbls”) of storage capacity for NGLs, petrochemicals, refined products and crude oil; 14 billion cubic feet (“Bcf”) of natural gas storage capacity; 24 natural gas processing plants; 22 NGL and propylene fractionators; six offshore hub platforms located in the Gulf of Mexico; a butane isomerization complex; NGL import and LPG export terminals; and octane enhancement and high-purity isobutylene production facilities.

Enterprise’s midstream energy operations include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminaling; crude oil and refined products transportation, storage and terminaling; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.

Enterprise is owned 100% by its limited partners from an economic perspective. Enterprise is managed and controlled by Enterprise GP, which has a non-economic general partner interest in Enterprise. Enterprise GP is a wholly owned subsidiary of Dan Duncan LLC (“DDLLC”), a private affiliate of EPCO. Enterprise conducts substantially all of its business through its operating company, Enterprise Products Operating LLC (“EPO”).

Enterprise’s principal executive offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and its telephone number is (713) 381-6500.

Oiltanking Partners, L.P.

Oiltanking is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “OILT.” Oiltanking engages in the terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. Through its wholly owned subsidiaries, Oiltanking Houston, L.P., a Texas limited partnership (“OTH”) and Oiltanking Beaumont Partners, L.P., a Delaware limited partnership (“OTB”), Oiltanking owns and operates storage and terminaling assets located along the United States Gulf Coast on the Houston Ship Channel and in Beaumont, Texas.

Oiltanking’s principal executive offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and its telephone number is (713) 381-6500.

Relationship of Enterprise and Oiltanking (page 93)

Enterprise and Oiltanking are currently under common control. At October 1, 2014, Oiltanking was owned 98.0% by its limited partners and 2.0% by its general partner, Oiltanking GP. On October 1, 2014, Enterprise acquired, directly or through its wholly owned subsidiaries, Oiltanking’s general partner and approximately 66% of the limited partner interests in Oiltanking, or 54,799,604 units (including 38,899,802 Oiltanking common units issued upon the conversion of subordinated units on November 17, 2014). Oiltanking GP and the 66% of Oiltanking’s common units are currently owned by an indirect wholly owned subsidiary of Enterprise.

Enterprise is controlled by DDLLC and EPCO. EPCO and DDLLC are each controlled by three voting trustees, pursuant to the EPCO Inc. Voting Trust Agreement dated April 26, 2006 (the “EPCO Voting Trust Agreement”) and the Dan Duncan LLC Voting Trust Agreement dated April 26, 2006 (the “DDLLC Voting Trust Agreement”), respectively. The current EPCO voting trustees are Randa Duncan Williams, Ralph S. Cunningham and Richard H. Bachmann. The current DDLLC voting trustees are also Ms. Williams, Dr. Cunningham and Mr. Bachmann.

Neither Oiltanking nor Enterprise has any employees. All of the operating functions and general and administrative support services of Oiltanking and Enterprise are provided by employees of EPCO pursuant to an administrative services agreement (“ASA”) or by other service providers.

Some of the executive officers of Enterprise GP are directors of Oiltanking GP, including Bryan F. Bulawa, William Ordemann and Michael C. Smith, and some employees of Enterprise GP are directors or executive officers of Oiltanking GP, including Laurie H. Argo and Robert D. Sanders. For information about the common executive officers and employees of Enterprise GP and Oiltanking GP, and these executive officers’ relationships with EPCO and its affiliates and the resulting interests of Oiltanking GP directors and officers in the merger, please read “Certain Relationships; Interests of Certain Persons in the Merger.”

Structure of the Merger and Related Transactions (page 66)

Pursuant to the merger agreement, at the effective time of the merger, a wholly owned subsidiary of Enterprise will merge with and into Oiltanking, with Oiltanking surviving the merger as an indirect wholly owned subsidiary of Enterprise, and each outstanding common unit of Oiltanking held by Oiltanking public unitholders will be cancelled and converted into the right to receive 1.30 Enterprise common units. This merger consideration represents a 5.6% premium to the closing price of Oiltanking common units based on the closing prices of Oiltanking common units and Enterprise common units on September 30, 2014, the last trading day before Enterprise announced its initial proposal to acquire all of the Oiltanking common units owned by the public. Relative to the respective closing prices for Enterprise and Oiltanking common units on November 10, 2014, the day before the parties entered into the merger agreement, the 1.30 exchange ratio represents a 10.4% premium to Oiltanking unitholders.

In connection with the merger, EPO will not receive any consideration for the continuation of its limited partner interests in Oiltanking, Oiltanking GP will not receive any consideration for the continuation of its general partner interests or incentive distribution rights in Oiltanking, and Enterprise will be admitted as a limited partner of Oiltanking and be issued a number of Oiltanking common units equal to the number of Oiltanking common units held by Oiltanking public unitholders prior to the effective time.

If the exchange ratio would result in an Oiltanking public unitholder being entitled to receive a fraction of an Enterprise common unit, then such Oiltanking public unitholder will receive cash from Enterprise in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing price of Enterprise common units for the ten consecutive NYSE full trading days ending at the close of trading on the last NYSE full trading day immediately preceding the day the merger closes.

Once the merger is completed and Oiltanking common units held by Oiltanking public unitholders are exchanged for Enterprise common units (and cash in lieu of fractional units, if applicable), when distributions are declared by the general partner of Enterprise and paid by Enterprise, former Oiltanking public unitholders will receive distributions on their Enterprise common units in accordance with Enterprise’s partnership agreement. For a description of the distribution provisions of Enterprise’s partnership agreement, please read “Comparison of the Rights of Enterprise and Oiltanking Unitholders.”

As of December 31, 2014, there were 1,937,324,817 Enterprise common units and 83,128,494 Oiltanking common units outstanding. Based on the 28,328,890 Oiltanking common units outstanding at such date that are owned by Oiltanking public unitholders and eligible for exchange into Enterprise common units pursuant to the merger agreement, Enterprise expects to issue approximately 36,827,557 Enterprise common units in connection with the merger.

Based on the $40.30 closing price of Enterprise common units on November 10, 2014 (the last full trading day before Enterprise and Oiltanking entered into and announced the merger agreement), the exchange ratio of 1.30 Enterprise common units for each outstanding Oiltanking common unit, and the 28,328,890 Oiltanking common units owned by Oiltanking public unitholders, the value of the merger consideration to be received by such holders was approximately $1.4 billion, or $52.39 for each Oiltanking common unit.

Support Agreement (page 65)

In connection with the merger agreement, Oiltanking, Enterprise and EPO entered into the support agreement dated as of November 11, 2014. Pursuant to the support agreement, Enterprise and EPO have agreed to vote any Oiltanking common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger at any meeting of Oiltanking unitholders. In addition, pursuant to the support agreement, EPO granted an irrevocable proxy to a member of the Oiltanking Conflicts Committee to vote such units accordingly. EPO currently owns directly 54,799,604 Oiltanking common units representing approximately 66% of the outstanding Oiltanking common units. The support agreement will terminate upon the completion of the merger, the termination of the merger agreement, the Oiltanking Conflicts Committee making a change in recommendation or the written agreement of EPO, Enterprise and Oiltanking.

Directors and Officers of Enterprise GP and Oiltanking GP (page 99)

DDLLC, the sole member of Enterprise GP, has the power to appoint and remove all of the directors of Enterprise GP. Enterprise GP has indirect power to cause the appointment or removal of the directors of Oiltanking GP, an indirect wholly owned subsidiary of Enterprise. DDLLC is controlled by the DDLLC voting trustees under the DDLLC Voting Trust Agreement. Each of the executive officers of Enterprise GP is currently expected to remain an executive officer of Enterprise GP following the merger. The DDLLC voting trustees have not yet determined whether any directors of Oiltanking GP will serve as directors of Enterprise GP following the merger. In connection with Enterprise’s acquisition of Oiltanking GP on October 1, 2014, F. Christian Flach, a former Oiltanking GP director, was appointed as a director of Enterprise GP. In the absence of any changes, we expect the current directors of Enterprise GP to continue as directors following the merger.

The following individuals are currently executive officers of Enterprise GP, and those persons signified with an asterisk (*) also currently serve as directors of Oiltanking GP.

•	Michael A. Creel

•	W. Randall Fowler

•	A. James Teague

•	Graham W. Bacon

•	Craig W. Murray

•	William Ordemann*

•	Michael C. Smith*

•	Bryan F. Bulawa*

•	Michael J. Knesek

Market Prices of Enterprise Common Units and Oiltanking Common Units Prior to Announcing the Proposed Merger (page 29)

Enterprise’s common units are traded on the NYSE under the ticker symbol “EPD.” Oiltanking’s common units are traded on the NYSE under the ticker symbol “OILT.” The following table shows the closing prices of Enterprise common units and Oiltanking common units on September 30, 2014 (the last full trading day before Enterprise announced its initial proposal to acquire all of the Oiltanking common units owned by the public) and on November 10, 2014 (the last full trading day before Enterprise and Oiltanking entered into and announced the merger agreement).

Date/Period	Enterprise Common Units	Oiltanking Common Units
September 30, 2014	$40.30	$49.59
November 10, 2014	$37.73	$44.42

The Special Unitholder Meeting (page 40)

Where and when: The Oiltanking special unitholder meeting will take place at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002 on February 13, 2015 at 8:00 a.m., local time.

What you are being asked to vote on: At the Oiltanking meeting, Oiltanking unitholders will vote on the approval of the merger agreement and the merger. Oiltanking unitholders also may be asked to consider other matters as may properly come before the meeting. At this time, Oiltanking knows of no other matters that will be presented for the consideration of its unitholders at the meeting.

Who may vote: You may vote at the Oiltanking meeting if you owned Oiltanking common units at the close of business on the record date, January 2, 2015. On that date, there were 83,128,494 Oiltanking common units outstanding. You may cast one vote for each outstanding Oiltanking common unit that you owned on the record date.

What vote is needed: Under the merger agreement and Oiltanking’s partnership agreement, holders of a majority of the outstanding Oiltanking common units must affirmatively vote in favor of the proposal in order for it to be approved. Enterprise and EPO have agreed to vote any Oiltanking common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger at any meeting of Oiltanking unitholders. EPO currently directly owns 54,799,604 Oiltanking common units (representing approximately 66% of the outstanding Oiltanking common units), which is sufficient to approve the merger agreement and the merger under the merger agreement and Oiltanking’s partnership agreement.

Recommendation to Oiltanking Unitholders (page 51)

The members of the Oiltanking Conflicts Committee considered the benefits of the merger and the related transactions as well as the associated risks and determined unanimously that the merger agreement and the merger are advisable, fair and reasonable to, and in the best interests of, Oiltanking and the Oiltanking unaffiliated unitholders. The Oiltanking Conflicts Committee also recommended that the merger agreement and the merger be approved by the Oiltanking Board and the Oiltanking unitholders. The Oiltanking Board has also approved the merger agreement and the merger and recommends that the Oiltanking unitholders vote to approve the merger agreement and the merger.

Oiltanking unitholders are urged to review carefully the background and reasons for the merger described under “The Merger” and the risks associated with the merger described under “Risk Factors.”

Oiltanking’s Reasons for the Merger (page 51)

The Oiltanking Conflicts Committee considered many factors in making its determination and recommendation that the merger agreement and the merger are fair and reasonable to and in the best interests of Oiltanking and the Oiltanking unitholders. The Oiltanking Conflicts Committee viewed the following factors, among others described in greater detail under “The Merger — Recommendation of the Oiltanking Conflicts Committee and the Oiltanking Board and Reasons for the Merger,” as being generally positive or favorable in coming to its determination and its related recommendations:

•	The exchange ratio of 1.30 Enterprise common units for each Oiltanking common unit in the merger, which represented a premium of:

•	approximately 5.6% based on the respective closing prices of Enterprise common units and Oiltanking common units on September 30, 2014 (the day before the merger was originally proposed); and

•	approximately 10.4% based on the respective closing prices of Enterprise common units and Oiltanking common units on November 10, 2014 (the day before the merger agreement was approved and executed).

•	The pro forma increase of approximately 74% in quarterly cash distributions expected to be received by Oiltanking unitholders based upon the 1.30 exchange ratio and quarterly cash distribution rates paid by Oiltanking and Enterprise in November 2014 with respect to the quarter ended September 30, 2014.

•	In connection with the merger, Oiltanking unitholders will receive common units representing limited partner interests in Enterprise, which have substantially more liquidity than Oiltanking common units because of the Enterprise common units’ significantly larger average daily trading volume, as well as Enterprise having a broader investor base and a larger public float.

•	The committee’s belief that the current and prospective growth prospects for Oiltanking if it continues as a stand-alone public entity are more limited following Enterprise’s acquisition of Oiltanking GP.

•	The committee’s belief that the merger provides Oiltanking unitholders with an opportunity to benefit from unit price appreciation and increased distributions through ownership of Enterprise common units, which should benefit from Enterprise’s much larger and more diversified asset and cash flow base and lower dependence on individual capital projects and from Enterprise’s greater ability to compete for future acquisitions and finance organic growth projects.

•	The delivery by Jefferies LLC (“Jefferies”) of an opinion to the Oiltanking Conflicts Committee on November 11, 2014 to the effect that, as of that date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the exchange ratio to be offered to the holders of Oiltanking common units pursuant to the merger agreement was fair, from a financial point of view, to the Oiltanking unaffiliated unitholders.

•	The committee’s belief that the merger and the exchange ratio present the best opportunity to maximize value for Oiltanking’s unitholders and is superior to Oiltanking remaining as a standalone public entity.

The Oiltanking Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendations:

•	Because the exchange ratio is fixed, the possibility that the Enterprise common unit price could decline relative to the Oiltanking common unit price prior to closing, reducing the value of the securities received by Oiltanking public unitholders in the merger.

•	The risk that potential benefits sought in the merger might not be fully realized.

•	The risk that the merger might not be completed in a timely manner, or that the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, and that a failure to complete the merger could negatively affect the trading price of the Oiltanking common units.

•	The Oiltanking Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of Oiltanking. Because Enterprise indirectly controls Oiltanking, it was unrealistic to pursue a third party acquisition proposal or offer for the assets or control of Oiltanking, and it was unlikely that the Oiltanking Conflicts Committee could have conducted a meaningful auction for the acquisition of the assets or control of Oiltanking. Enterprise, in the merger proposal, previously had asserted that it was interested only in acquiring the Oiltanking common units it did not already own and that it was not interested in disposing of its controlling interest in Oiltanking to a third party at such time.

•	Certain members of management of Oiltanking GP and the Oiltanking Board may have interests that are different from those of the Oiltanking unaffiliated unitholders.

Overall, the Oiltanking Conflicts Committee believed that the advantages of the merger outweighed the negative factors.

Opinion of the Oiltanking Conflicts Committee’s Financial Advisor (page 55)

In connection with the merger, the Oiltanking Conflicts Committee retained Jefferies as its financial advisor. On November 11, 2014, Jefferies rendered to the Oiltanking Conflicts Committee its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the exchange ratio to be offered to the holders of Oiltanking common units pursuant to the merger agreement was fair, from a financial point of view, to the Oiltanking unaffiliated unitholders. The full text of the written opinion of Jefferies, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference in its entirety. The opinion was directed to the Oiltanking Conflicts Committee and addresses only the fairness, from a financial point of view and as of the date of the opinion, to the Oiltanking unaffiliated unitholders, of the exchange ratio to be offered to the holders of Oiltanking common units pursuant to the merger agreement. The opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any holder of Oiltanking common units should vote on the merger or any matter relating thereto.

Certain Relationships; Interests of Certain Persons in the Merger (page 93)

Oiltanking has extensive and ongoing relationships with Enterprise and its affiliates. Enterprise represented 12%, 13%, 29% and 30% of Oiltanking’s revenues during 2011, 2012, 2013 and the nine months ended September 30, 2014, respectively.

Enterprise and EPO, both of which have agreed to vote in favor of the merger and the merger agreement, currently beneficially own approximately 66% of Oiltanking’s outstanding common units. Other than this 66% ownership, the directors, executive officers and other affiliates of Enterprise collectively own or control less than 1% of Oiltanking’s outstanding common units.

Certain current executive officers of Oiltanking GP are current employees of EPCO. A number of EPCO employees who provide services to Oiltanking also provide services to Enterprise, often serving in the same positions. Enterprise GP also has indirect power to cause the appointment or removal of the directors of

Oiltanking GP, an indirect wholly owned subsidiary of Enterprise. Oiltanking has an extensive and ongoing relationship with EPCO, which provides all administrative services to both Enterprise and its subsidiaries, including Oiltanking and its subsidiaries, pursuant to an administrative services agreement.

Further, Oiltanking GP’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a unitholder of Oiltanking, including:

•	All of the directors and executive officers of Oiltanking GP will receive continued indemnification for their actions as directors and executive officers.

•	Certain directors of Oiltanking GP, none of whom is a member of the Oiltanking Conflicts Committee, own Enterprise common units.

•	Some of Oiltanking GP’s directors, none of whom is a member of the Oiltanking Conflicts Committee, also serve as officers of Enterprise GP, have certain duties to the limited partners of Enterprise and are compensated, in part, based on the performance of Enterprise. In addition to serving as a director of Oiltanking GP, Mr. Bulawa also serves as the Senior Vice President and Treasurer of Enterprise GP; Mr. Ordemann serves as a Group Senior Vice President of Enterprise GP; Mr. Sanders serves as Senior Vice President of Asset Optimization of Enterprise GP; and Mr. Smith serves as a Group Senior Vice President of Enterprise GP.

•	One of Oiltanking GP’s officers also serves as an officer of Enterprise GP, and is compensated, in part, based on the performance of Enterprise. In addition to serving as President and Chief Executive Officer of Oiltanking GP, Ms. Argo serves as a Senior Vice President of Enterprise GP.

Each of the executive officers and directors of Enterprise GP is currently expected to remain an executive officer or director of Enterprise GP following the merger.

The Merger Agreement (page 66)

The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this document. You are encouraged to read the merger agreement because it is the legal document that governs the merger.

What Needs to Be Done to Complete the Merger

Enterprise and Oiltanking will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. The obligations of Enterprise and Oiltanking to complete the merger are subject to, among other things, the following conditions:

•	the approval of the merger agreement and the merger by the affirmative vote or consent of holders (as of the record date for the Oiltanking special meeting) of a majority of the outstanding Oiltanking common units held by Oiltanking unitholders;

•	the making of all required filings and the receipt of all required governmental consents, approvals, permits and authorizations from any applicable governmental authorities prior to the merger effective time, except where the failure to obtain such consent, approval, permit or authorization would not be reasonably likely to result in a material adverse effect (as defined in the merger agreement) on Oiltanking or Enterprise;

•	the absence of any order, decree, injunction or law that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement, and any action, proceeding or investigation by any governmental authority seeking to restrain, enjoin, prohibit or delay such consummation;

•	the continued effectiveness of the registration statement of which this proxy statement/prospectus is a part; and

•	the approval for listing on the NYSE of Enterprise common units to be issued in the merger, subject to official notice of issuance.

Enterprise’s obligation to complete the merger is further subject to the following conditions:

•	the representations and warranties of each of Oiltanking and Oiltanking GP set forth in the merger agreement being true and correct in all material respects, and Oiltanking and Oiltanking GP having performed all of their obligations under the merger agreement in all material respects;

•	Enterprise having received an opinion of Andrews Kurth LLP, counsel to Enterprise (“Andrews Kurth”), as to the treatment of the merger for U.S. federal income tax purposes and as to certain other tax matters; and

•	no material adverse effect (as defined in the merger agreement) having occurred with respect to Oiltanking.

Oiltanking’s obligation to complete the merger is further subject to the following conditions:

•	the representations and warranties of each of Enterprise and Enterprise GP set forth in the merger agreement being true and correct in all material respects, and Enterprise and Enterprise GP having performed all of their obligations under the merger agreement in all material respects;

•	Oiltanking having received an opinion of Vinson & Elkins L.L.P., counsel to Oiltanking (“Vinson & Elkins”), as to the treatment of the merger for U.S. federal income tax purposes and as to certain other tax matters; and

•	no material adverse effect (as defined under the merger agreement) having occurred with respect to Enterprise.

Each of Enterprise and Oiltanking (with the consent of the Oiltanking Conflicts Committee and the Oiltanking Board) may choose to complete the merger even though any condition to its obligation has not been satisfied if the necessary unitholder approval has been obtained and the law allows it to do so.

No Solicitation

Oiltanking GP and Oiltanking have agreed that they will not, and they will use their commercially reasonable best efforts to cause their representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, or participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal, unless the Oiltanking Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in its good faith judgment that such acquisition proposal constitutes or is likely to result in a superior proposal and the failure to do so would be inconsistent with its duties under Oiltanking’s partnership agreement and applicable law. Please read “The Merger Agreement — Covenants — No Solicitation; Acquisition Proposals; Change in Recommendation” for more information about what constitutes an acquisition proposal and a superior proposal.

Change in Recommendation

The Oiltanking Conflicts Committee is permitted to withdraw, modify or qualify in any manner adverse to Enterprise its recommendation of the merger agreement and the merger or publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal, referred to in this proxy statement/

prospectus as a “change in recommendation,” in certain circumstances. Specifically, if, prior to receipt of Oiltanking unitholder approval, the Oiltanking Conflicts Committee concludes in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that a failure to change its recommendation would be inconsistent with its duties under Oiltanking’s partnership agreement and applicable law, the Oiltanking Conflicts Committee may determine to make a change in recommendation.

Termination of the Merger Agreement

Enterprise and Oiltanking can agree to terminate the merger agreement by mutual written consent at any time without completing the merger, even after the Oiltanking unitholders have approved the merger agreement and the merger. In addition, either party may terminate the merger agreement on its own upon written notice to the other without completing the merger if:

•	the merger is not completed on or before March 31, 2015;

•	any legal prohibition to completing the merger has become final and non-appealable, provided that the terminating party is not in breach of its covenant to use commercially reasonable best efforts to complete the merger promptly; or

•	any condition to the terminating party’s obligation to close the merger cannot be satisfied.

Enterprise may terminate the merger agreement at any time if (i) Oiltanking determines not to, or otherwise fails to, hold the Oiltanking special meeting because of a change in recommendation pursuant to the merger agreement, (ii) Oiltanking does not obtain the necessary unitholder approval at the Oiltanking special meeting or (iii) an Oiltanking change in recommendation occurs.

Oiltanking may terminate the merger agreement if (i) Oiltanking determines not to, or otherwise fails to, hold the Oiltanking special meeting because of a change in recommendation pursuant to the merger agreement or (ii) Oiltanking does not obtain the necessary unitholder approval at the Oiltanking special meeting.

The Oiltanking Conflicts Committee, on behalf of Oiltanking, may terminate the merger agreement (i) upon written notice to Enterprise, in the event that an Oiltanking change in recommendation occurs or (ii) at any time prior to the Oiltanking special meeting, if Oiltanking receives an acquisition proposal from a third party, the Oiltanking Conflicts Committee concludes in its good faith judgment that such acquisition proposal constitutes a superior proposal, the Oiltanking Conflicts Committee has made a change in recommendation pursuant to the merger agreement with respect to such superior proposal, Oiltanking has not knowingly and intentionally breached the no solicitation covenants contained in the merger agreement, and the Oiltanking Conflicts Committee concurrently approves, and Oiltanking concurrently enters into, a definitive agreement with respect to such superior proposal.

Material U.S. Federal Income Tax Consequences of the Merger (page 121)

Tax matters associated with the merger are complicated. The U.S. federal income tax consequences of the merger to an Oiltanking public unitholder will depend on such unitholder’s own situation. The tax discussions in this proxy statement/prospectus focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their Oiltanking common units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. Oiltanking public unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to them.

Oiltanking expects to receive an opinion from Vinson & Elkins to the effect that no gain or loss should be recognized by the Oiltanking public unitholders to the extent Enterprise common units are received as a result of the merger, other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, or (ii) any cash received in lieu of any fractional Enterprise common units. Enterprise expects to receive an opinion from Andrews Kurth to the effect that no gain or loss should be recognized by Enterprise unaffiliated unitholders as a result of the merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code). Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service, or “IRS,” and no assurance can be given that the IRS would not successfully assert a contrary position regarding the merger and the opinions of counsel.

The U.S. federal income tax consequences described above may not apply to all holders of Enterprise common units and Oiltanking common units. Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 121 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Other Information Related to the Merger

No Dissenters’ or Appraisal Rights (page 63)

Oiltanking unitholders do not have dissenters’ or appraisal rights under applicable Delaware law or contractual appraisal rights under Oiltanking’s partnership agreement or the merger agreement.

Antitrust and Regulatory Matters (page 63)

The merger is subject to both state and federal antitrust laws. Under the rules applicable to partnerships, no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). However, Enterprise has received an initial inquiry letter relating to its acquisition of Oiltanking GP and existing ownership interests in Oiltanking, and Enterprise or Oiltanking may receive additional inquiries or requests for information concerning the proposed merger and related transactions from the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“DOJ”), or individual states, or the FTC or DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest.

Listing of Common Units to be Issued in the Merger (page 64)

Enterprise expects to obtain approval to list on the NYSE the Enterprise common units to be issued pursuant to the merger agreement, which approval is a condition to the merger.

Accounting Treatment (page 64)

The proposed merger will be accounted for in accordance with Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. Changes in Enterprise’s ownership interest in Oiltanking, while Enterprise retains its controlling financial interest in Oiltanking, will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the proposed merger. The proposed merger represents Enterprise’s acquisition of the noncontrolling interests in Oiltanking.

Comparison of the Rights of Enterprise and Oiltanking Unitholders (page 105)

Oiltanking unitholders will own Enterprise common units following the completion of the merger, and their rights associated with Enterprise common units will be governed by, in addition to Delaware law, Enterprise’s partnership agreement, which differs in a number of respects from Oiltanking’s partnership agreement.

Pending Litigation (page 64)

On November 20, 2014, Matthew Ellis, a purported unitholder of Oiltanking, filed a complaint in the United States District Court of the Southern District of Texas, Houston Division, as a putative class action on behalf of the unitholders of Oiltanking, captioned Matthew Ellis v. Bryan Bulawa, William Ordemann, Robert D. Sanders, Michael C. Smith, Gregory C. King, D. Mark Leland, Thomas M. Hart III, Oiltanking Partners, L.P., OTLP GP LLC, Enterprise Products Partners L.P., Enterprise Products Holdings LLC, Enterprise Products Operating LLC and EPOT MergerCo LLC, Civil Action No. 4:14-cv-3343. On December 12, 2014, the plaintiff filed a motion to dismiss without prejudice and the court issued a notice of dismissal of this case.

On December 23, 2014, Mathew Ellis and Chaile Steinberg, purported unitholders of Oiltanking, filed a complaint in the Court of Chancery of the State of Delaware, as a putative class action on behalf of the Oiltanking unitholders, captioned Mathew Ellis and Chaile Steinberg v. OTLP GP, LLC, Oiltanking Holding Americas, Inc., Oiltanking GMBH, Marquard & Bahls AG, Kenneth F. Owen, Christian Flach, Enterprise Products Partners L.P. and Enterprise Products Holdings LLC, Case No. 10495. This new Ellis complaint alleges, among other things, that Oiltanking GP breached the implied covenant of good faith and fair dealing, that Oiltanking GP has breached the Oiltanking partnership agreement, and that other defendants have aided and abetted Oiltanking GP’s breach of the Oiltanking partnership agreement or contractual duty of good faith thereunder. The plaintiffs seek to (i) enjoin the special meeting to vote on the merger proposal unless it is subjected to an unaffiliated vote and (ii) in the event the merger approval is not compelled to be subject to an unaffiliated vote, an award of money damages.

While Enterprise and Oiltanking cannot predict the outcome of this lawsuit or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can Enterprise and Oiltanking predict the amount of time and expense that will be required to resolve this lawsuit or any other lawsuits, Enterprise, Oiltanking and the other defendants named in this lawsuit intend to defend vigorously against this and any other actions.

Summary of Risk Factors (page 31)

You should consider carefully all of the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions, Enterprise’s business, Enterprise common units and risks resulting from Enterprise’s organizational structure are described under the caption “Risk Factors” beginning on page 31 of this proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

•	Oiltanking’s partnership agreement limits the fiduciary duties of Oiltanking GP to common unitholders and restricts the remedies available to common unitholders for actions taken by Oiltanking GP that might otherwise constitute breaches of fiduciary duty.

•	The directors and executive officers of Oiltanking GP may have interests relating to the merger that differ in certain respects from the interests of the Oiltanking unaffiliated unitholders.

•	The exchange ratio is fixed and the market value of the merger consideration to Oiltanking public unitholders on the closing date will be equal to 1.30 times the price of Enterprise common units at the closing of the merger, which market value will decrease if the market value of Enterprise’s common units decreases.

•	The pro forma financial statements are presented for illustrative purposes only and may not be an indication of Enterprise’s financial condition or results of operations following the merger.

•	The transactions contemplated by the merger agreement may not be consummated even if Oiltanking unitholders approve the merger agreement and the merger.

•

Because Enterprise and EPO own approximately 66% of the outstanding Oiltanking common units and have agreed to vote their units to approve the merger proposal, a vote in favor of the merger proposal at the Oiltanking special meeting is assured regardless of how the Oiltanking unaffiliated unitholders vote.

•	While the merger agreement is in effect, both Oiltanking and Enterprise may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and may be limited in their ability to pursue other attractive business opportunities.

•	No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

•	The intended U.S. federal income tax consequences of the merger are dependent upon Enterprise being treated as a partnership for U.S. federal income tax purposes.

•	Oiltanking public unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

Organizational Chart

Before the Merger

The following diagram depicts a simplified organizational structure of Enterprise and Oiltanking as of December 31, 2014 before the consummation of the merger and the other transactions contemplated by the merger agreement.

After the Merger

The following diagram depicts a simplified organizational structure of Enterprise and Oiltanking immediately after giving effect to the merger and the other transactions contemplated by the merger agreement, as well as an anticipated contribution of resulting limited partner interests in the merger by Enterprise to EPO.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION OF

ENTERPRISE AND OILTANKING

The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating information for Enterprise, summary historical financial information for Oiltanking and summary unaudited pro forma financial information for Enterprise after giving effect to the proposed merger with Oiltanking. The summary historical financial data as of and for each of the years ended December 31, 2011, 2012 and 2013 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes of Enterprise and Oiltanking, respectively. The summary historical financial data as of and for the nine-month periods ended September 30, 2014 and 2013 are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes of Enterprise and Oiltanking, respectively.

Enterprise’s and Oiltanking’s consolidated balance sheets as of December 31, 2012 and 2013 and as of September 30, 2014, and the related statements of consolidated operations, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2013 and the nine months ended September 30, 2014 and 2013 are incorporated by reference into this proxy statement/prospectus from Enterprise’s and Oiltanking’s respective Annual Reports on Form 10-K for the year ended December 31, 2013, and their Quarterly Reports on Form 10-Q for the three months ended September 30, 2014.

The summary unaudited pro forma condensed consolidated financial statements of Enterprise show the pro forma effect of Enterprise’s proposed merger with Oiltanking. For a complete discussion of the pro forma adjustments underlying the amounts in the table on the following page, please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this proxy statement/prospectus.

Upon Enterprise’s completion of the acquisition of Oiltanking GP and related incentive distribution rights, 15,899,802 Oiltanking common units and 38,899,802 Oiltanking subordinated units on October 1, 2014, Oiltanking became a consolidated subsidiary of Enterprise for financial accounting and reporting purposes. The proposed merger will be accounted for in accordance with Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. Changes in Enterprise’s ownership interest in Oiltanking, while Enterprise retains its controlling financial interest in Oiltanking, will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the proposed merger. The proposed merger represents Enterprise’s acquisition of the noncontrolling interests in Oiltanking.

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between Enterprise and Oiltanking. The unaudited pro forma condensed statements of consolidated operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 assume the proposed merger-related transactions occurred on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet assumes the proposed merger-related transactions occurred on September 30, 2014. The unaudited pro forma condensed consolidated financial statements are based upon assumptions that Enterprise and Oiltanking believe are reasonable under the circumstances, and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined entity.

Enterprise’s non-generally accepted accounting principles, or non-GAAP, financial measures of gross operating margin and Adjusted EBITDA are presented in the summary historical and pro forma financial information. Please read “— Non-GAAP Financial Measures,” which provides the necessary explanations for these non-GAAP financial measures and reconciliations to their most closely related GAAP financial measures.

For information regarding the effect of the proposed merger on pro forma distributions to Oiltanking unitholders, please read “Comparative Per Unit Information.” For additional financial information, please read “Selected Financial Data and Pro Forma Information of Enterprise and Oiltanking” on page 87.

Enterprise and Oiltanking completed two-for-one common unit splits of their limited partner units on August 21, 2014 and July 14, 2014, respectively. All references to units outstanding and per unit amounts in this proxy statement/prospectus for each company have been adjusted to give effect to the respective unit splits.

Summary Historical and Pro Forma Financial Information of Enterprise

	Enterprise Consolidated Historical					As Adjusted Enterprise Pro Forma(1)
	For the Year Ended December 31,			For the Nine Months Ended September 30,		For the Year Ended December 31,	For the Nine Months Ended September 30,
	2011	2012	2013	2013	2014	2013	2014
			(Dollars in millions, except per unit amounts)
				(Unaudited)		(Unaudited)
Income statement data:
Revenues	$44,313.0	$42,583.1	$47,727.0	$34,625.7	$37,760.9	$47,875.7	$37,897.2
Cost and expenses	41,500.3	39,538.2	44,427.0	32,200.0	35,085.3	44,518.5	35,162.1
Equity in income of unconsolidated affiliates	46.4	64.3	167.3	126.1	179.1	167.3	179.1

Operating income	2,859.1	3,109.2	3,467.3	2,551.8	2,854.7	3,524.5	2,914.2
Other income (expense):
Interest expense	(744.1)	(771.8)	(802.5)	(604.4)	(679.6)	(829.2)	(697.0)
Other, net	0.5	73.4	(0.2)	0.2	(0.2)	(0.1)	(0.1)

Total other expense, net	(743.6)	(698.4)	(802.7)	(604.2)	(679.8)	(829.3)	(697.1)

Income before income taxes	2,115.5	2,410.8	2,664.6	1,947.6	2,174.9	2,695.2	2,217.1
Benefit from (provision for) income taxes	(27.2)	17.2	(57.5)	(46.2)	(22.5)	(58.6)	(23.5)

Net income	2,088.3	2,428.0	2,607.1	1,901.4	2,152.4	2,636.6	2,193.6
Net income attributable to noncontrolling interests	(41.4)	(8.1)	(10.2)	(3.4)	(24.8)	(10.2)	(24.8)

Net income attributable to limited partners	$2,046.9	$2,419.9	$2,596.9	$1,898.0	$2,127.6	$2,626.4	$2,168.8

Earnings per unit:
Basic earnings per unit	$1.24	$1.40	$1.45	$1.07	$1.16	$1.40	$1.13

Diluted earnings per unit	$1.19	$1.35	$1.41	$1.03	$1.13	$1.36	$1.10

Cash distributions:
Per common unit(2)	$1.2176	$1.2863	$1.3700	$1.0200	$1.0800	$1.3700	$1.0800

Balance sheet data (at period end):
Total assets	$34,125.1	$35,934.4	$40,138.7	$40,125.0	$42,905.5	n/a	$48,023.5
Total long-term and current maturities of debt	$14,529.4	$16,201.8	$17,351.5	$17,531.5	$19,646.4	n/a	$21,146.4
Total equity	$12,219.3	$13,296.0	$15,440.4	$14,682.2	$15,981.9	n/a	$19,536.3

Other financial data:
Net cash flows provided by operating activities	$3,330.5	$2,890.9	$3,865.5	$2,366.2	$2,704.4	n/a	n/a
Cash used in investing activities	$2,777.6	$3,018.8	$4,257.5	$2,937.5	$2,268.1	n/a	n/a
Cash provided by (used in) financing activities	$(598.6)	$124.2	$432.8	$564.8	$568.4	n/a	n/a
Distributions received from unconsolidated affiliates	$156.4	$116.7	$251.6	$187.6	$260.7	n/a	n/a
Gross operating margin (unaudited)(3)	$3,871.7	$4,387.0	$4,818.1	$3,527.3	$3,928.1	$4,985.2	$4,079.9
Adjusted EBITDA (unaudited)(3)	$3,960.1	$4,329.9	$4,736.8	$3,492.6	$3,902.3	$4,882.8	$4,037.4

(1)	Reflects the pro forma effects of the proposed merger. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this proxy statement/prospectus.
(2)	Represents cash distributions per unit declared and paid with respect to period by Enterprise
(3)	Please read “— Non-GAAP Financial Measures” below beginning on page 24 for a reconciliation of non-GAAP gross operating margin and Adjusted EBITDA to their most closely related GAAP financial measures.

Summary Historical Operating Information of Enterprise

	Enterprise Consolidated Historical
	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2011	2012	2013	2013	2014
Selected volumetric operating data by segment:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,284	2,472	2,787	2,717	2,862
NGL fractionation volumes (MBPD)	575	659	726	707	820
Equity NGL production (MBPD)	116	101	126	120	125
Fee-based natural gas processing (MMcf/d)	3,820	4,382	4,612	4,589	4,872
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	13,231	13,634	12,936	13,115	12,541
Onshore Crude Oil Pipelines & Services, net
Crude oil transportation volumes (MBPD)	678	828	1,175	1,139	1,274
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,065	853	678	706	621
Crude oil transportation volumes (MBPD)	279	300	307	306	329
Platform natural gas processing (MMcf/d)	405	291	202	217	150
Platform crude oil processing (MBPD)	17	17	16	15	14
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	129	141	161	160	174
Propylene fractionation volumes (MBPD)	73	72	74	71	72
Octane additive and related plant production volumes (MBPD)	17	16	20	18	15
Transportation volumes, primarily refined products and petrochemicals (MBPD)	783	689	702	693	746

As used in the table above, the following industry abbreviations mean the following:

•	/d = “per day”

•	BBtus = “billion British thermal units”

•	MBPD = “thousand barrels per day”

•	MMcf = “million cubic feet”

Enterprise’s consolidated historical operating data does not include Oiltanking’s assets and operations. For Oiltanking’s consolidated historical operating data, please read the Oiltanking reports filed with the SEC and incorporated by reference into this proxy statement/prospectus.

Summary Historical Financial Information of Oiltanking

	Oiltanking Consolidated Historical
	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2011	2012	2013	2013	2014
	(Dollars in millions, except per unit amounts)
				(Unaudited)
Income statement data:
Revenues	$117.4	$135.5	$211.0	$150.8	$195.4
Costs and expenses	65.2	70.8	85.5	62.4	79.5
Operating income	52.2	64.7	125.5	88.4	115.9
Other income (expense):
Interest expense	(5.4)	(1.7)	(7.4)	(5.1)	(3.0)
Other, net	(5.9)	0.2	0.1	—	0.1

Total other expense, net	(11.3)	(1.5)	(7.3)	(5.1)	(2.9)

Income before income taxes	40.9	63.2	118.2	83.3	113.0
Benefit from (provision for) income taxes	21.5	(0.6)	(1.1)	(0.7)	(1.0)

Net income	$62.4	$62.6	$117.1	$82.6	$112.0

Net income subsequent to IPO on July 19, 2011(1)	$23.8	$62.6	$117.1	$82.6	$112.0

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.30	$0.79	$1.22	$0.88	$1.02

Subordinated unit (basic and diluted)	$0.30	$0.79	$1.20	$0.88	$1.02

Cash distributions:
Per common and subordinated unit(2)	$0.3039	$0.7375	$0.8725	$0.6375	$0.7800

Balance sheet data (at period end):
Total assets	$322.0	$469.2	$729.0	$601.2	$858.6
Total debt, including current portion	$20.8	$149.3	$190.8	$233.3	$225.8
Total partners’ capital	$279.8	$285.9	$493.6	$319.7	$540.2

Other financial data:
Net cash flows provided by operating activities	$56.4	$75.3	$134.3	$87.8	$136.3
Cash used in investing activities	$45.3	$162.5	$256.0	$113.3	$100.4
Cash provided by (used in) financing activities	$4.0	$70.5	$131.9	$34.9	$(31.7)
Gross operating margin(3)	$85.5	$99.5	$167.1	$119.0	$151.8

(1)	Oiltanking completed its initial public offering on July 19, 2011. With respect to the year ended December 31, 2011, net income attributable to Oiltanking’s general partner and limited partner interests and associated earnings per unit amounts reflect the period July 19, 2011 through December 31, 2011.
(2)	Represents cash distributions per unit declared and paid with respect to period by Oiltanking.
(3)	Please read “— Non-GAAP Financial Measures” below for a reconciliation of non-GAAP gross operating margin to GAAP operating income for Oiltanking.

Non-GAAP Financial Measures

This section provides reconciliations of Enterprise’s and Oiltanking’s non-GAAP financial measures included in this proxy statement/prospectus to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S., or “GAAP.” Within this document, Enterprise and Oiltanking both present the non-GAAP financial measure of gross operating margin and Enterprise also presents the non-GAAP financial measure of Adjusted EBITDA. These non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Enterprise or Oiltanking do.

Gross Operating Margin

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Total segment gross operating margin is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. The non-GAAP financial measure of total segment gross operating margin should not be considered an alternative to GAAP operating income. Gross operating margin is presented on a 100% basis before the allocation of earnings to noncontrolling interests.

The following table presents a reconciliation of Enterprise’s GAAP operating income to its non-GAAP financial measure of total gross operating margin, on a historical and pro forma basis, as applicable for each of the periods indicated:

	Enterprise Consolidated Historical					Enterprise Pro Forma
						For the Year Ended December 31,	For the Nine Months Ended September 30,
	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2011	2012	2013	2013	2014	2013	2014
	(Dollars in millions, except per unit amounts)
				(Unaudited)		(Unaudited)
Operating income	$2,859.1	$3,109.2	$3,467.3	$2,551.8	$2,854.7	$3,524.5	$2,914.2
Adjustments to reconcile GAAP operating income to total non-GAAP gross operating margin:
Add depreciation, amortization and accretion expense	959.0	1,061.7	1,148.9	851.7	936.5	1,237.6	1,011.0
Add non-cash asset impairment charges	27.8	63.4	92.6	53.3	18.2	92.6	18.2
Subtract net gains attributable to asset sales and insurance recoveries in costs and expenses	(156.0)	(17.6)	(83.4)	(68.4)	(99.0)	(84.0)	(99.1)
Add non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects excluded from consolidated revenues	—	—	4.4	—	66.8	4.4	66.8
Add general and administrative costs	181.8	170.3	188.3	138.9	150.9	210.1	168.8

Gross operating margin	$3,871.7	$4,387.0	$4,818.1	$3,527.3	$3,928.1	$4,985.2	$4,079.9

The following table presents a reconciliation of Oiltanking’s GAAP operating income to its non-GAAP financial measure of total gross operating margin, on a historical basis, as applicable for each of the periods indicated:

	Oiltanking Consolidated Historical
	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2011	2012	2013	2013	2014
	(Dollars in millions, except per unit amounts)
				(Unaudited)
Operating income	$52.2	$64.7	$125.5	$88.4	$115.9
Adjustments to reconcile GAAP operating income to total non-GAAP gross operating margin:
Add depreciation and amortization expense	15.7	15.9	20.4	14.8	17.1
Subtract net gains attributable to asset sales and insurance recoveries	(0.4)	—	(0.6)	(0.2)	(0.1)
Add general and administrative costs	18.0	18.9	21.8	16.0	18.9

Gross operating margin	$85.5	$99.5	$167.1	$119.0	$151.8

Adjusted EBITDA

Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of Enterprise’s financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of Enterprise’s assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of Enterprise’s assets to generate cash sufficient to pay interest cost and support its indebtedness; and (iii) the viability of projects and the overall rates of return on alternative investment opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

The following table presents Enterprise’s calculation of Adjusted EBITDA (unaudited) on a historical and pro forma basis and a reconciliation of Enterprise’s non-GAAP financial measure of Adjusted EBITDA to its GAAP financial measure of net cash flows provided by operating activities on a historical basis.

	Enterprise Consolidated Historical					Enterprise Pro Forma
						For the Year Ended December 31,	For the Nine Months Ended September 30,
	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2011	2012	2013	2013	2014	2013	2014
	(Dollars in millions, except per unit amounts)
				(Unaudited)		(Unaudited)
Net income	$2,088.3	$2,428.0	$2,607.1	$1,901.4	$2,152.4	$2,636.6	$2,193.6
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(46.4)	(64.3)	(167.3)	(126.1)	(179.1)	(167.3)	(179.1)
Add cash distributions from unconsolidated affiliates	156.4	116.7	251.6	187.6	260.7	251.6	260.7
Add interest expense, including related amortization amounts	744.1	771.8	802.5	604.4	679.6	829.2	697.0
Add provision for income taxes	27.2	(17.2)	57.5	46.2	22.5	58.6	23.6
Add depreciation, amortization and accretion expense in costs and expenses	990.5	1,094.9	1,185.4	879.1	966.2	1,274.1	1,041.6

Adjusted EBITDA	$3,960.1	$4,329.9	$4,736.8	$3,492.6	$3,902.3	$4,882.8	$4,037.4

Adjustments to reconcile non-GAAP Adjusted EBITDA to GAAP net cash flows provided by operating activities:
Subtract interest expense, excluding related amortization amounts	(727.6)	(761.8)	(770.3)	(581.2)	(653.4)
Subtract provision for income taxes	(27.2)	17.2	(57.5)	(46.2)	(22.5)
Add deferred income tax expense or subtract benefit, as applicable	12.1	(66.2)	37.9	32.1	2.6
Subtract net gains attributable to asset sales and insurance recoveries	(155.7)	(86.4)	(83.4)	(68.4)	(99.0)
Add non-cash asset impairment charges	27.8	63.4	92.6	53.3	18.2
Add losses or subtract gains due to changes in the fair market value of derivative instruments	(25.7)	(29.5)	1.4	(5.3)	(3.8)
Net effect of changes in operating accounts	266.9	(582.5)	(97.6)	(513.9)	(435.8)
Other, net	(0.2)	6.8	5.6	3.2	(4.2)

Net cash flows provided by operating activities	$3,330.5	$2,890.9	$3,865.5	$2,366.2	$2,704.4

COMPARATIVE PER UNIT INFORMATION

The following table sets forth (i) historical per unit information of Enterprise, (ii) the unaudited pro forma per unit information of Enterprise after giving pro forma effect to the proposed merger and the transactions contemplated thereby, including Enterprise’s issuance of 1.30 Enterprise common units for each outstanding Oiltanking common unit (other than Oiltanking common units owned by EPO), and (iii) the historical and equivalent pro forma per unit information for Oiltanking.

You should read this information in conjunction with (i) the summary historical financial information included elsewhere in this proxy statement/prospectus, (ii) the historical consolidated financial statements of Oiltanking and Enterprise and related notes that are incorporated by reference in this proxy statement/prospectus and (iii) the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma per unit information does not purport to represent what the actual results of operations of Oiltanking and Enterprise would have been had the proposed merger been completed in another period or to project Oiltanking’s and Enterprise’s results of operations that may be achieved if the proposed merger is completed.

In calculating the historical “book value per common unit” amounts for Oiltanking presented in the following tables, Oiltanking’s common and subordinated units were treated as one class of units. Oiltanking’s subordinated units owned by Enterprise converted to common units on a one-for-one basis on November 17, 2014.

	Year Ended December 31, 2013
	Enterprise			Oiltanking
	Historical	Combined Company Pro Forma(1)		Historical	Equivalent Pro Forma(2)
Net income per limited partner unit:
Basic	$1.45		$1.40	$1.22		$1.82
Diluted	$1.41		$1.36	$1.20		$1.77
Cash distributions declared per unit(3)	$1.3700		$1.3700	$0.8725		$1.7810
Book value per common unit	$8.13	$	N/A	$5.65	$	N/A

	Nine Months Ended September 30, 2014
	Enterprise		Oiltanking
	Historical	Combined Company Pro Forma(1)	Historical	Equivalent Pro Forma(2)
Net income per limited partner unit:
Basic	$1.16	$1.13	$1.02	$1.47
Diluted	$1.13	$1.10	$1.02	$1.43
Cash distributions declared per unit(3)	$1.0800	$1.0800	$0.7800	$1.4040
Book value per common unit	$8.38	$9.79	$5.94	$12.73

(1)	Enterprise’s pro forma information includes the effect of the proposed merger on the basis described in the notes to the “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this proxy statement/prospectus.
(2)	Oiltanking’s equivalent pro forma earnings, book value and cash distribution amounts have been calculated by multiplying Enterprise’s pro forma per unit amounts by the 1.30 exchange ratio.
(3)	With respect to Enterprise, represents cash distributions per common unit declared and paid with respect to the period by Enterprise.

MARKET PRICES AND DISTRIBUTION INFORMATION

Enterprise common units are traded on the NYSE under the ticker symbol “EPD,” and the Oiltanking common units are traded on the NYSE under the ticker symbol “OILT.” The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for Enterprise common units and Oiltanking common units, on the NYSE composite tape, as well as information concerning quarterly cash distributions declared and paid with respect to each period. Oiltanking’s common units began trading on July 14, 2011, at an initial offering price of $10.75 per unit (split adjusted). Prior to July 14, 2011, Oiltanking’s equity securities were not listed on any exchange and there was no public market for its common units.

Enterprise and Oiltanking completed two-for-one common unit splits of their limited partner units on August 21, 2014 and July 14, 2014, respectively. All references to sales prices and distributions per unit in the following table have been adjusted to give effect to the respective unit splits. The sales prices are as reported in published financial sources, after giving effect to the unit splits.

	Enterprise Common Units				Oiltanking Common Units
	Sales Prices		Distribution Rate(1)		Sales Prices		Distribution Rate(1)
	High	Low			High	Low
2012
First Quarter	$26.48	$22.89	$0.3138		$16.47	$13.29	$0.1750
Second Quarter	$26.47	$22.84	$0.3175		$15.98	$13.83	$0.1800
Third Quarter	$27.49	$25.39	$0.3250		$20.57	$15.37	$0.1875
Fourth Quarter	$27.69	$24.26	$0.3300		$19.30	$16.56	$0.1950
2013
First Quarter	$30.17	$25.51	$0.3350		$26.60	$19.01	$0.2025
Second Quarter	$31.78	$28.06	$0.3400		$26.99	$23.25	$0.2125
Third Quarter	$32.80	$28.83	$0.3450		$26.37	$23.34	$0.2225
Fourth Quarter	$33.46	$29.57	$0.3500		$33.00	$25.37	$0.2350
2014
First Quarter	$35.50	$31.51	$0.3550		$38.66	$30.75	$0.2475
Second Quarter	$39.26	$34.52	$0.3600		$49.11	$37.58	$0.2600
Third Quarter	$41.38	$35.55	$0.3650		$54.95	$40.63	$0.2725
Fourth Quarter	$40.95	$30.71	$0.3700	(2)	$52.00	$38.60	n/a	(2)
2015
First Quarter (through January 8, 2015)	$36.98	$32.37	n/a	(2)	$47.72	$41.76	n/a	(2)

(1)	Represents cash distribution declared with respect to the quarter presented and paid in the following quarter. The partnership agreements of both Enterprise and Oiltanking require them to distribute all of their “available cash,” as defined in their respective partnership agreements, within 45 days after the end of each quarter. The payment of future quarterly cash distributions by Enterprise and/or Oiltanking, therefore, will depend on their respective “available cash” amounts at the end of each quarter.
(2)	The cash distribution of Enterprise with respect to the fourth quarter of 2014 was declared by Enterprise on January 6, 2015, but has not been paid as of the date of this proxy statement/prospectus. The cash distribution of Oiltanking with respect to the fourth quarter of 2014 has not been declared or paid by Oiltanking as of the date of this proxy statement/prospectus. Cash distributions with respect to the first quarter of 2015 have not been declared or paid as of the date of this proxy statement/prospectus.

The last reported sale price of Oiltanking common units on the NYSE on September 30, 2014, the last trading day before Enterprise announced its initial proposal to acquire all of the Oiltanking common units owned by the public, was $49.59 per unit. The last reported sale price of Enterprise common units on the NYSE on September 30, 2014, the last trading day before Enterprise announced its initial proposal to acquire all of the Oiltanking common units owned by the public, was $40.30 per unit.

The last reported sale price of Oiltanking common units on the NYSE on November 10, 2014, the last trading day before Enterprise and Oiltanking entered into and announced the merger agreement, was $44.42 per unit. Likewise, the last reported sale price of Enterprise common units was $37.73 per unit on November 10, 2014.

The last reported sale price of Oiltanking common units on the NYSE on January 6, 2015, the last trading day before the filing of the registration statement of which this proxy statement/prospectus is a part, was $43.20 per unit. Likewise, the last reported sale price of Enterprise common units was $33.59 per unit on January 6, 2015.

As of December 31, 2014, Enterprise had 1,937,324,817 common units outstanding held by approximately 2,974 holders of record. As of the record date for the special meeting, Oiltanking had 83,128,494 outstanding common units held by approximately four holders of record.

RISK FACTORS

You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this proxy statement/prospectus before deciding how to vote. In particular, please read Part I, Item 1A, “Risk Factors,” in the Annual Reports on Form 10-K for the year ended December 31, 2013 for each of Enterprise and Oiltanking incorporated by reference herein. This document also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.”

Risks Related to the Merger

Oiltanking’s partnership agreement limits the fiduciary duties of Oiltanking GP to common unitholders and restricts the remedies available to common unitholders for actions taken by Oiltanking GP that might otherwise constitute breaches of fiduciary duty.

Oiltanking’s partnership agreement contains provisions that modify and limit Oiltanking GP’s fiduciary duties to Oiltanking unitholders. Oiltanking’s partnership agreement also restricts the remedies available to Oiltanking unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Neither Oiltanking GP nor its affiliates (including directors of Oiltanking GP) will be in breach of their obligations under Oiltanking’s partnership agreement or its duties to Oiltanking or the Oiltanking unitholders if the resolution of the conflict is or is deemed to be fair and reasonable to Oiltanking. Any resolution will be deemed fair and reasonable if it is:

•	approved by a majority of the members of the Oiltanking Conflicts Committee;

•	approved by a vote of the majority of the Oiltanking common units (excluding Oiltanking common units owned by Oiltanking GP and its affiliates);

•	on terms no less favorable to Oiltanking than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to Oiltanking, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Oiltanking).

In light of conflicts of interest in connection with the merger between Enterprise, Oiltanking GP and its controlling affiliates, on the one hand, and Oiltanking and the Oiltanking unaffiliated unitholders, on the other hand, the Oiltanking Board delegated authority to the Oiltanking Conflicts Committee to consider, analyze, review, evaluate, determine and recommend whether to pursue the merger and related matters and if a determination to pursue a merger and related matters were made, to negotiate the terms and conditions of a merger and related matters. Approval by a majority of the members of the Oiltanking Conflicts Committee is referred to as “Special Approval” in Oiltanking’s partnership agreement. Under Oiltanking’s partnership agreement:

•	any conflict of interest and any resolution thereof is permitted and deemed approved by all parties and will not constitute a breach of the partnership agreement of Oiltanking, or of any duty expressed or implied by law or equity, if approved by “Special Approval”; and

•	if special approval is sought, then it shall be presumed that, in making its decision, the Oiltanking Conflicts Committee acted in good faith.

The directors and executive officers of Oiltanking GP may have interests relating to the merger that differ in certain respects from the interests of the Oiltanking unaffiliated unitholders.

In considering the recommendations of the Oiltanking Conflicts Committee and the Oiltanking Board to approve the merger agreement and the merger, you should consider that some of the directors and executive officers of Oiltanking GP may have interests that differ from, or are in addition to, interests of Oiltanking unitholders generally, including:

•	All of the directors and executive officers of Oiltanking GP will receive continued indemnification for their actions as directors and executive officers.

•	Certain directors of Oiltanking GP, none of whom is a member of the Oiltanking Conflicts Committee, own Enterprise common units.

•	Some of Oiltanking GP’s directors, none of whom is a member of the Oiltanking Conflicts Committee, also serve as officers of Enterprise GP, have certain duties to the limited partners of Enterprise and are compensated, in part, based on the performance of Enterprise.

•	One of Oiltanking GP’s officers also serves as an officer of Enterprise GP, and is compensated, in part, based on the performance of Enterprise. In addition to serving as President and Chief Executive Officer of Oiltanking GP, Ms. Argo serves as a Senior Vice President of Enterprise GP.

The exchange ratio is fixed and the market value of the merger consideration to Oiltanking public unitholders on the closing date will be equal to 1.30 times the price of Enterprise common units at the closing of the merger, which market value will decrease if the market value of Enterprise’s common units decreases.

The market value of the consideration that Oiltanking public unitholders will receive in the merger will depend on the trading price of Enterprise’s common units at the closing of the merger. The 1.30 exchange ratio that determines the number of Enterprise common units that Oiltanking public unitholders will receive in the merger is fixed. This means that there is no “price protection” mechanism contained in the merger agreement that would adjust the number of Enterprise common units that Oiltanking public unitholders will receive based on any decreases in the trading price of Enterprise common units. If Enterprise’s common unit price at the closing of the merger is less than Enterprise’s common unit price on the date that the merger agreement was signed, then the market value of the consideration received by Oiltanking public unitholders will be less than contemplated at the time the merger agreement was signed.

Enterprise common unit price changes may result from a variety of factors, including general market and economic conditions, changes in Enterprise’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Enterprise’s and Oiltanking’s control. For historical and current market prices of Enterprise common units and Oiltanking common units, please read the “Market Prices and Distribution Information” section of this proxy statement/prospectus.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of Enterprise’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of Enterprise’s financial condition or results of operations following the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Enterprise and Oiltanking, and adjustments and assumptions have been made after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by Enterprise and Oiltanking in connection with the merger. As a result, the actual financial condition and results of operations of Enterprise following the merger may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Enterprise’s financial condition or results of operations following the merger. Any decline or potential decline in Enterprise’s financial condition or results of operations may cause significant variations in its unit price. Please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this proxy statement/prospectus.

The transactions contemplated by the merger agreement may not be consummated even if Oiltanking unitholders approve the merger agreement and the merger.

The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though Oiltanking unitholders may have voted in favor of the merger agreement. In addition, Oiltanking and Enterprise can agree not to consummate the merger even if Oiltanking unitholders approve the merger agreement and the merger and the conditions to the closing of the merger are otherwise satisfied.

Because Enterprise and EPO own approximately 66% of the outstanding Oiltanking common units and have agreed to vote their units to approve the merger proposal, a vote in favor of the merger proposal at the Oiltanking special meeting is assured regardless of how the Oiltanking unaffiliated unitholders vote.

Regardless of how the Oiltanking unaffiliated unitholders vote at the Oiltanking special meeting, a vote to approve the proposed merger is assured because Enterprise and EPO, which own approximately 66% of the outstanding Oiltanking common units, have agreed to vote their units in favor of the proposed merger. Consequently, Oiltanking unaffiliated unitholders have no control over whether the proposed merger is approved at the Oiltanking special meeting.

While the merger agreement is in effect, both Oiltanking and Enterprise may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and may be limited in their ability to pursue other attractive business opportunities.

While the merger agreement is in effect, Oiltanking is prohibited from initiating, soliciting, knowingly encouraging or facilitating any inquiries or the making or submission of any proposal that constitutes or may reasonably be expected to lead to a proposal to acquire Oiltanking, or offering to enter into certain transactions such as a merger, sale of assets or other business combination, with any other person, subject to limited exceptions. As a result of these provisions in the merger agreement, Oiltanking may lose opportunities to enter into more favorable transactions. While the merger agreement is in effect, Enterprise is prohibited from merging, consolidating or entering into any other business combination with any other entity or making any acquisition or disposition that would likely have a material adverse effect, as defined in the merger agreement.

Both Enterprise and Oiltanking have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the non-solicitation provisions (described in more detail below in “The Merger Agreement”) could be in effect for an extended period of time if completion of the merger is delayed and the parties agree to extend the March 31, 2015 outside termination date.

In addition to the economic costs associated with pursuing a merger, each of Enterprise GP’s and Oiltanking GP’s management is devoting substantial time and other resources to the proposed transaction and related matters, which could limit Enterprise’s and Oiltanking’s ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either Enterprise or Oiltanking is unable to pursue such other attractive business opportunities, its growth prospects and the long-term strategic position of its business and the combined business could be adversely affected.

Risks Related to Enterprise’s Business After the Merger

Enterprise’s cash distributions may vary based on its operating performance and level of cash reserves.

Distributions will be dependent on the amount of cash Enterprise generates and may fluctuate based on its performance. Neither Enterprise nor Oiltanking can guarantee that after giving effect to the merger Enterprise will continue to be able to pay distributions at the current level each quarter or make any increase in the amount of distributions in the future. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which will be beyond Enterprise’s control and the control of its general partner. These factors include but are not limited to the following:

•	the volume of products that Enterprise handles and the prices it receives for its products and services;

•	the level of Enterprise’s operating costs;

•	the level of competition from third parties;

•	prevailing economic conditions, including the price of and demand for NGLs, crude oil, natural gas and other products Enterprise will process, transport, store and market;

•	the level of capital expenditures Enterprise will make and the availability of, and timing of completion of, organic growth projects;

•	the restrictions contained in Enterprise’s debt agreements and debt service requirements;

•	fluctuations in Enterprise’s working capital needs;

•	the weather in Enterprise’s operating areas;

•	the availability and cost of acquisitions, if any;

•	regulatory changes; and

•	the amount, if any, of cash reserves established by Enterprise GP in its discretion.

In addition, Enterprise’s ability to pay the minimum quarterly distribution each quarter will depend primarily on its cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. As a result, Enterprise may make cash distributions during periods when it records losses, and Enterprise may not make distributions during periods when it records net income.

Risks Related to Enterprise’s Common Units and Risks Resulting from its Partnership Structure

The general partner of Enterprise and its affiliates have limited fiduciary responsibilities to, and have conflicts of interest with respect to, Enterprise, which may permit the general partner of Enterprise to favor its own interests to your detriment.

The directors and officers of the general partner of Enterprise and its affiliates have duties to manage the general partner of Enterprise in a manner that is beneficial to its member. At the same time, the general partner of Enterprise has duties to manage Enterprise in a manner that is beneficial to Enterprise. Therefore, the duties of the general partner to Enterprise may conflict with the duties of its officers and directors to its member. Such conflicts may include, among others, the following:

•	neither Enterprise’s partnership agreement nor any other agreement requires the general partner of Enterprise or EPCO to pursue a business strategy that favors Enterprise;

•	decisions of the general partner of Enterprise regarding the amount and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders and the general partner of Enterprise;

•	under Enterprise’s partnership agreement, the general partner of Enterprise determines which costs incurred by it and its affiliates are reimbursable by Enterprise;

•	the general partner of Enterprise is allowed to resolve any conflicts of interest involving Enterprise and the general partner of Enterprise and its affiliates;

•	the general partner of Enterprise is allowed to take into account the interests of parties other than Enterprise, such as EPCO, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to Enterprise’s unitholders;

•	any resolution of a conflict of interest by the general partner of Enterprise not made in bad faith and that is fair and reasonable to Enterprise is binding on the partners and will not be a breach of Enterprise’s partnership agreement;

•	affiliates of the general partner of Enterprise may compete with Enterprise in certain circumstances;

•	the general partner of Enterprise has limited its liability and reduced its fiduciary duties and has also restricted the remedies available to Enterprise’s unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of acquiring Enterprise common units, you are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

•	Enterprise does not have any employees and relies solely on employees of EPCO and its affiliates;

•	in some instances, the general partner of Enterprise may cause Enterprise to borrow funds in order to permit the payment of distributions;

•	Enterprise’s partnership agreement does not restrict the general partner of Enterprise from causing Enterprise to pay it or its affiliates for any services rendered to Enterprise or entering into additional contractual arrangements with any of these entities on Enterprise’s behalf;

•	the general partner of Enterprise intends to limit its liability regarding Enterprise’s contractual and other obligations and, in some circumstances, may be entitled to be indemnified by Enterprise;

•	the general partner of Enterprise controls the enforcement of obligations it owes to Enterprise and other affiliates of EPCO;

•	the general partner of Enterprise decides whether to retain separate counsel, accountants or others to perform services for Enterprise; and

•	Enterprise has significant business relationships with entities controlled by the DDLLC voting trustees and the EPCO voting trustees, including EPCO. For detailed information on these relationships and related transactions with these entities, please see Item 13 (“Certain Relationships and Related Transactions, and Director Independence”) of Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2013 and Note 12 (“Related Party Transactions”) to the Unaudited Condensed Consolidated Financial Statements included in Item 1 of Enterprise’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

The general partner of Enterprise has a limited call right that may require common unitholders to sell their common units at an undesirable time or price.

If at any time the general partner of Enterprise and its affiliates own 85% or more of Enterprise common units then outstanding, the general partner of Enterprise will have the right, but not the obligation, which it may assign to any of its affiliates or to Enterprise, to acquire all, but not less than all, of the remaining Enterprise common units held by unaffiliated persons at a price not less than then current market price. As a result, common unitholders may be required to sell their Enterprise common units at an undesirable time or price and may therefore not receive any return on their investment. They may also incur a tax liability upon a sale of their units.

Tax Risks Related to the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 121 and “U.S. Federal Income Tax Consequences of Ownership of Enterprise Common Units” beginning on page 125 for a more complete discussion of the expected material U.S. federal income tax consequences of the merger and owning and disposing of Enterprise common units received in the merger.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Instead, Enterprise and Oiltanking are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the merger, and counsel’s conclusions may not be sustained if challenged by the IRS.

The intended U.S. federal income tax consequences of the merger are dependent upon Enterprise being treated as a partnership for U.S. federal income tax purposes.

The treatment of the merger as nontaxable to Oiltanking unitholders is dependent upon Enterprise being treated as a partnership for U.S. federal income tax purposes. If Enterprise were treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different and the merger would likely be a fully taxable transaction to an Oiltanking unitholder.

Oiltanking public unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

As a result of the merger, Oiltanking public unitholders who receive Enterprise common units will become limited partners of Enterprise and will be allocated a share of Enterprise’s nonrecourse liabilities. Each Oiltanking public unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of nonrecourse liabilities of Oiltanking immediately before the merger over such unitholder’s share of nonrecourse liabilities of Enterprise immediately following the merger. If the amount of any deemed cash distribution received by an Oiltanking public unitholder exceeds the unitholder’s basis in his Oiltanking common units, such unitholder will recognize gain in an amount equal to such excess. Enterprise and Oiltanking do not expect any Oiltanking public unitholders to recognize gain in this manner.

To the extent Oiltanking public unitholders receive cash in lieu of fractional Enterprise common units in the merger, such unitholders will recognize gain or loss equal to the difference between the cash received and the common unitholders’ adjusted tax basis allocated to such fractional Enterprise common units.

Tax Risks Related to Owning Enterprise Common Units Following the Merger

Enterprise’s tax treatment depends on its status as a partnership for federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service were to treat it as a corporation for federal income tax purposes or if it were to become subject to a material amount of entity-level taxation for state tax purposes, then cash available for distribution to its unitholders would be substantially reduced.

Despite the fact that Enterprise is a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as Enterprise to be treated as a corporation for federal income tax purposes. A change in its business or a change in current law could cause it to be treated as a corporation for federal income tax purposes or otherwise subject it to a material amount of federal taxation as an entity. The anticipated after-tax economic benefit of an investment in Enterprise common units depends, to an extent, on its being treated as a partnership for federal income tax purposes. Enterprise has not requested, and does not plan to request, a ruling from the Internal Revenue Service (“IRS”) on this matter.

If Enterprise were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate (which is currently at a maximum of 35%) and it would also likely pay additional state income taxes at varying rates. Distributions to its unitholders would generally be taxed again as corporate dividends, and no income, gains, losses, deductions or credits would flow through to its unitholders. Because a tax would be imposed upon it as a corporation, the cash available for distribution to its unitholders would be substantially reduced. Thus, treatment of Enterprise as a corporation would result in a material reduction in the after-tax return to its unitholders, likely causing a substantial reduction in the value of Enterprise common units. Please read “U.S. Federal Income Tax Consequences of Ownership of Enterprise Common Units — Partnership Status” for a further discussion of the foregoing.

In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to enhance state-tax collections. If any additional state were to impose an entity-level tax upon Enterprise or its operating subsidiaries, the cash available for distribution to its unitholders would be reduced.

The tax treatment of publicly traded partnerships or an investment in Enterprise common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including Enterprise, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect the tax treatment of certain publicly traded partnerships. Any modification to federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the qualifying income exception in order for Enterprise to be treated as a partnership for federal income tax purposes (i.e., not taxable as a corporation). In addition, such changes may affect or cause Enterprise to change its business activities, affect the tax considerations of an investment in Enterprise, change the character or treatment of portions of its income, or otherwise adversely affect an investment in Enterprise common units. Enterprise is unable to predict whether any of these changes or any other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in Enterprise common units and the amount of cash available for distribution to its unitholders.

Enterprise prorates its items of income, gain, loss and deduction between transferors and transferees of its common units each month based upon the ownership of its common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred.

Enterprise prorates items of income, gain, loss and deduction between transferors and transferees of its common units each month based upon the ownership of the units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing or proposed Treasury Regulations. If the IRS were to challenge this method or new Treasury Regulations were issued, Enterprise may be required to change the allocation of items of income, gain, loss and deduction among its unitholders. Andrews Kurth has not rendered an opinion with respect to whether Enterprise’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations. Please read “U.S. Federal Income Tax Consequences of Ownership of Enterprise Common Units — Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees.”

A successful IRS contest of the federal income tax positions Enterprise takes may adversely impact the market for its common units and the cost of any IRS contest will reduce its cash available for distribution to unitholders.

The IRS may adopt positions that differ from the positions Enterprise takes, even positions taken with advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions Enterprise takes. A court may not agree with some or all of the positions Enterprise takes. Any contest with the IRS may adversely impact the taxable income reported to Enterprise’s unitholders and the income taxes they are required to pay. As a result, any such contest with the IRS may materially and adversely impact the market for Enterprise common units and the price at which such common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to Enterprise unitholders.

Even if Enterprise common unitholders do not receive any cash distributions from Enterprise, they will be required to pay taxes on their share of its taxable income.

Because Enterprise unitholders will be treated as partners to whom Enterprise will allocate taxable income (which could be different in amount from the cash that Enterprise distributes), Enterprise unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their share of Enterprise’s taxable income, whether or not they receive any cash distributions from Enterprise. Enterprise common unitholders may not receive cash distributions from it equal to their share of its taxable income or even equal to the actual tax liability resulting from their share of its taxable income.

Tax gains or losses on the disposition of Enterprise common units could be different than expected.

If an Enterprise common unitholder sells Enterprise common units, such unitholder will recognize a gain or loss equal to the difference between the amount realized in the sale and the unitholder’s tax basis in those common units. Because distributions in excess of a unitholder’s allocable share of Enterprise’s net taxable income decrease the unitholder’s tax basis in the unitholder’s common units, the amount, if any, of such prior excess distributions with respect to the Enterprise common units a unitholder sells will, in effect, become taxable income to the unitholder if the unitholder sells such common units at a price greater than the unitholder’s tax basis in those common units, even if the price received is less than the unitholder’s original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to a unitholder. In addition, because the amount realized may include a unitholder’s share of Enterprise’s nonrecourse liabilities, a unitholder that sells Enterprise common units may incur a tax liability in excess of the amount of the cash received from the sale. Please read “U.S. Federal Income Tax Consequences of Ownership of Enterprise Common Units — Disposition of Enterprise Common Units — Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning Enterprise common units that may result in adverse tax consequences to them.

Investments in Enterprise common units by tax-exempt entities, such as individual retirement accounts (“IRAs”), other retirement plans and non-U.S. persons, raise issues unique to them. For example, virtually all of Enterprise’s income allocated to unitholders who are organizations exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of Enterprise’s taxable income.

Enterprise will treat each purchaser of its common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of its common units.

Because Enterprise cannot match transferors and transferees of Enterprise common units, it adopts depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to a common unitholder. Andrews Kurth is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of Enterprise common units or result in audit adjustments to the unitholder’s tax returns. Please read “U.S. Federal Income Tax Consequences of Ownership of Enterprise Common Units — Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions Enterprise will adopt.

Enterprise’s common unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in its common units.

In addition to federal income taxes, Enterprise’s common unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which it does business or owns property even if the unitholder does not live in any of those jurisdictions. Enterprise’s common unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, they may be subject to penalties for failure to comply with those requirements. Enterprise may own property or conduct business in other states or foreign countries in the future. It is the responsibility of each unitholder to file its own federal, state and local tax returns.

The sale or exchange of 50% or more of the total interests in Enterprise’s capital and profits within any twelve-month period will result in the termination of its partnership for federal income tax purposes.

Enterprise will be considered to have technically terminated its existing partnership and having formed a new partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Enterprise’s technical termination would, among other things, result in the closing of its taxable year for all unitholders, which could result in it filing two tax returns for one fiscal year. However, pursuant to an IRS relief procedure, the IRS may allow a technically terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Enterprise’s technical termination could also result in the deferral of depreciation deductions allowable in computing its taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Enterprise’s taxable year may also result in more than twelve months of its taxable income or loss being includable in the unitholder’s taxable income for the year of termination. If treated as a new partnership, Enterprise must make new tax elections and could be subject to penalties if it was unable to determine that a termination occurred. Please read “U.S. Federal Income Tax Consequences of Ownership of Enterprise Common Units — Disposition of Enterprise Common Units — Constructive Termination” for a discussion of the consequences of Enterprise’s termination for federal income tax purposes.

An Enterprise unitholder whose Enterprise common units are loaned to a “short seller” to cover a short sale of Enterprise common units may be considered as having disposed of those common units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because an Enterprise common unitholder whose Enterprise common units are loaned to a “short seller” to cover a short sale of Enterprise common units may be considered as having disposed of the loaned units, the unitholder may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of Enterprise’s income, gain, loss or deduction with respect to those Enterprise common units may not be reportable by such unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Andrews Kurth has not rendered an opinion regarding the treatment of an Enterprise unitholder whose Enterprise common units are loaned to a short seller to cover a short sale of Enterprise common units. Therefore, Enterprise unitholders desiring to assure their status as partners of Enterprise and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Enterprise common units.

THE SPECIAL UNITHOLDER MEETING

Time, Place and Date. The special meeting of Oiltanking unitholders will be held on February 13, 2015 at 8:00 a.m., local time at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002. The meeting may be adjourned or postponed by Oiltanking GP to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purposes. The purposes of the special meeting are:

•	to consider and vote on the approval of the merger agreement and the merger; and

•	to transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, Oiltanking knows of no other matter that will be presented for consideration at the meeting.

Quorum. A quorum requires the presence, in person or by proxy, of holders of a majority of the outstanding Oiltanking common units. Oiltanking common units will be counted as present at the special meeting if the holder is present in person at the meeting or has submitted a properly executed proxy card or properly submits a proxy by telephone or Internet. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker does not have discretionary authority as to certain units to vote on the proposals, such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Record Date. The Oiltanking unitholder record date for the special meeting is the close of business on January 2, 2015.

Units Entitled to Vote. Oiltanking unitholders may vote at the special meeting if they owned Oiltanking common units at the close of business on the record date. Oiltanking unitholders may cast one vote for each Oiltanking common unit owned on the record date.

Votes Required. Under the merger agreement and Oiltanking’s partnership agreement, the merger agreement and the merger must be approved by the affirmative vote of the Oiltanking unitholders holding a majority of the outstanding Oiltanking common units. As of the record date, affiliates of Enterprise collectively owned 54,799,604 or approximately 66% of the outstanding Oiltanking common units and Oiltanking unaffiliated unitholders owned approximately 34% of the outstanding Oiltanking common units. Enterprise and EPO have agreed to vote any Oiltanking common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger at any meeting of Oiltanking unitholders, which is sufficient to approve the merger agreement and the merger under the merger agreement and Oiltanking’s partnership agreement.

Common Units Outstanding. As of the record date, there were 83,128,494 Oiltanking common units outstanding.

Voting Procedures

Voting by Oiltanking Unitholders. Oiltanking unitholders who hold units in their own name may vote or submit their proxy using any of the following methods:

•	call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

•	go to the internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your units will be voted FOR approval of the merger agreement and the merger.

If any other matters are properly presented for consideration at the meeting or any adjournment or postponement thereof, the persons named in your proxy will have the discretion to vote on these matters. Oiltanking’s partnership agreement provides that, in the absence of a quorum, any meeting of Oiltanking limited partners may be adjourned from time to time by the affirmative vote of a majority of the outstanding Oiltanking partnership interests (including Oiltanking partnership interests deemed owned by Oiltanking GP) represented either in person or by proxy.

Revocation. If you hold your Oiltanking common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the chief executive officer of Oiltanking GP at or before the special meeting;

•	appearing and voting in person at the special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the chief executive officer of Oiltanking GP at or before the special meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Validity. The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The Oiltanking Board has the right to waive any irregularities or conditions as to the manner of voting. Oiltanking may accept your proxy by any form of communication permitted by Delaware law so long as Oiltanking is reasonably assured that the communication is authorized by you.

Solicitation of Proxies. The accompanying proxy is being solicited by Oiltanking GP on behalf of the Oiltanking Board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Oiltanking.

In addition to the mailing of this proxy statement/prospectus, proxies may also be solicited from Oiltanking unitholders by personal interview, telephone, fax or other electronic means by directors and officers of Oiltanking GP and employees of EPCO and its affiliates who provide services to Oiltanking, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Oiltanking common units held by those persons, and Oiltanking will reimburse them for any reasonable expenses that they incur.

Units Held in Street Name. If you hold Oiltanking common units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your Oiltanking common units or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not empowered to vote your units with respect to the approval of the merger agreement and the merger. If you do not provide voting instructions, your units will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.” The only proposal for consideration at the special meeting, however, is a non-discretionary matter for which brokers, banks and other nominees do not have discretionary authority to vote.

Failures to vote, abstentions and broker non-votes will have the same effect as a vote against approval of the merger proposal for purposes of the vote required under the merger agreement and Oiltanking’s partnership agreement.

THE MERGER

Background of the Merger

During late April 2014, Enterprise management determined that it had an interest in a potential acquisition of Oiltanking. During May 2014, Enterprise management, with the assistance of Citigroup Global Markets Inc. (“Citi”), prepared and reviewed financial information regarding a potential transaction. Enterprise management also scheduled a meeting with Marquard & Bahls AG, the indirect owner of 100% of Oiltanking GP and approximately 66% of Oiltanking’s limited partner interests (“M&B”), in Hamburg, Germany, on June 11 and 12, 2014. On June 11, 2014, Michael A. Creel, the Chief Executive Officer of Enterprise GP, and A. James Teague, the Chief Operating Officer of Enterprise GP, met with Kenneth F. Owen, then-current Chief Executive Officer of Oiltanking GP, along with Hellmuth Weisser, the Chairman of M&B, and other M&B management, including Dr. Christian Flach, Dr. Claus-Georg Nette and Julio Tellechea, at a dinner in Hamburg, and Messrs. Creel and Teague met on June 12, 2014 with the same members of M&B management at meetings in the Hamburg office of M&B. At these meetings, the attendees had general discussions, and the parties presented detailed overviews of each company’s history and operations. At these meetings, M&B clarified that it would not be interested in considering a sale of its interest in the general partner of Oiltanking and its limited partner interests in Oiltanking if such sale were subject to unitholder approval by all Oiltanking unitholders, and that any such second step transaction for the remaining Oiltanking common units would need to occur after the closing of the acquisition of Oiltanking interests from M&B and its affiliates. Mr. Weisser indicated that he would review the proposal with the M&B owners and let Enterprise know by mid-July whether the proposal warranted further discussion with Enterprise. Dr. Nette requested a written summary of a proposal from Enterprise to facilitate discussions with the owners.

From June 16-18, 2014, Enterprise held internal meetings and, along with its outside counsel at Andrews Kurth LLP, prepared a written proposal. Enterprise sent the written proposal to Mr. Owen for delivery to M&B on June 19, 2014. This proposal, and subsequent responses from M&B, did not include the acquisition of any Oiltanking common units held by public unitholders. From June 19 until July 24, 2014, the Enterprise proposal was discussed among M&B owners, board members and management to determine their interest in continuing discussions. On July 24, 2014, Messrs. Flach, Nette and Owen met with Messrs. Creel, Teague and W. Randall Fowler, the Executive Vice President and Chief Financial Officer of Enterprise GP, to deliver a written counterproposal. From July 24 until October 1, 2014, Enterprise and M&B, including its affiliate OTA, engaged in proposals and negotiations regarding the sale by OTA of its interest in Oiltanking GP and limited partner interests owned by OTA and its affiliates in Oiltanking (the “GP Purchase Transactions”), and conducted diligence regarding the same. The GP Purchase Transactions as consummated did not include any other assets not owned by Oiltanking and its subsidiaries unrelated to the existing Oiltanking business, including other U.S. Gulf Coast assets owned by OTA and its affiliates previously considered as potential drop-down opportunities for Oiltanking.

On September 28, 2014, Mr. Owen separately contacted each of the members of the Oiltanking Conflicts Committee (Gregory C. King as Chairman, Thomas M. Hart III and D. Mark Leland) and apprised them of a potential transaction involving Enterprise for the sale by OTA of its interests in Oiltanking GP and limited partner interests owned by OTA and its affiliates in Oiltanking.

On the afternoon of September 29, 2014, Enterprise participated in a conference call with each of the members of the Oiltanking Conflicts Committee, along with Messrs. Owen and Brian Brantley, the General Counsel of Oiltanking GP, representatives from Andrews Kurth and Vinson & Elkins LLP, counsel to OTA. On this call, Mr. Owen summarized to the Oiltanking Conflicts Committee the pending GP Purchase Transactions. Enterprise acknowledged the GP Purchase Transactions, provided a more detailed description of the pending GP Purchase Transactions, informed the Oiltanking Conflicts Committee members that Enterprise would like them to continue their services following such transactions, and stated that Enterprise expected to announce an additional proposal for review and consideration by the Oiltanking Conflicts Committee.

On October 1, 2014, Enterprise and OTA signed the definitive purchase agreement and related agreements, and consummated the acquisition of Oiltanking GP and approximately 66% of the outstanding limited partner interests of Oiltanking as part of the GP Purchase Transactions. Enterprise also delivered a letter containing the merger proposal to Mr. King, as Chairman of the Oiltanking Conflicts Committee, and the other members of the Oiltanking Conflicts Committee. The letter included a proposed exchange ratio of 1.23 Enterprise common units for each outstanding Oiltanking common unit, as well as a statement that Enterprise was interested only in acquiring Oiltanking common units it did not already own, and that Enterprise was not interested in selling its controlling interest in Oiltanking or approving any combination of Oiltanking with, or sale of all or substantially all of the assets of Oiltanking to, any other acquirer. Enterprise and Oiltanking also publicly announced the GP Purchase Transactions and the merger proposal. In connection with the consummation of the transactions, each of the prior OTA affiliate directors, Messrs. Owen, Flach, James Flannan Browne and David L. Griffis, resigned as a director of Oiltanking GP.

On October 1, 2014, immediately following the consummation of the GP Purchase Transactions, Messrs. Bulawa, Ordemann, Sanders and Smith were appointed and elected directors of Oiltanking GP by written consent of the sole member of Oiltanking GP.

On October 2, 2014, Mr. Hart contacted a representative of Latham & Watkins LLP (“Latham”) regarding the Oiltanking Conflict Committee’s potential engagement of Latham as legal advisor to the Oiltanking Conflicts Committee.

On October 6, 2014, the Oiltanking Board, including each of the new directors, met for the first time following the consummation of the GP Purchase Transactions. Immediately prior to the commencement of this meeting, certain directors and members of the EPCO and Enterprise management teams, including Messrs. Bachmann, Creel, Teague and Fowler and Ms. Williams, introduced themselves to the Oiltanking Conflicts Committee members. Mr. Bulawa, as Chairman of the Oiltanking Board, commenced the Oiltanking Board meeting. Mr. David Buck from Andrews Kurth first discussed drafts of a proposed tax sharing agreement and proposed new administrative services agreement. The Oiltanking Board deferred any action on those agreements until the Oiltanking Conflicts Committee members had further time to review the proposed agreements. Mr. Buck then discussed with the Oiltanking Board the current limited liability company agreement of Oiltanking GP, which remained substantially unchanged other than the change of its current sole member. The Oiltanking Board then discussed changes to Oiltanking’s management team proposed by the sole member of Oiltanking GP. Messrs. King, Hart and Leland noted that the proposed changes to management were based on the desires of the sole member of Oiltanking GP, and while they did not object to the changes, they did not have time to review in detail the proposed management changes. Messrs. King, Hart and Leland abstained from voting on the management changes and related officer designations, while a majority of the Oiltanking Board voted in favor of these matters.

On October 6, 2014, the Oiltanking Conflicts Committee held an in-person meeting at Latham’s offices, with Mr. King in attendance telephonically. At the meeting, the Oiltanking Conflicts Committee met with representatives of Latham and determined to engage Latham as its legal advisor. The Oiltanking Conflicts Committee then discussed the merger proposal, including the timing contemplated by the merger proposal, the process to be implemented in connection with the proposed transaction and the upcoming meeting of the Oiltanking Board scheduled for October 10, 2014. At this meeting, the Oiltanking Conflicts Committee also discussed potential financial advisors and authorized representatives of Latham to schedule interviews of specified candidates selected by the Oiltanking Conflicts Committee. In addition, the Oiltanking Conflicts Committee authorized representatives of Latham to contact representatives of Richards, Layton & Finger, P.A. (“Richards Layton”) regarding the potential engagement of Richards Layton as special Delaware legal advisor to the Oiltanking Conflicts Committee.

From October 6 through October 17, 2014, Latham and the Oiltanking Conflicts Committee reviewed and negotiated with Mr. Bulawa, as Chairman of the Oiltanking Board, and other representatives of Oiltanking GP, authorizing resolutions for the Oiltanking Conflicts Committee, including its scope of duties for the requested Special Approval of the proposed transaction and fees relating to the same.

On October 17, 2014, the Oiltanking Board met in the morning to consider the Oiltanking distribution with respect to the quarter ended September 30, 2014, the proposed Tax Sharing Agreement and Seventh Amended and Restated Administrative Services Agreement, and a delegation of authority from the Oiltanking Board to the Oiltanking Conflicts Committee for review of the merger proposal in accordance with the Special Approval process under Oiltanking’s partnership agreement. Mr. Buck of Andrews Kurth attended on behalf of Enterprise to respond to questions regarding the proposed agreements and related duties under Oiltanking’s partnership agreement and applicable law, while noting that the Oiltanking Conflicts Committee was represented by Latham regarding the Special Approval process. The Oiltanking Board unanimously approved the distribution, the proposed agreements, and the authorizing resolutions delegating authority from the Oiltanking Board to the Oiltanking Conflicts Committee related to the merger proposal, including authority to (i) consider, review and evaluate the merger proposal, (ii) negotiate any terms of a proposed transaction and related agreements, (iii) consult with management of Oiltanking GP in connection with discussions and negotiations, (iv) consider other matters as may be requested by the Oiltanking Board or otherwise deemed appropriate by the Oiltanking Conflicts Committee, and (v) determine whether to approve, and if so approved, whether to recommend to the Oiltanking Board to approve, the proposed transaction and related agreements, with such approval constituting “Special Approval” for all purposes under the Oiltanking partnership agreement.

In addition, at the Oiltanking Board meeting on October 17, 2014, following discussions between and among representatives of Latham and Andrews Kurth during the preceding week, the Oiltanking Board adopted resolutions finalizing the compensation to be paid to the members of the Oiltanking Conflicts Committee with respect to any proposed transaction. The compensation, which is in addition to the regular compensation payable to the members of the Oiltanking Conflicts Committee in their capacity as directors of the Oiltanking Board, was set as follows: (i) $20,000 per month (plus an additional $5,000 per month for the chairman) payable monthly in arrears beginning October 1, 2014, and continuing until the mailing of Oiltanking’s proxy statement; (ii) $7,500 per month (plus an additional $2,500 per month for the chairman) payable monthly in arrears thereafter until the closing or termination of the merger; and (iii) if litigation continues after closing, a fee of $1,000 per hour for time actually spent in connection with such litigation. The final terms also provided that any such fees would cease accruing upon the cessation of discussions relating to any proposed transaction.

On October 17, 2014, the Oiltanking Conflicts Committee held an in-person meeting at Latham’s offices. Representatives of Latham were present at the meeting, and representatives of Richards Layton were present telephonically. At this meeting, representatives of Latham and Richards Layton gave a presentation to the Oiltanking Conflicts Committee with respect to, among other things, the duties of members of the Oiltanking Conflicts Committee under Delaware law and Oiltanking’s partnership agreement, issues relating to conflicts of interests, the process of the Oiltanking Conflicts Committee and recent Delaware cases involving master limited partnerships (“MLPs”). Following the presentation, the Oiltanking Conflicts Committee interviewed three financial advisors to potentially serve as independent financial advisor to the Oiltanking Conflicts Committee. Following such interviews, the Oiltanking Conflicts Committee discussed and deliberated on the selection of a financial advisor and then determined to engage Jefferies LLC (“Jefferies”) as its financial advisor (subject to finalizing the terms of an engagement letter). The Oiltanking Conflicts Committee and its advisors also discussed due diligence and procedural considerations, including the need for the committee and its advisors to take the time necessary to fully understand the financial and other implications of the proposed transaction.

During the morning of October 21, 2014, a meeting was held at Enterprise’s offices at which Enterprise management gave business diligence presentations. In addition to Enterprise management, attendees included Messrs. King, Hart and Leland as members of the Oiltanking Conflicts Committee; representatives of Jefferies and Latham, as financial and legal advisors, respectively, to the Oiltanking Conflicts Committee; and representatives of Citi and Andrews Kurth, as financial and legal advisors, respectively, to Enterprise. Messrs. Creel, Teague and Tony Chovanec, along with other officers on behalf of Enterprise management, made presentations, reviewing a history of Enterprise asset drop-downs, contributions of those assets to cash flows, current operations, recent events, capital projects, historical practice of retaining a portion of distributable cash flows, reinvestments in other capital projects and other commercial overviews of Enterprise’s business segments. The presentation also covered, among other things, the potential transaction between Enterprise and Oiltanking, market fundamentals and certain of Enterprise’s financial metrics and publicly available financial projections. The presentation also included questions from the Oiltanking Conflicts Committee and representatives of Jefferies and Latham with respect to the topics discussed and Enterprise’s responses thereto.

On October 21, 2014, following the due diligence meeting at Enterprise’s offices, the Oiltanking Conflicts Committee held an in-person meeting at Latham’s offices. Also present at the meeting were representatives of Jefferies and Latham. The Oiltanking Conflicts Committee discussed with representatives of Jefferies and Latham certain aspects of the due diligence meeting with Enterprise held earlier that morning and follow up diligence materials to request from Enterprise.

Later that day on October 21, 2014, Andrews Kurth delivered an initial draft merger agreement to Latham. The draft of the merger agreement was consistent with the merger proposal dated October 1, 2014, and included an exchange ratio of 1.23 Enterprise common units for each outstanding Oiltanking common unit held by Oiltanking’s public unitholders.

On October 23, 2014, Mr. Jon Ackerman, former Chief Financial Officer of Oiltanking GP, along with current Oiltanking GP management members Mr. Robert McCall, Senior Vice President—Commercial and Business Development, and Ms. Donna Hymel, Chief Financial Officer, held a telephonic due diligence session with representatives of Jefferies. Also present telephonically at the meeting were Mr. Hart, on behalf of the Oiltanking Conflicts Committee, as well as representatives of Enterprise, Andrews Kurth, Citi and Latham. The presentation covered, among other things, the business and operations of Oiltanking, industry and market fundamentals and projections, storage and terminaling infrastructure, Oiltanking’s business plans and capital projects, certain of Oiltanking’s financial metrics and publicly available financial projections and the potential transaction between Enterprise and Oiltanking. The presentation also included questions from the Oiltanking Conflicts Committee and representatives of Jefferies and Latham with respect to the topics discussed and responses thereto from Messrs. Ackerman and McCall and Ms. Hymel.

On October 24, 2014, the Oiltanking Conflicts Committee held an in-person meeting at Latham’s offices. Also present at the meeting were representatives of Jefferies and representatives of Latham. At the meeting, representatives of Jefferies provided an overview of the merger proposal and discussed with the Oiltanking Conflicts Committee certain issues regarding the merger proposal.

During the October 24, 2014 meeting of the Oiltanking Conflicts Committee, representatives of Jefferies discussed Jefferies’ preliminary draft analysis of the proposed transaction. Representatives of Jefferies, among other things, (i) summarized the transaction and provided background on the market and the parties, (ii) provided a structural overview of the proposed transaction, (iii) reviewed Enterprise’s proposed exchange ratio of 1.23 in connection with an implied multiples analysis, (iv) discussed summary market data for each of Oiltanking’s and Enterprise’s common units, along with implied multiples with respect thereto relating to, among other things, total equity value, EBITDA and distributable cash flow, (v) described the implied premiums to pricing sensitivity analysis, and (vi) discussed the overlap of significant unitholders in a cross-holder analysis.

Representatives of Jefferies also, among other things, (i) provided a detailed market update; (ii) discussed three-year annotated unit price performance charts; (iii) summarized Oiltanking’s and Enterprise’s unit price history over the last twelve months; (iv) reviewed Oiltanking’s and Enterprise’s trading volume and unit price analyses over the last six and twelve months; (v) summarized analysts’ views for both Oiltanking and Enterprise; and (vi) discussed the relative unit performance for Oiltanking and Enterprise.

Representatives of Jefferies next, among other things, (i) provided a detailed presentation regarding the relative valuation analysis performed by Jefferies, (ii) discussed the distributable cash flow growth for both Oiltanking and Enterprise, (iii) gave a financial summary for both Oiltanking and Enterprise, (iv) summarized the valuation methodologies utilized by Jefferies, (v) summarized the implied exchange ratio of Enterprise’s proposed exchange ratio of 1.23 with respect to a selected public companies analysis, distributable cash flow analysis and premiums paid analysis.

Thereafter, representatives of Jefferies described the valuation methodologies in detail and discussed, among other things, (i) the historical market implied exchange ratio analysis, (ii) the comparable company analysis implied exchange ratios, (iii) Oiltanking’s and Enterprise’s trading metrics of comparable companies, (iv) Oiltanking’s and Enterprise’s discounted cash flow analysis, (v) the implied discounted cash flow analysis exchange ratio and (vi) the third-party premiums paid analysis based on both current prices and the unaffected price as well as with respect to precedent affiliate MLP transactions.

Representatives of Jefferies subsequently discussed the potential pro forma financial impact of the proposed transaction assuming both a 1.23 exchange ratio and a 1.40 exchange ratio, along with the assumptions relating thereto.

Representatives of Jefferies then (i) provided an overview of Enterprise contained in the presentation, including, among other things, a summary of Enterprise’s management, historical trading performance, ownership structure and assets, (ii) discussed the potential financial impact to Oiltanking and Enterprise assuming both a 1.23 exchange ratio and a 1.40 exchange ratio, and (iii) discussed the weighted average cost of capital analyses.

The members of the Oiltanking Conflicts Committee also discussed among themselves, and with representatives of Jefferies and Latham, the risks and merits of the proposed merger with Enterprise and whether other potential alternative transactions may be available to Oiltanking. The Oiltanking Conflicts Committee considered whether it would be appropriate to seek other prospective bidders for the assets or control of Oiltanking and to make further inquiry of Enterprise with respect to other alternatives. The Oiltanking Conflicts Committee considered that Enterprise, in the merger proposal, previously had asserted that it was interested only in acquiring the Oiltanking common units it did not already own and that it was not interested in disposing of its controlling interest in Oiltanking to a third party at such time, meaning that a prospective bidder would not be able to gain control of Oiltanking. The Oiltanking Conflicts Committee concluded that prospective bidders would not be interested in purchasing the common units held by Oiltanking public unitholders without gaining control of Oiltanking. As a result, the Oiltanking Conflicts Committee determined that it was unlikely that it could conduct a meaningful auction for the acquisition of the assets or control of Oiltanking.

In addition, the Oiltanking Conflicts Committee discussed potential alternatives for Oiltanking remaining as a standalone public company, including, among other things, the current and expected growth prospects for Oiltanking, current and expected market conditions for the storage and terminaling business and the potential financial performance and related implications for Oiltanking. The Oiltanking Conflicts Committee concluded that the current and prospective growth prospects for Oiltanking if it were to continue as a standalone public entity would be more limited following Enterprise’s acquisition of Oiltanking GP. In reaching that conclusion, the Oiltanking Conflicts Committee considered (i) the loss of visible growth prospects, such as complimentary potential “drop downs” from affiliates of M&B, upon Enterprise acquiring Oiltanking GP and approximately 66% of Oiltanking’s limited partner interests on October 1, 2014, (ii) potential reduced incentives for Enterprise to grow Oiltanking as a standalone public entity in view of Enterprise’s business relationship with Oiltanking, including the fact that Enterprise represented approximately 29% of Oiltanking’s revenues for the year ended December 31, 2013, as well as Enterprise’s 50-year service agreement with Oiltanking relating to Enterprise’s LPG export terminal at Oiltanking’s complex on the Houston Ship Channel, (iii) the lack of any duty or other obligation for Enterprise to support Oiltanking’s growth or otherwise adopt a business strategy that is favorable to Oiltanking and (iv) the potential unwillingness of third parties, including current and potential competitors of Enterprise, to do business with Oiltanking as a controlled subsidiary of Enterprise.

On October 29, 2014, the Oiltanking Conflicts Committee held a telephonic meeting. Present telephonically at the meeting were representatives of Jefferies, representatives of Latham and representatives of Richards

Layton. Representatives of Latham reviewed with the Oiltanking Conflicts Committee the terms of a revised draft of the merger agreement that included proposed revisions from the Oiltanking Conflicts Committee, Latham and Richards Layton, including (i) the addition of a condition that the merger be approved by the holders of a majority of the Oiltanking common units excluding the Oiltanking common units held by Enterprise and its subsidiaries, (ii) the deletion of a “force the vote” provision and addition of a provision that would allow the Oiltanking Conflicts Committee to cancel the calling, holding or convening of an Oiltanking unitholder meeting if the Oiltanking Conflicts Committee changed its recommendation to the Oiltanking common unitholders if it felt that doing so was necessary to comply with its duties, (iii) the addition of provisions that would allow the Oiltanking Conflicts Committee to terminate the merger agreement upon a change in recommendation and in order for Oiltanking to accept a superior proposal, (iv) the elimination of the $30 million termination fee initially proposed by Enterprise and (v) the entry by Enterprise and EPO into the support agreement as a condition to Oiltanking’s willingness to enter into the merger agreement. In addition, the revised draft of the merger agreement, among other things, broadened the definitions of acquisition proposal and superior proposal, as well as broadened certain representations and warranties. The Oiltanking Conflicts Committee then discussed with its advisors an exchange ratio to submit as a counterproposal to Enterprise’s initial proposal of an exchange ratio of 1.23. At the conclusion of the meeting, the Oiltanking Conflicts Committee determined that Mr. King would communicate to Mr. Creel that, subject to the negotiation of a mutually satisfactory form of merger agreement, the Oiltanking Conflicts Committee was willing to support a transaction by which Enterprise would acquire all of the publicly held units of Oiltanking if (i) the exchange ratio were increased to 1.40 Enterprise common units for each publicly held unit of Oiltanking and (ii) the consummation of the transaction were conditioned on receiving the approval of a majority of Oiltanking common units held by Oiltanking unaffiliated unitholders.

On October 30, 2014, Mr. King met with Mr. Creel in person and communicated that, subject to the negotiation of a mutually satisfactory form of merger agreement, the Oiltanking Conflicts Committee was willing to support a transaction by which Enterprise would acquire all of the publicly held units of Oiltanking if (i) the exchange ratio were increased to 1.40 Enterprise common units for each publicly held unit of Oiltanking and (ii) the consummation of the transaction was conditioned on receiving the approval of a majority of Oiltanking common units held by Oiltanking unaffiliated unitholders. In their discussions, Mr. Creel explained that Enterprise believed its original proposal was very fair and that the market had already factored Oiltanking’s future growth into the Oiltanking unit price. Mr. Creel also explained that Enterprise could not negotiate a transaction in pieces and would need to see the Oiltanking Conflicts Committee’s comments to the draft merger agreement and consider all the issues together. Mr. King committed to sending Enterprise the Oiltanking Conflicts Committee’s mark-up of the merger agreement.

On October 30, 2014, Latham distributed a revised merger agreement to Andrews Kurth on behalf of the Oiltanking Conflicts Committee. From October 30, 2014 until November 5, 2014, Enterprise and Andrews Kurth held meetings to discuss comments and revised the draft merger agreement.

On November 5, 2014, Andrews Kurth distributed a revised merger agreement to Latham, together with a note that Enterprise’s original proposal regarding a 1.23 exchange ratio remained the same.

On November 6, 2014, the Oiltanking Conflicts Committee held a telephonic meeting. Present telephonically at the meeting were representatives of Jefferies, representatives of Latham and representatives of Richards Layton. Representatives of Latham reviewed with the Oiltanking Conflicts Committee the terms of the revised draft of the merger agreement that Andrews Kurth had provided to Latham on November 5, 2014, including (i) the reinsertion of a “force the vote” provision that would require Oiltanking to hold a unitholder meeting even if the Oiltanking Conflicts Committee changed its recommendation regarding the proposed transaction, (ii) the deletion of Oiltanking’s ability to terminate the merger agreement upon the Oiltanking Conflicts Committee changing its recommendation or in order for Oiltanking to enter into a superior proposal, (iii) the deletion of the condition that consummation of the transaction was conditioned on receiving the approval of a majority of Oiltanking common units held by Oiltanking unaffiliated unitholders and (iv) Enterprise’s reiteration of its original proposal of an exchange ratio of 1.23.

Also at the November 6, 2014 meeting of the Oiltanking Conflicts Committee, representatives of Jefferies reviewed with the Oiltanking Conflicts Committee certain financial information related to the proposed transaction, including (i) the relative unit performance of Oiltanking and Enterprise, (ii) an implied improvements analysis, (iii) a premiums paid analysis of the proposed transaction under various exchange ratios as compared to precedent affiliate MLP mergers, (iv) “all-in” implied exchange ratio sensitivity analysis, and (v) the historical implied premium (discount) to Oiltanking’s unaffected price and spot price. The Oiltanking Conflicts Committee also discussed possible alternative combinations of consideration (such as a combination of cash and units) to possibly facilitate the parties’ agreement to terms with respect to the proposed transaction. In addition, the members of the Oiltanking Conflicts Committee discussed among themselves, and with representatives of Jefferies and Latham, the risks and merits of the proposed merger with Enterprise and whether other potential alternative transactions may be available to Oiltanking, as well as potential alternatives for Oiltanking remaining as a standalone public entity, including, among other things, the current and expected growth prospects for Oiltanking, current and expected market conditions for the storage and terminaling business and the potential financial performance and related implications for Oiltanking. The Oiltanking Conflicts Committee reaffirmed the conclusions reached at its previous meeting on October 24, 2014 that (i) prospective bidders would not be interested in purchasing the common units held by Oiltanking’s public unitholders without gaining control of Oiltanking, (ii) it was unlikely that the Oiltanking Conflicts Committee could conduct a meaningful auction for the acquisition of the assets or control of Oiltanking and (iii) the current and prospective growth prospects for Oiltanking if it were to continue as a standalone public entity would be more limited following Enterprise’s acquisition of Oiltanking GP. At the end of the meeting, the Oiltanking Conflicts Committee determined that it would refuse to offer another exchange ratio proposal until Enterprise proposed an exchange ratio greater than 1.23.

Later in the afternoon on November 6, 2014, Bill Finnegan of Latham spoke telephonically with Mr. Buck of Andrews Kurth regarding timing and process of the proposed transaction. Mr. Buck informed Mr. Finnegan that Enterprise expected that the Oiltanking Conflicts Committee might want to present a counterproposal at a subsequent meeting or discussion with Enterprise. Mr. Finnegan informed Mr. Buck that the Oiltanking Conflicts Committee was expecting Enterprise to make a counterproposal, and Mr. Buck advised that he believed Enterprise considered its prior response a counterproposal. Mr. Finnegan conveyed to Mr. Buck the Oiltanking Conflicts Committee’s unwillingness to negotiate further with Enterprise until Enterprise proposed an exchange ratio greater than 1.23. Mr. Finnegan and Mr. Buck agreed that Mr. Creel should contact Mr. King directly. During the evening of November 6, 2014, Mr. Finnegan spoke telephonically with Mr. King of the Oiltanking Conflicts Committee and Peter Bowden, Global Head of Midstream Energy Investment Banking at Jefferies, with respect to the Oiltanking Conflicts Committee’s unwillingness to negotiate further with Enterprise until Enterprise proposed an exchange ratio greater than 1.23, and Mr. Buck communicated the Oiltanking Conflicts Committee’s desire for a counterproposal by Enterprise with a new exchange ratio to Mr. Creel.

On November 7, 2014, Mr. Creel spoke telephonically with Mr. King. Mr. King indicated that the Oiltanking Conflicts Committee was not willing to accept an exchange ratio of 1.23 and that the Oiltanking Conflicts Committee refused to negotiate further with respect to the proposed transaction until Enterprise proposed an exchange ratio greater than 1.23. Mr. Creel explained why Enterprise continued to believe its original and current offered 1.23 exchange ratio was reasonable. Mr. Creel noted:

•	He believed the Oiltanking unit price prior to October 1, 2014 fully reflected growth prospects, including a proposed Texas City dropdown (and has traded below 1.23x Enterprise common units for a month);

•	Oiltanking distribution coverage dropped from 2.1x in the third quarter of 2013 to 1.5x for the third quarter of 2014;

•	Oiltanking unitholders would receive an immediate 65% distribution increase based on the respective distributions with respect to the third quarter of 2014 (or approximately 70% based on second quarter 2014 distributions or 60% based on potential fourth quarter 2014 distributions);

•	Oiltanking unitholders would receive increased liquidity – 94% owned by institutional investors (based on float);

•	The proposed transaction was a tax-free exchange (unlike certain other pending MLP mergers);

•	Oiltanking’s third quarter 2014 missed analyst expectations by approximately 13%;

•	Due to the change in Oiltanking GP ownership, analyst expectations for future drop-downs by prior affiliates of Oiltanking GP no longer existed;

•	Oiltanking’s 2014 price/distributable cash flows ratio (“price/DCF”) of 26.2x versus comparables at 6.8 – 18.4x (based on analyst projections); and

•	Oiltanking’s 2016 price/DCF of 17.7x versus comparables at 6.8 – 14.0x (based on analyst projections).

Mr. King stated that he believed all of these issues were likely identified in diligence prior to the GP Purchase Transactions, and thus should have factored into the original proposed exchange ratio. Mr. Creel responded that Enterprise only conducted “public company-level due diligence” and that Enterprise did not pay a premium for the Oiltanking common units and subordinated units sold by OTA and its affiliate. Mr. King advised Mr. Creel that if Enterprise would not move off the 1.23 exchange ratio, the Oiltanking Conflicts Committee would not make another counterproposal and was prepared to wait. Mr. Creel informed Mr. King that he could take back a revised 1.25 exchange ratio to his team. Mr. King noted he appreciated the revised offer and would come back with a counter that was lower than their original 1.40 exchange ratio.

Also on November 7, 2014, the Oiltanking Conflicts Committee held a telephonic meeting. Present telephonically at the meeting were representatives of Jefferies and representatives of Latham. Mr. King summarized his earlier conversation with Mr. Creel for the Oiltanking Conflicts Committee. The Oiltanking Conflicts Committee discussed with its advisors an appropriate counter to Enterprise’s proposal of an exchange ratio of 1.25 and agreed to a counterproposal of 1.30 and that such counterproposal would be the Oiltanking Conflicts Committee’s “best and final offer.” The Oiltanking Conflicts Committee determined that if Enterprise agreed to increase the exchange ratio to 1.30, the Oiltanking Conflicts Committee would withdraw its request that the merger be approved by a majority of Oiltanking common units held by Oiltanking unaffiliated unitholders.

On November 10, 2014, Mr. Creel spoke telephonically with Mr. King. Mr. King indicated that the Oiltanking Conflicts Committee was not willing to accept Enterprise’s proposed exchange ratio of 1.25. Mr. King also communicated to Mr. Creel that, subject to the negotiation of a mutually satisfactory form of merger agreement, the Oiltanking Conflicts Committee proposed an exchange ratio of 1.30 coupled with a vote of all of the Oiltanking unitholders was the Oiltanking Conflicts Committee’s “best and final offer.” Mr. Creel conveyed that he would present the Oiltanking Conflicts Committee’s offer to his team for consideration. Later that morning, Mr. Creel spoke telephonically with Mr. King and conveyed that Enterprise was willing to accept those terms subject to the resolution of open terms of the draft merger agreement.

On November 10, 2014, the Oiltanking Conflicts Committee convened a telephonic committee meeting. Representatives of Jefferies and Latham were present at the meeting. At the meeting, Mr. King summarized his conversation with Mr. Creel earlier that day. The committee discussed certain process issues. Representatives of Latham also updated the Oiltanking Conflicts Committee on the terms of the draft merger agreement.

In addition, on November 10, 2014, Mr. Buck sent an initial draft of the support agreement to Latham via email, which Latham subsequently revised to include a provision in which EPO granted an irrevocable proxy to a member of the Oiltanking Conflicts Committee.

On November 10 and November 11, 2014, the parties exchanged drafts and revisions to the merger agreement, the support agreement and related documents for the transaction to finalize the documents. On

November 10, 2014, representatives of Andrews Kurth and Latham also held conferences calls to negotiate final open points in the merger agreement, including covenants and termination matters, and the support agreement, including EPO’s granting an irrevocable proxy to a member of the Oiltanking Conflicts Committee. Representatives of Andrews Kurth and Latham also held a conference call with representatives of Seiz Ross Aronstam & Moritz LLP and Richards Layton, as special Delaware counsel to Enterprise and the Oiltanking Conflicts Committee, respectively, to discuss the Oiltanking Conflicts Committee’s proposals regarding “force the vote” provisions, including allowing Oiltanking to cancel the Oiltanking special meeting and to terminate the merger agreement in the event of a permitted change in recommendation by the Oiltanking Conflicts Committee. After discussions, Enterprise acquiesced to these proposals by the Oiltanking Conflicts Committee.

At 1:00 p.m. (Central time) on November 11, 2014, the Oiltanking Conflicts Committee held a telephonic committee meeting. Representatives of Jefferies, Latham and Richards Layton were present at the meeting. The representatives from Jefferies provided an overview of the terms of the proposed transaction, as well as the history of the negotiations between Enterprise and the Oiltanking Conflicts Committee.

Representatives from Jefferies, among other things, (i) summarized the unit price performance of both Enterprise and Oiltanking, (ii) summarized relative valuation analyses performed and the assumptions underlying those analyses, (iii) described the historical and projected distributable cash flow growth profiles for each of Oiltanking and Enterprise, (iv) presented standalone financial forecasts for each of Oiltanking and Enterprise, (v) discussed Enterprise’s current and projected yield as compared to its peers, as well as analysts’ current recommendations regarding Enterprise’s common units and (vi) summarized the pro forma financial analysis for each of Oiltanking and Enterprise.

In addition, representatives from Jefferies reviewed with the Oiltanking Conflicts Committee the valuation methodologies used by Jefferies to analyze an exchange ratio of 1.30, including (i) the selected public companies analysis, (ii) the discounted cash flow analysis, (iii) the premiums paid analysis and (iv) the historical exchange ratio analysis. Representatives from Jefferies also discussed and described the proposed exchange ratio of 1.30 in relation to the selected public companies analysis, the discounted cash flow analysis and the premiums paid analysis and, in the latter case, distinguished between third-party transactions and affiliated MLP mergers. Representatives from Jefferies reviewed with the Oiltanking Conflicts Committee the historical market implied exchange ratio analysis in relation to the trading relationship of Oiltanking’s and Enterprise’s common units.

The members of the Oiltanking Conflicts Committee also discussed again among themselves, and with representatives of Jefferies and Latham, the risks and merits of the proposed merger with Enterprise and whether other potential alternative transactions may be available to Oiltanking. In addition, the Oiltanking Conflicts Committee discussed again potential alternatives for Oiltanking remaining as a standalone public entity, including, among other things, the current and expected growth prospects for Oiltanking, current and expected market conditions for the storage and terminaling business and the potential financial performance and related implications for Oiltanking. The Oiltanking Conflicts Committee reaffirmed the conclusions reached at its previous meeting on October 24, 2014 that (i) prospective bidders would not be interested in purchasing the common units held by Oiltanking’s public unitholders without gaining control of Oiltanking, (ii) it was unlikely that the Oiltanking Conflicts Committee could conduct a meaningful auction for the acquisition of the assets or control of Oiltanking and (iii) the current and prospective growth prospects for Oiltanking if it were to continue as a standalone public entity would be more limited following Enterprise’s acquisition of Oiltanking GP.

Representatives from Jefferies confirmed that Jefferies was prepared to deliver an oral fairness opinion to the Oiltanking Conflicts Committee based on an exchange ratio of 1.30. Jefferies then rendered its oral opinion, which was confirmed by delivery of a written opinion dated November 11, 2014, that, as of November 11, 2014, the exchange ratio of 1.30 to be offered to the holders of the Oiltanking’s common units pursuant to the merger agreement is fair, from a financial point of view, to such holders (other than Enterprise and its affiliates, Oiltanking and its subsidiaries and the directors and executive officers of Oiltanking GP).

Following the Jefferies presentation, representatives from Latham provided an update on legal due diligence and gave a detailed presentation regarding the terms of the proposed merger agreement and the support agreement.

After discussion, the Oiltanking Conflicts Committee unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable, fair and reasonable to and in the best interests of Oiltanking and the Oiltanking unaffiliated unitholders, (ii) approved the merger and the execution of the merger agreement and the transactions contemplated thereby, (iii) recommended that the Oiltanking Board (A) approve the merger and the merger agreement, (B) submit the merger agreement to Oiltanking unitholders for approval and (C) cause Oiltanking to enter into the merger agreement and consummate the merger, (iv) determined that its approval of the merger agreement and transactions contemplated thereby constituted Special Approval (as defined in Section 7.9 of Oiltanking’s partnership agreement) and (v) recommended that the Oiltanking unitholders approve adoption of the merger agreement and the merger.

At 2:00 p.m. (Central time) on November 11, 2014, the Oiltanking Board held a special meeting. Jennifer Cunningham, in-house counsel to Oiltanking, was present at the meeting and representatives of Latham were in attendance telephonically. Representatives of Latham discussed certain process and procedural matters in connection with the Oiltanking Conflicts Committee’s approval of the merger agreement and the merger, which constituted Special Approval under Oiltanking’s partnership agreement. Representatives of Latham also reviewed with the Oiltanking Board Jefferies’ fairness opinion to the Oiltanking Conflicts Committee, copies of which had been circulated to the members of the Oiltanking Board. Representatives of Latham and Ms. Cunningham reviewed with the Oiltanking Board the terms and conditions of the merger agreement, support agreement and the merger. Following discussion and deliberation among the members of the Oiltanking Board, the Oiltanking Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, Oiltanking and the holders of Oiltanking common units, (ii) approved the merger agreement and the merger and the transactions contemplated thereby, (iii) directed the merger agreement and merger be submitted to Oiltanking unitholders for approval at a special meeting and (iv) recommended that the Oiltanking unitholders approve the merger agreement and the merger.

On November 11, 2014, the Enterprise Board met to consider the form of merger agreement, with representatives of Andrews Kurth and Citi in attendance. At that meeting, representatives of Andrews Kurth summarized the terms of the merger agreement and related transaction documents with the Enterprise Board, and reviewed fiduciary duties applicable to the transaction. Citi discussed with the Enterprise Board financial matters relating to the proposed merger. The Enterprise Board also discussed legal and procedural matters in connection with its approval of the proposed transactions. After these discussions and deliberation, the Enterprise Board unanimously approved the merger agreement and related documents and the issuance of Enterprise common units in connection with the proposed merger.

On November 11, 2014, following the Enterprise Board, the Oiltanking Conflicts Committee and the Oiltanking Board meetings, Enterprise and Oiltanking management executed the definitive documents.

On November 12, 2014, Enterprise and Oiltanking issued a joint press release announcing the merger agreement and the proposed merger.

Based on the $40.30 closing price of Enterprise common units on November 10, 2014 (the last full trading day before Enterprise and Oiltanking entered into and announced the merger agreement), the exchange ratio of 1.30 Enterprise common units for each outstanding Oiltanking common unit, and the 28,328,890 Oiltanking common units owned by Oiltanking public unitholders, the value of the merger consideration to be received by such holders was approximately $1.4 billion, or $52.39 for each Oiltanking common unit.

Recommendation of the Oiltanking Conflicts Committee and the Oiltanking Board and Reasons for the Merger

On November 11, 2014, the Oiltanking Conflicts Committee determined unanimously that the merger agreement and the merger are advisable, fair and reasonable to and in the best interests of Oiltanking and the

Oiltanking unaffiliated unitholders and recommended that the merger, the merger agreement and transactions contemplated thereby be approved by the Oiltanking Board and the Oiltanking unitholders. The Oiltanking Board determined that the merger agreement and the merger are fair and reasonable to and in the best interests of Oiltanking and the Oiltanking unitholders, approved the merger agreement and recommended that the Oiltanking unitholders vote in favor of the merger proposal.

The Oiltanking Conflicts Committee considered many factors in making its determination and recommendation. The committee consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination and related recommendations:

•	The exchange ratio of 1.30 Enterprise common units for each Oiltanking common unit in the merger, which represented a premium of:

•	approximately 5.6% based on the respective closing prices of Enterprise common units and Oiltanking common units on September 30, 2014 (the day before the merger was originally proposed); and

•	approximately 10.4% based on the respective closing prices of Enterprise common units and Oiltanking common units on November 10, 2014 (the day before the merger agreement was approved and executed).

•	The exchange ratio of 1.30 Enterprise common units for each Oiltanking common unit represents a 5.7% improvement from Enterprise’s originally offered exchange ratio of 1.23 Enterprise common units for each Oiltanking common unit.

•	The terms and conditions of the merger were determined through arm’s-length negotiations between Enterprise and the Oiltanking Conflicts Committee and their respective representatives and advisors, and the Oiltanking Conflicts Committee believes that the exchange ratio of 1.30 represents the highest price per unit that Enterprise was willing to agree to pay at the time of the Oiltanking Conflicts Committee’s approval taking into account, among other things, (i) the current market environment for MLPs in light of commodity prices and macroeconomic factors, both on an absolute basis and relative to the environment, at the time of Enterprise’s initial merger proposal and (ii) the changes in the market environment for MLPs in light of commodity prices and macroeconomic factors, both on an absolute basis and relative to the environment, since the time Enterprise made its initial merger proposal.

•	The pro forma increase of approximately 74% in quarterly cash distributions expected to be received by Oiltanking unitholders based upon the 1.30 exchange ratio and quarterly cash distribution rates paid by Oiltanking and Enterprise in November 2014 with respect to the quarter ended September 30, 2014.

•	In connection with the merger, Oiltanking unitholders will receive common units representing limited partner interests in Enterprise, which have substantially more liquidity than Oiltanking common units because of the Enterprise common units’ significantly larger average daily trading volume, as well as Enterprise having a broader investor base and a larger public float.

•

The belief of the Oiltanking Conflicts Committee that the current and prospective growth prospects for Oiltanking if it continues as a standalone public entity are more limited following Enterprise’s acquisition of Oiltanking GP, taking into account, among other things, (i) the loss of visible growth prospects, such as complimentary potential “drop downs” from affiliates of M&B, upon Enterprise acquiring Oiltanking GP and approximately 66% of Oiltanking’s limited partner interests on October 1, 2014, (ii) potential reduced incentives for Enterprise to grow Oiltanking as a standalone public entity in view of Enterprise’s business relationship with Oiltanking, including the fact that Enterprise represented approximately 29% of Oiltanking’s revenues for the year ended December 31, 2013, as well as Enterprise’s 50-year service agreement with Oiltanking relating to Enterprise’s LPG export terminal at Oiltanking’s complex on the Houston Ship Channel, (iii) the lack of any duty or other obligation for Enterprise to support Oiltanking’s growth or otherwise adopt a business strategy that is favorable to Oiltanking and (iv) the potential unwillingness of third parties, including current and potential competitors of Enterprise, to do business with Oiltanking as a controlled subsidiary of Enterprise.

•	The belief of the Oiltanking Conflicts Committee that the merger provides Oiltanking unitholders with an opportunity to benefit from Enterprise’s favorable growth prospects and the experience and track record of Enterprise’s management team, who have demonstrated the ability to (i) successfully grow Enterprise’s asset base, gross operating margin and price per Enterprise common unit, (ii) achieve consistent distribution growth on Enterprise common units over the past 41 consecutive quarters, (iii) complete approximately $12.7 billion in organic growth projects since 2011 and (iv) complete and successfully integrate significant M&A transactions, including transactions similar to the proposed merger with Oiltanking.

•	The belief of the Oiltanking Conflicts Committee that the merger provides Oiltanking unitholders with an opportunity to benefit from (i) unit price appreciation and increased distributions through ownership of Enterprise common units, which should benefit from Enterprise’s much larger and more diversified asset and cash flow base and lower dependence on individual capital projects and (ii) Enterprise’s greater ability to compete for future acquisitions and finance organic growth projects.

•	The belief of the Oiltanking Conflicts Committee that the merger provides Oiltanking unitholders with an opportunity to benefit from Enterprise’s significantly larger and more diversified asset base, with Enterprise’s leading business positions across the midstream energy value chain and multiple earnings streams, including NGL pipelines and services, onshore natural gas pipelines and services, petrochemical and refined products services, onshore crude oil pipelines and services and offshore pipelines and services.

•	The Oiltanking Conflicts Committee’s familiarity with, and understanding of, the businesses, assets, liabilities, results of operations, financial conditions and competitive positions and prospects of Oiltanking.

•	The Oiltanking Conflicts Committee’s gaining, in connection with evaluating the merits of the merger, familiarity with and an understanding of the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of Enterprise.

•	The consistency between the results of the due diligence investigation of Enterprise by the Oiltanking Conflicts Committee’s advisors with the expectations of the Oiltanking Conflicts Committee with respect to the strategic and financial benefits of the merger.

•	The belief of the Oiltanking Conflicts Committee that the merger and the exchange ratio present the best opportunity to maximize value for Oiltanking’s unitholders and is superior to Oiltanking remaining as a standalone public entity.

•	The Oiltanking Conflicts Committee’s engagement of independent financial and legal advisors with knowledge and experience with respect to public company merger and acquisition transactions, Enterprise’s and Oiltanking’s respective industries generally, and Enterprise and Oiltanking particularly, as well as substantial experience advising publicly traded limited partnerships and other companies with respect to transactions similar to the proposed transaction.

•	The belief of the Oiltanking Conflicts Committee that the value being provided in the merger as implied by the exchange ratio is attractive to the Oiltanking unaffiliated unitholders as indicated by, among other things, the valuation analyses of the Oiltanking common units prepared by Jefferies, including analyses based on a discounted cash flow analysis, a precedent transactions analysis, a peer group trading analysis, a premiums paid analysis and an analysis of research analyst price targets.

•	Jefferies’ delivery of an opinion to the Oiltanking Conflicts Committee on November 11, 2014 to the effect that, as of that date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio to be offered to the holders of Oiltanking common units pursuant to the merger agreement was fair, from a financial point of view, to the Oiltanking unaffiliated unitholders.

•	The ability of Oiltanking Conflicts Committee, pursuant to the merger agreement, to change its recommendation of the merger and terminate the merger agreement if the committee has concluded in its good faith judgment, after consultation with its outside legal and financial advisors, that the failure to make such a change in recommendation would be inconsistent with its duties under Oiltanking’s partnership agreement and applicable law, and no termination fee is payable by Oiltanking upon any such change of recommendation or termination of the merger agreement.

•	The ability of Oiltanking, pursuant to the merger agreement, to enter into discussions with another party, without payment of a termination fee or other penalty, in response to an unsolicited written offer if (i) the Oiltanking Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in its good faith judgment (a) that the unsolicited written offer constitutes or is likely to result in a superior proposal and (b) that the failure to take that action would be inconsistent with its duties under Oiltanking’s partnership agreement and applicable law and (ii) prior to furnishing any non-public information to such third party (including any information pertaining to Oiltanking subsidiaries in which Oiltanking has an equity interest or transactions to which Oiltanking is a party), Oiltanking receives from such third party an executed confidentiality agreement; notwithstanding that Enterprise informed the Oiltanking Conflicts Committee that Enterprise would not entertain an acquisition proposal relating to Oiltanking from a third party, the committee considered it possible that a subsequent offer could affect the viewpoint of Enterprise regarding the merger or a third party transaction.

•	The Oiltanking Conflicts Committee’s understanding of and management’s and the committee’s advisors’ review of overall market conditions, and the committee’s determination that, in light of these factors, the timing of the potential transaction is favorable to Oiltanking.

•	The structuring of the merger as a non-taxable exchange of Enterprise common units for Oiltanking common units.

•	The review by the Oiltanking Conflicts Committee with its financial and legal advisors of the financial and other terms of the merger agreement and related documents, including the conditions to their respective obligations and the termination provisions.

•	Following the merger, the elimination of potential conflicts of interest between the unaffiliated unitholders of Oiltanking and Enterprise, and for persons holding executive positions with both Oiltanking and Enterprise.

•	Each of Enterprise’s and Oiltanking’s strong commitment to complete the merger on the anticipated schedule.

•	Because the exchange ratio is fixed, the possibility that the value of the merger consideration payable to Oiltanking public unitholders will increase in the event that the market price of Enterprise common units increases prior to the closing.

•	The potential that the merger will allow Enterprise and Oiltanking to achieve synergies in the form of cost savings and other efficiencies, including reduced SEC filing requirements and a reduction in the number of public company boards and other costs associated with multiple public companies.

The Oiltanking Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendations:

•	Because the exchange ratio is fixed, the possibility that the Enterprise common unit price could decline relative to the Oiltanking common unit price prior to closing, reducing the value of the securities received by Oiltanking public unitholders in the merger.

•	The risk that potential benefits sought in the merger might not be fully realized.

•	The fact that Oiltanking’s projected standalone growth rate was higher than the projected standalone growth rate of Enterprise.

•	Oiltanking common unitholders are not entitled to appraisal rights under the merger agreement, Oiltanking’s partnership agreement or Delaware law.

•	Because the merger agreement can be approved by holders of a majority of the outstanding Oiltanking common units, and Enterprise already owns approximately 66% of the outstanding Oiltanking common units (which is sufficient to approve the merger agreement and the merger) and has agreed to vote in favor of the merger proposal, a vote in favor of the proposed merger at the Oiltanking special meeting is assured regardless of how the Oiltanking unaffiliated unitholders vote.

•	The Oiltanking Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of Oiltanking. Because Enterprise indirectly controls Oiltanking, it was unrealistic to pursue a third party acquisition proposal or offer for the assets or control of Oiltanking, and it was unlikely that the Oiltanking Conflicts Committee could have conducted a meaningful auction for the acquisition of the assets or control of Oiltanking. Enterprise, in the merger proposal, previously had asserted that it was interested only in acquiring the Oiltanking common units it did not already own and that it was not interested in disposing of its controlling interest in Oiltanking to a third party at such time.

•	The risk that the merger might not be completed in a timely manner, or that the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, and that a failure to complete the merger could negatively affect the trading price of the Oiltanking common units.

•	Certain members of management of Oiltanking GP and the Oiltanking Board may have interests that are different from those of the Oiltanking unaffiliated unitholders.

The foregoing discussion of the information and factors considered by the Oiltanking Conflicts Committee is not intended to be exhaustive, but includes the material factors the committee considered. In view of the variety of factors considered in connection with its evaluation of the merger, the committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the committee may have given differing weights to different factors. Overall, the committee believed that the advantages of the merger outweighed the negative factors it considered.

Enterprise’s Reasons for the Merger

In evaluating the merger, the Enterprise Board consulted with management and Enterprise’s legal and financial advisors and in reaching its decision to approve the merger agreement, the Enterprise Board considered many factors, including the following:

•	the merger is expected to be neutral or slightly accretive to distributable cash flow per Enterprise common unit (after giving effect to retained distributable cash flow attributable to the public unitholders of Oiltanking);

•	the merger will simplify Enterprise’s commercial and organizational structure as a result of Enterprise’s ownership of 100 percent of the equity interests in Oiltanking;

•	the merger will maintain Enterprise’s financial flexibility as the unit-for-unit exchange will finance all of the acquisition of the Oiltanking public common units; and

•	the merger may result in an estimated $30 million of synergies and cost savings from the complete integration of Oiltanking into Enterprise as well as public company cost savings.

Opinion of the Oiltanking Conflicts Committee’s Financial Advisor

In connection with Enterprise’s merger proposal to Oiltanking, the Oiltanking Conflicts Committee retained Jefferies to render an opinion as to the fairness, from a financial point of view, to the unaffiliated holders of

Oiltanking common units of the exchange ratio to be offered in a possible sale or other business transaction or series of transactions involving all or a material portion of the equity or assets of one or more entities comprising Oiltanking. At the meeting of the Oiltanking Conflicts Committee on November 11, 2014, Jefferies rendered its oral opinion (subsequently confirmed in writing) to the Oiltanking Conflicts Committee to the effect that, as of November 11, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in its opinion, the proposed exchange ratio of 1.30 to be offered to the holders of the Oiltanking common units (other than Enterprise and its subsidiaries and Oiltanking and its subsidiaries) pursuant to the merger agreement is fair, from a financial point of view, to such holders (other than Enterprise and its affiliates, Oiltanking and its subsidiaries and the directors and executive officers of Oiltanking GP).

The full text of Jefferies’ written opinion, dated as of November 11, 2014, is attached to this proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Oiltanking encourages the holders of Oiltanking common units to read the opinion carefully and in its entirety. Jefferies’ opinion is directed to the Oiltanking Conflicts Committee and addresses only the fairness, from a financial point of view and as of the date of the opinion, to the Oiltanking unaffiliated unitholders, of the exchange ratio to be offered to the holders of Oiltanking common units pursuant to the merger agreement. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Oiltanking common units should vote on the merger or any matter relating thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated November 10, 2014 of the merger agreement;

•	reviewed certain publicly available financial and other information about Oiltanking;

•	reviewed certain information furnished to Jefferies by Oiltanking’s management;

•	held discussions with members of senior management of Oiltanking concerning the matters described in the prior two bullet points;

•	reviewed the unit trading price history and valuation multiples for the Oiltanking common units and the Enterprise common units and compared them with those of certain publicly traded partnerships that Jefferies deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	analyzed the discounted cash flows of Oiltanking and Enterprise;

•	reviewed the trading history and historical exchange ratios of Oiltanking and Enterprise; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Oiltanking to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Oiltanking that it was not aware of any facts or circumstances that would make such information supplied by Oiltanking inaccurate or misleading or of any relevant information that has been omitted or that remains undisclosed to Jefferies. In its review, Jefferies did not perform or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did Jefferies conduct a physical inspection of any of the properties, assets or facilities of,

Oiltanking. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections, and did not assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

Jefferies based its analysis on certain publicly available financial forecasts for Oiltanking and Enterprise, which Jefferies adjusted as necessary based on discussions with Oiltanking’s management and Enterprise’s management as to Oiltanking’s and Enterprise’s projected financial performance. With respect to such financial forecasts of Oiltanking and Enterprise examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. Jefferies assumed that the guidance provided by Enterprise’s management and Oiltanking’s management reflects the best currently available estimates as to the future financial performance of Oiltanking and Enterprise. Jefferies expressed no opinion as to any forecasts of Oiltanking’s or Enterprise’s financial condition or the assumptions on which such forecasts are made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions that existed and could be evaluated as of the date of its opinion. Jefferies has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal, tax or accounting matters affecting Oiltanking, and Jefferies assumed no responsibility for any legal and accounting advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Oiltanking and the holders of Oiltanking common units. In addition, in preparing its opinion, Jefferies did not take into account, and expressed no view with regards to, any tax consequences of the transaction to Oiltanking, Oiltanking GP, Enterprise, Enterprise GP, MergerCo or any holder of Oiltanking common units. In rendering its opinion, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that the merger will be consummated in accordance with its terms or as otherwise described to Jefferies by representatives of Oiltanking without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to Jefferies’ analysis or opinion. Jefferies further assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Oiltanking, Enterprise or the consummation of, or the contemplated benefits of, the merger.

In addition, Jefferies was not requested to and did not provide advice concerning the structure, the specific exchange ratio, or any other aspects of the merger, or to provide services other than the delivery of its opinion. Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Oiltanking or any other alternative transaction. Jefferies did not participate in negotiations with respect to the terms of the merger and related transactions, and did not express an opinion as to whether any alternative transaction might result in an exchange ratio more favorable to the holders of Oiltanking common units than that contemplated by the merger agreement.

Jefferies’ opinion was for the use and benefit of the Oiltanking Conflicts Committee in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Oiltanking, nor did it address the underlying business decision by Oiltanking to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of Oiltanking common units should vote on the merger or any matter related thereto. In addition, Oiltanking did not ask Jefferies to address, and Jefferies’ opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Oiltanking, other than the Oiltanking unaffiliated unitholders. Jefferies expressed no opinion as to the price at which Oiltanking common units or Enterprise common units will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Oiltanking’s or Oiltanking GP’s officers, directors or employees, or any class of such persons, in connection with the merger, relative to the exchange ratio. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Oiltanking’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Oiltanking’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit value of Oiltanking common units do not purport to be appraisals or to reflect the prices at which Oiltanking common units may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, to the Oiltanking unaffiliated unitholders of the exchange ratio to be offered to the holders of Oiltanking common units pursuant to the merger agreement, and were provided to the Oiltanking Conflicts Committee in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion to the Oiltanking Conflicts Committee on November 11, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview

Based upon the proposed exchange ratio of 1.30 Enterprise common units for one Oiltanking common unit and the closing price of $37.73 per Enterprise common unit on the NYSE on November 10, 2014, Jefferies noted that the implied value of the merger consideration pursuant to the merger agreement was approximately $49.05 per Oiltanking common unit (calculated by multiplying the $37.73 closing price by the 1.30 exchange ratio).

Selected Public Companies Analysis

Oiltanking

Jefferies compared certain financial data for Oiltanking and selected master limited partnerships with publicly traded equity securities which Jefferies deemed relevant. These partnerships, which are referred to as Oiltanking Selected Public Partnerships, were selected because they were deemed to be similar to Oiltanking in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the Oiltanking Selected Public Partnerships and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller partnership with substantially similar lines of business and business focus may have been included while a similarly sized partnership with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of partnerships for purposes of its analysis but may not have included all partnerships that might be deemed comparable to Oiltanking.

The financial data reviewed for Oiltanking and the Oiltanking Selected Public Partnerships included:

•	Current declared quarterly distribution per unit divided by current closing unit price, which is referred to as Current LP Yield;

•	2015E distribution per unit divided by current closing unit price, which is referred to as 2015E Yield; and

•	2016E distribution per unit divided by current closing unit price, which is referred to as 2016E Yield.

The Oiltanking Selected Public Partnerships were:

•	Sunoco Logistics Partners, L.P.

•	Magellan Midstream Partners, L.P.

•	Buckeye Partners, L.P.

•	Tesoro Logistics LP

•	Phillips 66 Partners LP

•	NuStar Energy L.P.

•	Genesis Energy, L.P.

•	Holly Energy Partners LP

•	Global Partners LP

•	Blueknight Energy Partners, L.P.

•	World Point Terminals LP

The selected public companies analysis for Oiltanking utilizing the Oiltanking Selected Public Partnerships indicated the following mean and median multiples of the financial data reviewed for the Oiltanking Selected Public Partnerships as of November 10, 2014:

Benchmark	Mean	Median	Implied Yield Range for Oiltanking
Current Yield	5.1%	5.7%	3.50% - 4.00%
2015E Yield	5.4%	6.0%	3.75% - 4.25%
2016E Yield	6.0%	6.4%	4.50% - 5.00%

Enterprise

Jefferies also compared certain financial data for Enterprise and selected MLPs with publicly traded equity securities Jefferies deemed relevant. These partnerships, which are referred to as the Enterprise Selected Public Partnerships, were selected because they were deemed to be similar to Enterprise in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the Enterprise Selected Public Partnerships and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller partnership with substantially similar lines of business and business focus may have been included while a similarly sized partnership with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of partnerships for purposes of its analysis but may not have included all partnerships that might be deemed comparable to Enterprise.

The financial data reviewed for Enterprise and the Enterprise Selected Public Partnerships included:

•	Current LP Yield

•	2015E Yield

•	2016E Yield

The Enterprise Selected Public Partnerships were:

•	Energy Transfer Partners, L.P.

•	Plains All American Pipeline, L.P.

•	ONEOK Partners, L.P.

•	Enbridge Energy Partners, L.P.

The selected public companies analysis for Enterprise utilizing the Enterprise Selected Public Partnerships indicated the following mean and median multiples of the financial data reviewed for the Enterprise Selected Public Partnerships as of November 11, 2014:

Benchmark	Mean	Median	Implied Yield Range for Enterprise
Current Yield	5.9%	6.1%	5.50% - 6.00%
2015E Yield	6.2%	6.2%	6.00% - 6.50%
2016E Yield	6.6%	6.5%	6.50% - 7.00%

Analysis Performed

Jefferies applied the yield ranges based on the selected public companies analysis to corresponding financial data for Oiltanking (based on publicly available data and guidance from Oiltanking management) and Enterprise (based on publicly available data) to calculate implied exchange ratio reference ranges. The selected public companies analysis indicated a range of implied values per Oiltanking common unit and Enterprise common unit, which in turn indicated the following implied exchange ratio reference ranges:

Benchmark	Implied Value Per Enterprise Common Unit Reference Ranges	Implied Value Per Oiltanking Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
Current Yield	$24.33 - $26.55	$27.25 - $31.14	1.027 - 1.280
2015E Yield	$23.36 - $25.30	$29.32 - $33.23	1.159 - 1.423
2016E Yield	$23.18 - $24.96	$30.22 - $33.58	1.211 - 1.449

Such exchange ratio reference ranges were compared to the merger exchange ratio of 1.30 Enterprise common units per Oiltanking common unit.

None of the Oiltanking Selected Public Partnerships utilized in the selected public companies analysis is identical to Oiltanking, and none of the Enterprise Selected Public Partnerships utilized in the selected public companies analysis is identical to Enterprise. In evaluating the selected public companies that would comprise the Oiltanking Selected Public Partnerships and the Enterprise Selected Public Partnerships, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Oiltanking’s and Jefferies’ control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis by calculating the net present value of Oiltanking’s estimated future cash available for distribution through the fiscal year ending December 31, 2019, based on publicly available data and guidance from Oiltanking management, and the net present value of Enterprise’s estimated future cash available for distribution through the fiscal year ending December 31, 2019, based on publicly available data. In performing this analysis, Jefferies applied (i) discount rates ranging from 10.70% to 11.70% to the estimated future cash available for distribution of Oiltanking and 7.00% to 8.00% to the estimated future cash available for distribution of Enterprise, based on the respective estimated weighted average cost of capital of Oiltanking and Enterprise; and (ii) terminal value yield ranges of 4.00% to 4.50% to the estimated future cash available for distribution of Oiltanking and 5.50% to 6.00% to the estimated future cash available for distribution of Enterprise, based on the trading metrics of similar partnerships.

The discounted cash flow analysis indicated a range of implied values per Oiltanking common unit and Enterprise common unit, which in turn indicated the following implied exchange ratio reference range:

Implied Value Per Enterprise Common Unit Reference Range	Implied Value Per Oiltanking Common Unit Reference Range	Implied Exchange Ratio Reference Range
$32.02 - $35.47	$38.14 - $43.63	1.075 - 1.363

Such exchange ratio reference range was compared to the merger exchange ratio of 1.30 Enterprise common units per Oiltanking common unit.

Historical Exchange Ratio Analysis

Based on the closing prices for Oiltanking common units on the NYSE and Enterprise common units on the NYSE, and using the various time periods set forth below ending on November 10, 2014, Jefferies calculated a range of implied historical exchange ratios by dividing the average daily closing price per Oiltanking common unit by the average daily closing price per Enterprise common unit. This analysis indicated that during the three years prior to November 10, 2014, the exchange ratio ranged from 0.556 to 1.348 Enterprise commons unit per Oiltanking common unit, as compared to the merger exchange ratio of 1.30. This analysis also indicated the following historical average trading price exchange ratios:

	Average Oiltanking Unit Price	Average Enterprise Unit Price	Average Exchange Ratio	Current Trading Price Ratio as Premium (Discount) to Prior Period
As of 11/10/14	$44.42	$37.73	1.177
10% Premium	48.86	37.73	1.295
20% Premium	53.30	37.73	1.413
30% Premium	57.75	37.73	1.531
30-Day average	45.18	37.28	1.212	(2.9%)
60-Day average	47.41	38.36	1.235	(4.7%)
90-Day average	48.32	38.86	1.243	(5.3%)
Last 12 Months	40.80	35.88	1.128	4.4%
2-Year	32.21	32.55	0.967	21.8%
3-Year	26.81	30.15	0.854	37.8%

Premiums Paid Analysis

Using publicly available information and certain other database information available to Jefferies, Jefferies examined selected third-party transactions and selected affiliate MLP transactions. The following tables summarize the transactions analyzed:

Selected Third-Party Transactions

Date	Buyer	Seller
10/13/14	Targa Resources Partners	Atlas Pipeline Partners
10/10/13	Regency Energy Partners	PVR Partners
05/06/13	Inergy Midstream	Crestwood Midstream Partners
01/29/13	Kinder Morgan Energy Partners	Copano Energy
06/12/06	Plains All American Pipeline	Pacific Energy Partners
11/01/04	Valero	Kaneb Pipeline Partners
12/15/03	Enterprise Products Partners	GulfTerra Energy Partners

Selected Affiliate MLP Transactions

Date	Buyer	Seller
10/26/14	Access Midstream Partners	Williams Partners
08/10/14	Kinder Morgan, Inc.	El Paso Pipeline Partners Kinder Morgan Energy Partners Kinder Morgan Management
08/27/13	Plains All American Pipeline	PAA Natural Gas Storage
07/11/11	Vanguard Natural Resources	Encore Energy Partners
02/23/11	Enterprise Products Partners	Duncan Energy Partners
06/29/09	Enterprise Products Partners	TEPPCO Partners

For each of the selected transactions, Jefferies calculated the premium represented by the offer price or merger consideration over the target company’s closing unit price one trading day, seven trading days and 30 trading days prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Selected Third-Party Transactions

Date	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	25.7%	22.4%	12.5%	2.2%
7 Days	25.2%	20.8%	10.7%	3.0%
30 Days	23.7%	21.1%	9.8%	2.6%

Selected Affiliate MLP Transactions

Date	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	28.3%	16.1%	7.8%	4.4%
7 Days	29.1%	16.2%	7.8%	3.8%
30 Days	29.0%	12.7%	7.6%	3.1%

Using a reference range of the 25th percentile to the 75th percentile premiums for each of the transaction categories listed above, Jefferies performed a premiums paid analysis using the closing prices of Oiltanking common units one trading day, seven trading days and 30 trading days prior to November 10, 2014.

Based on Jefferies’ premiums paid analysis, the implied value per Oiltanking common unit reference ranges and the implied exchange ratio reference ranges were indicated to be as follows:

Selected Transactions	Enterprise Common Unit Price as of November 10, 2014	Implied Value Per Oiltanking Common Unit Reference Ranges	Implied Exchange Ratio References Ranges
Selected Third-Party Transactions	$37.73	$49.15 - $54.72	1.303 - 1.450
Selected Affiliate MLP Transactions	$37.73	$47.84 - $51.59	1.268 - 1.367

Such reference ranges were compared to the merger exchange ratio of 1.30 Enterprise common units per Oiltanking common unit. None of the selected transactions utilized as a comparison in the selected premiums paid analysis is identical to the merger.

General

Jefferies’ opinion was one of many factors taken into consideration by the Oiltanking Conflicts Committee in making its determination to approve the merger and should not be considered determinative of the views of the Oiltanking board of directors or management with respect to the merger or the exchange ratio to be offered to the holders of Oiltanking common units in the merger.

Jefferies was selected by the Oiltanking Conflicts Committee based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Oiltanking has agreed to pay Jefferies a fee of $1 million, $250,000 of which was delivered upon the execution of Jefferies’ engagement letter and $750,000 of which was paid upon delivery of Jefferies’ opinion. Jefferies also will be reimbursed by Oiltanking for certain expenses incurred. Oiltanking has also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. Jefferies maintains a market in Oiltanking securities, and in the ordinary course of Jefferies’ business, Jefferies and its affiliates may trade or hold securities of Oiltanking or Enterprise and/or their respective affiliates for Jefferies’ own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Oiltanking, Enterprise or entities that are affiliated with Oiltanking or Enterprise, for which Jefferies would expect to receive compensation. Except as otherwise expressly provided in its engagement letter with the Oiltanking Conflicts Committee, Jefferies’ opinion may not be used or referred to by Oiltanking, or quoted or disclosed to any person in any matter, without Jefferies’ prior consent.

No Dissenters’ or Appraisal Rights

Oiltanking unitholders do not have dissenters’ or appraisal rights under Oiltanking’s partnership agreement, the merger agreement or applicable Delaware law.

Antitrust and Regulatory Matters

Due to rules applicable to partnerships and the common control of Oiltanking and Enterprise, no filing is required under the HSR Act and the rules promulgated thereunder by the FTC. However, at any time before or after completion of the merger, the DOJ, the FTC, or any state request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Enterprise or Oiltanking. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-U.S. governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that Enterprise and Oiltanking will not prevail.

Listing of Common Units to be Issued in the Merger; Delisting and Deregistration of Oiltanking Common Units

Enterprise expects to obtain approval to list on the NYSE the Enterprise common units to be issued pursuant to the merger agreement, which approval is a condition to closing the merger. Upon completion of the merger, Oiltanking common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

The proposed merger will be accounted for in accordance with Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. Changes in Enterprise’s ownership interest in Oiltanking, while Enterprise retains its controlling financial interest in Oiltanking, will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the proposed merger. The proposed merger represents Enterprise’s acquisition of the noncontrolling interests in Oiltanking.

Pending Litigation

On November 20, 2014, Matthew Ellis, a purported unitholder of Oiltanking, filed a complaint in the United States District Court of the Southern District of Texas, Houston Division, as a putative class action on behalf of the unitholders of Oiltanking, captioned Matthew Ellis v. Bryan Bulawa, William Ordemann, Robert D. Sanders, Michael C. Smith, Gregory C. King, D. Mark Leland, Thomas M. Hart III, Oiltanking Partners, L.P., OTLP GP LLC, Enterprise Products Partners L.P., Enterprise Products Holdings LLC, Enterprise Products Operating LLC and EPOT MergerCo LLC, Civil Action No. 4:14-cv-3343. On December 12, 2014, the plaintiff filed a motion to dismiss without prejudice and the court issued a notice of dismissal of this case.

On December 23, 2014, Mathew Ellis and Chaile Steinberg, purported unitholders of Oiltanking, filed a complaint in the Court of Chancery of the State of Delaware, as a putative class action on behalf of the Oiltanking unitholders, captioned Mathew Ellis and Chaile Steinberg v. OTLP GP, LLC, Oiltanking Holding Americas, Inc., Oiltanking GMBH, Marquard & Bahls AG, Kenneth F. Owen, Christian Flach, Enterprise Products Partners L.P. and Enterprise Products Holdings LLC, Case No. 10495. This new Ellis complaint alleges, among other things, that Oiltanking GP breached the implied covenant of good faith and fair dealing, that Oiltanking GP has breached the Oiltanking partnership agreement, and that other defendants have aided and abetted Oiltanking GP’s breach of the Oiltanking partnership agreement or contractual duty of good faith thereunder. The plaintiffs seek to (i) enjoin the special meeting to vote on the merger proposal unless it is subjected to an unaffiliated vote and (ii) in the event the merger approval is not compelled to be subject to an unaffiliated vote, an award of money damages.

While Enterprise and Oiltanking cannot predict the outcome of this lawsuit or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can Enterprise and Oiltanking predict the amount of time and expense that will be required to resolve this lawsuit or any other lawsuits, Enterprise, Oiltanking and the other defendants named in the lawsuit intend to defend vigorously against this and any other actions.

Support Agreement

In connection with the merger agreement, Oiltanking, Enterprise and EPO entered into the support agreement, pursuant to which Enterprise and EPO have agreed to vote any Oiltanking common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger ) at any meeting of unitholders. In addition, pursuant to the support agreement, EPO granted an irrevocable proxy to a member of the Oiltanking Conflicts Committee to vote such units accordingly. EPO currently directly owns 54,799,604 Oiltanking common units representing approximately 66% of the outstanding Oiltanking common units. The support agreement will terminate upon the termination of the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and the related transactions. The provisions of the merger agreement are extensive and not easily summarized. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the terms of the merger.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in Oiltanking’s and Enterprise’s general prior public disclosures, as well as additional information, some of which is non-public. Information concerning the subject matter of the representations and warranties may have also changed since the date of the merger agreement, and all of this information may or may not be fully reflected in the companies’ public disclosures. To the extent there are any conflicts between any representations and warranties in the merger agreement and the additional information included or incorporated by reference in the proxy statement/prospectus, the information included or incorporated by reference herein shall control. Accordingly, the representations, warranties and covenants in the merger agreement and the description of them in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings of Enterprise and Oiltanking filed with the SEC.

In the following summary of the material terms of the merger agreement, all references to the subsidiaries of Enterprise or Enterprise GP do not include Oiltanking GP or its subsidiaries (including Oiltanking), unless explicitly stated.

Structure of the Merger and Related Transactions

Pursuant to the merger agreement, MergerCo will merge with and into Oiltanking, with Oiltanking surviving the merger as an indirect wholly owned subsidiary of Enterprise (the “surviving entity”), and all outstanding common units representing limited partner interests in Oiltanking held by Oiltanking public unitholders at the effective time of the merger will be cancelled and converted into the right to receive Enterprise common units based on an exchange ratio of 1.30 Enterprise common units for each Oiltanking common unit. This merger consideration represents a 5.6% premium to the closing price of Oiltanking common units based on the closing prices of Oiltanking common units and Enterprise common units on September 30, 2014, the last trading day before Enterprise announced its initial proposal to acquire all of the Oiltanking common units owned by the public. Relative to the respective closing prices for Enterprise and Oiltanking common units on November 10, 2014, the day before the parties entered into the merger agreement, the 1.30 exchange ratio represents a 10.4% premium to Oiltanking unitholders. Based on the $40.30 closing price of Enterprise common units on November 10, 2014, the 1.30 exchange ratio and the 28,328,890 Oiltanking common units owned by Oiltanking public unitholders, the value of the merger consideration to be received by such holders was approximately $1.4 billion, or $52.39 for each Oiltanking common unit. No fractional Enterprise common units will be issued in the merger, and Oiltanking public unitholders will, instead, receive cash in lieu of fractional Enterprise common units, if any. In connection with the merger, EPO will not receive any consideration for the continuation of its limited partner interests in Oiltanking, Oiltanking GP will not receive any consideration for the continuation of its general partner interests or incentive distribution rights in Oiltanking, and Enterprise will be admitted as a limited partner of Oiltanking and be issued Oiltanking common units equal to the converted Oiltanking common units held by unitholders other than Enterprise or its subsidiaries. As of December 31, 2014, there were 1,937,324,817 Enterprise common units and 83,128,494 Oiltanking common units outstanding. Based on the 28,328,890 Oiltanking common units outstanding at such date that are owned by Oiltanking public unitholders and eligible for exchange into Enterprise common units pursuant to the merger agreement, Enterprise expects to issue approximately 36,827,557 Enterprise common units in connection with the merger.

When the Merger Becomes Effective

The closing of the merger will take place on either (i) the business day after the date on which the last of the conditions set forth in the merger agreement (other than those conditions that by their nature cannot be satisfied until the closing date) have been satisfied or waived in accordance with the terms of the merger agreement, or (ii) such other date to which the parties may agree in writing. Please read “— Conditions to the Merger” beginning on page 73 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing occurs is referred to as the “closing date.”

The merger will become effective at the effective time, which will occur upon Oiltanking filing a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be set forth in the certificate of merger. The Oiltanking certificate of limited partnership will be the certificate of limited partnership of the surviving entity, until duly amended in accordance with its terms and applicable law.

Effect of Merger on Outstanding Oiltanking Common Units and Other Interests

At the effective time, by virtue of the merger and without any further action on the part of any holder of Oiltanking common units, the following will occur:

•	All of the limited liability company interests in MergerCo outstanding immediately prior to the effective time will be cancelled and no consideration will be received therefor.

•	The general partner interest in Oiltanking issued and outstanding immediately prior to the effective time shall remain outstanding in the surviving entity and no consideration shall be delivered in respect thereof, and Oiltanking GP, as the holder of such general partner interests, shall continue as the sole general partner of the surviving entity as set forth in Oiltanking’s partnership agreement.

•	The incentive distribution rights in Oiltanking outstanding immediately prior to the effective time shall remain outstanding in the surviving entity and continue to be held by Oiltanking GP, and no consideration shall be delivered to Oiltanking GP in respect of such interests.

•	Each Oiltanking common unit held by Oiltanking public unitholders immediately prior to the effective time will be converted into the right to receive 1.30 Enterprise common units.

•	The limited partner interests in Oiltanking issued and outstanding immediately prior to the effective time and held by Enterprise and its subsidiaries shall remain outstanding in the surviving entity and Enterprise and its subsidiaries shall continue as a limited partner of the surviving entity, and no consideration shall be delivered to such holder in respect of such interests.

•	Enterprise will be issued a number of Oiltanking common units equal to the number of Oiltanking common units held by Oiltanking public unitholders immediately prior to the effective time.

•	Notwithstanding anything to the contrary in the merger agreement, all Oiltanking common units owned by Oiltanking or its subsidiaries (if any) will automatically be cancelled and no consideration shall be delivered in respect of such units.

All Oiltanking common units held by Oiltanking public unitholders shall be converted into the right to receive the merger consideration. At the effective time, each holder of a certificate representing common units and each holder of non-certificated Oiltanking common units represented by book-entry will cease to be a unitholder of Oiltanking and cease to have any rights as a unitholder of Oiltanking, except the right to receive (i) 1.30 Enterprise common units for each outstanding Oiltanking common unit, and the right to be admitted as an additional limited partner of Enterprise, (ii) any cash to be paid in lieu of any fractional new Enterprise common unit in accordance with the merger agreement and (iii) any distributions in accordance with the merger agreement, in each case, to be issued or paid, without interest, in accordance with the merger agreement. In addition, to the extent applicable, holders of Oiltanking common units as of the effective time will have continued rights to any distribution, without interest, with respect to such Oiltanking common units with a record date occurring prior to the effective time that may have been declared or made by Oiltanking with respect to such Oiltanking common units in accordance with the terms of the merger agreement and which remains unpaid as of the effective time. The unit transfer books of Oiltanking will be closed at the effective time and there will be no further registration of transfers on the unit transfer books of Oiltanking with respect to Oiltanking common units.

For a description of the Enterprise common units, please read “Description of Enterprise Common Units,” and for a description of the comparative rights of the holders of Enterprise common units and Oiltanking common units, please read “Comparison of the Rights of Enterprise and Oiltanking Unitholders.”

Exchange of Certificates; Fractional Units

Exchange Agent

In connection with the merger, Enterprise has appointed Wells Fargo Shareowner Services to act as “exchange agent” for the issuance of Enterprise common units and for cash payments for fractional units. Promptly after the effective time, Enterprise will deposit or will cause to be deposited with the exchange agent for the benefit of the holders of Oiltanking common units, for exchange through the exchange agent, new Enterprise common units and cash as required by the merger agreement. Enterprise has agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay any distributions pursuant to the merger agreement and to make payments in lieu of any fractional new Enterprise common units pursuant to the merger agreement, in each case without interest. Any cash and new Enterprise common units deposited with the exchange agent (including as payment for any fractional new Enterprise common units and any distributions with respect to such fractional new Enterprise common units) are referred to as the “exchange fund.” The exchange agent will deliver the merger consideration contemplated to be paid for Oiltanking common units pursuant to the merger agreement out of the exchange fund. Except as contemplated by the merger agreement, the exchange fund will not be used for any other purpose.

Exchange of Units

Promptly after the effective time of the merger, Enterprise will instruct the exchange agent to mail to each applicable holder of an Oiltanking common unit a letter of transmittal and instructions explaining how to surrender Oiltanking common units to the exchange agent. This letter will contain instructions on how to surrender certificates or book-entry units formerly representing Oiltanking common units in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

Oiltanking common unit certificates should NOT be returned with the enclosed proxy card. Oiltanking unitholders who deliver a properly completed and signed letter of transmittal and any other documents required by the instructions to the transmittal letter, together with their Oiltanking common unit certificates, if any, will be entitled to receive:

•	new Enterprise common units representing, in the aggregate, the whole number of new Enterprise common units that the holder has the right to receive pursuant to the terms of the merger agreement and as described above under “— Effect of Merger on Outstanding Oiltanking Common Units and Other Interests,” and

•	a check in an amount equal to the aggregate amount of cash that the holder has the right to receive pursuant to the merger agreement, including cash payable in lieu of any fractional new Enterprise common units and distributions pursuant to the terms of the merger agreement.

No interest will be paid or accrued on any merger consideration, any cash payment in lieu of fractional new Enterprise common units, or on any unpaid distributions payable to holders of certificated or book-entry Oiltanking common units.

In the event of a transfer of ownership of Oiltanking common units that is not registered in the transfer records of Oiltanking, the merger consideration payable in respect of those Oiltanking common units may be paid to a transferee, if the certificate representing those Oiltanking common units or evidence of ownership of the book-entry Oiltanking common units is presented to the exchange agent, and in the case of both certificated and book-entry Oiltanking common units, accompanied by all documents required to evidence and effect the transfer and the person requesting the exchange will pay to the exchange agent in advance any transfer or other taxes required by reason of the delivery of the merger consideration in any name other than that of the record holder of those Oiltanking common units, or will establish to the satisfaction of the exchange agent that any transfer or other taxes have been paid or are not payable. Until the required documentation has been delivered and certificates, if any, have been surrendered, as contemplated by the merger agreement, each certificate or book-entry Oiltanking common unit will be deemed at any time after the effective time to represent only the right to receive, upon the delivery and surrender of the Oiltanking common units, the merger consideration payable in respect of Oiltanking common units and any cash or distributions to which the holder is entitled pursuant to the terms of the merger agreement.

All new Enterprise common units to be issued in the merger will be issued in book-entry form, without physical certificates. Upon the issuance of new Enterprise common units to the holders of Oiltanking common units in accordance with the merger agreement and the compliance by such holders with the requirements of Section 10.4 of Enterprise’s partnership agreement, which requirements may be satisfied by each holder of Oiltanking common units by the execution and delivery by such holder of a completed and executed letter of transmittal, (i) such holder shall be deemed to have made a capital contribution to Enterprise in accordance with Enterprise’s partnership agreement and (ii) Enterprise GP shall be deemed to have automatically consented to the admission of such holder as a limited partner of Enterprise and will reflect such admission on the books and records of Enterprise.

The exchange agent will deliver to Enterprise any Enterprise common units to be issued in the merger, cash in lieu of fractional units to be paid in connection with the merger and any distributions paid on Enterprise common units, in each case without interest, to be issued in the merger that are not claimed by former Oiltanking unitholders within 180 days after the effective time of the merger. Thereafter, Enterprise will act as the exchange agent and former Oiltanking unitholders may look only to Enterprise for their new Enterprise common units, cash in lieu of fractional units and unpaid distributions, in each case without interest. The merger consideration issued upon conversion of an Oiltanking common unit in accordance with the terms of the merger agreement is deemed issued in full satisfaction of all rights pertaining to such unit.

Distributions

No distributions declared or made with respect to Enterprise common units with a record date after the effective time will be paid to the holder of any Oiltanking common units with respect to new Enterprise common units that such holder would be entitled to receive in accordance with the merger agreement, and no cash payment in lieu of fractional new Enterprise common units will be paid to any Oiltanking unitholder, in each case until the holder has delivered the required documentation and surrendered any certificates or book-entry units as contemplated by the merger agreement. Subject to applicable law, after satisfying the requirements of the merger agreement, the following will be paid to a holder of new Enterprise common units, without interest, (i) promptly after satisfying the merger agreement’s procedures, the amount of any cash payable in lieu of fractional new Enterprise common units to which the holder is entitled pursuant to the merger agreement and an amount in cash equal to any Enterprise distributions with a record date after the effective time and a payment date prior to compliance with the procedures described above under “— Exchange of Units” and payable with respect to such new Enterprise common units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the effective time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such new Enterprise common units.

Fractional Units

No fractional Enterprise common units will be issued upon the surrender of Oiltanking common units outstanding immediately prior to the effective time. In lieu of any fractional Enterprise common unit, each Oiltanking unitholder who would otherwise be entitled to a fraction of a new Enterprise common unit will be paid in cash (without interest rounded up to the nearest whole cent) an amount equal to the product of (i) the average closing price of Enterprise common units for the ten consecutive NYSE full trading days ending at the close of trading on the last NYSE full trading day immediately preceding the closing date and (ii) the fraction of a new Enterprise common unit that the holder would otherwise be entitled to receive pursuant to the merger agreement. Any fractional Enterprise common unit interest will not entitle its owner to vote or to have any rights as an Enterprise unitholder with regard to such interest. To the extent applicable, each holder of Oiltanking common units is deemed to have consented pursuant to the merger agreement for U.S. federal income tax purposes to report the cash received for fractional Enterprise common units in the merger as a sale of a portion of that holder’s Oiltanking common units to Enterprise.

No Liability

To the fullest extent permitted by law, none of Oiltanking GP, Enterprise, Oiltanking or the surviving entity will be liable to any holder of Oiltanking common units for any Enterprise common units (or distributions with respect thereto) or cash from the exchange fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

If any certificate representing Oiltanking common units has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Enterprise, the posting by such person of a bond, in a reasonable amount that Enterprise may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will pay in exchange for the lost, stolen or destroyed certificate the merger consideration payable in respect of Oiltanking common units represented by the certificate and any distributions to which the holders thereof are entitled pursuant to the terms of the merger agreement.

Withholding Rights

Each of Enterprise, the surviving entity and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of Oiltanking common units any amount that Enterprise, the surviving entity or the exchange agent reasonably deems to be required to deduct and withhold under any provision of federal, state, local, or foreign tax law with respect to the making of such payment. To the extent that amounts are deducted and withheld by Enterprise, the surviving entity or the exchange agent as described in this paragraph, the deducted and withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Oiltanking common units in respect of whom such deduction and withholding was made by Enterprise, the surviving entity or the exchange agent, as the case may be.

Investment of the Exchange Fund

Enterprise will cause the exchange agent to invest any cash included in the exchange fund as directed by Enterprise on a daily basis. The investment of the exchange fund will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and no investment or loss thereon will affect the amounts payable or the timing of the amounts payable to Oiltanking unitholders pursuant to the merger agreement. Any interest and other income resulting from the investments described in this paragraph will be paid to Enterprise.

Anti-Dilution Provisions

In the event of any subdivision, reclassification, recapitalization, split, unit distribution, combination or exchange of units with respect to, or rights in respect of, Oiltanking common units or Enterprise common units (in each case, as permitted pursuant to the merger agreement), the number of new Enterprise common units to be issued in the merger and the average closing price of Enterprise common units will be correspondingly adjusted to provide to the holders of Oiltanking common units the same economic effect as contemplated by the merger agreement prior to such event.

No Oiltanking Equity-Based Awards

As of the date of the merger agreement, there were no outstanding unvested restricted Oiltanking common units, and there were no outstanding unit appreciation rights or options or other awards issued under the Oiltanking Long-Term Incentive Plan.

No Dissenters’ Rights

No dissenters’ or appraisal rights will be available with respect to the merger or the other transactions contemplated by the merger agreement.

Tax Characterization of Merger

Oiltanking and Enterprise each acknowledged and agreed that for U.S. federal income tax purposes the exchange of the Oiltanking common units held by Oiltanking public unitholders for new Enterprise common units pursuant to the merger shall qualify as an exchange to which Section 721(a) of the Internal Revenue Code applies. Each of Oiltanking and Enterprise agrees to prepare and file all U.S. federal income tax returns in accordance with the foregoing qualification and treatment and shall not take any position inconsistent therewith on any such tax return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income taxes, except as otherwise required by applicable laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable governmental authority.

Actions Pending the Merger

From the date of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement, each of (i) Enterprise and Enterprise GP have agreed that, without the prior written consent of the Oiltanking Conflicts Committee and the Oiltanking Board, and (ii) Oiltanking and Oiltanking GP have agreed that, without the prior written consent of the Enterprise Board, which consents, in either case, will not be unreasonably withheld, delayed or conditioned, it will not, and will cause its subsidiaries not to:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course;

•	fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

•	take any action that would have a material adverse effect (please read “— Representations and Warranties” for a summary of the definition of “material adverse effect” in the merger agreement);

•	in the case of Oiltanking and its subsidiaries (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights or enter into any agreement to do such things or (ii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights; and in the case of Enterprise and its subsidiaries, take any action described in (i) and (ii) above, which would materially adversely affect Enterprise’s ability to consummate the transactions contemplated by the merger agreement;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or in the case of Oiltanking and its subsidiaries, repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any partnership or other equity interests or rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date of the merger agreement or as contemplated by any existing compensation and benefit plan on the date of the merger agreement;

•	in the case of Oiltanking and its subsidiaries, (i) sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than in the ordinary course of business, including distributions permitted under the merger agreement, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity; and in the case of Enterprise and its subsidiaries, merge, consolidate or enter into any other business combination transaction with any person or make any acquisition or disposition that would reasonably be expected to have a material adverse effect;

•	make or declare dividends or distributions to the holders of Oiltanking common units or Enterprise common units, as applicable, that are special or extraordinary distributions or that are in a cash amount in excess of the most recently declared distribution, other than regular quarterly cash distributions or increases made pursuant to applicable Oiltanking Board or Enterprise Board approvals in accordance with past practices;

•	amend its partnership agreement other than in accordance with the merger agreement;

•	in the case of Oiltanking and its subsidiaries, enter into any material contract or modify, amend, terminate or assign, or waive or assign any rights under any material contract in any material respect in a manner which is adverse to Enterprise and its subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement past the March 31, 2015 termination date, or any extension of the termination date; and in the case of Enterprise and its subsidiaries, enter into any material contract, or modify, amend, terminate or assign, or waive or assign any rights under any material contract, in a manner that would reasonably be expected to have a material adverse effect;

•	waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, except as would not reasonably be expected to result in a material adverse effect;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by law or U.S. GAAP;

•	fail to use commercially reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•	change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•	change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	in the case of Oiltanking and its subsidiaries, (i) adopt, enter into, amend, become liable with respect to or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any compensation and benefit plan, (ii) grant any severance or termination pay to any officer or director of Oiltanking or any of its subsidiaries or (iii) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of Oiltanking or any of its subsidiaries or any of their dependents or beneficiaries;

•	in the case of Oiltanking and its subsidiaries other than in the ordinary course of business consistent with past practices, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under revolving credit facilities existing as of the date of the merger agreement, (ii) enter into any material lease (whether operating or capital), (iii) create any lien on its property or the property of its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (iv) make or commit to make any material capital expenditures unrelated to Oiltanking’s existing contracts with Enterprise other than such capital expenditures as are (A) contemplated in Oiltanking’s 2014 capital budget or (B) required on an emergency basis or for the safety of persons or the environment; and in the case of Enterprise, take any action described in clauses (i), (ii), (iii) or (iv) above which would materially adversely affect Enterprise’s ability to consummate the transactions contemplated by the merger agreement;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

•	agree or commit to do any of the prohibited actions described above.

Conditions to the Merger

Conditions of Each Party

The respective obligations of the parties to effect the merger are subject to the satisfaction or, if applicable, waiver, on or prior to the closing date of the merger, of each of the following conditions:

•	the merger agreement and the merger will have been approved by the affirmative vote or consent of holders (as of the record date for the Oiltanking meeting) of a majority of the outstanding Oiltanking common units;

•	all filings required to be made prior to the effective time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the effective time from, any governmental authority in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby by the parties to the merger agreement or their affiliates will have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a material adverse effect on Enterprise or Oiltanking; provided, however, that prior to invoking this condition, the invoking party shall have complied in all material respects with its obligations under the merger agreement to obtain such approvals;

•	no order, decree or injunction of any court or agency of competent jurisdiction will be in effect, and no law will have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement, and no action, proceeding or investigation by any governmental authority with respect to the merger or the other transactions contemplated by the merger agreement will be pending that seeks to restrain, enjoin, prohibit or delay the consummation of the merger or such other transaction or to impose any material restrictions or requirements thereon or on Enterprise or Oiltanking with respect to the merger or the other transactions contemplated by the merger agreement; provided, however, that prior to invoking this condition, the invoking party must have used its commercially reasonable best efforts in good faith to consummate the merger as required under the merger agreement;

•	the registration statement of which this proxy statement/prospectus is a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC; and

•	the new Enterprise common units to be issued in the merger will have been approved for listing on the NYSE, subject to official notice of issuance.

Each of Enterprise and Oiltanking (with the consent of the Oiltanking Conflicts Committee and the Oiltanking Board) may choose to complete the merger even though any condition to its obligation has not been satisfied if the necessary unitholder approval under Oiltanking’s partnership agreement has been obtained and the law allows it to do so.

Additional Conditions to the Obligations of Oiltanking

The obligations of Oiltanking to effect the merger are further subject to the satisfaction or written waiver by Oiltanking, on or prior to the closing date of the merger, of each of the following conditions:

•	each of the representations and warranties contained in the merger agreement of Enterprise, Enterprise GP and MergerCo qualified as to materiality or material adverse effect are true and correct in all respects and those not so qualified are true and correct in all material respects on the closing date, except for any representations and warranties made as of a specified date, which are true and correct as of that date in all material respects;

•	each and all of the agreements and covenants of Enterprise, Enterprise GP and MergerCo to be performed and complied with pursuant to the merger agreement on or prior to the closing date must have been duly performed and complied with in all material respects;

•	Oiltanking will have received a certificate signed by the chief executive officer of Enterprise GP, dated the closing date, to the effect that the conditions set forth in the first two bullet points immediately above have been satisfied;

•	Oiltanking will have received an opinion from Vinson & Elkins, counsel to Oiltanking, to the effect that no gain or loss should be recognized for U.S. federal income tax purposes by Oiltanking public unitholders to the extent that Enterprise common units are received as a result of the merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code or (ii) any cash received in lieu of any fractional Enterprise common units); and

•	there has not occurred a material adverse effect with respect to Enterprise between the date of the merger agreement and the closing date.

Additional Conditions to the Obligations of Enterprise

The obligations of Enterprise to effect the merger are further subject to the satisfaction or written waiver by Enterprise, on or prior to the closing date of the merger, of each of the following conditions:

•	each of the representations and warranties contained in the merger agreement of Oiltanking and Oiltanking GP qualified as to materiality or material adverse effect are true and correct in all respects and those not so qualified are true and correct in all material respects as of the date of the merger agreement and on the closing date, except for any representations and warranties made as of a specified date, which are true and correct as of such date in all material respects;

•	each and all of the agreements and covenants of Oiltanking and Oiltanking GP to be performed and complied with pursuant to the merger agreement on or prior to the closing date must have been duly performed and complied with in all material respects;

•	Enterprise will have received a certificate signed by the chief executive officer of Oiltanking GP, dated the closing date, to the effect that the conditions set forth in the first two bullet points immediately above have been satisfied;

•	Enterprise will have received an opinion from Andrews Kurth, counsel to Enterprise, to the effect that:

•	at least 90% of the combined gross income of each of Oiltanking and Enterprise for all of calendar year 2013 and all calendar quarters of 2014 ending before the closing date for which the necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code;

•	no gain or loss should be recognized for U.S. federal income tax purposes by existing Enterprise unaffiliated unitholders as a result of the merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); and

•	there has not occurred a material adverse effect with respect to Oiltanking between the date of the merger agreement and the closing date.

Representations and Warranties

The merger agreement contains representations and warranties of the parties to the merger agreement, many of which provide that the representations and warranties do not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

•	legal organization, existence, general authority and good standing;

•	capitalization;

•	the absence of Oiltanking’s ownership of any equity interests other than in its subsidiaries;

•	power and authorization to enter into and carry out the obligations of the merger agreement, and enforceability of the merger agreement;

•	the absence of defaults, breaches, violations and other conflicts caused by entering into the merger agreement and completing the merger;

•	required board and committee consents and approvals;

•	the absence of required governmental consents and approvals, other than those noted therein;

•	the accuracy of financial statements and reports filed with the SEC;

•	the absence of certain undisclosed liabilities;

•	compliance with laws;

•	the absence of undisclosed material contracts and the validity of existing material contracts;

•	the absence of brokers other than those noted therein;

•	tax matters;

•	environmental matters;

•	regulatory matters;

•	the absence of undisclosed compensation and employee benefit plans;

•	title to properties and rights of way;

•	operations of MergerCo;

•	the fairness opinion delivered to the Oiltanking Conflicts Committee; and

•	the absence of any material adverse effects.

For purposes of the merger agreement, “material adverse effect,” when used with respect to Oiltanking or Enterprise, means any effect that:

•	is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of such party and its subsidiaries taken as a whole, respectively; or

•	materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of such party to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the merger agreement.

A material adverse effect does not include any of the following or the impact thereof (so long as, in the case of the first through fourth bullet points immediately below, the impact on Oiltanking or Enterprise is not disproportionately adverse as compared to others in the petroleum product transportation, terminaling, storage and distribution industry generally):

•	circumstances affecting the petroleum product transportation, terminaling, storage and distribution industry generally (including the price of petroleum products and the costs associated with the transportation, terminaling, storage and distribution thereof), or in any region in which Enterprise or Oiltanking operates;

•	any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States of America or elsewhere;

•	changes in law;

•	earthquakes, hurricanes, floods, or other natural disasters;

•	any failure of Enterprise or Oiltanking to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (but not the underlying causes of any such failure);

•	changes in the market price or trading volume of Oiltanking common units or Enterprise common units (but not any effect underlying any decrease that would otherwise constitute a material adverse effect); or

•	the announcement or pendency of the merger agreement or the matters contemplated by the merger agreement or the compliance by either party with the provisions of the merger agreement.

Covenants

Oiltanking and Enterprise made the covenants described below:

Commercially Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of Oiltanking and Enterprise will use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws, in order to permit consummation of the merger promptly and otherwise enable consummation of the transactions contemplated by the merger agreement, including obtaining (and cooperating with the other parties to obtain) any third-party approval that is required to be obtained by Enterprise or Oiltanking or any of their respective subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement, using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the merger agreement, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by the merger agreement or seeking material damages, and each will cooperate fully with the other parties to the merger agreement to that end, and will furnish to the other party copies of all correspondence, filings and communications between it and its affiliates and any governmental authority with respect to the transactions contemplated under the merger agreement.

Oiltanking Special Meeting

Subject to the terms and conditions of the merger agreement, and except as permitted upon a change of recommendation in accordance with the merger agreement, Oiltanking will take, in accordance with applicable law, applicable stock exchange rules and Oiltanking’s partnership agreement, all action necessary to call, hold and convene the Oiltanking special meeting to consider and vote upon the approval of the merger agreement and the merger, and any other matters required to be approved by Oiltanking unitholders for consummation of the merger and other transactions contemplated by the merger agreement, promptly after the date of the merger agreement. Subject to the provisions of the merger agreement permitting a change in recommendation, the Oiltanking Conflicts Committee and the Oiltanking Board have recommended approval of the merger agreement and the merger to the Oiltanking unitholders, and Oiltanking will take all reasonable lawful action to solicit such approval by the Oiltanking unitholders. Notwithstanding anything to the contrary in the merger agreement, if there occurs a change in recommendation by the Oiltanking Conflict Committee in accordance with the merger agreement, Oiltanking shall not be required to call, hold or convene the Oiltanking special meeting. In addition, each of Enterprise and the Oiltanking Conflicts Committee, on behalf of Oiltanking, may terminate the merger agreement in the event that an Oiltanking change in recommendation has occurred.

Oiltanking shall not, without the prior written consent of Enterprise (which consent shall not be unreasonably withheld, delayed or conditioned), adjourn or postpone the Oiltanking special meeting; provided that Oiltanking may, without the prior written consent of Enterprise but after consultation with Enterprise , adjourn or postpone the Oiltanking special meeting (i) if, as of the time for which the meeting is originally scheduled, there are an insufficient number of Oiltanking common units represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting, (ii) if the failure to adjourn or postpone the meeting is determined by the Oiltanking Conflicts Committee to be reasonably likely to result in a violation of applicable law for the distribution of any required supplement or amendment to this proxy statement/prospectus, or (iii) for a single period not to exceed ten business days, to solicit additional proxies if necessary to obtain Oiltanking unitholder approval. Once Oiltanking has established a record date for the Oiltanking special meeting, Oiltanking shall not change such record date or establish a different record date for the meeting without the prior written consent of Enterprise (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of Enterprise, the adoption of the merger agreement shall be the only matter (other than matters of procedure and matters required by applicable law to be voted on by Oiltanking unitholders in connection with the approval of the merger agreement and the transactions contemplated thereby) that Oiltanking shall propose to be acted on by the Oiltanking unitholders at the Oiltanking special meeting.

Registration Statement

Each of Enterprise and Oiltanking agrees to cooperate in the preparation of the registration statement (including this proxy statement/prospectus) to be filed by Enterprise with the SEC in connection with the issuance of new Enterprise common units in the merger as contemplated by the merger agreement. Each of Oiltanking and Enterprise agrees to use all commercially reasonable best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as practicable after filing of the registration statement. Enterprise also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement. Each of Enterprise and Oiltanking agrees to furnish to the other party all information concerning Enterprise, Enterprise GP and their respective subsidiaries or Oiltanking, Oiltanking GP and their respective subsidiaries, as applicable, and the officers, directors and unitholders of Enterprise and Oiltanking and any applicable affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. Neither the registration statement nor this proxy statement/prospectus will be filed by Enterprise or Oiltanking, as applicable, in each case without having provided the other party a reasonable opportunity to review and comment thereon.

Each of Oiltanking and Enterprise agrees, as to itself and its subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in this registration statement will, at the time this registration statement and each amendment or supplement to this registration statement, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in this registration statement or any amendment or supplement or necessary to make the statements in this registration statement or any amendment or supplement, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement/prospectus and any amendment or supplement to this proxy statement/prospectus will, at the date of mailing to the holders of Oiltanking common units and at the time of the Oiltanking special meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in this proxy statement/prospectus or any amendment or supplement or necessary to make the statements in this proxy statement/prospectus or any amendment or supplement hereto, in light of the circumstances under which they were made, not misleading. Each of Oiltanking and Enterprise further agrees that if it becomes aware prior to the closing date of any information that would cause any of the statements in this registration statement or any amendment or supplement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party of such information and take the necessary steps to correct such information in an amendment or supplement to this registration statement.

Enterprise will advise Oiltanking, promptly after Enterprise receives notice of any of the following, of (i) the time when this registration statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of new Enterprise common units for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of this registration statement or for additional information.

Oiltanking will use its commercially reasonable best efforts to cause this proxy statement/prospectus to be mailed to its unitholders as soon as practicable after the effective date of this registration statement.

Press Releases

Prior to an Oiltanking change in recommendation, if any, each of Oiltanking and Enterprise will not, without the prior approval of the Oiltanking Board in the case of Enterprise and the Enterprise Board in the case of Oiltanking, issue any press release or written statement for general circulation relating to the transactions contemplated by the merger agreement, except as otherwise required by applicable law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Access; Information

Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party will, and will cause its subsidiaries to, afford the other parties and their representatives, access, during normal business hours throughout the period prior to the effective time, to all of its properties, books, contracts, commitments and records, and to its representatives, and, during such period, it and its subsidiaries will furnish promptly to such person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Enterprise or Oiltanking or their respective subsidiaries, as the case may be, are not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other parties may reasonably request. Neither Oiltanking nor Enterprise nor any of their respective subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege (or other applicable privilege or immunity) of the institution in possession or control of such information or contravene any law, fiduciary duty or binding agreement entered into prior to the date of the merger agreement. The parties to the merger agreement will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions described in the immediately preceding sentence apply.

Enterprise and Oiltanking, respectively, will not use any information obtained pursuant to the merger agreement (to which it was not entitled under law or any agreement other than the merger agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by the merger agreement or (ii) the matters contemplated by the provisions of the merger agreement concerning acquisition proposals and an Oiltanking change in recommendation in accordance with the terms of the merger agreement, and will hold all information and documents obtained pursuant to the merger agreement in confidence. No investigation by either party of the business and affairs of the other will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in the merger agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by the merger agreement.

No Solicitation; Acquisition Proposals; Change in Recommendation

Neither Oiltanking GP nor Oiltanking will, and they will use their commercially reasonable best efforts to cause their representatives not to, directly or indirectly,

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal.

As defined in the merger agreement, “acquisition proposal” means any proposal or offer from or by any person other than Enterprise, Enterprise GP, and MergerCo relating to: (i) any direct or indirect acquisition of (a) more than 25% of the assets of Oiltanking and its subsidiaries, taken as a whole, (b) more than 25% of the outstanding equity securities of Oiltanking or (c) a business or businesses that constitute more than 25% of the cash flow, net revenues, net income or assets of Oiltanking and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any person beneficially owning more than 25% of the outstanding equity securities of Oiltanking; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Oiltanking, other than the merger. As defined in the merger agreement, “superior proposal” means any bona fide acquisition proposal (except that references to 25% shall be replaced by 50%) made by a third party on terms that the Oiltanking Conflicts Committee determines, in its good faith judgment and after consulting with its or Oiltanking’s financial advisors and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the acquisition proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) to be more favorable to Oiltanking unitholders, from a financial point of view than the merger (taking into account the transactions contemplated by the merger agreement and any revised proposal by Enterprise to amend the terms of the merger agreement) and (ii) is reasonably likely to be consummated and, if a cash transaction in whole or in part, has financing that is fully committed or reasonably determined to be available by the Oiltanking Conflicts Committee.

Notwithstanding the prohibitions described above, but subject to the limitations described below and set forth in the merger agreement, nothing contained in the merger agreement will prohibit Oiltanking or any of its representatives from furnishing or making available any information or data pertaining to Oiltanking, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written acquisition proposal that did not result from a knowing and intentional breach of the provisions of the merger agreement summarized under this section “— No Solicitation; Acquisition Proposals; Change in Recommendation” (a “Receiving Party”), if (i) the Oiltanking Conflicts Committee after consultation with its outside legal counsel and financial advisors, determines in its good faith judgment (a) that such acquisition proposal constitutes or is likely to result in a superior proposal, and (b) that failure to take such action would be inconsistent with its duties under Oiltanking’s partnership agreement and applicable law and (ii) prior to furnishing any non-public information to such Receiving Party (including any information pertaining to an Oiltanking subsidiary in which Enterprise has an equity interest or to which Enterprise is a party), Oiltanking receives from such Receiving Party an executed confidentiality agreement.

Except as otherwise provided in the merger agreement, neither the Oiltanking Conflicts Committee nor the Oiltanking Board will:

•	(i) withdraw, modify or qualify in any manner adverse to Enterprise its recommendation of the merger agreement and the merger or (ii) publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal (any action described in this clause being referred to as a “change in recommendation”); or

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Oiltanking or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any acquisition proposal.

Notwithstanding the limitations described in the immediately preceding paragraph, at any time prior to obtaining the Oiltanking unitholder approval, the Oiltanking Conflicts Committee may make an Oiltanking change in recommendation if it has concluded in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that failure to make a change in recommendation would be inconsistent with its duties under Oiltanking’s partnership agreement and applicable law; provided, however, that (i) the Oiltanking Conflicts Committee will not be entitled to exercise its right to make a change in recommendation pursuant to this sentence unless Oiltanking and Oiltanking GP have: (a) complied in all material respects with the provisions of the merger agreement summarized under this section “— No Solicitation; Acquisition Proposals; Change in Recommendation,” (b) provided to Enterprise and the Enterprise Audit Committee three business days prior written notice advising Enterprise that the Oiltanking Conflicts Committee intends to make a change in recommendation and specifying the reasons for the change in reasonable detail, including, if applicable, the terms and conditions of any superior proposal that is the basis of the proposed action and the identity of the person making the proposal (it being understood and agreed that any material amendment to the terms of any such superior proposal will require a new notice of the proposed recommendation change and an additional three business day period), (c) if applicable, provided to Enterprise all materials and information delivered or made available to the person or group of persons making any superior proposal in connection with such superior proposal (to the extent not previously provided), (d) Oiltanking has negotiated, and has caused its representative to negotiate, in good faith with Enterprise during such notice period, to the extent Enterprise wished to negotiate, to enable Enterprise to propose revisions to the terms of the merger agreement such that it would permit the Oiltanking Conflicts Committee not to make a change in recommendation and (e) upon the end of such notice period, the Oiltanking Conflicts Committee will have considered in good faith any revisions to the terms of the merger agreement proposed by Enterprise, and will have determined, after consultation with its financial advisor and outside legal counsel, that the Oiltanking Conflicts Committee’s fiduciary duties under Oiltanking’s partnership agreement and applicable law continue to require a change in recommendation and (ii) the Oiltanking Conflicts Committee will not be entitled to make a change in recommendation in response to an acquisition proposal unless such acquisition proposal constitutes a superior proposal. Notwithstanding any provision in the merger agreement to the contrary, Enterprise and Enterprise GP will maintain, and cause their representatives to maintain, the confidentiality of all information received from Oiltanking pursuant to the provisions of the merger agreement summarized under this section “— No Solicitation; Acquisition Proposals; Change in Recommendation,” subject to the exceptions contained in the confidentiality agreement. Oiltanking and its affiliates will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits Oiltanking from providing any information in accordance with the merger agreement. In the event that Oiltanking is otherwise entitled to provide information to a Receiving Party under this section “— No Solicitation; Acquisition Proposals; Change in Recommendation,” Oiltanking shall promptly provide or make available to Enterprise any non-public information concerning Oiltanking or any of its subsidiaries that is provided or made available to any Receiving Party pursuant to this section “— No Solicitation; Acquisition Proposals; Change in Recommendation” that was not previously provided or made available to Enterprise. Notwithstanding anything in the merger agreement to the contrary, without the prior written consent of Enterprise, no acquisition proposal will constitute a superior proposal if such acquisition proposal is conditioned on the completion of (x) any direct or indirect acquisition of (1) more than 50% of the assets of Enterprise and its subsidiaries, taken as a whole,

(2) more than 50% of the outstanding equity securities of Enterprise or (3) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of Enterprise and its subsidiaries, taken as a whole; (y) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 50% of the outstanding equity securities of Enterprise; or (z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Enterprise other than the transactions contemplated by the merger agreement.

In addition to the obligations of Oiltanking set forth in the provisions of the merger agreement summarized under this section “— No Solicitation; Acquisition Proposals; Change in Recommendation,” Oiltanking will as promptly as practicable (and in any event within the periods set forth later in this sentence) advise Enterprise orally, within 24 hours after receipt, and in writing, within 48 hours after receipt, of any acquisition proposal or any matter giving rise to a change in recommendation and the material terms and conditions of any such acquisition proposal or any matter giving rise to a change in recommendation (including any changes thereto) and the identity of the person making such acquisition proposal. Oiltanking will keep Enterprise informed on a reasonably current basis of material developments with respect to any such acquisition proposal or any matter giving rise to a change in recommendation.

Nothing contained in the merger agreement will prevent Oiltanking or the Oiltanking Conflicts Committee from taking and disclosing to the holders of Oiltanking common units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners of Oiltanking) or from making any legally required disclosure to holders of Oiltanking common units. Any “stop-look-and-listen” communication by Oiltanking or the Oiltanking Board to the limited partners of Oiltanking pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Oiltanking) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Enterprise of, all or a portion of the recommendation of the merger agreement and the merger by the Oiltanking Conflicts Committee and the Oiltanking Board.

Takeover Laws

Neither Oiltanking nor Enterprise will take any action that would cause the transactions contemplated by the merger agreement to be subject to requirements imposed by any takeover laws, and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable takeover law, as in effect on the date of the merger agreement or thereafter, including takeover laws of any state that purport to apply to the merger agreement or the transactions contemplated by the merger agreement.

No Rights Triggered

Each of Oiltanking and Enterprise will take all steps necessary to ensure that the entering into of the merger agreement and the consummation of the transactions contemplated by the merger agreement and any other action or combination of actions, or any other transactions contemplated by the merger agreement, do not and will not result in the grant of any rights to any person (i) in the case of Oiltanking, under Oiltanking’s partnership agreement, and, in the case of Enterprise, under Enterprise’s partnership agreement or (ii) under any material agreement to which it or any of its subsidiaries is a party.

New Common Units Listed

Enterprise will use its commercially reasonable best efforts to list, prior to the closing, on the NYSE, subject to official notice of issuance, the new Enterprise common units to be issued as merger consideration in connection with the merger.

Third Party Approvals

Enterprise and Oiltanking and their respective subsidiaries will cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all governmental authorities and third parties necessary to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the merger to be consummated as expeditiously as practicable. Each of Enterprise and Oiltanking will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any governmental authorities in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of the parties to the merger agreement agrees to act reasonably and promptly. Each party to the merger agreement agrees that it will consult with the other parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated by the merger agreement.

Each of Enterprise and Oiltanking agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the registration statement, this proxy statement/prospectus or any filing, notice or application made by or on behalf of such other party or any of such other party’s subsidiaries to any governmental authority in connection with the transactions contemplated by the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

In addition to and without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under Oiltanking’s partnership agreement, the limited liability company agreement of Oiltanking GP or the merger agreement or, if applicable, similar organizational documents or agreements of any of Oiltanking’s subsidiaries, from and after the effective time, Enterprise GP, Enterprise, Oiltanking GP and the surviving entity, jointly and severally, will: (i) indemnify and hold harmless each person who is at the date of the merger agreement or during the period from the date of the merger agreement through the date of the effective time serving as a director or officer of Oiltanking GP or any of its subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as in effect at or after the time of the merger agreement, in connection with any claim or action arising from his or her service in such capacity and any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the Indemnified Parties, any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any such claim or action in advance of the final disposition of such claim or action, including payment on behalf of or advancement to the Indemnified Party of any indemnification expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Enterprise GP, Enterprise, Oiltanking GP and the surviving entity pursuant to the merger agreement will extend to acts or omissions occurring at or before the effective time and any claim or action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger and the transactions contemplated by the merger agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any claim or action relating thereto), and all rights to indemnification and advancement conferred under the merger agreement will continue as to any Indemnified Party who has ceased to be a director or officer of Oiltanking GP after the date of the merger agreement and will inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither Enterprise, Enterprise GP, Oiltanking GP nor the surviving entity will settle, compromise or consent to the entry of any judgment in any actual or threatened claim or action in respect of which indemnification has been or could be sought by such Indemnified Party under the merger agreement unless the settlement, compromise or judgment includes an unconditional release of that Indemnified Party from all liability arising out of that claim or action without admission or finding of wrongdoing, or that Indemnified Party otherwise consents to such settlement, compromise or judgment.

Without limiting the foregoing, Enterprise and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time existing as of the time of the merger agreement in favor of the indemnitees as provided in Oiltanking’s partnership agreement or the limited liability company agreement of Oiltanking GP (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Oiltanking’s subsidiaries) and indemnification agreements of Oiltanking or Oiltanking GP or any of their respective subsidiaries will be assumed by the surviving entity, Oiltanking GP and Enterprise in the merger, without further action, at the effective time and will survive the merger and will continue in full force and effect in accordance with their terms.

For a period of six years from the effective time, Oiltanking’s partnership agreement, as it may be amended, restated or supplemented from time to time, will contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in Oiltanking’s partnership agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights under Enterprise’s partnership agreement of individuals who, at or prior to the effective time, were Indemnified Parties, unless such modification is required by law and then only to the minimum extent required by law.

For a period of six years from the effective time, Enterprise will, or will cause EPCO to, maintain in effect the current directors’ and officers’ liability insurance policies with aggregate coverage limits no less than under the policies in existence on the date of the merger agreement and covering the Indemnified Parties maintained by EPCO (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the effective time, but neither Enterprise nor EPCO will be required to pay annual premiums in excess of 300% of the last annual premiums paid for the insurance policies prior to the date of the merger agreement and will purchase as much coverage as is reasonably practicable for that amount if the coverage described in the merger agreement would cost in excess of that amount.

If Enterprise GP, Enterprise, Oiltanking GP, the surviving entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and will not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Enterprise GP, Enterprise, Oiltanking GP or the surviving entity assume the obligations set forth in the provisions of the merger agreement summarized under this section “— Indemnification; Directors’ and Officers’ Insurance.” Enterprise GP, Enterprise and Oiltanking GP following the merger will cause the surviving entity to perform all of the obligations of the surviving entity under these provisions of the merger agreement. These provisions will survive the consummation of the merger and are intended to be for the benefit of, and will be enforceable by, the Indemnified Parties and the indemnitees and their respective heirs and personal representatives, and will be binding on Enterprise GP, Enterprise, Oiltanking GP, the surviving entity and their respective successors and assigns.

Notification of Certain Matters

Each of Oiltanking and Enterprise will give prompt notice to the other of (i) any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, and (ii) (a) any change in its condition (financial or otherwise) or business or (b) any litigation or governmental complaint, investigation or hearing, in each case to the extent such change, litigation, complaint, investigation or hearing results in, or would reasonably be expected to result in, a material adverse effect.

Rule 16b-3

Prior to the effective time, each of Enterprise and Oiltanking will take any steps that are reasonably requested by any party to the merger agreement to cause dispositions of Oiltanking or Enterprise equity securities (including derivative securities), as applicable, pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Oiltanking or Enterprise, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Oiltanking Board Membership

The members of the Oiltanking Board immediately prior to the effective time will continue to serve as members of the Oiltanking Board following the effective time unless otherwise determined or removed effective at such time or thereafter by the sole member of Oiltanking GP in accordance with the limited liability company agreement of Oiltanking GP.

Distributions

Each of Oiltanking GP and Enterprise GP will consult with the other regarding the declaration and payment of distributions in respect of the Oiltanking common units and the Enterprise common units and the record and payment dates relating to any such distributions, so that no Oiltanking unitholder will receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable Oiltanking common units or any Enterprise common units any such Oiltanking unitholder receives in exchange for any such Oiltanking common units pursuant to the merger.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the Oiltanking unitholders, in any of the following ways:

•	by mutual written consent of Oiltanking and Enterprise;

•	by either Oiltanking or Enterprise upon written notice to the other if:

•	the merger is not completed on or before March 31, 2015; provided, however, the right to terminate the merger agreement pursuant to this bullet point will not be available to a party whose failure to fulfill any material obligation under the merger agreement or other material breach of the merger agreement has been the primary cause of, or resulted in, the failure of the merger to have been consummated on or before such date;

•	any governmental authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger, or makes the merger illegal, so long as the terminating party is not then in material breach of its obligation to use commercially reasonable best efforts to complete the merger promptly;

•

Oiltanking (i) determines not to, or otherwise fails to, hold the Oiltanking special meeting in accordance with the provisions summarized under “— Covenants — Oiltanking Special Meeting” or (ii) Oiltanking does not obtain the Oiltanking unitholder approval at the Oiltanking special meeting. A party’s right to terminate the merger agreement as described in this bullet point will not, however, be available to a terminating party if the failure to obtain the Oiltanking unitholder approval was caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of the merger agreement;

•	there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties (treating Enterprise, Enterprise GP and MergerCo as one party, and Oiltanking and Oiltanking GP as one party, for the purposes of the provision summarized in this bullet point), which breach is not cured within 30 days following receipt by the breaching party of written notice of its breach from the terminating party, or which breach, by its nature, cannot be cured prior to March 31, 2015 (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement). No party will have the right, however, to terminate the merger agreement pursuant to the provision summarized in this bullet point unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under “— Conditions to the Merger — Additional Conditions to the Obligations of Oiltanking” or “— Conditions to the Merger — Additional Conditions to the Obligations of Enterprise,” as applicable, have not been met; or

•	there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties to the merger agreement, and the breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date (so long as the terminating party itself is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement). In no event, however, will any party have the right to terminate the merger agreement pursuant to the provision summarized in this bullet point unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under “— Conditions to the Merger — Additional Conditions to the Obligations of Oiltanking” or “— Conditions to the Merger — Additional Conditions to the Obligations of Enterprise,” as applicable, have not been met.

•	by either Enterprise or the Oiltanking Conflicts Committee on behalf of Oiltanking, upon written notice to the other party, in the event that an Oiltanking change in recommendation has occurred; and

•	by the Oiltanking Conflicts Committee on behalf of Oiltanking in order for Oiltanking to accept a superior proposal and enter into an agreement with respect to such superior proposal.

Effect of Termination

In the event of the termination of the merger agreement, written notice of the termination will be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which the termination is made, and except as provided in the provision summarized in this paragraph (other than certain provisions with regard to confidentiality, payment of fees and expenses, governing law, jurisdiction, remedies and other matters), the merger agreement will become null and void after the expiration of any applicable period following such notice. In the event of such termination, there will be no liability on the part of any party to the merger agreement, except with respect to (i) fees and expenses summarized below under “— Fees and Expenses” and (ii) the requirement to comply with the confidentiality agreement. Nothing in the merger agreement, however, will relieve any party from any liability or obligation with respect to fraud or the willful and material breach of a covenant or agreement contained the merger agreement. In the case of fraud or willful and material breach of a covenant or agreement contained the merger agreement, then the parties to the merger agreement shall be entitled to all remedies available at law or in equity. For purposes of the merger agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of the merger agreement that the breaching party had knowledge would or would reasonably be expected to breach its obligations under the merger agreement.

Fees and Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses; provided, that the expenses relating to the preparation, filing and mailing of this proxy statement/prospectus and the registration statement and the solicitation of Oiltanking unitholder approval shall be paid 50% by Enterprise and 50% by Oiltanking.

Waiver and Amendment

Subject to compliance with applicable law, prior to the closing, any provision of the merger agreement except the requirement of Oiltanking unitholder approval (see “— Conditions to the Merger — Conditions of Each Party”) may be waived in writing by the party benefited by the provision, or amended or modified at any time, whether before or after the Oiltanking unitholder approval, by an agreement in writing between the parties to the merger agreement, as long as (i) after the Oiltanking unitholder approval, no amendment will be made to the nature or amount of the merger consideration or that results in a material adverse effect on the Oiltanking unaffiliated unitholders without the required Oiltanking unitholder approval (Oiltanking GP being authorized to approve any other amendment on behalf of Oiltanking without any other approval of the Oiltanking unitholders); and (ii) in addition to any other approvals required by the parties’ constituent documents or under the merger agreement, any of the waivers, amendments or modifications as described above are approved by the Enterprise Audit Committee in the case of Enterprise and by the Oiltanking Board and the Oiltanking Conflicts Committee in the case of Oiltanking.

Unless otherwise expressly set forth in the merger agreement, whenever a determination, decision, approval or consent of Oiltanking or Oiltanking GP is required pursuant to or otherwise in connection with the merger agreement, such determination, decision, approval or consent shall require the determination, decision, approval or consent of each of the Oiltanking Board and the Oiltanking Conflicts Committee, and shall not require any approval of the Oiltanking unitholders.

Governing Law

The merger agreement is governed by and interpreted under Delaware law.

SELECTED FINANCIAL DATA AND PRO FORMA INFORMATION OF ENTERPRISE AND OILTANKING

The following tables set forth, for the periods and at the dates indicated, selected historical and pro forma financial information for Enterprise and selected historical financial information for Oiltanking. The selected historical financial data for Enterprise and Oiltanking as of and for each of the years ended December 31, 2009, 2010, 2011, 2012 and 2013 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes for such periods. The selected historical financial data as of and for the nine-month periods ended September 30, 2013 and 2014 are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes for such periods. Enterprise’s and Oiltanking’s consolidated balance sheets as of December 31, 2012 and 2013 and as of September 30, 2014, and the related statements of consolidated operations, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2013 and the nine months ended September 30, 2013 and 2014 are incorporated by reference into this proxy statement/prospectus from Enterprise’s and Oiltanking’s respective annual reports on Form 10-K for the year ended December 31, 2013, and quarterly reports on Form 10-Q for the nine months ended September 30, 2014.

The selected unaudited pro forma condensed consolidated financial statements of Enterprise show the pro forma effect of Enterprise’s proposed merger with Oiltanking. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this document.

Oiltanking is a consolidated subsidiary of Enterprise for financial accounting and reporting purposes. The proposed merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. The changes in Enterprise’s ownership interest in Oiltanking will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between Enterprise and Oiltanking. The unaudited pro forma condensed statements of consolidated operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 assume the proposed merger-related transactions occurred on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet assumes the proposed merger-related transactions occurred on September 30, 2014. The unaudited pro forma condensed consolidated financial statements are based upon assumptions that Enterprise and Oiltanking believe are reasonable under the circumstances, and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined entity.

For information regarding the effect of the merger on pro forma distributions to Oiltanking unitholders, please read “Comparative Per Unit Information.”

Selected Historical and Pro Forma Financial Information of Enterprise

	Enterprise Consolidated Historical							As Adjusted Enterprise Pro Forma(1)
	For the Year Ended December 31,					For the Nine Months Ended September 30, 2014		For the Year Ended December 31, 2013	For the Nine Months Ended September 30, 2014
	2009(2)	2010(2)	2011	2012	2013	2013	2014
	(Dollars in millions, except per unit amounts)
						(Unaudited)		(Unaudited)
Income statement data:(3)
Revenues	$25,510.9	$33,739.3	$44,313.0	$42,583.1	$47,727.0	$34,625.7	$37,760.9	$47,875.7	$37,897.2
Net income	$1,140.3	$1,383.7	$2,088.3	$2,428.0	$2,607.1	$1,901.4	$2,152.4	$2,636.6	$2,193.6
Net income attributable to noncontrolling interest	$936.2	$1,062.9	$41.4	$8.1	$10.2	$3.4	$24.8	$10.2	$24.8

Net income attributable to limited partners	$204.1	$320.8	$2,046.9	$2,419.9	$2,596.9	$1,898.0	$2,127.6	$2,626.4	$2,168.8

Earnings per unit:(4)
Basic earnings per unit	$0.50	$0.59	$1.24	$1.40	$1.45	$1.07	$1.16	$1.40	$1.13

Diluted earnings per unit	$0.50	$0.58	$1.19	$1.35	$1.41	$1.03	$1.13	$1.36	$1.10

Cash distributions:
Per common unit(5)	$1.0150	$1.1350	$1.2176	$1.2863	$1.3700	$1.0200	$1.0800	$1.3700	$1.0800

Balance sheet data (at period end):
Total assets	$27,686.3	$31,360.8	$34,125.1	$35,934.4	$40,138.7	$40,125.0	$42,905.5		$48,023.5

Total long-term and current maturities of debt	$12,427.9	$13,563.5	$14,529.4	$16,201.8	$17,351.5	$17,531.5	$19,646.4		$21,146.4

Total equity	$10,473.1	$11,900.8	$12,219.3	$13,296.0	$15,440.4	$14,682.2	$15,981.9		$19,536.3

(1)	Reflects the pro forma effects of the proposed merger. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this proxy statement/prospectus.
(2)	On November 22, 2010, we completed the merger of Enterprise GP Holdings L.P. (“Holdings”) with a wholly owned subsidiary of ours and related transactions. Collectively, we refer to these transactions as the “Holdings Merger.” Prior to the Holdings Merger, Enterprise was a consolidated subsidiary of Holdings, which was Enterprise’s parent. The Holdings Merger resulted in Holdings being considered the surviving consolidated entity for accounting purposes, while Enterprise was the surviving consolidated entity for legal purposes. From an accounting perspective, Holdings was deemed acquirer of the noncontrolling interests in Enterprise (i.e., the Enterprise common units and other limited partner interests owned by parties other than Holdings) that were previously reflected in Holdings’ consolidated financial statements. As a result of the Holdings Merger, Enterprise’s consolidated financial and operating results prior to November 22, 2010 are presented as if Enterprise was Holdings from an accounting perspective (i.e., the consolidated financial statements of Holdings became the historical financial statements of Enterprise).
(3)	At the effective time of the Holdings Merger, each issued and outstanding unit representing limited partner interests in Holdings was cancelled and converted into the right to receive Enterprise common units based on the 1.5 to 1 unit-for-unit exchange ratio. Since Holdings regarded third party and affiliate ownership of our common units and other limited partner units as noncontrolling interests prior to the Holdings Merger, net income attributable to limited partners for 2009 and 2010 is significantly different than the amounts following the Holdings Merger. Net income attributable to limited partners following the Holdings Merger reflects all of our limited partners.
(4)	Basic and diluted earnings per unit data for periods prior to the Holdings Merger reflect those reported by Holdings, after retroactively adjusting Holdings’ reported amounts to reflect the 1.5 to 1 exchange ratio.
(5)	Reflects cash distributions declared and paid with respect to the periods presented. Cash distributions per unit presented for 2009 reflect those declared and paid by Holdings. Cash distributions per unit presented for 2010 represent the sum of cash distributions declared and paid by Holdings with respect to the first, second and third quarters of 2010 and the cash distribution declared and paid by Enterprise with respect to the fourth quarter of 2010. Cash distributions per unit for periods subsequent to 2010 represent those declared and paid by us with respect to those years.

Selected Historical Financial Information of Oiltanking

	Oiltanking Consolidated Historical
	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2009	2010	2011(1)	2012	2013	2013	2014
	(Dollars in millions, except per unit amounts)
						(Unaudited)
Income statement data:
Revenues	$100.8	$116.5	$117.4	$135.5	$211.0	$150.8	$195.4

Net income	$25.1	$37.8	$62.4	$62.6	$117.1	$82.6	$112.0

Net income attributable to predecessor	$25.1	$37.8	$38.6

Net income attributable to general partner			$0.5	$1.5	$22.1	$14.5	$27.1

Net income attributable to limited partners			$23.3	$61.1	$95.0	$68.1	$84.9

Earnings per unit:(2)
Basic and diluted earnings per common unit			$0.30	$0.79	$1.22	$0.88	$1.02

Basic and diluted earnings per subordinated unit			$0.30	$0.79	$1.20	$0.88	$1.02

Cash distributions:(2, 3)
Per common and subordinated unit			$0.3039	$0.7375	$0.8725	$0.6375	$0.7800

Balance sheet data (at period end):
Total assets	$303.5	$310.5	$322.0	$469.2	$729.0	$601.2	$858.6

Total long-term and current maturities of debt	$164.2	$148.3	$20.8	$149.3	$190.8	$233.3	$225.8

Total equity	$90.1	$104.0	$279.8	$285.9	$493.6	$319.7	$540.2

(1)	Oiltanking completed its initial public offering on July 19, 2011. With respect to the year ended December 31, 2011, net income attributable to Oiltanking’s general partner and limited partner interests and associated earnings per unit amounts reflect the period July 19, 2011 through December 31, 2011. Amounts presented for periods prior to July 19, 2011 reflect Oiltanking’s predecessor.
(2)	Oiltanking completed a two-for-one split of its limited partner units on July 14, 2014. All references to per unit amounts in the preceding table have been adjusted to reflect the unit split for all periods presented.
(3)	Reflects cash distributions declared and paid with respect to the periods presented.

THE MERGER PARTIES’ BUSINESSES

Oiltanking’s Business

This section summarizes information from Oiltanking’s Annual Report on Form 10-K for the year ended December 31, 2013, Oiltanking’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of Oiltanking’s business, please read the “Business” section contained in Oiltanking’s 2013 Annual Report on Form 10-K and the other filings incorporated into this document by reference.

General

Oiltanking is a publicly traded Delaware limited partnership. Oiltanking common units are listed on the New York Stock Exchange under the ticker symbol “OILT.” Oiltanking was formed by Oiltanking Holding Americas, Inc. (“OTA”) in 2011 to engage in the independent terminaling, storage and transportation of crude oil, refined petroleum products and LPG. Through its wholly owned subsidiaries, Oiltanking Houston, L.P. (“OTH”) and Oiltanking Beaumont Partners, L.P. (“OTB”), Oiltanking owns and operates terminaling and storage assets located along the United States Gulf Coast on the Houston Ship Channel and in Beaumont, Texas. Oiltanking provides services to major integrated oil companies, distributors, marketers and chemical and petrochemical companies, typically under long-term commercial agreements that include minimum volume commitments and inflation escalators. Oiltanking does not take ownership of the crude oil, refined products or LPG that its terminals, stores or transports nor does Oiltanking engage in any marketing or trading of commodities. At September 30, 2014, Oiltanking had approximately 24.7 million barrels of total active storage capacity at its Houston and Beaumont terminals. These integrated facilities are strategically located and directly connected to 23 key refining, production and storage facilities along the Gulf Coast and the Cushing, Oklahoma storage interchange through dedicated and common carrier pipelines. In addition, Oiltanking’s facilities provide its customers deep-water access and international distribution capabilities. Oiltanking’s Houston terminals serve as a regional hub for crude oil and other feedstocks for refineries and petrochemical facilities located in the Gulf Coast region and also serve as important export facilities for LPG, crude oil and other refined petroleum products. Oiltanking’s Beaumont terminal serves as a regional hub for refined petroleum products for refineries located in the Gulf Coast region.

At January 5, 2015, Oiltanking had outstanding (i) 83,128,494 common units representing limited partner interests (including 38,899,802 common units issued on November 17, 2014 upon the conversion of subordinated units), (ii) a 2.0% general partner interest and (iii) IDRs. OTA and its affiliates held 66.0% of all of Oiltanking’s outstanding common and subordinated units (or a 64.6% limited partner interest), and other security holders held the remaining 34.0% (or a 33.4% limited partner interest). The limited partners collectively held a 98.0% limited partner interest in Oiltanking, and the general partner holds a 2.0% general partner interest in Oiltanking.

Oiltanking’s principal executive offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and its telephone number is (713) 381-6500.

Oiltanking’s Business Segments

Oiltanking derives its revenues from two operating segments: OTH and OTB. The two operating segments have been aggregated into one reportable business segment because they have similar long-term economic characteristics, types and classes of customers and provide similar services.

Oiltanking’s Strategies

Oiltanking’s business strategies are to:

•	optimize the benefits of its economies of scale, strategic location, port access and pipeline connections serving its customers;

•	manage its portfolio of midstream energy assets to minimize volatility in its cash flows;

•	invest in organic growth capital projects to capitalize on market opportunities that expand its asset base and generate additional cash flow; and

•	pursue acquisitions of assets and businesses from related parties and third parties.

Enterprise’s Business

This section summarizes information from Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2013, Enterprise’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of Enterprise’s business, please read the “Business and Properties” section contained in its 2013 Annual Report on Form 10-K and the other filings incorporated into this proxy statement/prospectus by reference.

General

Enterprise is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.” Enterprise was formed in April 1998 to own and operate certain NGLs related businesses of EPCO. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, petrochemicals and refined products. Enterprise’s midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. Enterprise’s assets include approximately: 52,000 miles of onshore and offshore pipelines; 220 MMBbls of storage capacity for NGLs, refined products and crude oil; and 14 Bcf of natural gas storage capacity.

Enterprise’s midstream energy operations include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminaling; crude oil and refined products transportation, storage and terminaling; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.

Enterprise is owned 100% by its limited partners from an economic perspective. Enterprise is managed and controlled by Enterprise GP, which has a non-economic general partner interest in Enterprise. Enterprise GP is a wholly owned subsidiary of DDLLC. Enterprise conducts substantially all of its business through EPO.

Enterprise’s principal executive offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and its telephone number is (713) 381-6500.

Enterprise’s Business Segments

Enterprise has five reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Onshore Crude Oil Pipelines & Services; (iv) Offshore Pipelines & Services; and (v) Petrochemical & Refined Products Services. Enterprise provides the services in these segments directly and through its subsidiaries and unconsolidated affiliates.

Enterprise’s Strategies

Enterprise’s business strategies are to:

•	capitalize on expected increases in the production of natural gas, NGLs and crude oil from development activities in various domestic production basins (e.g., the Rocky Mountains, Mid-Continent, Northeast, U.S. Gulf Coast and deepwater Gulf of Mexico), including associated shale plays such as the Barnett, Eagle Ford, Haynesville, Marcellus, Mancos and Utica Shales;

•	capitalize on expected demand growth for natural gas, NGLs, crude oil and petrochemical and refined products;

•	maintain a diversified portfolio of midstream energy assets and expand this asset base through growth capital projects and accretive acquisitions of complementary midstream energy assets;

•	enhance the stability of Enterprise’s cash flows by investing in pipelines and other fee-based businesses; and

•	share capital costs and risks through joint ventures or alliances with strategic partners, including those that will provide processing, throughput or feedstock volumes for growth capital projects or purchase such projects’ end products.

CERTAIN RELATIONSHIPS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

Relationship of Enterprise and Oiltanking

General

Enterprise and Oiltanking are currently under common control. At October 1, 2014, Oiltanking was owned 98.0% by its limited partners and 2.0% by its general partner, Oiltanking GP. On October 1, 2014, Enterprise acquired, directly or through its wholly owned subsidiaries, Oiltanking’s general partner and approximately 66% of the limited partner interests in Oiltanking, or 54,799,604 units (including 38,899,802 Oiltanking common units issued upon the conversion of subordinated units on November 17, 2014). Oiltanking GP and the 66% of Oiltanking’s common units are currently owned by an indirect wholly owned subsidiary of Enterprise. Less than 1% of Oiltanking’s common units are owned by affiliates, directors and officers of Enterprise GP and Oiltanking GP, EPCO and certain of EPCO’s privately held affiliates (excluding EPO).

In addition, some of the directors of Oiltanking GP are also executive officers or employees of Enterprise GP, including Bryan F. Bulawa, William Ordemann, Robert D. Sanders and Michael C. Smith, as more fully described below under “— Interests of Directors and Executive Officers in the Merger.”

Enterprise represented 12%, 13%, 29% and 30% of Oiltanking’s revenues during 2011, 2012, 2013 and the nine months ended September 30, 2014, respectively.

LPG Export Terminal Agreement and Dock Expansion Project

In March 2013, Oiltanking announced an expansion of its relationship with Enterprise and plans to increase its ability to import and export LPG at its terminal on the Houston Ship Channel. In connection with the agreement with Enterprise, Oiltanking announced an expansion project to construct a new vessel dock and add infrastructure to existing docks, which Oiltanking currently expects to cost approximately $67.0 million. The expansion project, which included modifications to one of Oiltanking’s existing docks to enable Enterprise to serve larger vessels, required Oiltanking to take this dock out of service for nearly two months, from mid-June to mid-August 2014. The modifications to this dock were completed during the third quarter of 2014, and the new vessel dock was completed at the end of 2014 and is expected to become operational in the first quarter of 2015.

Pursuant to this agreement with Enterprise, Oiltanking was initially entitled to participate in margin sharing with Enterprise on only a portion of the customer vessels loaded at its Houston facility; however, in July 2013, Oiltanking triggered a contractual provision that entitled Oiltanking to participate in margin sharing on all customer vessels loaded at its Houston facility after January 2014. Oiltanking also agreed to provide vessel-based LPG import and export services on the Houston Ship Channel exclusively to Enterprise, and Enterprise agreed to use Oiltanking’s facility on an exclusive basis for its vessel-based imports and exports of LPG on the Houston Ship Channel.

In January 2014, Oiltanking announced a further expansion of its terminal service agreement with Enterprise to handle increased volumes of LPG exports at its Houston terminal. Under the amended agreement, the primary contract term was extended to 50 years from the February 1, 2014 effective date, and the exclusivity provisions relating to the Houston Ship Channel in the prior agreement were expanded to cover all of the U.S. Gulf Coast. The throughput rates and margin sharing provisions in the amended agreement remain unchanged from the prior terminal service agreement.

Relationship of Enterprise and Oiltanking with EPCO and Affiliates

General

Enterprise and Oiltanking and their general partners have extensive and ongoing relationships with EPCO and its affiliates, including DDLLC.

Enterprise GP is a wholly owned subsidiary of DDLLC. The membership interests of DDLLC are owned of record by a voting trust formed on April 26, 2006, pursuant to the DDLLC Voting Trust Agreement dated April 26, 2006, between DDLLC and Dan L. Duncan (as the record owner of all of the membership interests of DDLLC immediately prior to entering into the DDLLC Voting Trust Agreement and as the sole voting trustee).

Immediately upon Mr. Duncan’s death on March 29, 2010, voting and dispositive control of all the membership interests of DDLLC was transferred pursuant to the DDLLC Voting Trust Agreement to three voting trustees. The current DDLLC voting trustees are: (i) Randa Duncan Williams, Mr. Duncan’s eldest daughter; (ii) Dr. Ralph S. Cunningham; and (iii) Richard H. Bachmann. Ms. Williams, Dr. Cunningham and Mr. Bachmann are also currently directors of Enterprise GP.

EPCO is owned of record by a voting trust formed on April 26, 2006, pursuant to the EPCO Voting Trust Agreement between EPCO and Mr. Duncan (as the record owner of a majority of the outstanding voting capital stock of EPCO immediately prior to the entering into of the EPCO Voting Trust Agreement and as the initial sole voting trustee). Immediately upon Mr. Duncan’s death, voting and dispositive control of such majority of the outstanding voting capital stock of EPCO was transferred pursuant to the EPCO Voting Trust Agreement to three voting trustees. The current EPCO voting trustees are Ms. Williams, Dr. Cunningham and Mr. Bachmann, who are also the DDLLC voting trustees and are each independent co-executors of the Estate.

As of December 31, 2014, the DDLLC voting trustees and the EPCO voting trustees, in their capacities as such trustees, as independent co-executors of the Estate and individually, collectively owned or controlled 684,706,999 Enterprise common units, representing approximately 35.3% of Enterprise’s outstanding common units. Enterprise, in turn, through its ownership of EPO, both of which have agreed to vote in favor of the merger and the merger agreement, beneficially owns approximately 66% of Oiltanking’s outstanding units. As of December 31, 2014, the directors, executive officers and other affiliates of Enterprise collectively owned or controlled less than 1% of Oiltanking’s outstanding units.

Certain current executive officers of Oiltanking GP are current employees of EPCO. In addition, one of Oiltanking GP’s executive officers serves as an officer of, or provides services to, other affiliates of Enterprise. Laurie H. Argo, Oiltanking GP’s President and Chief Executive Officer, is also a Senior Vice President of Enterprise GP.

EPCO and its privately held affiliates depend on the cash distributions they receive from Enterprise and other investments to fund their other operations and to meet their debt obligations. EPCO and its privately held affiliates received $811.4 million and $652.8 million in cash distributions from Enterprise during the year ended December 31, 2013 and nine months ended September 30, 2014, respectively. Also, Enterprise issued to EPCO and its affiliates under Enterprise’s distribution reinvestment program $100.0 million of its common units, or 3,498,996 units, during the year ended December 31, 2013, and $75.0 million of its common units, or 2,232,872 units, during the nine months ended September 30, 2014. EPCO and its affiliates acquired an additional $25.0 million of Enterprise’s common units in November 2014 under the distribution reinvestment program.

EPCO Administrative Services Agreement

Enterprise and Oiltanking have no employees. All of their operating functions and general and administrative support services are provided by employees of EPCO pursuant to an ASA or by other service providers. EPCO, Enterprise, Oiltanking and their respective general partners and certain affiliates are parties to the ASA. The significant terms of the ASA, which was amended effective October 1, 2014 to add Oiltanking as a party, are as follows:

•	EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate the businesses of Enterprise and Oiltanking, and their respective properties and assets (all in accordance with prudent industry practices). EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

•	Enterprise and Oiltanking are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to Enterprise’s and Oiltanking’s business or activities (including expenses reasonably allocated to Enterprise and Oiltanking by EPCO). In addition, Enterprise and Oiltanking have agreed to pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to Enterprise and Oiltanking by EPCO.

•	EPCO will allow Enterprise and Oiltanking to participate as named insureds in its overall insurance program, with the associated premiums and other costs being allocated to Enterprise and Oiltanking.

Enterprise’s and Oiltanking’s general and administrative costs include amounts Enterprise and Oiltanking reimburse to EPCO for administrative services, including compensation of employees. In general, Enterprise’s and Oiltanking’s reimbursement to EPCO for administrative services is either (i) on an actual basis for direct expenses EPCO may incur on their behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of such charges among the various parties to the ASA based on the estimated use of such services by the applicable party (e.g., the allocation of general legal or accounting salaries based on estimates of time spent on such entity’s business and affairs).

Since the vast majority of such expenses are charged to Enterprise and Oiltanking on an actual basis (i.e. no mark-up or subsidy is charged or received by EPCO), Enterprise and Oiltanking believe that such expenses are representative of what the amounts would have been on a stand-alone basis. With respect to allocated costs, Enterprise and Oiltanking believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs Enterprise and Oiltanking would have incurred on a stand-alone basis.

Interests of Directors and Executive Officers in the Merger

General

In considering the recommendations of the Oiltanking Conflicts Committee and the Oiltanking Board with respect to the merger, Oiltanking unitholders should be aware that certain of the executive officers and directors of Oiltanking GP have interests in the transaction that differ from, or are in addition to, the interests of Oiltanking unitholders generally, including:

•	All of the directors and executive officers of Oiltanking GP will receive continued indemnification for their actions as directors and executive officers.

•	Certain directors of Oiltanking GP, none of whom is a member of the Oiltanking Conflicts Committee, own Enterprise common units.

•	Some of Oiltanking GP’s directors, none of whom is a member of the Oiltanking Conflicts Committee, also serve as executive officers of Enterprise GP, have certain duties to the limited partners of Enterprise and are compensated, in part, based on the performance of Enterprise.

Each of the executive officers and directors of Enterprise GP is currently expected to remain an executive officer and director of Enterprise GP following the merger. The persons who will be elected as additional executive officers or directors of Enterprise GP following the merger have not yet been determined.

The members of the Oiltanking Conflicts Committee and the Oiltanking Board were aware of these interests and the relationships described below and considered them in making their determinations and recommendations with respect to the merger agreement and the merger. These interests and relationships, to the extent material, are further described below. For more information, please read “The Merger — Background of the Merger,” and “The Merger — Recommendation of the Oiltanking Conflicts Committee and the Oiltanking Board and Reasons for the Merger.”

Relationships of Oiltanking GP Board Members

Bryan F. Bulawa, William Ordemann, Robert D. Sanders and Michael C. Smith, who are directors of Oiltanking GP, are each employed by EPCO and also serve as executive officers or employees of Enterprise GP as described under “— Relationships of Oiltanking GP Management.”

Thomas M. Hart III is Chief Executive Officer of Jonah Energy, LLC, a privately held oil and natural gas company. Enterprise provides services on market terms to Jonah Energy, LLC with respect to certain oil and gas properties owned or operated by it.

Relationships of Oiltanking GP Management

Certain current executive officers of Oiltanking GP are current employees of EPCO. In addition, one of Oiltanking GP’s executive officers serves as an officer of, or provides services to, other affiliates of Enterprise. Laurie H. Argo, Oiltanking GP’s President and Chief Executive Officer, is also a Senior Vice President of Enterprise GP.

Treatment of Equity Awards

As of the date of the merger agreement, there were no outstanding unvested restricted Oiltanking common units, and there were no outstanding unit appreciation rights or options or other awards issued under the Oiltanking Long-Term Incentive Plan.

Equity Interests of Enterprise GP’s and Oiltanking GP’s Directors and Executive Officers in Oiltanking and Enterprise

The following table sets forth the beneficial ownership of the directors and executive officers of Enterprise GP and Oiltanking GP in the equity of (i) Oiltanking, (ii) Enterprise prior to the merger and (iii) Enterprise after giving effect to the merger, each as of December 31, 2014:

Name	Positions with Enterprise GP	Positions with Oiltanking GP	Oiltanking Common Units	Enterprise Common Units Prior to the Merger(11)	Enterprise Common Units After the Merger(11)
Randa Duncan Williams(1)	Director and Chairman of the Board		0	684,706,999	684,706,999
Thurmon M. Andress(2)	Director		0	77,468	77,468
E. William Barnett	Director		0	44,138	44,138
Michael A. Creel	Director and CEO		0	1,757,764	1,757,764
F. Christian Flach	Director		0	0	0
W. Randall Fowler(3)	Director, Executive Vice President and CFO		0	1,355,420	1,355,420
James T. Hackett(4)	Director		3,997	18,489	23,685
Charles E. McMahen	Director		0	85,082	85,082
Richard S. Snell(5)	Director		2,274	32,054	35,010
A. James Teague(6)	Director and COO		0	1,962,246	1,962,246
Graham W. Bacon	Group Senior Vice President		0	154,728	154,728
Craig W. Murray(7)	Group Senior Vice President and General Counsel		0	57,488	57,488
William Ordemann	Group Senior Vice President	Director	0	999,460	999,460
Michael C. Smith	Group Senior Vice President	Director	0	164,951	164,951
Bryan F. Bulawa	Senior Vice President and Treasurer	Director and Chairman of the Board	0	159,112	159,112
Michael J. Knesek(8)	Senior Vice President, Controller and Principal Accounting Officer		0	625,644	625,644
Thomas M. Hart III		Director	3,000	0	3,900
Gregory C. King		Director	23,000	0	29,900
D. Mark Leland		Director	20,380	0	26,494
Robert D. Sanders(9)		Director	0	29,440	29,440
Laurie H. Argo(9)		President and CEO	0	19,464	19,464
Donna Y. Hymel(10)		CFO	5,816	0	7,561

(1)	The Enterprise common units presented for Ms. Williams are held by DFI GP Holdings L.P., Dan Duncan LLC, EPCO, EPCO Investments, LLC, Duncan Family Interests, Inc., EPCO Holdings, Inc., the Estate, DD Securities LLC, certain family trusts for which Ms. Williams serves as trustee, Alkek and Williams, Ltd., an affiliate of Ms. Williams, her spouse and jointly with her spouse. Ms. Williams disclaims beneficial ownership of the Enterprise common units held indirectly other than to the extent of her pecuniary interest for Section 16 purposes.
(2)	The Enterprise common units presented for Mr. Andress include (i) 31,064 Enterprise common units held by a family partnership, (ii) 2,400 Enterprise common units held by Mr. Andress’ spouse and (iii) 1,424 Enterprise common units held by family trusts.
(3)	The Enterprise common units presented for Mr. Fowler include 500,000 Enterprise common units held by a family limited partnership (for which he has disclaimed beneficial ownership except to the extent of his pecuniary interest).
(4)	The Enterprise common units presented for Mr. Hackett include 7,496 Enterprise common units held by family trusts. The Oiltanking common units presented for Mr. Hackett include 1,665 Oiltanking common units held by family trusts.
(5)	The Oiltanking common units presented for Mr. Snell are held by Mr. Snell’s spouse.
(6)	The Enterprise common units presented for Mr. Teague include (i) 53,000 Enterprise common units held by a trust and (ii) 425,473 Enterprise common units held by Mr. Teague’s spouse.
(7)	The Enterprise common units presented for Mr. Murray include 507 Enterprise common units held by a family trust.
(8)	The Enterprise common units presented for Mr. Knesek include 182 Enterprise common units held by Mr. Knesek’s spouse.

(9)	These individuals also serve as non-executive officers of Enterprise GP. Mr. Sanders serves as Senior Vice President of Asset Optimization of Enterprise GP. Ms. Argo serves as a Senior Vice President of Enterprise GP.
(10)	The Oiltanking common units presented for Ms. Hymel include 2,000 Oiltanking common units held by Ms. Hymel’s spouse.
(11)	The Enterprise common units noted above also include options to acquire Enterprise common units and phantom units (for which Enterprise common units are issuable in connection with the vesting and settlement thereof), in each case, owned by the directors and executive officers, that shall become exercisable (in the case of options), or that shall become vested (in the case of phantom units), within 60 days after the date of this proxy statement/prospectus. The following executive officers hold options exercisable within such 60-day period into the following numbers of Enterprise common units: Mr. Creel — 180,000; Mr. Teague — 120,000; Mr. Fowler — 120,000; Mr. Ordemann — 120,000; Mr. Bulawa — 40,000; and Mr. Knesek — 60,000. The following executive officers hold phantom units for which Enterprise common units are issuable within such 60-day period in connection with the vesting and settlement thereof in the following amounts: Mr. Creel — 35,500; Mr. Teague — 35,500; Mr. Fowler — 22,500; Mr. Bacon — 8,000; Mr. Ordemann — 10,000; Mr. Smith — 8,000; Mr. Bulawa — 7,325; and Mr. Knesek — 7,550 (including 50 held by his spouse). For additional information regarding options and phantom units owned by the named executive officers, please see the annual report on Form 10-K filed by Enterprise for the year ended December 31, 2013 and other reports incorporated by reference into this proxy statement/prospectus.

Director and Officer Insurance; Indemnification

The merger agreement requires Enterprise to maintain, or to cause EPCO to maintain, for six years after the effective time of the merger, officers’ and directors liability insurance for the benefit of persons who are or were at any time before the effective time of the mergers covered by the existing directors’ and officers’ liability insurance policies applicable to Oiltanking, Oiltanking GP or any of their subsidiaries, as described more fully under “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance.”

The merger agreement also provides for indemnification and advancement of expenses by Enterprise GP after the merger, Enterprise and MergerCo, jointly and severally, of directors and officers of Oiltanking GP and Enterprise GP to the fullest extent authorized or permitted by applicable law, in addition to existing rights, as described more fully under “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance.”

Support Agreement

Pursuant to the support agreement, Enterprise and its wholly owned subsidiary, EPO, have agreed to vote any Oiltanking common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger, including the 54,799,604 Oiltanking common units currently directly owned by EPO (representing approximately 66% of the outstanding Oiltanking common units), at any meeting of Oiltanking unitholders. In addition, pursuant to the support agreement, EPO granted an irrevocable proxy to a member of the Oiltanking Conflicts Committee to vote such units accordingly.

For additional information about the support agreement, please read “The Merger — Support Agreement.”

DIRECTORS AND OFFICERS OF ENTERPRISE GP AND OILTANKING GP

DDLLC, the sole member of Enterprise GP, has the power to appoint and remove all of the directors of Enterprise GP. Enterprise GP has indirect power to cause the appointment or removal of the directors of Oiltanking GP, an indirect wholly owned subsidiary of Enterprise. DDLLC is controlled by the DDLLC voting trustees under the DDLLC Voting Trust Agreement. Each of the executive officers of Enterprise GP is currently expected to remain an executive officer of Enterprise GP following the merger. The DDLLC voting trustees have not yet determined whether any directors of Oiltanking GP will serve as directors of Enterprise GP following the merger. In the absence of any changes, the current directors of Enterprise GP will continue as directors following the merger.

The following persons currently serve as directors and executive officers of Oiltanking GP and Enterprise GP.

Name	Age	Positions with Enterprise GP	Positions with Oiltanking GP
Randa Duncan Williams	53	Director and Chairman of the Board
Thurmon M. Andress(1)	81	Director
E. William Barnett	82	Director
Michael A. Creel	61	Director and CEO
F. Christian Flach	47	Director
W. Randall Fowler	58	Director, Executive Vice President and CFO
James T. Hackett	60	Director
Charles E. McMahen(1,2)	75	Director
Richard S. Snell(1)	72	Director
A. James Teague	69	Director and COO
Graham W. Bacon	51	Group Senior Vice President
Craig W. Murray	67	Group Senior Vice President and General Counsel
William Ordemann	55	Group Senior Vice President	Director
Michael C. Smith	43	Group Senior Vice President	Director
Bryan F. Bulawa	45	Senior Vice President and Treasurer	Director and Chairman of the Board
Michael J. Knesek	60	Senior Vice President, Controller and Principal Accounting Officer
Thomas M. Hart III(1)	48		Director
Gregory C. King(1,2)	54		Director
D. Mark Leland(1)	53		Director
Robert D. Sanders	62		Director
Laurie H. Argo	42		President and Chief Executive Officer
Donna Y. Hymel	50		Chief Financial Officer

(1)	Member of applicable Conflicts or Audit Committee
(2)	Chairman of applicable Conflicts or Audit Committee

In addition to the persons listed above, Messrs. Larry J. Casey and Edwin E. Smith serve as advisory directors of Enterprise GP, and Mr. O.S. Andras serves as an honorary director of Enterprise GP. Service as an advisory or honorary director does not confer any of the rights, obligations, liabilities or responsibilities of a director of Enterprise GP (including any power or authority to vote on any matters as a director).

Randa Duncan Williams. Ms. Williams was elected as Chairman of the Board of Directors of Enterprise GP in February 2013 and as a director of Enterprise GP in November 2010. She served as a director of EPE

Holdings, LLC (“Holdings GP”), the general partner of Enterprise GP Holdings L.P., from May 2007 to November 2010. She was elected Chairman of EPCO in May 2010, having previously served as Group Co-Chairman since 1994. Ms. Williams has served as a director of EPCO since February 1991. Prior to joining EPCO, Ms. Williams practiced law with the firms Butler & Binion and Brown, Sims, Wise & White. Ms. Williams previously served on the board of directors of Encore Bancshares from July 2007 until July 2012. She currently serves on the board of trustees for numerous charitable organizations. Ms. Williams is the daughter of the late Mr. Dan L. Duncan, Enterprise’s founder.

Thurmon M. Andress. Mr. Andress was elected a director of Enterprise GP in November 2010 and serves as a member of Enterprise GP’s Governance Committee. He served as a director of Holdings GP from November 2006 to November 2010. Mr. Andress serves as the Managing Director — Houston for Breitburn Energy Company L.P. and is a former member of its Board of Directors. In 1990, he founded Andress Oil & Gas Company, serving as its President and CEO until it merged with Breitburn Energy Company L.P. in 1998. In 1982, he founded Bayou Resources, Inc. a publicly traded energy company that was sold in 1987. From 2002 through December 2009, Mr. Andress served as a member of the Board of Directors of Edge Petroleum Corp. (including its Governance and Compensation Committees). In October 2009, Edge Petroleum Corp. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code and, on December 31, 2009, completed the sale of substantially all of its assets to Mariner Energy, Inc. Mr. Andress is currently a member of the National Petroleum Council and the Natural Gas Committee. He also serves on the Board of Governors of Houston for the Independent Petroleum Association of America. In 1993, Mr. Andress was inducted into All American Wildcatter’s, a 100-member organization dedicated to American oil and gas explorationists and producers.

E. William Barnett. Mr. Barnett was elected a director of Enterprise GP in November 2010 and serves as Chairman of its Governance Committee. He served as a director of Enterprise Products GP, LLC (“EPGP”) from March 2005 to November 2010. Mr. Barnett practiced law with Baker Botts L.L.P. from 1958 until his retirement in 2004. In 1984, he became Managing Partner of Baker Botts L.L.P. and continued in that role for 14 years until 1998. He was Senior Counsel to the firm from 1998 until June 2004, when he retired from the firm. Mr. Barnett served as Chairman of the Board of Trustees of Rice University from 1996 to July 2005.

Mr. Barnett is a Life Trustee of The University of Texas Law School Foundation and a Director Emeritus and former Chairman of the Houston Zoo, Inc. (the operating arm of the Houston Zoo). From June 2006 until May 2013, he served as a director of Westlake Chemical Corporation (a publicly traded chemical company). From October 2002 until May 2012, Mr. Barnett served as a director of GenOn Energy, Inc. (a publicly traded wholesale electricity generation company) and its predecessors. Mr. Barnett is Chairman of the Advisory Board of the Baker Institute for Public Policy at Rice University and a Director Emeritus and former Chairman of the Greater Houston Partnership. Mr. Barnett is a Trustee Emeritus of the Baylor College of Medicine.

Michael A Creel. Mr. Creel was elected CEO and a director of Enterprise GP in November 2010 and served as President of Enterprise GP from November 2010 until February 2013. He served as a director of EPGP from February 2006 to November 2010 and President and CEO of EPGP from August 2007 to November 2010. Mr. Creel served as CFO of EPGP from June 2000 to August 2007, and as an Executive Vice President of EPGP from January 2001 to August 2007. Mr. Creel, a Certified Public Accountant, also served as a Senior Vice President of EPGP from November 1999 to January 2001.

Mr. Creel previously served as a director of Holdings GP from October 2009 to May 2010 and as a director of DEP Holdings, LLC (“DEP GP”), the general partner of Duncan Energy Partners L.P., from October 2006 to May 2010. He previously served as President, CEO and a director of Holdings GP from August 2005 through August 2007. From October 2006 to August 2007, he served as Executive Vice President and CFO of DEP GP. From October 2005 through December 2009, Mr. Creel served as a director of Edge Petroleum Corporation, a publicly traded oil and natural gas exploration and production company, which filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in October 2009 and, on December 31, 2009, completed the sale of substantially all of its assets to Mariner Energy, Inc.

F. Christian Flach. Mr. Flach was elected a director of Enterprise GP in October 2014. He previously served as Chairman of the Board of Oiltanking GP from March 2014 to October 2014. He has served as Chief Executive Officer of M&B since 2011 and is also a Member of its Executive Board. Mr. Flach began working for M&B in May of 1996 and has served in various roles for the organization and its affiliates, including General Manager of M&B and Mabanaft, the oil trading business within M&B; lawyer for Oiltanking GmbH; Vice President of Business Development at OTH; Director of Corporate Affairs at Oiltanking GmbH; Director of Corporate Affairs at M&B; Director of Human Resources at M&B and Managing Director of Mabanaft.

W. Randall Fowler. Mr. Fowler was elected a director of Enterprise GP in September 2011. He was named an Executive Vice President and the CFO of Enterprise GP in November 2010, having previously served as Executive Vice President and CFO of EPGP from August 2007 to November 2010. He also served as President and CEO of DEP GP from April 2010 until September 2011 and as Executive Vice President and CFO of DEP GP from August 2007 to April 2010. He served as a director of DEP GP from September 2006 until September 2011.

Mr. Fowler served as Senior Vice President and Treasurer of EPGP from February 2005 to August 2007 and of DEP GP from October 2006 to August 2007. Mr. Fowler also previously served as a director of EPGP and of Holdings GP from February 2006 to May 2010. Mr. Fowler also served as Senior Vice President and CFO of Holdings GP from August 2005 to August 2007. Mr. Fowler was elected Vice Chairman and CFO of EPCO in May 2010. He previously served as President and CEO of EPCO from December 2007 to May 2010 and as its CFO from April 2005 to December 2007.

Mr. Fowler, a Certified Public Accountant (inactive), joined Enterprise as Director of Investor Relations in January 1999. Mr. Fowler also serves as Chairman of the Board of the National Association of Publicly Traded Partnerships. He also serves on the Advisory Board for the College of Business at Louisiana Tech University.

James T. Hackett. Mr. Hackett was elected as a director of Enterprise GP in April 2014 and is a member of its Governance Committee. Mr. Hackett is a partner with Riverstone Holdings LLC, a private energy investment firm. He served as Executive Chairman of the board of directors of Anadarko Petroleum Corporation, one of the world’s largest independent oil and natural gas exploration and production companies, from 2012 to 2013 after serving as Chief Executive Officer since 2003 and Chairman of the Board since 2006. He also served as Anadarko’s President from 2003 to 2010. Mr. Hackett is a director of Cameron International Corporation and Fluor Corporation. He also serves on the board of a closed investment fund traded on the London Stock Exchange called Riverstone Energy Ltd. Mr. Hackett is a former director of Halliburton Company and Bunge Ltd. and the former Chairman of the Board of the Federal Reserve Bank of Dallas. He is Chairman of the National Petroleum Council, a member of the Society of Petroleum Engineers and Chairman of the Baylor College of Medicine Board of Trustees. Mr. Hackett is also a former adjunct Professor of Finance at Rice University.

Charles E. McMahen. Mr. McMahen was elected a director of Enterprise GP in November 2010 and serves as Chairman of its Audit Committee. He served as a director of Holdings GP from August 2005 to November 2010. Mr. McMahen served as Vice Chairman of Compass Bank from March 1999 until December 2003 and served as Vice Chairman of Compass Bancshares from April 2001 until his retirement in December 2003. Mr. McMahen also served as Chairman and CEO of Compass Banks of Texas from March 1990 until March 1999. Mr. McMahen has served as a director of Compass Bancshares, and its successor, BBVA Compass Bank (a wholly owned subsidiary of BBVA), since 2001. He also serves as a director for BBVA Compass Bancshares, Inc. (a wholly owned subsidiary of BBVA and a bank holding company for BBVA’s North American banking operations). Mr. McMahen serves on the Audit Committee for BBVA Compass Bancshares, Inc. and as Chairman of its Risk Committee. Mr. McMahen served as Chairman of the Board of Regents of the University of Houston from September 1998 to August 2000.

Richard S. Snell. Mr. Snell, a Certified Public Accountant, was elected a director of Enterprise GP in September 2011 and serves on its Audit Committee. He previously served as a director of DEP GP from January 2010 until September 2011. Mr. Snell also served as a director of the general partner of TEPPCO Partners, L.P. (“TEPPCO”) from January 2006 until October 2009. From June 2000 until February 2006, he served as a director of EPGP. He is senior counsel with the law firm of Thompson & Knight LLP, having been with the firm since 2000. Prior to his position with Thompson & Knight LLP, he worked as an attorney for the Snell & Smith, P.C. law firm from its founding in 1993 until 2000.

A. James Teague. Mr. Teague was elected COO and a director of Enterprise GP in November 2010 and served as an Executive Vice President of Enterprise GP from November 2010 until February 2013. He served as Executive Vice President of EPGP from November 1999 to November 2010 and additionally as a director from July 2008 to November 2010 and as Chief Operating Officer from September 2010 to November 2010. In addition, he served as EPGP’s Chief Commercial Officer from July 2008 until September 2010. He served as Executive Vice President and Chief Commercial Officer of DEP GP from July 2008 until September 2011. He previously served as a director of DEP GP from July 2008 to May 2010 and as a director of Holdings GP from October 2009 to May 2010. Mr. Teague joined Enterprise in connection with its purchase of certain midstream energy assets from affiliates of Shell Oil Company in 1999. From 1998 to 1999, Mr. Teague served as President of Tejas Natural Gas Liquids, LLC, then an affiliate of Shell. From 1997 to 1998, he was President of Marketing and Trading for Mapco Inc.

Graham W. Bacon. Mr. Bacon was elected as Group Senior Vice President, Operations and Environmental, Health, Safety & Training of Enterprise GP in February 2014. He previously served as a Senior Vice President, Operations from January 2012 to February 2014, as a Vice President, Operations from June 2006 to January 2012, and as a Vice President, Engineering from September 2005 to May 2006. He joined Enterprise in 1991 and has held a variety of operations and engineering roles. Prior to joining Enterprise, Mr. Bacon worked for Vista Chemical Company.

Craig W. Murray. Mr. Murray was elected as Group Senior Vice President and General Counsel of Enterprise GP effective January 5, 2015. Mr. Murray was a partner at the law firm of Vinson & Elkins LLP from 1976 until December 31, 2014, where he focused primarily on corporate and energy-related finance, including pipeline financing. His energy finance experience has involved oil and gas properties in all major producing states, as well as the Gulf of Mexico. Mr. Murray earned a Bachelor of Arts degree from Rhodes College in Memphis, Tennessee and a JD from the Louisiana State University Law Center.

William Ordemann. Mr. Ordemann was elected a director of Oiltanking GP in October 2014. He was elected a Group Senior Vice President of Enterprise GP in April 2012 and is responsible for Enterprise’s onshore and offshore natural gas and crude oil pipelines, natural gas processing and storage assets, as well as NGL fractionation and storage facilities. He previously served as Executive Vice President of Holdings GP from August 2007 to November 2010 and as Executive Vice President of Enterprise GP from November 2010 to April 2012. He also served as COO of EPGP from August 2007 until September 2010 and as its Executive Vice President from August 2007 to November 2010. He was also elected an Executive Vice President of DEP GP in August 2007 and served in such role until September 2011. He previously served as a Senior Vice President of EPGP from September 2001 to August 2007 and was a Vice President of EPGP from October 1999 to September 2001. Mr. Ordemann joined Enterprise in connection with our purchase of certain midstream energy assets from affiliates of Shell Oil Company in 1999. Prior to joining Enterprise, he was a Vice President of Shell Midstream Enterprises, LLC from January 1997 to February 1998, and Vice President of Tejas Natural Gas Liquids, LLC from February 1998 to September 1999.

Michael C. Smith. Mr. Smith was elected a director of Oiltanking GP in October 2014. He was elected a Group Senior Vice President of Enterprise GP in January 2014 and is responsible for Enterprise’s regulated businesses. He previously served as Senior Vice President, Unregulated NGL Business from April 2012 to

January 2014, as Vice President, Western Gas Gathering & Processing from January 2010 to April 2012, as Vice President, Rocky Mountain Gathering from January 2009 to December 2009, as Director, Rocky Mountains, January 2006 to January 2009, and as Director, Commercial Development from October 2002 to December 2005. Prior to joining Enterprise, Mr. Smith served in marketing, engineering, and project management roles with Mapco Inc. and The Williams Companies.

Bryan F. Bulawa. Mr. Bulawa was elected a director and Chairman of the Board of Oiltanking GP in October 2014. He was elected a Senior Vice President and the Treasurer of Enterprise GP in November 2010. He previously served as Senior Vice President, CFO and Treasurer of DEP GP from April 2010 until September 2011 and a director of DEP GP from February 2011 to September 2011. He also served as Senior Vice President and Treasurer of EPGP and Holdings GP from October 2009 to November 2010, as Senior Vice President and Treasurer of DEP GP from October 2009 to April 2010, and as Vice President and Treasurer of EPGP from July 2007 to October 2009. He has also served as Senior Vice President and Treasurer of EPCO since May 2010. Prior to joining Enterprise, Mr. Bulawa spent 13 years at Scotia Capital, where he last served as director of the firm’s U.S. Energy Corporate Finance and Distribution group.

Michael J. Knesek. Mr. Knesek, a Certified Public Accountant, was elected the Senior Vice President, Controller and Principal Accounting Officer of Enterprise GP in November 2010. From February 2005 to November 2010, Mr. Knesek served as Senior Vice President of EPGP, having previously served as a Vice President of EPGP since August 2000. Mr. Knesek served as the Principal Accounting Officer and Controller of DEP GP from September 2006 to September 2011. He served as the Principal Accounting Officer and Controller of Holdings GP from August 2005 to November 2010 and served in the same capacity for EPGP from August 2000 to November 2010. He also served as Senior Vice President of DEP GP from September 2006 to September 2011. Mr. Knesek has been the Controller of EPCO since 1990 and currently serves as one of its Senior Vice Presidents.

Thomas M. Hart III. Mr. Hart was appointed to serve as a member of the board of directors of Oiltanking GP in February 2014. Mr. Hart serves as a member of both the Audit and Conflicts Committees of the board of directors of Oiltanking GP. Mr. Hart is Chief Executive Officer of Jonah Energy, LLC, a privately held oil and natural gas production company. Mr. Hart has held this position since May 2014. From August 2010 to May 2014, he was engaged in the process of organizing, financing and launching Jonah Energy, LLC and its predecessor, Maverick American Natural Gas, LLC. Prior to that, Mr. Hart served as an officer of El Paso Corporation and its subsidiaries in various capacities beginning in January 2001. Mr. Hart served as Senior Vice President of Commercial Development for El Paso’s midstream business unit from November 2009 to July 2010, as Senior Vice President of Business Development and Law for El Paso Exploration and Production Company from January 2005 to November 2009, as Vice President of Corporate Development for El Paso Corporation from September 2002 to January 2005, and as Director of Mergers and Acquisitions from January 2001 to September 2002. Mr. Hart began his career as an attorney in the corporate and securities group of Andrews Kurth, a Houston-based law firm.

Gregory C. King. Mr. King was appointed to serve as a member of the board of directors of Oiltanking GP in connection with Oiltanking’s initial public offering. Mr. King also serves as the chairman of the Conflicts Committee and as a member of the Audit Committee of the board of directors of Oiltanking GP. Mr. King previously served as President of Valero Energy Corporation from January 2003 to December 2007. Mr. King served as Executive Vice President and General Counsel of Valero Energy from September 2001 until December 2002, and as Executive Vice President and Chief Operating Officer from January 2001 until September 2001. Prior to that, he served as Senior Vice President and Chief Operating Officer of Valero Energy from 1999 to January 2001. He became Vice President and General Counsel of Valero Energy in 1997, and prior to that was a Partner in the Houston-based law firm of Bracewell & Giuliani LLP. From January 1, 2002 until July 2006, Mr. King served as director of the general partner of Valero L.P. (currently known as NuStar Energy L.P.). Mr. King has served on the board of directors of the general partner of QEP Midstream Partners, LP since November 2013.

D. Mark Leland. Mr. Leland was appointed to serve as a member of the board of directors of Oiltanking GP in May 2012. Mr. Leland also serves as a member of both the Audit and Conflicts Committees of the board of directors of Oiltanking GP. In February 2014, Mr. Leland was appointed to serve as chair of the Audit Committee of the board of directors of Oiltanking GP. Mr. Leland served as Executive Vice President of El Paso Corporation and President of El Paso’s midstream business unit from October 2009 to May 2012, and as Director of El Paso Pipeline Partners, L.P. from its formation in 2007 to May 2012. Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso Corporation from August 2005 to November 2009. He served as Executive Vice President of El Paso Exploration & Production Company from January 2004 to August 2005, and as Chief Financial Officer and a director from April 2004 to August 2005. Mr. Leland served as Senior Vice President and Chief Operating Officer of the general partner of GulfTerra Energy Partners, L.P. from January 2003 to December 2003, and as Senior Vice President and Controller from July 2000 to January 2003. Mr. Leland has served on the board of directors of KiOR, Inc. since May 2013.

Robert D. Sanders. Mr. Sanders was elected a director of Oiltanking GP in October 2014. Mr. Sanders was appointed Senior Vice President of Asset Optimization of Enterprise GP in January 2015, and served as Vice President of Asset Optimization of Enterprise GP from May 2012 until January 2015. Prior to May 2012 Mr. Sanders was Director of Asset Optimization, Director of Unregulated NGL Assets, Director of International Marketing, Director of Distribution, Manager of Business Development and Manager of Commerce. Mr. Sanders has been in the midstream oil and gas business for 35 years. Prior to joining Enterprise in 1979 he worked for the Texas Railroad Commission as an investigative auditor from 1976 to 1979.

Laurie H. Argo. Ms. Argo was elected President and CEO of Oiltanking GP in October 2014. Ms. Argo was appointed a Senior Vice President of Enterprise GP in January 2015, and served as Vice President, NGL Fractionation, Storage and Unregulated Pipelines of Enterprise GP from January 2014 until January 2015, managing a group of assets which generate over a billion dollars per year in gross operating margin. From 2005 until January 2014, Ms. Argo held positions in the NGL and Natural Gas Processing businesses for Enterprise, where her responsibilities included the commercial and financial management of four joint venture companies. Ms. Argo has 18 years of experience in the energy industry. Prior to joining Enterprise, Ms. Argo worked for San Diego Gas and Electric Company in San Diego, California from 2001-2004, and PG&E Gas Transmission, a subsidiary of PG&E Corporation, in Houston, Texas, from 1997-2000.

Donna Y. Hymel. Ms. Hymel was elected CFO of Oiltanking GP in October 2014. Ms. Hymel previously served as Controller and principal accounting officer of Oiltanking GP since March 2011. She has also served as Controller of OTA since January 2001. Mrs. Hymel joined OTA in April of 1995 as the Controller for OTH. Since that time, she has served as Corporate Secretary and Treasurer for various OTA and Oiltanking entities. Prior to joining OTA, she worked at BDO USA, LLP from January 1988 to April 1995 as an audit manager. Mrs. Hymel is a Certified Public Accountant (CPA).

COMPARISON OF THE RIGHTS OF ENTERPRISE AND OILTANKING UNITHOLDERS

The following describes the material differences between the rights of the Enterprise unitholders, after giving effect to the transactions contemplated by the merger, and the current rights of Oiltanking unitholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of the Enterprise common unitholders and Oiltanking unitholders. The rights of the Enterprise common unitholders will be governed by the Sixth Amended and Restated Agreement of Limited Partnership of Enterprise, as amended. The rights of Oiltanking unitholders are governed by the First Amended and Restated Agreement of Limited Partnership of Oiltanking, as amended, and you should refer to each document for a complete description of the rights of the Enterprise and Oiltanking unitholders, respectively. If the merger is consummated, Oiltanking unitholders will become Enterprise common unitholders, and their rights as Enterprise common unitholders will be governed by Delaware law and Enterprise’s partnership agreement. For Enterprise’s partnership agreement and the amendments thereto, please refer to Enterprise’s Current Reports on Form 8-K filed with the Commission on November 23, 2010 and August 16, 2011. For Oiltanking’s partnership agreement and the amendments thereto, please refer to Oiltanking’s Current Reports on Form 8-K filed with the Commission on July 19, 2011 and July 16, 2014. This summary is qualified in its entirety by reference to the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act (the “Delaware Act”), Enterprise’s partnership agreement, as amended, and Oiltanking’s partnership agreement, as amended.

Purpose and Term of Existence

Enterprise	Oiltanking
Enterprise’s stated purposes under its partnership agreement are to serve as a security holder in its operating company and subsidiary partnerships and to engage in any business activities that may be engaged in by its operating company or that are approved by its general partner and which lawfully may be conducted by a limited partnership under Delaware law.	Oiltanking’s stated purposes under its partnership agreement are to engage in any business activities that may be engaged in by its operating company or that are approved by its general partner and which lawfully may be conducted by a limited partnership under Delaware law.

Enterprise’s existence will continue until December 31, 2088, unless sooner dissolved pursuant to the terms of Enterprise’s partnership agreement.	Oiltanking’s existence will continue until dissolved pursuant to the terms of Oiltanking’s partnership agreement.

Distributions of Available Cash

Enterprise	Oiltanking
Within 45 days after the end of each quarter, Enterprise will distribute all of its available cash to common unitholders.	Within 45 days after the end of each quarter, Oiltanking will distribute all of its available cash to unitholders.

Available cash is defined in Enterprise’s partnership agreement and generally means, with respect to any calendar quarter, all cash and cash equivalents on hand at the end of such quarter:	Available cash is defined in Oiltanking’s partnership agreement and generally means, with respect to any calendar quarter, all cash and cash equivalents on hand at the end of each quarter:

•   less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

•   provide for the proper conduct of Enterprise’s business (including reserves for future capital expenditures and for Enterprise’s future credit needs); or

•   less the amount of cash reserves established by the general partner to:

•   provide for the proper conduct of Oiltanking’s business (including reserves for future capital expenditures and for Oiltanking’s future credit needs);

Enterprise	Oiltanking

•   comply with applicable law or any debt instruments or other agreements;

•   plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter or certain interim capital transactions after the end of such quarter designated by Enterprise GP as operating surplus.

•   comply with applicable law or any debt instruments or other agreements; or

•   provide funds for distributions to unitholders for any one or more of the next four quarters;

•   plus if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Distributions of Cash Upon Liquidation

Enterprise	Oiltanking
If Enterprise dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Enterprise will first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in Enterprise’s partnership agreement and by law and, thereafter, it will distribute any remaining proceeds to its general partner, limited partners and common unitholders in accordance with their respective capital account balances as adjusted to reflect any gain or loss upon the sale or other distribution of assets in liquidation. The general rules for determining the capital account balances of the unitholders are set forth in Enterprise’s partnership agreement.	If Oiltanking dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Oiltanking will first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in Oiltanking’s partnership agreement and by law and, thereafter, it will distribute any remaining proceeds to its unitholders, its general partner and the holders of the incentive distribution rights in accordance with their respective capital account balances as adjusted to reflect any gain or loss upon the sale or other distribution of assets in liquidation. The general rules for determining the capital account balances of the unitholders and the general partner are set forth in Oiltanking’s partnership agreement.

Merger and Consolidation

Enterprise	Oiltanking
Merger or consolidation of Enterprise requires the prior approval of the general partner and approval of a majority of the members of the Audit and Conflicts Committee. The merger agreement must include certain information as set forth in Enterprise’s partnership agreement. Once approved by the general partner, in most instances, the merger agreement must be submitted to a vote of Enterprise’s limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of Enterprise’s limited partner units (unless, in certain circumstances, the affirmative vote of the holders of a greater percentage of outstanding units or of any class of limited partners is required).	Merger or consolidation of Oiltanking requires the prior consent of the general partner. The merger agreement must include certain information as set forth in Oiltanking’s partnership agreement. Once approved by the general partner, in most instances, the merger agreement must be submitted to a vote of Oiltanking’s limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of Oiltanking’s limited partner units (unless, in certain circumstances, the affirmative vote of the holders of a greater percentage of outstanding units or of any class of limited partners is required).

Disposal of Assets

Enterprise	Oiltanking
The general partner generally may not sell, exchange or otherwise dispose of all or substantially all of the assets of Enterprise and its subsidiaries in a single transaction or a series of related transactions or approve on behalf of Enterprise, the sale, exchange or other disposition of all or substantially all the assets of Enterprise and its subsidiaries (including by way of merger, consolidation, or other combination) without the approval of the holders of a majority of Enterprise’s outstanding common units and approval from the majority of the members of the Audit and Conflicts Committee. However, the general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of Enterprise and its subsidiaries. In addition, the general partner may sell any or all of the assets of Enterprise and its subsidiaries in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of Enterprise’s common unitholders and approval by the Audit and Conflicts Committee.	The general partner generally may not sell, exchange or otherwise dispose of all or substantially all of the assets of Oiltanking and its subsidiaries in a single transaction or a series of related transactions (including by way of merger, consolidation, or other combination or sale of ownership interest) or approve on behalf of Oiltanking, the sale, exchange or other disposition of all or substantially all the assets of Oiltanking without the approval of the holders of a majority of Oiltanking’s limited partner units. However, the general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of Oiltanking and its subsidiaries. In addition, the general partner may sell any or all of the assets of Oiltanking and its subsidiaries in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of Oiltanking unitholders.

Transfer of General Partner Interest

Enterprise	Oiltanking
The general partner may transfer all or any of its general partner interest without unitholder approval. However, no transfer by the general partner of all or any part of its interest will be permitted unless (i) the transferee agrees to assume the rights and duties of the general partner and be bound by the provisions of Enterprise’s partnership agreement, (ii) Enterprise receives an opinion of counsel as to limited liability and tax matters, (iii) such transferee agrees to purchase all of the partnership interest of the general partner or managing member of each of Enterprise, its operating partnership and any of their subsidiaries and (iv) for so long as any affiliate of EPCO controls the general partner, the organizational documents of the owner of the general partner interest provide for the establishment of an “Audit and Conflicts Committee,” with independent (as defined therein) members to approve specified matters.	The general partner may generally not transfer all or any portion of its general partner interest to a single transferee before September 30, 2021 unless such transfer has been approved by the prior written consent or vote of the holders of a majority of Oiltanking’s outstanding common units (excluding common units held by the general partner and its affiliates). Oiltanking’s partnership agreement does allow, however, the general partner to transfer its general partner interest prior to September 30, 2021 without approval of the limited partners either (i) to an affiliate of the general partner or (ii) to a third party in connection with a merger of the general partner with or into, or a sale of all or substantially all of the assets of the general partner to, a third party. After September 30, 2021, the general partner may transfer all or any portion of its general partner interest without unitholder approval.

The general partner may also transfer, at any time, the common units it owns. In addition, Enterprise’s partnership agreement does not prohibit or require unitholder approval for any	In the case of all transfers, however, no transfer of the general partner interest will be permitted unless (i) the transferee agrees to assume the rights and duties of the general partner and be bound by the provisions of Oiltanking’s partnership agreement, (ii) Oiltanking

Enterprise	Oiltanking

transfer, in whole or in part, of the ownership of the general partner.	receives an opinion of counsel as to limited liability and tax matters, (iii) such transferee agrees to purchase all of the partnership interest or membership interest of the general partner as the general partner or managing member of each of Oiltanking and any of its subsidiaries.

The general partner may also transfer, at any time, its common units and incentive distribution rights.

In addition, Oiltanking’s partnership agreement does not prohibit or require unitholder approval for any transfer, in whole or in part, of the ownership of the general partner.

Withdrawal of General Partner

Enterprise	Oiltanking
The general partner may voluntarily withdraw as Enterprise’s general partner at any time by receiving approval from a majority of members of the Audit and Conflicts Committee and by giving 90 days’ notice to the holders of common units. Enterprise’s partnership agreement provides for other events of withdrawal, including specified bankruptcy events, and withdrawal by the general partner upon the occurrence of such events will not constitute a violation of Enterprise’s partnership agreement.	Prior to September 30, 2021, the general partner may voluntarily withdraw as Oiltanking’s general partner at any time only by (i) receiving the approval of the holders of a majority of Oiltanking’s outstanding common units (excluding common units held by Oiltanking) and (ii) furnishing an opinion of counsel regarding limited liability and tax matters. After September 30, 2021, the general partner will no longer be required to receive the approval of the common unitholders to withdraw and may withdrawal by giving common unitholders 90 days’ written notice. Oiltanking’s partnership agreement provides for other events of withdrawal, including specified bankruptcy events, and withdrawal by the general partner upon the occurrence of such events will not constitute a violation of Oiltanking’s partnership agreement.

Upon the voluntary withdrawal of the general partner, the holders of a majority of Enterprise’s outstanding common units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Enterprise will be dissolved, unless within 90 days after such withdrawal, the holders of a majority of Enterprise’s outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue Enterprise’s business and to appoint a successor general partner.	Upon the voluntary withdrawal of the general partner, the holders of a majority of Oiltanking’s outstanding common units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Oiltanking will be dissolved, unless within 90 days after such withdrawal, the holders of a majority of Oiltanking’s outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue Oiltanking’s business and to appoint a successor general partner.

If the general partner withdraws under circumstances that do not violate Enterprise’s partnership agreement, the general partner will have the right to convert its general partner interest into limited partner units or to	If the general partner withdraws under circumstances that do not violate Oiltanking’s partnership agreement, the general partner will have the right to require its successor to purchase such interests in

Enterprise	Oiltanking

receive cash in exchange for such interests. If the general partner withdraws under circumstances where such withdrawal violates Enterprise’s partnership agreement, its successor will have the option to purchase the general partner’s interest.	exchange for cash. If the general partner withdraws under circumstances where such withdrawal violates Oiltanking’s partnership agreement, its successor will have the option to purchase the general partner’s interest.

Removal of General Partner

Enterprise	Oiltanking
The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 60% of Enterprise’s outstanding units, including units held by the general partner and its affiliates, and Enterprise receives an opinion of counsel regarding limited liability and tax matters. Action for removal must also provide for the election of a successor general partner by a vote of a majority of the outstanding common units.	The general partner may be removed if such removal is approved by a vote of at least 66 2/3% of the outstanding units voting as a single class, including units held by the general partner and its affiliates, and Oiltanking receives an opinion of counsel regarding limited liability and tax matters. Action for removal must also provide for the election of a successor general partner by a vote of a majority of the outstanding units.

In addition, if the general partner is removed as the general partner under circumstances where “cause” does not exist, the general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. “Cause” is defined to mean that a court of competent jurisdiction has entered a final, non- appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as the general partner. If the general partner is removed by the limited partners under circumstances where cause exists, its successor will have the option to purchase the general partner’s interest.	In addition, if the general partner is removed as the general partner under circumstances where “cause” does not exist, the general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. “Cause” is defined to mean that a court of competent jurisdiction has entered a final, non- appealable judgment finding the general partner liable for actual fraud or willful misconduct in its capacity as the general partner. If the general partner is removed by the limited partners under circumstances where cause exists, its successor will have the option to purchase the general partner’s interest.

Limited Call Rights

Enterprise	Oiltanking
If at any time the general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right, assignable to Enterprise or any of the general partner’s affiliates, to purchase all, but not less than all, of the outstanding units of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests will be selected by the general partner on at least 10, but not more than 60, days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the current market price (as defined in Enterprise’s partnership agreement) of the limited partner interests as of the date three days prior to the	If at any time the general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right, assignable to Oiltanking or any of the general partner’s affiliates, to purchase all, but not less than all, of the outstanding units of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests will be selected by the general partner on at least 10, but not more than 60, days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the current market price (as defined in Oiltanking’s partnership agreement) of limited partner interests as of the date three days prior

Enterprise	Oiltanking
date that notice is mailed and (ii) the highest price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.	to the date that notice is mailed and (ii) the highest price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.

Limited Preemptive Rights

Enterprise	Oiltanking
The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities from Enterprise whenever, and on the same terms that, Enterprise issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain their percentage interests in Enterprise that existed immediately prior to the issuance of such common units or other equity securities. The holders of common units have no preemptive rights to acquire additional units or other partnership interests in Enterprise.	The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities from Oiltanking whenever, and on the same terms that, Oiltanking issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain their percentage interests in Oiltanking that existed immediately prior to the issuance of such common units or other equity securities. The holders of common units have no preemptive rights to acquire additional units or other partnership interests in Oiltanking.

General Partner’s Authority to Take Action Not Contemplated by the Agreement

Enterprise	Oiltanking
The general partner may not, without written approval of all outstanding common unitholders, take any action in contravention of Enterprise’s partnership agreement including (i) committing any act that would make it impossible to carry on the ordinary business of Enterprise, (ii) possessing Enterprise property, or assigning any rights in specific Enterprise property, for other than a partnership purpose and (iii) other actions listed in Enterprise’s partnership agreement.	The general partner may not, without the approval of holders of a majority of the Oiltanking common units, sell, exchange or otherwise dispose of all or substantially all of the assets of Oiltanking and its subsidiaries, taken as a whole, in a single transaction or series of related transactions, except as provided by Oiltanking’s partnership agreement.

Amendment of Partnership Agreement

Enterprise	Oiltanking
Amendments to Enterprise’s partnership agreement may be proposed only by its general partner. Except in certain circumstances where Enterprise’s partnership agreement is amended in connection with a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests requires the approval of a majority of the class of limited partner interests so affected. However, in some circumstances, more particularly described in Enterprise’s partnership agreement, the	Amendments to Oiltanking’s partnership agreement may be proposed only by its general partner. Except in certain circumstances where Oiltanking’s partnership agreement is amended in connection with a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests requires the approval of a majority of the class of limited partner interests so affected. However, in some circumstances, more particularly described in Oiltanking’s partnership

Enterprise	Oiltanking
general partner may make amendments to Enterprise’s partnership agreement without the approval of Enterprise’s limited partners to reflect:	agreement, the general partner may make amendments to Oiltanking’s partnership agreement without the approval of Oiltanking’s limited partners to reflect:

•   a change in Enterprise’s name, the location of its principal place of business, its registered agent or its registered office;

•   the admission, substitution, withdrawal or removal of partners in accordance with Enterprise’s partnership agreement;

•   a change that, in the sole discretion of the general partner, is necessary or advisable to qualify or continue Enterprise’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that neither Enterprise, its operating partnership, nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•   a change that, in the discretion of the general partner, does not adversely affect Enterprise’s limited partners in any material respect;

•   a change in Oiltanking’s name, the location of its principal place of business, its registered agent or its registered office;

•   the admission, substitution, withdrawal or removal of partners in accordance with Oiltanking’s partnership agreement;

•   a change that the general partner determines to be necessary or appropriate to qualify or continue Oiltanking’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that none of Oiltanking, its general partner or any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•   a change that the general partner determines does not adversely affect Oiltanking’s limited partners in any material respect;

•   a change that, in the discretion of the general partner, is necessary or advisable (i) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (ii) to facilitate the trading of Enterprise’s limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed for trading or (iii) in connection with a distribution, subdivision or combination of securities of Enterprise in accordance with Enterprise’s partnership agreement;

•   a change that, in the discretion of the general partner, is required to effect the intent expressed in the prospectus used in Enterprise’s initial public offering or the intent of Enterprise’s partnership agreement or otherwise contemplated by Enterprise’s partnership agreement;

•   a change that the general partner determines to be necessary or appropriate (i) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (ii) to facilitate the trading of Oiltanking’s limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed or admitted for trading or (iii) in connection with a distribution, subdivision or combination of securities of Oiltanking in accordance with Oiltanking’s partnership agreement;

•   a change that the general partner determines is required to effect the intent expressed in the prospectus used in Oiltanking’s initial public offering or the intent of Oiltanking’s partnership agreement or otherwise contemplated by Oiltanking’s partnership agreement;

Enterprise	Oiltanking
• a change in Enterprise’s fiscal year or taxable year and related changes;	• a change in Oiltanking’s fiscal year or taxable year and related changes;

•   an amendment that is necessary in the opinion of counsel to prevent Enterprise, or its general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•   an amendment that, in the discretion of the general partner, is necessary or advisable in connection with the authorization or issuance of any class or series of Enterprise’s securities;

•   any amendment expressly permitted in Enterprise’s partnership agreement to be made by its general partner acting alone;

•   an amendment that is necessary in the opinion of counsel to prevent Oiltanking, or its general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•   an amendment that the general partner determines is necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•   an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with Enterprise’s partnership agreement;

•   an amendment that, in the discretion of the general partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by Enterprise of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than Enterprise’s operating partnership, in connection with its conduct of activities permitted by Enterprise’s partnership agreement;

•   a merger or conveyance to effect a change in Enterprise’s legal form; or

•   any other amendments substantially similar to the foregoing.

•   any amendment expressly permitted in Oiltanking’s partnership agreement to be made by its general partner acting alone;

•   an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with Oiltanking’s partnership agreement;

•   an amendment that the general partner determines is necessary or appropriate to reflect, account for the formation by Oiltanking of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity;

•   conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•   any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by holders of a majority of the outstanding common units, except as otherwise provided in Enterprise’s partnership agreement or under Delaware law. No provision of Enterprise’s

Proposed amendments (other than those described above) must be approved by holders of a majority of the outstanding units, except as otherwise provided in Oiltanking’s partnership agreement or under Delaware law. No provision of Oiltanking’s

Enterprise	Oiltanking
partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. In addition, Enterprise’s partnership agreement requires approval of a majority of the Audit and Conflicts Committee with respect to amendments to provisions relating to it or requiring its approval.	partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

No amendments to Enterprise’s partnership agreement (other than those that may be made by the general partner without the approval of Enterprise’s limited partners or in certain circumstances in connection with the amendment of Enterprise’s partnership agreement in connection with a merger) will become effective without the approval of at least 90% of the outstanding common units unless Enterprise obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.	No amendments to Oiltanking’s partnership agreement (other than those that may be made by the general partner without the approval of Oiltanking’s limited partners or in certain circumstances in connection with the amendment of Oiltanking’s partnership agreement in connection with a merger) will become effective without the approval of at least 90% of the limited partner interests, voting as a single class, unless Oiltanking obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Enterprise’s partnership agreement contains other restrictions on amendments, including a prohibition on amendments enlarging the obligations of any limited partner (subject to specified exceptions), to the term of the partnership and certain provisions relating to dissolution.	Oiltanking’s partnership agreement contains other restrictions on amendments, including a prohibition on amendments enlarging the obligations of any limited partner, to the term of the partnership and certain provisions relating to dissolution.

Dissolution

Enterprise	Oiltanking

Enterprise will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•   the expiration of its term as provided in Enterprise’s partnership agreement;

•   withdrawal of the general partner pursuant to Enterprise’s partnership agreement, unless a successor is elected and admitted and an opinion of counsel is received regarding limited liability on tax matters related to the withdrawal;

•   the general partner’s election to dissolve Enterprise, if approved by a majority of the members of the Audit and Conflicts Committee and the holders of a majority of Enterprise’s outstanding common units;

Oiltanking will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•   withdrawal or removal of the general partner pursuant to Oiltanking’s partnership agreement, unless a successor is elected and admitted and an opinion of counsel regarding limited liability and tax matters related to the withdrawal is received;

•   the general partner’s election to dissolve Oiltanking, if approved by a majority of the holders of a majority of Oiltanking’s outstanding units;

•   the entry of a decree of judicial dissolution of Oiltanking pursuant to the provisions of the Delaware Act; or

Enterprise	Oiltanking

•   the entry of a decree of judicial dissolution of Enterprise pursuant to the provisions of the Delaware Act; or

•   the sale of all or substantially all of the assets and properties of Enterprise and its subsidiaries.

• at any time there are no limited partners, unless Oiltanking is continued without dissolution in accordance with Delaware law.

Liquidation

Enterprise	Oiltanking

Upon Enterprise’s dissolution, unless it is reconstituted and continued as a new limited partnership, the person selected by the general partner to wind up Enterprise’s affairs (the liquidator) will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate Enterprise’s assets. The proceeds of the liquidation will be applied as follows:

•   first, towards the payment of Enterprise’s creditors in order of priority provided by law and the creation of a reserve for contingent liabilities; and

•   then, to all partners in accordance with the positive balance in their respective capital accounts. Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of Enterprise’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to Enterprise’s partners, the liquidator may distribute assets in kind to Enterprise’s partners.

Upon Oiltanking’s dissolution, unless it is continued pursuant to the terms of Oiltanking’s partnership agreement, the person selected by the general partner to wind up Oiltanking’s affairs (the liquidator) will, acting with all the powers of the general partner necessary or appropriate to carry out its duties and functions under Oiltanking’s partnership agreement, liquidate Oiltanking’s assets. The proceeds of the liquidation will be applied as follows:

•   first, towards the payment of Oiltanking’s creditors, including the liquidator as compensation for serving in such capacity, in order of priority provided by law, and the creation of a reserve for contingent liabilities; and

•   then, to all partners in accordance with the positive balances in their respective capital accounts. Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of Oiltanking’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to Oiltanking’s partners, the liquidator may distribute assets in kind to Oiltanking’s partners.

Management

Enterprise	Oiltanking
The general partner conducts, directs and manages all of Enterprise’s activities. Except as specifically granted in Enterprise’s partnership agreement, all management powers over the business and affairs of Enterprise are exclusively vested in the general partner, and no limited partner or assignee has any management power over the business and affairs of Enterprise. Subject to certain restrictions contained in Enterprise’s partnership agreement, the general partner has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of Enterprise.	The general partner conducts, directs and manages all of Oiltanking’s activities. Except as specifically granted in Oiltanking’s partnership agreement, all management powers over the business and affairs of Oiltanking are exclusively vested in the general partner, and no limited partner or assignee has any management power over the business and affairs of Oiltanking. Subject to certain restrictions contained in Oiltanking’s partnership agreement, the general partner has full power and authority to do all things and on such terms as it may deem necessary or appropriate to conduct the business of Oiltanking.

Indemnification

Enterprise	Oiltanking
Enterprise’s partnership agreement provides for indemnification, to the fullest extent permitted by law, by Enterprise of its general partner, any departing partner and any person who is or was an affiliate of the general partner or any departing partner and individuals serving as a member, director, officer, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, but only if the indemnitee acted in good faith and in a manner that such indemnitee reasonably believed to be in or not opposed to the best interests of Enterprise and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.	Oiltanking’s partnership agreement provides for indemnification, to the fullest extent permitted by law, by Oiltanking of its general partner; any departing general partner; any person who is or was an affiliate of the general partner or any departing general partner; any person who is or was an affiliate of the general partner or any departing general partner; any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of Oiltanking, its general partner, any departing general partner or any of their affiliates; any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to Oiltanking; a person who controls the general partner or any departing general partner; and any person designated by the general partner; provided however, no indemnification is permitted if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

Any indemnification under these provisions will be only out of the assets of Enterprise, and the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to Enterprise to enable it to effectuate any indemnification.	Any indemnification under these provisions will be only out of the assets of Oiltanking, and the general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to Oiltanking to enable it to effectuate indemnification.

Enterprise is authorized to purchase (or to reimburse its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprise’s activities, regardless of whether Enterprise would have the power to indemnify such person against such liabilities.	Oiltanking is authorized to purchase (or to reimburse its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Oiltanking’s activities, regardless of whether Oiltanking would have the power to indemnify such person against such liabilities.

Meetings; Voting

Enterprise	Oiltanking

Enterprise’s common unitholders are entitled to vote on the following matters:

•   merger or consolidation involving Enterprise upon the approval of the general partner and the Audit and Conflicts Committee;

•   the sale, exchange or other disposition of all or substantially all of Enterprise’s assets;

•   the election of a successor general partner upon the current general partner’s withdrawal;

•   the removal of the general partner;

•   an election by the general partner (approved by the Audit and Conflicts Committee) to dissolve Enterprise;

•   Enterprise’s continuation upon specified events of dissolution;

•   approval of specified actions of the general partner (not including the transfer by the general partner of its general partner interest); and

•   certain amendments to Enterprise’s partnership agreement.

Oiltanking unitholders are entitled to vote on the following matters:

•   merger or consolidation involving Oiltanking, upon approval of the general partner;

•   the sale, exchange or other disposition of all or substantially all of Oiltanking’s assets;

•   the election of a successor general partner upon the current general partner’s withdrawal;

•   the removal of the general partner;

•   an election by the general partner to dissolve Oiltanking;

•   Oiltanking’s continuation upon specified events of dissolution;

•   approval of specified actions of the general partner (including transfer by the general partner of its general partner interest under certain circumstances); and

•   certain amendments to Oiltanking’s partnership agreement.

Special meetings of Enterprise common unitholders may be called by the general partner or by unitholders owning 20% or more of Enterprise’s outstanding units in accordance with the procedures set forth in Enterprise’s partnership agreement. Subject to certain exceptions, such as the acquisition of units in a transaction with affiliates of the general partner or a transaction approved by the general partner’s board, if any person or group acquires 20% or more of the outstanding Enterprise common units, all of the units owned by such person will not be considered outstanding for purposes of voting at or calling a special meeting. Additionally, upon authorization from the general partner, any action that may be taken at a meeting of common unitholders may be taken without a meeting by obtaining approval in writing of the necessary percentage of common unitholders that would be required to authorize or take the action at a meeting of common unitholders. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of a record date which may not be less	Special meetings of Oiltanking unitholders may be called by the general partner or by unitholders owning 20% or more of Oiltanking’s outstanding units in accordance with the procedures set forth in Oiltanking’s partnership agreement. Subject to certain exceptions, such as the acquisition of units in a transaction with affiliates of the general partner or a transaction approved by the general partner’s board, if any person or group (other than the general partner or its affiliates) acquires 20% or more of the outstanding units of Oiltanking, all of the units owned by such person will not be considered outstanding for purposes of voting at or calling a special meeting. Additionally, upon authorization from the general partner, any action that may be taken at a meeting of unitholders may be taken without a meeting by obtaining approval in writing of the necessary percentage of unitholders that would be required to authorize or take the action at a meeting of unitholders. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of a

Enterprise	Oiltanking

than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which common unitholders must submit approvals).	record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which unitholders must submit approvals).

Only record holders of Enterprise common units on the record date are entitled to notice of, and to vote at, a meeting of Enterprise common unitholders (or of a unitholder vote to be taken without a meeting). Each holder of Enterprise common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders. Subject to applicable law, limited partner interests held for a person’s account by a broker or other nominee party will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class for which a meeting has been called will constitute a quorum at a meeting of limited partners of such class or classes (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). Except for a proposal where approval by a different percentage of the holders of Enterprise limited partner interests is required under Enterprise’s partnership agreement (in which case the act of the limited partners representing such different percentage shall be required), any action taken by the holders of Enterprise limited partner interests representing a majority of Enterprise’s outstanding units present and entitled to vote at a meeting of Enterprise limited partners where a quorum is present will be considered to be the act of all Enterprise limited partners.

Enterprise common unitholders have no right to elect the general partner or any of its directors on an annual or other continuing basis.

Only record holders of Oiltanking’s limited partner units on the record date are entitled to notice of, and to vote at, a meeting of Oiltanking unitholders (or of a unitholder vote to be taken without a meeting). Each holder of Oiltanking limited partner units is entitled to one vote for each unit on all matters submitted to a vote of the unitholders. Subject to applicable law, limited partner interests held for a person’s account by a broker or other nominee party will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class for which a meeting has been called will constitute a quorum at a meeting of limited partners of such class or classes (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). Except for a proposal where approval by a different percentage of the holders of Oiltanking’s limited partner interests is required under Oiltanking’s partnership agreement (in which case the act of the limited partners representing such different percentage shall be required), any action taken by the holders of Oiltanking limited partner interests representing a majority of Oiltanking’s outstanding units present and entitled to vote at a meeting of Oiltanking limited partners where a quorum is present will be considered to be the act of all Oiltanking limited partners.

Oiltanking unitholders have no right to elect the general partner or any of its directors on an annual or other continuing basis.

Transfer of Units; Status as a Limited Partner or Assignee

Enterprise	Oiltanking
Each purchaser of Enterprise common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. Purchasers may hold common units in nominee accounts.	Each transfer of Oiltanking limited partner interests will not be recognized by Oiltanking unless certificate(s) representing those limited partnership interests (or other evidence of the issuance of uncertificated units) are surrendered.

Enterprise	Oiltanking
Each transfer of Enterprise limited partner interests will not be recognized by Enterprise unless certificate(s) representing those limited partnership interests (or other evidence of the issuance of uncertificated units) are surrendered and such interests are accompanied by a duly executed transfer application. Once such transferee has executed and delivered a transfer application in accordance with Enterprise’s partnership agreement, the transferee of common units is an assignee. Such assignee makes representations and agrees to be bound by the terms and conditions of Enterprise’s partnership agreement and gives the consents and approvals and makes the waivers contained in the partnership agreement. An assignee will become a limited partner in respect of the transferred common units upon the consent of the general partner and the recordation of the name of the assignee on Enterprise’s books and records. Such consent may be withheld in the sole discretion of the general partner.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in Enterprise equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. The general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. If no such direction is received, such units will not be voted. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, U.S. federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to such common units.

DESCRIPTION OF ENTERPRISE COMMON UNITS

Generally, the Enterprise common units represent limited partner interests that entitle the holders to participate in its cash distributions and to exercise the rights and privileges available to limited partners under its partnership agreement. Enterprise’s outstanding common units are listed on the NYSE under the ticker symbol “EPD.” Any additional Enterprise common units Enterprise issues will also be listed on the NYSE. The transfer agent and registrar for the Enterprise common units is Wells Fargo Shareowner Services.

Meetings; Voting

Each holder of Enterprise common units is entitled to one vote for each unit on all matters submitted to a vote of the Enterprise common unitholders.

Status as Limited Partner or Assignee

Except as described below under “— Limited Liability,” the Enterprise common units will be fully paid, and Enterprise common unitholders will not be required to make additional capital contributions to Enterprise.

Each purchaser of Enterprise common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of Enterprise common units on the books of Enterprise’s transfer agent or issued an Enterprise common unit certificate or other evidence of the issuance of uncertificated units. Purchasers may hold Enterprise common units in nominee accounts.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in Enterprise equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Enterprise GP will vote and exercise other powers attributable to Enterprise common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of Enterprise common units and will not receive distributions, U.S. federal income tax allocations or reports furnished to record holders of Enterprise common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred Enterprise common units upon execution of a transfer application in respect of the Enterprise common units. A nominee or broker who has executed a transfer application with respect to Enterprise common units held in street name or nominee accounts will receive distributions and reports pertaining to its Enterprise common units.

Limited Liability

Assuming that a limited partner does not participate in the control of Enterprise’s business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of Enterprise’s partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he has contributed to Enterprise in respect of his units in Enterprise plus his share of any undistributed profits and assets.

Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records

As soon as practicable, but in no event later than 120 days after the close of each fiscal year, Enterprise GP will mail or furnish to each Enterprise unitholder of record (as of a record date selected by Enterprise GP) an annual report containing Enterprise’s audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with U.S. GAAP. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), Enterprise GP will mail or furnish to each Enterprise unitholder of record (as of a record date selected by Enterprise GP) a report containing Enterprise’s unaudited financial statements and any other information required by law.

Enterprise GP will use all reasonable efforts to furnish each Enterprise unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. The general partner’s ability to furnish this summary tax information will depend on the cooperation of Enterprise common unitholders in supplying information to Enterprise GP. Each Enterprise unitholder will receive information to assist him in determining his U.S. federal and state tax liability and filing his U.S. federal and state and income tax returns.

An Enterprise limited partner can, for a purpose reasonably related to such limited partner’s interest as an Enterprise limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of Enterprise’s tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services contributed or to be contributed by each Enterprise partner and the date on which each became an Enterprise partner;

•	copies of Enterprise’s partnership agreement, certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under Enterprise’s partnership agreement;

•	information regarding the status of Enterprise’s business and financial condition; and

•	any other information regarding Enterprise’s affairs as is just and reasonable.

Enterprise GP may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which Enterprise GP believes in good faith is not in Enterprise’s best interest or which Enterprise is required by law or by agreements with third parties to keep confidential.

Please read “Comparison of the Rights of Enterprise and Oiltanking Unitholders” for a further discussion of Enterprise’s partnership agreement and a comparison of the agreement to Oiltanking’s partnership agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to Oiltanking public unitholders and Enterprise unaffiliated unitholders. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to Oiltanking and the Oiltanking public unitholders are the opinion of Vinson & Elkins, counsel to Oiltanking, as to the material U.S. federal income tax consequences relating to those matters. Unless otherwise noted below, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to Enterprise and the Enterprise unaffiliated unitholders are the opinion of Andrews Kurth, counsel to Enterprise, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Neither Enterprise nor Oiltanking has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. Moreover, the discussion focuses on Oiltanking public unitholders and Enterprise unaffiliated unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, or mutual funds, traders in securities that elect to mark-to-market, affiliates of Enterprise’s general partner, or persons who hold Oiltanking common units or Enterprise common units as part of a hedge, straddle or conversion transaction. Also, the discussion assumes that the Oiltanking common units and Enterprise common units are held as capital assets at the time of the merger. Accordingly, Oiltanking and Enterprise strongly urge each Oiltanking public unitholder and Enterprise unaffiliated unitholder to consult with, and depend upon, his own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to him of the merger.

Tax Opinions Required As a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Instead, Enterprise and Oiltanking will rely on the opinions of their respective counsel regarding the tax consequences of the merger.

It is a condition of Enterprise’s obligation to complete the merger that Enterprise receive an opinion of its counsel, Andrews Kurth, to the effect that for U.S. federal income tax purposes:

•	at least 90% of the combined gross income of Enterprise and Oiltanking for specified periods ending before the closing date constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code; and

•	no gain or loss should be recognized by existing Enterprise unaffiliated unitholders as a result of the merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code).

It is a condition of Oiltanking’s obligation to complete the merger that Oiltanking receive an opinion of its counsel, Vinson & Elkins, to the effect that for U.S. federal income tax purposes no gain or loss should be recognized by Oiltanking public unitholders to the extent Enterprise common units are received in exchange for Oiltanking common units as a result of the merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code or (ii) any cash received in lieu of any fractional Enterprise common units).

The opinions of counsel will assume that the merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this proxy statement/prospectus.

In addition, the tax opinions delivered to Enterprise and Oiltanking at closing will be based on certain factual representations made by Enterprise, Oiltanking and their respective general partners. If either Enterprise or Oiltanking waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited.

Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in this proxy statement/prospectus will be sustained by a court if contested by the IRS.

Tax Consequences of the Merger to Oiltanking and the Oiltanking Public Unitholders

Except as discussed below, no gain or loss should be recognized by the Oiltanking public unitholders solely as a result of the merger, other than gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code and (ii) any cash received in lieu of any fractional Enterprise common units. To the extent that an Oiltanking public unitholder receives cash in lieu of fractional Enterprise common units pursuant to the merger agreement, such cash generally will, for U.S. federal income tax purposes, be treated as consideration for the sale of a portion of such holder’s Oiltanking common units to Enterprise, in which case, such a holder of Oiltanking common units that receives cash in lieu of the distribution of fractional Enterprise common units will recognize gain or loss equal to the difference between the cash received and the unitholder’s adjusted tax basis allocable to such fractional Enterprise common units.

Classification of Enterprise and Oiltanking for U.S. Federal Income Tax Purposes

If Enterprise were treated as a corporation for U.S. federal income tax purposes at the time of the merger, the merger would be a fully taxable transaction to an Oiltanking public unitholder. The discussion below assumes that Enterprise will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Read the discussion of the opinion of Andrews Kurth that Enterprise is classified as a partnership for U.S. federal income tax purposes under “U.S. Federal Income Tax Consequences of Ownership of Enterprise Common Units — Partnership Status” below.

The discussion below also assumes that Oiltanking will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Following the merger, an Oiltanking public unitholder that receives Enterprise common units will be treated as a partner in Enterprise regardless of the U.S. federal income tax classification of Oiltanking.

Possible Taxable Gain to Certain Oiltanking Public Unitholders from Reallocation of Nonrecourse Liabilities

As a partner in Oiltanking, an Oiltanking public unitholder is entitled to include the nonrecourse liabilities of Oiltanking attributable to his Oiltanking common units in the tax basis of his Oiltanking common units. As a partner in Enterprise after the merger, a former Oiltanking public unitholder will be entitled to include the nonrecourse liabilities of Enterprise attributable to the Enterprise common units received in the merger in the tax basis of such units received. For this purpose, all liabilities of Oiltanking and Enterprise are considered nonrecourse liabilities. The nonrecourse liabilities of Enterprise will include the nonrecourse liabilities of Oiltanking after the merger. The amount of nonrecourse liabilities attributable to an Oiltanking common unit or an Enterprise common unit is determined under complex regulations under Section 752 of the Internal Revenue Code.

If the nonrecourse liabilities attributable to the Enterprise common units received by an Oiltanking public unitholder in the merger exceed the nonrecourse liabilities attributable to the Oiltanking common units surrendered by the unitholder in the merger, the former Oiltanking public unitholder’s tax basis in the Enterprise common units received will be correspondingly higher than the unitholder’s tax basis in the Oiltanking common units surrendered. If the nonrecourse liabilities attributable to the Enterprise common units received by an Oiltanking public unitholder in the merger are less than the nonrecourse liabilities attributable to the Oiltanking common units surrendered by the Oiltanking public unitholder in the merger, the former Oiltanking public unitholder’s tax basis in the Enterprise common units received will be correspondingly lower than the unitholder’s tax basis in the Oiltanking common units surrendered. Please read “— Tax Basis and Holding Period of the Enterprise Common Units Received” below.

If any resulting reduction in an Oiltanking public unitholder’s share of nonrecourse liabilities exceeds such unitholder’s tax basis in the Oiltanking common units surrendered, such unitholder will recognize taxable gain in an amount equal to such excess. Enterprise and Oiltanking do not expect any Oiltanking public unitholders to recognize gain in this manner.

Tax Basis and Holding Period of the Enterprise Common Units Received

An Oiltanking public unitholder’s initial tax basis in his Oiltanking common units consisted of the amount the unitholder paid for the Oiltanking common units plus the unitholder’s share of Oiltanking’s nonrecourse liabilities. That basis has been and will be increased by the unitholder’s share of income and by any increases in the unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions, by the unitholder’s share of losses, by any decreases in the unitholder’s share of nonrecourse liabilities and by the unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

An Oiltanking public unitholder’s initial aggregate tax basis in Enterprise common units the unitholder will receive in the merger will be equal to the unitholder’s adjusted tax basis in the Oiltanking common units exchanged therefor, decreased by (i) the unitholder’s share of Oiltanking’s nonrecourse liabilities and (ii) any basis allocable to fractional Enterprise common units if such holder receives cash in lieu of the distribution of fractional Enterprise common units in the merger, and increased by the unitholder’s share of Enterprise’s nonrecourse liabilities immediately after the merger. In addition, an Oiltanking public unitholder’s tax basis in the Enterprise common units received will be increased by the amount of any income or gain recognized by the unitholder pursuant to the transactions contemplated by the merger (other than gain recognized with respect to cash received by such unitholder in lieu of fractional Enterprise common units).

The holding period in the Enterprise common units received in the merger will include the holding period for the Oiltanking common units exchanged therefor.

Partner Status

Following the merger, an Oiltanking public unitholder who receives Enterprise common units will be treated as a partner in Enterprise. For a discussion of the material U.S. federal income tax consequences of owning and disposing of Enterprise common units received in the merger, please read “U.S. Federal Income Tax Consequences of Ownership of Enterprise Common Units.”

Tax Consequences of the Merger to Enterprise and Enterprise Unaffiliated Unitholders

Neither Enterprise nor the Enterprise unaffiliated unitholders should recognize any income or gain for U.S. federal income tax purposes as a result of the merger other than any gain recognized as a result of decreases in partnership liabilities pursuant to Section 752 of the Internal Revenue Code. Each Enterprise unitholder’s share of Enterprise’s nonrecourse liabilities will be recalculated following the merger. Any resulting increase or decrease in an Enterprise unitholder’s nonrecourse liabilities will result in a corresponding increase or decrease in such unitholder’s adjusted tax basis in his Enterprise common units. A reduction in a unitholder’s share of nonrecourse liabilities may, under certain circumstances, result in the recognition of taxable gain by an Enterprise unaffiliated unitholder. Enterprise and Oiltanking do not expect any Enterprise unaffiliated unitholders to recognize gain in this manner.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF ENTERPRISE COMMON UNITS

This section is a summary of the material tax considerations that may be relevant to owning Enterprise common units received in the merger and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP insofar as it describes legal conclusions with respect to matters of U.S. federal income tax law. Such statements are based on the accuracy of the representations made by Enterprise and Enterprise GP to Andrews Kurth LLP, and statements of fact do not represent opinions of Andrews Kurth LLP. To the extent this section discusses U.S. federal income taxes, that discussion is based upon current provisions of the Internal Revenue Code, Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This section does not address all U.S. federal, state and local tax matters that affect Enterprise or its unitholders. To the extent that this section relates to taxation by a state, local or other jurisdiction within the United States, such discussion is intended to provide only general information. Neither Enterprise nor Oiltanking has sought the opinion of legal counsel regarding U.S. state, local or other taxation and, thus, any portion of the following discussion relating to such taxes does not represent the opinion of Andrews Kurth LLP or any other legal counsel. Furthermore, this section focuses on holders of Enterprise common units who are individual citizens or residents of the United States, whose functional currency is the U.S. dollar and who hold Enterprise common units as capital assets (generally, property that is held as an investment). This section has no application to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, Enterprise encourages each prospective unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from their ownership or disposition of Enterprise common units.

No ruling has been or will be requested from the IRS regarding Enterprise’s status as a partnership for U.S. federal income tax purposes. Accordingly, the opinions and statements made below may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for Enterprise common units and the prices at which Enterprise common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to Enterprise unitholders and thus will be borne indirectly by the unitholders. Furthermore, the tax treatment of Enterprise or of an investment in Enterprise may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

•	the treatment of a unitholder whose Enterprise common units are loaned to a short seller to cover a short sale of Enterprise common units (please read “— Tax Consequences of Enterprise Common Unit Ownership — Treatment of Short Sales”);

•	whether Enterprise’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees”);

•	whether Enterprise’s method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election” and “— Uniformity of Enterprise Common Units”); and

•	whether an Oiltanking common unitholder will be able to utilize suspended passive losses related to his Oiltanking common units to offset income from Enterprise common units.

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Enterprise estimates that less than 5% of Enterprise’s current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by Enterprise and the general partner of Enterprise and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of Enterprise’s current gross income constitutes qualifying income. The portion of Enterprise’s income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to Enterprise’s status or the status of EPO as partnerships for U.S. federal income tax purposes. Instead, Enterprise will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, Enterprise and EPO will be classified as partnerships for U.S. federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by Enterprise and its general partner. The representations made by Enterprise and its general partner upon which Andrews Kurth LLP has relied include:

(a) Neither Enterprise nor EPO has elected or will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of Enterprise’s gross income has been and will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

Enterprise believes that these representations have been true in the past and expect that these representations will continue to be true in the future.

If Enterprise fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require Enterprise to make adjustments with respect to its unitholders or pay other amounts), Enterprise will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in Enterprise. This deemed contribution and liquidation should be tax-free to unitholders and Enterprise except to the extent that Enterprise’s liabilities exceed the tax basis of its assets at that time. Thereafter, Enterprise would be treated as a corporation for U.S. federal income tax purposes.

If Enterprise were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed at corporate rates. If Enterprise were taxable as a corporation losses it recognized would not flow through to its unitholders. In addition, any distribution made by Enterprise to a unitholder would be treated as (i) taxable dividend income, to the extent of current or accumulated earnings and profits, then (ii) a nontaxable return of capital, to the extent of the unitholder’s tax basis in his Enterprise common units, and thereafter (iii) taxable capital gain from the sale of such common units. Accordingly, taxation of Enterprise as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Enterprise common units. The discussion below is based on Andrews Kurth LLP’s opinion that Enterprise will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Enterprise as a result of the merger will be treated as partners of Enterprise for U.S. federal income tax purposes. Also, unitholders whose Enterprise common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Enterprise common units, will be treated as partners of Enterprise for U.S. federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews Kurth LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of Enterprise common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of Enterprise common units unless the Enterprise common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those Enterprise common units.

A beneficial owner of Enterprise common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those Enterprise common units for U.S. federal income tax purposes. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Treatment of Short Sales.” Items of Enterprise income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding Enterprise common units. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Enterprise for U.S. federal income tax purposes.

Tax Consequences of Enterprise Common Unit Ownership

Flow-through of Taxable Income. Enterprise does not pay any U.S. federal income tax. Instead, each unitholder is required to report on his income tax return his share of Enterprise’s income, gains, losses and deductions without regard to whether Enterprise makes cash distributions to him. Consequently, Enterprise may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of Enterprise income, gains, losses and deductions for Enterprise’s taxable year or years ending with or within his taxable year. Enterprise’s taxable year ends on December 31.

Treatment of Distributions. Distributions by Enterprise to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his Enterprise common units immediately before the distribution. Enterprise’s cash distributions in excess of a unitholder’s tax basis in his Enterprise common units generally will be considered to be gain from the sale or exchange of the Enterprise common units, taxable in accordance with the rules described under “— Disposition of Enterprise Common Units” below. Any reduction in a unitholder’s share of Enterprise’s liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent Enterprise’s distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in Enterprise because of Enterprise’s issuance of additional Enterprise common units will decrease his share of Enterprise’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his Enterprise common units, if the distribution reduces the unitholder’s share of Enterprise’s “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having then exchanged those assets with Enterprise in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Enterprise Common Units. Please read “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to Oiltanking and the Oiltanking Unaffiliated Unitholders — Tax Basis and Holding Period of the Enterprise Common Units Received” for a discussion of how to determine the initial tax basis of Enterprise common units received in the merger. That tax basis will be increased by such unitholder’s share of Enterprise’s income and gains and by any subsequent increases in his share of Enterprise’s nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from Enterprise, by the unitholder’s share of Enterprise’s losses and deductions, by any decreases in his share of Enterprise’s nonrecourse liabilities and by his share of Enterprise’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share of Enterprise’s nonrecourse liabilities generally based on Book-Tax Disparity (as described in “— Allocation of Income, Gain, Loss and Deduction”) attributable to such unitholder, to the extent of such amount, and thereafter, such unitholder’s share of Enterprise’s profits. Please read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of Enterprise’s losses will be limited to the tax basis in his Enterprise common units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to Enterprise’s activities, if that amount is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided that such losses are otherwise allowable. Upon the taxable disposition of an Enterprise common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his Enterprise common units, excluding any portion of that basis attributable to his share of Enterprise’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts other than those protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in Enterprise, is related to another unitholder who has an interest in Enterprise, or can look only to the Enterprise common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s Enterprise common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of Enterprise’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses Enterprise generates will only be available to offset Enterprise’s passive income generated in the future and will not be available to offset income from other passive activities or investments, including Enterprise’s investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Further, a unitholder’s share of Enterprise’s net income may be offset by any suspended passive losses from his investment in it, but may not be offset by his current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income Enterprise generates may be deducted in full when the unitholder disposes of his entire investment in it in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of Enterprise’s net income may be offset by any of Enterprise’s suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

There is no guidance as to whether suspended passive activity losses of Oiltanking common units will be available to offset passive activity income that is allocated to a former Oiltanking common unitholder from Enterprise after the merger. The IRS may contend that since Enterprise is not the same partnership as Oiltanking, the passive loss limitation rules would not allow use of such losses until such time as all of such unitholder’s Enterprise common units are sold. An Enterprise unitholder may take the position, however, that Enterprise should be deemed a continuation of Oiltanking for this purpose such that any suspended Oiltanking losses would be available to offset Enterprise taxable income allocated to such unitholder. Because of the lack of guidance with respect to this issue and the application of the passive loss limitation rules to tiered publicly traded partnerships, Andrews Kurth LLP is unable to opine as to whether suspended passive activity losses arising from Oiltanking activities will be available to offset Enterprise taxable income allocated to a former Oiltanking common unitholder following the merger. If a unitholder has losses with respect to Oiltanking common units, it is urged to consult its own tax advisor.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	Enterprise’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry an Enterprise common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of Enterprise’s portfolio income will be treated as investment income.

Entity-Level Collections. If Enterprise is required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, it is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, Enterprise is authorized to treat the payment as a distribution to all current unitholders. Enterprise is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Enterprise common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under Enterprise’s partnership agreement is maintained as nearly as is practicable. Payments by Enterprise as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if Enterprise has a net profit, its items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in Enterprise. If Enterprise has a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in Enterprise.

Specified items of Enterprise’s income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (1) any difference between the tax basis and fair market value of Enterprise’s assets at the time of an offering, or (2) any difference between the tax basis and fair market value of any property contributed to Enterprise at the time of such contribution, also known as a Book-Tax Disparity. Holders of Enterprise common units received by the Oiltanking common unitholders will receive the Section 704(c) allocations that otherwise would have been allocated to Oiltanking pursuant to Section 704(c). Under these rules for example, following the merger in the event that Enterprise divests itself of certain assets formerly owned by Oiltanking, all or a portion of any gain recognized as a result of a divestiture of such assets may be required to be allocated to the pre-merger Oiltanking common unitholders.

In the event Enterprise issues additional Enterprise common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all of Enterprise’s unitholders immediately prior to such issuance or other transactions to account for any Book-Tax Disparity at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although Enterprise does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Enterprise’s income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of Enterprise’s income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in Enterprise, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to Enterprise;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees,” allocations under Enterprise’s partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose Enterprise common units are loaned to a “short seller” to cover a short sale of Enterprise common units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of Enterprise’s income, gain, loss or deduction with respect to those Enterprise common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those Enterprise common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the tax treatment of a unitholder where Enterprise common units are loaned to a short seller to cover a short sale of Enterprise common units. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their Enterprise common units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of Enterprise’s income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Unitholders are urged to consult with their tax advisors as to the impact of an investment in Enterprise common units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the maximum U.S. federal income tax rate for net capital gains of an individual is 20% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition. These rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of Enterprise’s income and gain realized by a unitholder from a sale of Enterprise common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) the undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Unitholders are urged to consult with their own tax advisors as to the impact of the NIIT on an investment in Enterprise common units.

Section 754 Election. Enterprise has made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits Enterprise to adjust an Enterprise common unit purchaser’s tax basis in Enterprise’s assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases Enterprise common units from a selling unitholder but does not apply to a person who purchases Enterprise common units directly from Enterprise. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in Enterprise’s assets will be considered to have two components: (i) his share of Enterprise’s tax basis in its assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which Enterprise has adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under Enterprise’s partnership agreement, its general partner is authorized to take a position to preserve the uniformity of Enterprise common units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Enterprise Common Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, Enterprise intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of Enterprise’s assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Enterprise will apply the rules described in the Treasury Regulations and legislative history. If Enterprise determines that this position cannot reasonably be taken, it may take a depreciation or amortization position under which all purchasers acquiring Enterprise common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Enterprise’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Enterprise Common Units.” A unitholder’s tax basis for his Enterprise common units is reduced by his share of Enterprise’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position Enterprise takes that understates deductions will overstate the Enterprise common unitholder’s basis in his Enterprise common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.” The IRS may challenge Enterprise’s position with respect to depreciating or amortizing the Section 743(b) adjustment Enterprise takes to preserve the uniformity of the Enterprise common units. If such a challenge were sustained, the gain from the sale of Enterprise common units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his Enterprise common units is higher than the units’ share of the aggregate tax basis of Enterprise’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of Enterprise’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his Enterprise common units is lower than those units’ share of the aggregate tax basis of Enterprise’s assets immediately prior to the transfer. Thus, the fair market value of the Enterprise common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in Enterprise if Enterprise has a substantial built-in loss immediately after the transfer, or if Enterprise distributes property and has a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of Enterprise’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among Enterprise’s assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment Enterprise allocated to its tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than Enterprise’s tangible assets. Enterprise cannot assure you that the determinations it makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in Enterprise’s opinion, the expense of compliance exceed the benefit of the election, Enterprise may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of Enterprise common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. Enterprise uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of Enterprise’s income, gain, loss and deduction for Enterprise’s taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than Enterprise’s taxable year and who disposes of all of his Enterprise common units following the close of Enterprise’s taxable year but before the close of his taxable year must include his share of Enterprise’s income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of Enterprise’s income, gain, loss and deduction. Please read “— Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. Enterprise uses the tax basis of its assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of Enterprise’s assets and their tax basis immediately prior to the time of an offering will be borne by Enterprise common unitholders immediately prior to the offering. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction.” To the extent allowable, Enterprise may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property Enterprise subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If Enterprise disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, an Enterprise common unitholder who has taken cost recovery or depreciation deductions with respect to property Enterprise owns will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in Enterprises. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction,” and “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

The costs incurred in selling Enterprise common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon Enterprise’s termination. There are uncertainties regarding the classification of costs as organization expenses, which Enterprise may amortize, and as syndication expenses, which Enterprise may not be able to amortize. The underwriting discounts and commissions Enterprise incurs will be treated as syndication expenses.

Valuation and Tax Basis of Enterprise’s Properties. The U.S. federal income tax consequences of the ownership and disposition of Enterprise common units will depend in part on Enterprise’s estimates of the relative fair market values, and the tax bases, of its assets. Although Enterprise may from time to time consult with professional appraisers regarding valuation matters, Enterprise will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Enterprise Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of Enterprise common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the Enterprise common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of Enterprise’s nonrecourse liabilities attributable to the Enterprise common units sold. Because the amount realized includes a unitholder’s share of Enterprise’s nonrecourse liabilities, the gain recognized on the sale of Enterprise common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from Enterprise in excess of cumulative net taxable income for an Enterprise common unit that decreased a unitholder’s tax basis in that Enterprise common unit will, in effect, become taxable income if the Enterprise common unit is sold at a price greater than the unitholder’s tax basis in that Enterprise common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in Enterprise common units, on the sale or exchange of an Enterprise common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Enterprise common units held more than 12 months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” Enterprise owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of an Enterprise common unit and may be recognized even if there is a net taxable loss realized on the sale of an Enterprise common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of Enterprise common units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on the sale or exchange of units may be subject to the NIIT in certain circumstances. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify Enterprise common units transferred with an ascertainable holding period to elect to use the actual holding period of the Enterprise common units transferred. Thus, according to the ruling discussed above, an Enterprise common unitholder will be unable to select high or low basis Enterprise common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific Enterprise common units sold for purposes of determining the holding period of Enterprise common units transferred. A unitholder electing to use the actual holding period of Enterprise common units transferred must consistently use that identification method for all subsequent sales or exchanges of Enterprise common units. A unitholder considering the purchase of additional Enterprise common units or a sale of Enterprise common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, Enterprise’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of Enterprise common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which is referred to in this discussion as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of Enterprise’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring Enterprise common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The U.S. Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, Enterprise’s taxable income or losses might be reallocated among the unitholders. Enterprise is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns Enterprise common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of Enterprise’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his Enterprise common units, other than through a broker, generally is required to notify Enterprise in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of Enterprise common units who purchases Enterprise common units from another unitholder is also generally required to notify Enterprise in writing of that purchase within 30 days after the purchase. Upon receiving such notification, Enterprise is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify Enterprise of a transfer of Enterprise common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. Enterprise will be considered to have technically terminated its partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Enterprise’s technical termination would, among other things, result in the closing of its taxable year for all unitholders, which would result in Enterprise filing two tax returns for one fiscal year. However, pursuant to an IRS relief procedure, the IRS may allow a technically terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Enterprise’s technical termination could also result in a deferral of depreciation deductions allowable in computing its taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Enterprise’s taxable year may also result in more than twelve months of Enterprise’s taxable income or loss being includable in his taxable income for the year of termination. Enterprise’s termination currently would not affect its classification as a partnership for U.S. federal income tax purposes, but instead it would be treated as a new partnership for U.S. federal income tax purposes. If treated as a new partnership, Enterprise must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if it is unable to determine that a termination occurred.

Uniformity of Enterprise Common Units

Because Enterprise cannot match transferors and transferees of Enterprise common units, it must maintain uniformity of the economic and tax characteristics of the Enterprise common units to a purchaser of these units. In the absence of uniformity, Enterprise may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the Enterprise common units. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election.”

Enterprise intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Enterprise will apply the rules described in the Treasury Regulations and legislative history. If Enterprise determines that this position cannot reasonably be taken, it may adopt a depreciation and amortization position under which all purchasers acquiring Enterprise common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in Enterprise’s property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if it determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If Enterprise chooses not to utilize this aggregate method, it may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any Enterprise common units that would not have a material adverse effect on the unitholders. Andrews Kurth

LLP is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of Enterprise common units might be affected, and the gain from the sale of Enterprise common units might be increased without the benefit of additional deductions. Enterprise does not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of Enterprise common units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of Enterprise’s income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own Enterprise common units will be considered to be engaged in business in the United States because of the ownership of Enterprise common units. As a consequence they will be required to file federal tax returns to report their share of Enterprise’s income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of Enterprise’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, Enterprise’s quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to Enterprise’s transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require Enterprise to change these procedures. In addition, because a foreign corporation that owns Enterprise common units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of Enterprise’s income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling published by the IRS, a foreign unitholder who sells or otherwise disposes of an Enterprise common unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that Enterprise common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of Enterprise common units, under this ruling, a foreign unitholder who sells or otherwise disposes of an Enterprise common unit generally will be subject to U.S. federal income tax on gain realized on the sale or other disposition of Enterprise common units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of an Enterprise common unit if he has owned 5% or less in value of the Enterprise common units during the five-year period ending on the date of the disposition and if the Enterprise common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures. Enterprise intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of its income, gain, loss and deduction for Enterprise’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, Enterprise will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. Enterprise cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither Enterprise nor Andrews Kurth LLP can assure the unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Enterprise common units.

The IRS may audit Enterprise’s U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to Enterprise’s returns as well as those related to Enterprise’s returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Enterprise’s partnership agreement names its general partner as Enterprise’s Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on Enterprise’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in Enterprise’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in Enterprise to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action. A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on Enterprise’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in Enterprise as a nominee for another person are required to furnish the following information to it:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) a statement regarding whether the beneficial owner is

(1) a person that is not a United States person,

(2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of Enterprise common units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on Enterprise common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to Enterprise. The nominee is required to supply the beneficial owner of the Enterprise common units with the information furnished to Enterprise.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, Enterprise must disclose the pertinent facts on its return. In addition, Enterprise will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which Enterprise does not believe includes Enterprise.

A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. Enterprise does not anticipate making any valuation misstatements.

Reportable Transactions. If Enterprise were to engage in a “reportable transaction,” Enterprise (and possibly the unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive taxable years. Enterprise’s participation in a reportable transaction could increase the likelihood that its U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if Enterprise were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

Enterprise does not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter. Enterprise registered as a “tax shelter” under the law in effect at the time of its initial public offering and were assigned a tax shelter registration number. Issuance of a tax shelter registration number to Enterprise does not indicate that investment in Enterprise or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at “— Reportable Transactions.” The term “tax shelter” has a different meaning for this purpose than under the penalty rules described above at “— Accuracy-Related Penalties.”

Recent Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including Enterprise, or an investment in Enterprise common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for Enterprise to be treated as a partnership for U.S. federal income tax purposes. Please read “— Partnership Status.” Enterprise is unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect Enterprise, and any such changes could negatively impact the value of an investment in Enterprise common units.

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, a unitholder likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which, Enterprise does business or owns property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each unitholder should consider their potential impact on his investment in Enterprise. Enterprise currently owns property or does business in a substantial number of states, virtually all of which impose a personal income tax and many impose an income tax on corporations and other entities. Enterprise may also own property or do business in other states in the future. Although a unitholder may not be required to file a return and pay taxes in some states because its income from that state falls below the filing and payment requirement, a unitholder will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which Enterprise does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require Enterprise, or Enterprise may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by Enterprise. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Entity-Level Collections.” Based on current law and Enterprise’s estimate of future operations, any amounts required to be withheld are not contemplated to be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in Enterprise. Accordingly, each unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in Enterprise.

UNITHOLDER PROPOSALS

Under applicable Delaware law and Oiltanking’s partnership agreement, Oiltanking is not required to hold an annual meeting of its unitholders (limited partners). Ownership of Oiltanking common units does not entitle Oiltanking unitholders to make proposals at the special meeting. Oiltanking’s partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of Enterprise. Doing so would jeopardize the limited partners’ limited liability under the Delaware Act or the law of any other state in which Oiltanking is qualified to do business.

LEGAL MATTERS

The validity of Enterprise common units to be issued in the merger, certain tax matters relating to those common units and certain tax matters relating to the merger will be passed upon for Enterprise by Andrews Kurth LLP, Houston, Texas. Certain tax matters relating to the merger will be passed upon for Oiltanking by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries incorporated in this proxy statement/prospectus by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (i) express an unqualified opinion on the financial statements and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Oiltanking Partners, L.P. and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this registration statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Enterprise and Oiltanking file annual, quarterly and current reports, and other information with the Commission under the Exchange Act. You may read and copy any document filed with the Commission at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the Commission’s website at http://www.sec.gov. In addition, documents filed by Enterprise and Oiltanking can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Commission allows Enterprise and Oiltanking to incorporate by reference information into this proxy statement/prospectus, which means that Enterprise and Oiltanking can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed (and not furnished) with the Commission by Enterprise and Oiltanking pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act up until the date of the merger closing, including all such information filed (and not furnished) after the date of the initial registration statement and prior to effectiveness of the registration statement, shall be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the merger agreement and the merger, you should always check for reports Enterprise and Oiltanking may have filed with the Commission after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Enterprise and Oiltanking have previously filed with the Commission, excluding any information in a Form 8-K furnished pursuant to Item 2.02 or 7.01 (unless otherwise indicated), which is not deemed filed under the Exchange Act.

Enterprise’s Filings (Commission File No. 1-14323)

•	Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 3, 2014;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 filed on May 9, 2014, for the quarter ended June 30, 2014 filed on August 11, 2014 and for the quarter ended September 30, 2014 filed on November 10, 2014;

•	Current Reports on Form 8-K filed with the Commission on January 2, 2014, January 30, 2014, February 7, 2014, February 12, 2014, March 6, 2014, April 24, 2014, May 1, 2014, July 15, 2014, July 31, 2014, August 26, 2014, October 1, 2014, October 7, 2014, October 14, 2014, October 21, 2014, November 12, 2014, December 8, 2014 and January 2, 2015; and

•	The description of Enterprise’s common units in the registration statement on Form S-3 filed on October 1, 2013, and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Enterprise Products Partners L.P., 1100 Louisiana Street, 10th Floor, Houston, Texas 77002; Telephone: (713) 381-6500.

Enterprise also makes available free of charge on its internet website at http://www.enterpriseproducts.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on Enterprise’s website is not part of this proxy statement/prospectus.

Oiltanking’s Filings (Commission File No. 1-35230)

•	Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 25, 2014;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 filed on May 1, 2014, for the quarter ended June 30, 2014 filed on August 7, 2014 and for the quarter ended September 30, 2014 filed on November 6, 2014; and

•	Current Reports on Form 8-K filed with the Commission on February 18, 2014, March 6, 2014, July 16, 2014, October 1, 2014 (two filings), October 7, 2014, October 22, 2014, November 12, 2014 and December 17, 2014.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Oiltanking Partners, L.P., 1100 Louisiana Street, 10th Floor, Houston, Texas 77002; Telephone: (713) 381-6500.

Oiltanking also makes available free of charge on its Internet website at http://www.oiltanking partners.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on Oiltanking’s website is not part of this proxy statement/prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and some of the documents Enterprise and Oiltanking have incorporated herein by reference contain various forward-looking statements and information that are based on the beliefs of Enterprise and Oiltanking and their respective general partners, as well as assumptions made by and information currently available to each of them. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this proxy statement/prospectus or the documents incorporated herein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “will,” “believe,” “may,” “potential,” and similar expressions and statements regarding Enterprise’s or Oiltanking’s plans and objectives for future operations, are intended to identify forward-looking statements. Although Enterprise and Oiltanking and their respective general partners believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise, Oiltanking, nor either of their general partners can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s and Oiltanking’s actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s or Oiltanking’s results of operations and financial condition are:

•	cash flow growth and accretion;

•	future distribution increases and growth;

•	internal growth projects;

•	future issuances of debt and equity securities; and

•	other objectives, expectations and intentions and other statements that are not historical facts.

These statements are based on the current expectations and estimates of the management of Enterprise GP and Oiltanking GP; actual results may differ materially due to certain risks and uncertainties. Although Enterprise, Oiltanking and their respective general partners believe that the expectations reflected in such forward-looking statements are reasonable, they cannot give assurances that such expectations will prove to be correct. For instance, although Enterprise and Oiltanking have signed a merger agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if Oiltanking does not receive the necessary approval of its unitholders, and also may be terminated if any conditions to closing are not satisfied or if the merger is not completed by March 31, 2015. Other risks and uncertainties that may affect actual results include:

•	the failure to realize a lower long-term cost of capital, anticipated cost savings and other benefits of the proposed merger;

•	declines in volumes transported on Enterprise’s pipelines or barges;

•	reduction in demand for natural gas, various grades of crude oil, refined products, NGLs and petrochemicals and resulting changes in pricing conditions or pipeline throughput requirements;

•	fluctuations in refinery capacity;

•	the success of risk management activities;

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•	the availability of, and Enterprise’s ability to consummate, acquisition or combination opportunities;

•	the level of capital expenditures Enterprise will make and availability of, and the timing of completion of, organic growth projects;

•	Enterprise’s access to capital to fund additional acquisitions and Enterprise’s ability to obtain debt or equity financing on satisfactory terms;

•	maintenance of Enterprise’s credit rating and ability to receive open credit from its suppliers and trade counterparties;

•	unanticipated changes in crude oil market structure and volatility (or lack thereof);

•	the impact of current and future laws, rulings and governmental regulations;

•	the effects of competition;

•	continued creditworthiness of, and performance by, the combined company’s counterparties;

•	interruptions in service and fluctuations in rates of third party pipelines that affect the combined company’s assets;

•	increased costs or lack of availability of insurance;

•	fluctuations in crude oil, natural gas, NGL and related hydrocarbon prices and production due to weather and other natural and economic forces;

•	shortages or cost increases of power supplies, materials or labor;

•	weather interference with business operations or project construction;

•	terrorist attacks aimed at Enterprise’s facilities;

•	general economic, market or business conditions; and

•	other factors and uncertainties discussed in this proxy statement/prospectus and Enterprise’s and Oiltanking’s respective filings with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review carefully the risk factors described under “Risk Factors” in this proxy statement/prospectus and incorporated by reference into this document.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Enterprise Products Partners L.P. Unaudited Pro Forma Condensed Consolidated Financial Statements:

Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2014	F-3
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the nine months ended September 30, 2014	F-4
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 2013	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma financial information has been prepared to assist in the analysis of financial effects of the proposed merger between Enterprise Products Partners L.P. and Oiltanking Partners, L.P. (“Oiltanking” or “OILT”) announced on November 12, 2014. The pro forma condensed statements of consolidated operations for the year ended December 31, 2013 and nine months ended September 30, 2014 assume the merger-related transactions (as described on page F-6) all occurred on January 1, 2013. The pro forma condensed consolidated balance sheet presents the financial effects of the merger-related transactions as if they had occurred on September 30, 2014 (to the extent not already recorded). The proposed merger will be accounted for using the acquisition method.

Unless the context requires otherwise, references to “we,” “us,” “our,” or “Enterprise” are intended to mean the consolidated business and operations of Enterprise Products Partners L.P., which includes Enterprise Products Operating LLC (“EPO”). References to “Oiltanking” are intended to mean the consolidated business and operations of Oiltanking Partners, L.P. and its subsidiaries. References to “OTA” are intended to mean Oiltanking Holding Americas, Inc. and its affiliates. OTA owned Oiltanking’s general partner prior to October 1, 2014 and 65.9% of Oiltanking’s limited partner interests.

Oiltanking owns marine terminals located on the Houston Ship Channel and at the Port of Beaumont with a total of 12 ship and barge docks and approximately 24.8 MMBbls of crude oil and petroleum products storage capacity. Oiltanking’s marine terminal on the Houston Ship Channel is connected by pipeline to our Mont Belvieu complex and is integral to our growing LPG export, octane enhancement and propylene businesses. Our Enterprise Crude Houston facilities are also connected to Oiltanking’s system.

The unaudited pro forma condensed consolidated financial statements of Enterprise should be read in conjunction with, and are qualified in their entirety by, reference to the notes accompanying such unaudited pro forma condensed consolidated financial statements and with the historical consolidated financial statements and related notes of Enterprise included in its Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. The condensed consolidated financial statements of Oiltanking presented herein are qualified in their entirety by reference to the historical consolidated financial statements and related notes of Oiltanking included in its Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

The unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated commercial synergies or cost savings that management believes may result from the proposed merger.

The unaudited pro forma condensed consolidated financial statements are based on assumptions that Enterprise believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined company.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET September 30, 2014

(Amounts in millions)

	Enterprise Historical	Oiltanking Historical	Step 1 Pro Forma Adjustments		Enterprise Pro Forma	Step 2 Pro Forma Adjustments Due to Proposed Merger		Adjusted Enterprise Pro Forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,068.2	$21.6	$1,500.0	(a)	$149.7	$(12.5	)(e)	$137.2
			(2,210.0	)(b)
			(228.3	)(d)
			(1.8	)(e)
Accounts and notes receivable, net	5,323.4	36.3	2.5	(d)	5,341.9	—		5,341.9
			(20.3	)(j)
Inventories	1,589.5	—	—		1,589.5	—		1,589.5
Other current assets	384.4	5.2			389.6	—		389.6

Total current assets	8,365.5	63.1	(957.9)		7,470.7	(12.5)		7,458.2

PROPERTY, PLANT AND EQUIPMENT, NET	27,963.3	787.6	288.7	(b)	29,030.9	—		29,030.9
			(8.7	)(j)
INVESTMENT IN SUBSIDIARY	—	—	263.5	(b)	—	—		—
			(263.5	)(k)
INVESTMENTS IN AND ADVANCES ADVANCES TO UNCONSOLIDATED AFFILIATES	2,938.3	—	—		2,938.3	—		2,938.3
INTANGIBLE ASSETS, NET	1,391.1	3.7	1,500.1	(b)	2,894.9	—		2,894.9
GOODWILL	2,079.9	—	3,449.7	(b)	5,529.6	—		5,529.6
OTHER ASSETS	167.4	4.2	225.8	(d)	171.6	—		171.6
			(225.8	)(j)

Total assets	$42,905.5	$858.6	$4,271.9		$48,036.0	$(12.5)		$48,023.5

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of debt	$1,939.9	$2.5	$1,500.0	(a)	$3,439.9	$—		$3,439.9
			(2.5	)(j)
Accounts payable and accrued expenses	6,587.7	82.3	(22.1	)(j)	6,647.9	—		6,647.9
Other current liabilities	444.2	—	—		444.2	—		444.2

Total current liabilities	8,971.8	84.8	1,475.4		10,532.0	—		10,532.0

LONG-TERM DEBT	17,706.5	223.3	(223.3)		17,706.5			17,706.5
OTHER LONG-TERM LIABILITIES	245.3	10.3	(6.9	)(j)	248.7			248.7
COMMITMENTS AND CONTINGENCIES
EQUITY
Partners’ equity	15,757.5	540.2	2,171.5	(b)	17,927.2	(12.5	)(e)	19,311.9
			(276.7	)(c)		1,397.2	(m)
			(1.8	)(e)
			(263.5	)(k)
Noncontrolling interests	224.4	—	1,120.5	(b)	1,621.6	(1,397.2	)(m)	224.4
			276.7	(c)

Total equity	15,981.9	540.2	3,026.7		19,548.8	(12.5)		19,536.3

Total liabilities and equity	$42,905.5	$858.6	$4,271.9		$48,036.0	$(12.5)		$48,023.5

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS For the Nine Months Ended September 30, 2014

(Amounts in millions, except per unit amounts)

	Enterprise Historical	Oiltanking Historical	Step 1 Pro Forma Adjustments		Enterprise Pro Forma	Step 2 Pro Forma Adjustments Due to Proposed Merger		Adjusted Enterprise Pro Forma
REVENUES	$37,760.9	$195.4	$(59.1	)(j)	$37,897.2			$37,897.2
COSTS AND EXPENSES
Operating costs and expenses	34,934.4	60.6	57.4	(g)	34,993.3			34,993.3
			(59.1	)(j)
Selling, general and administrative	150.9	18.9	(1.0	)(f)	168.8			168.8

Total costs and expenses	35,085.3	79.5	(2.7)		35,162.1			35,162.1

EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES	179.1	—	—		179.1			179.1

OPERATING INCOME	2,854.7	115.9	(56.4)		2,914.2			2,914.2

OTHER INCOME (EXPENSE)
Interest expense	(679.6)	(3.0)	(14.4	)(h)	(697.0)			(697.0)
Other, net	(0.2)	0.1	—		(0.1)			(0.1)

Total other income (expense)	(679.8)	(2.9)	(14.4)		(697.1)			(697.1)

INCOME BEFORE INCOME TAXES	2,174.9	113.0	(70.8)		2,217.1			2,217.1
Provision for income taxes	(22.5)	(1.0)	—		(23.5)			(23.5)

NET INCOME	$2,152.4	$112.0	$(70.8)		$2,193.6			$2,193.6

ALLOCATION OF NET INCOME
Net income attributable to limited partners	$2,127.6				$2,139.9	$28.9	(n)	$2,168.8
Net income attributable to noncontrolling interests	24.8		$28.9	(c)	53.7	(28.9	)(n)	24.8

Total	$2,152.4				$2,193.6			$2,193.6

BASIC EARNINGS PER UNIT
Number of units used in denominator	1,831.1		54.8	(i)	1,885.9	36.8	(l)	1,922.7

Basic earnings per unit	$1.16				$1.14			$1.13

DILUTED EARNINGS PER UNIT
Number of units used in denominator	1,880.0		54.8	(i)	1,934.8	36.8	(l)	1,971.6

Diluted earnings per unit	$1.13				$1.11			$1.10

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2013

(Amounts in millions, except per unit amounts)

	Enterprise Historical	Oiltanking Historical	Step 1 Pro Forma Adjustments		Enterprise Pro Forma	Step 2 Pro Forma Adjustments Due to Proposed Merger		Adjusted Enterprise Pro Forma
REVENUES	$47,727.0	$211.0	$(62.3	)(j)	$47,875.7			$47,875.7
COSTS AND EXPENSES
Operating costs and expenses	44,238.7	63.7	68.3	(g)	44,308.4			44,308.4
			(62.3	)(j)
Selling, general and administrative	188.3	21.8	—		210.1			210.1

Total costs and expenses	44,427.0	85.5	6.0		44,518.5			44,518.5

EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES	167.3	—	—		167.3			167.3

OPERATING INCOME	3,467.3	125.5	(68.3)		3,524.5			3,524.5

OTHER INCOME (EXPENSE)
Interest expense	(802.5)	(7.4)	(19.3	)(h)	(829.2)			(829.2)
Other, net	(0.2)	0.1	—		(0.1)			(0.1)

Total other income (expense)	(802.7)	(7.3)	(19.3)		(829.3)			(829.3)

INCOME BEFORE INCOME TAXES	2,664.6	118.2	(87.6)		2,695.2			2,695.2
Provision for income taxes	(57.5)	(1.1)	—		(58.6)			(58.6)

NET INCOME	$2,607.1	$117.1	$(87.6)		$2,636.6			$2,636.6

ALLOCATION OF NET INCOME
Net income attributable to limited partners	$2,596.9				$2,597.1	$29.3	(n)	$2,626.4
Net income attributable to noncontrolling interests	10.2		$29.3	(c)	39.5	(29.3	)(n)	10.2

Total	$2,607.1				$2,636.6			$2,636.6

BASIC EARNINGS PER UNIT
Number of units used in denominator	1,788.0		54.8	(i)	1,842.8	36.8	(l)	1,879.6

Basic earnings per unit	$1.45				$1.41			$1.40

DILUTED EARNINGS PER UNIT
Number of units used in denominator	1,842.6		54.8	(i)	1,897.4	36.8	(l)	1,934.2

Diluted earnings per unit	$1.41				$1.37			$1.36

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of Enterprise; therefore, actual results could materially differ from the pro forma information. However, Enterprise believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. Enterprise believes that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

The Oiltanking transaction involves the following two steps:

Step 1. On October 1, 2014, we acquired the general partner and related incentive distribution rights, 15,899,802 common units and 38,899,802 subordinated units of Oiltanking from OTA. We paid total consideration of approximately $4.41 billion to OTA comprised of $2.21 billion in cash and 54,807,352 Enterprise common units. We also paid $228 million to acquire from OTA outstanding loans payable by Oiltanking or its subsidiaries. Collectively, these transactions are referred to as “Step 1” of the Oiltanking acquisition.

We funded the cash consideration for Step 1 using borrowings under EPO’s $1.5 billion 364-Day Credit Agreement and cash on hand, which included proceeds from the issuance of additional commercial paper notes in September 2014.

As a result of completing Step 1 of the transaction, we own the general partner of Oiltanking and 65.9% of Oiltanking’s limited partner interests.

Step 2. As a second step of the Oiltanking acquisition, we submitted a proposal to the conflicts committee of the general partner of Oiltanking to merge Oiltanking with a wholly owned subsidiary of ours (“Step 2” or the “Proposed Merger”). Under the final terms of the Proposed Merger, we would exchange 1.30 Enterprise common units for each Oiltanking common unit outstanding (other than Oiltanking common units owned by EPO).

The terms of the Proposed Merger have been negotiated, reviewed and approved by the board of directors of the general partner of Enterprise and the conflicts committee of the board of directors of the general partner of Oiltanking. The Proposed Merger is subject to approval by holders of Oiltanking common units in accordance with Oiltanking’s partnership agreement. If Step 2 of the transaction is consummated, we would own the general partner of Oiltanking and all of Oiltanking’s limited partner interests.

The total estimated consideration for Step 1 and the Proposed Merger with Oiltanking is summarized below (dollars in millions):

Step 1 transactions (completed on October 1, 2014):
Cash payment to OTA	$2,210.0
Value of 54,807,352 Enterprise common units issued to OTA (based on market price of $39.62 per unit on October 1, 2014)	2,171.5

Total consideration given for ownership interests in Oiltanking	4,381.5
Ancillary cash payment to OTA to assume notes receivable issued by OTA that are due from Oiltanking or its subsidiaries	228.3

Total Step 1 consideration	4,609.8
Step 2 transactions (proposed):
Acquisition of noncontrolling interest in Oiltanking	1,397.2

Total Step 1 and Step 2 consideration	$6,007.0

In connection with Step 1 of the transaction, Enterprise entered into a Liquidity Option Agreement with the seller, Marquard & Bahls (“M&B”), an affiliate of OTA. Pursuant to the Liquidity Option Agreement, Enterprise granted M&B the option (the “Liquidity Option”) to sell to Enterprise 100% of the issued and outstanding capital stock of OTA (the “Option Securities”) at any time within a 90-day period commencing on February 1, 2020. At that time, OTA’s only significant asset would be Enterprise common units that it received in Step 1, to the extent that such common units are not sold by M&B prior to the Liquidity Option exercise date. If this put option is exercised, the aggregate consideration to be paid by Enterprise for the Option Securities would equal 100% of the then-current fair market value of the OTA-owned Enterprise common units at the closing of the transactions contemplated under the Liquidity Option Agreement. The fair market value would be determined by multiplying the number of Enterprise common units owned by OTA at the time of exercise by the volume-weighted sales price per unit of Enterprise common units as reported by the New York Stock Exchange (or other national securities exchange, as applicable) for the ten (10) consecutive trading days preceding the exercise. Enterprise may pay this consideration in all Enterprise common units, all cash or in any mix of Enterprise common units or cash, as determined solely by Enterprise. The Liquidity Option Agreement contains indemnification by M&B for certain specified liabilities of OTA following the closing of any exercise of the Liquidity Option, and certain conditions to closing.

If a defined “Trigger Event” occurs, the Liquidity Option may be exercised earlier within a 135-day period following notice of such event. The aggregate consideration to be paid by Enterprise for the Option Securities in connection with an exercise of the option due to a Trigger Event will be solely cash, determined in the same manner as the price otherwise payable upon the exercise of the Liquidity Option in the absence of a Trigger Event.

Pro Forma Adjustments

The pro forma adjustments made to the historical financial statements of Enterprise and Oiltanking are described as follows:

(a)	Reflects $1.5 billion in proceeds from pro forma borrowings under EPO’s 364-Day Credit Agreement, which was used to partially fund the cash consideration paid to OTA in Step 1. Principal borrowed under the new credit agreement is classified as a pro forma current obligation at September 30, 2014.

(b)	Reflects Enterprise’s acquisition of the general partner and 65.9% of the limited partner interests of Oiltanking on October 1, 2014 in connection with Step 1. As a result of this transaction, Enterprise now controls and, therefore, consolidates the financial statements of Oiltanking. This business combination will be accounted for using the acquisition method of accounting. Acquisition accounting requires us to allocate the cost of a business combination to the assets acquired and liabilities assumed based on their estimated fair values on the transaction date. Enterprise engaged an independent third-party business valuation expert to assess the fair values of the tangible and intangible assets of Oiltanking. This information will assist management in the development of a definitive allocation of the transaction’s overall purchase price.

Our preliminary purchase price allocation is subject to change as we develop and refine our estimates, which we expect to finalize during the first quarter of 2015. The fair values shown in the following table are based on information currently available to management (dollars in millions):

Assets acquired in business combination:
Current assets, including cash of $21.6 million	$63.1
Property, plant and equipment	1,076.3
Intangible assets:
Customer relationship intangible assets(1)	1,333.6
Customer contract intangible assets(2)	170.2

Total intangible assets	1,503.8

Other assets	4.2

Total assets acquired	2,647.4

Liabilities assumed in business combination:
Current liabilities	(84.8)
Long-term debt	(223.3)
Other long-term liabilities	(10.3)

Total liabilities assumed	(318.4)

Noncontrolling interest in Oiltanking(3)	(1,397.2)

Total assets acquired less liabilities assumed and noncontrolling interest	931.8
Total consideration given for ownership interests in Oiltanking in Step 1	4,381.5

Goodwill	$3,449.7

(1)	The customer relationship intangible assets represent the continued expected patronage of Oiltanking’s third-party storage and terminal customers, and includes our expectation of future storage, throughput and other terminaling services from these customers. The customer relationship intangible assets were valued using an income approach method, which consists of applying a risk-adjusted discount rate to the future economic benefits expected to be generated by these intangible assets.
(2)	The customer contract intangible assets represent specific commercial rights we acquired in connection with third-party firm contracts for storage capacity at the Houston and Beaumont facilities. The customer contract intangible assets were valued over the contractual life of the contracts, including expected renewal periods, using an income approach method (as described in the previous footnote).
(3)	From an accounting perspective, Enterprise acquired control of Oiltanking as a result of completing Step 1. In accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, the estimated fair value of Oiltanking’s common units held by parties other than Enterprise following Step 1 (i.e., the “noncontrolling interest”) is based on 28,328,890 common units held by non-Enterprise parties on October 1, 2014 multiplied by the closing unit price for Oiltanking common units on that date of $49.32 per unit.

The pro forma adjustments presented in the Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2014 for this note (b) are summarized in the following table (dollars in millions):

Acquisition of Oiltanking’s historical net assets previously owned by OTA	$263.5
Basis differentials (i.e., step-up in carrying values) for assets acquired:
Increase in property, plant and equipment, net	288.7
Increase in intangible assets(1)	1,500.1
Goodwill recorded by Enterprise in transaction	3,449.7
Adjustment to equity to account for increase in noncontrolling interest(2)	(1,120.5)

Total consideration given for ownership interests in Oiltanking in Step 1	$4,381.5

Components of consideration paid/issued by Enterprise in Step 1:
Cash consideration paid by Enterprise	$2,210.0
Equity consideration issued by Enterprise(3)	2,171.5

Total consideration given for ownership interests in Oiltanking in Step 1	$4,381.5

(1)	Represents values assigned to amortizable contract assets and customer relationships
(2)	Represents excess of the fair value of noncontrolling interests in Oiltanking at October 1, 2014 of approximately $1.4 billion and the underlying Oiltanking capital accounts attributable to these same interests of $276.7 million at October 1, 2014.
(3)	Represents market value of 54,807,352 Enterprise common units issued to OTA (based on closing price of $39.62 per unit on October 1, 2014)

Enterprise’s allocation of the purchase price does not yet include a provision for the Liquidity Option granted to M&B. Given the number of variables inherent in the valuation of this put option, the fair value estimate of this financial instrument remains under development by management. Based on information currently available, Enterprise does not believe that the fair value of the Liquidity Option will be material to the total Step 1 and Step 2 consideration of $6.0 billion. To the extent that Enterprise records a long-term liability for this financial instrument, such amount will increase the amount of goodwill inherent in the overall transaction by an equal amount.

(c)	Reflects the reclassification of $276.7 million of Oiltanking limited partner capital accounts in consolidation to account for noncontrolling interests on the Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2014. Noncontrolling interest for Oiltanking represents those common units owned by parties other than Enterprise following Step 1.

With respect to the Unaudited Pro Forma Condensed Statements of Consolidated Operations, reclassifications of $28.9 million and $31.0 million were made for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively, in consolidation for net income attributable to these same noncontrolling interests.

(d)	Reflects the purchase of notes receivable issued by OTA and payable by Oiltanking or its subsidiaries ancillary to Step 1. The amount paid by Enterprise for these notes was $228.3 million, which includes $2.5 million of accrued interest.

(e)	Reflects estimated direct, incremental costs payable by Enterprise and Oiltanking in connection with Step 1 and Step 2. The total transaction fees payable by Enterprise and Oiltanking for professional services rendered in connection with Step 1 is estimated at $2.8 million, of which $1.0 million was recognized at September 30, 2014. The pro forma adjustment for Step 1 reflects the balance of $1.8 million that was earned on October 1, 2014. The total transaction fees payable by Enterprise and Oiltanking in connection with Step 2 is estimated at $12.5 million. For purposes of pro forma presentation, these non-recurring charges have been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet only.

(f)	Reflects removal of $1.0 million of direct, incremental costs incurred by Enterprise prior to October 1, 2014 in connection with Step 1. These transaction costs were recognized as general and administrative expense during the nine months ended September 30, 2014.

As indicated in Note (e), transaction costs are only reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2014. However, on an actual basis, the Statements of Consolidated Operations of Enterprise for the year ended December 31, 2014 will reflect $2.8 million of expense for Step 1 transaction costs. Since the Proposed Merger is analogous to the acquisition of a company’s own equity securities, the $12.5 million of Step 2 transaction costs would be accounted for as a reduction in Enterprise’s consolidated equity (assuming the Proposed Merger is approved). To the extent that Step 2 transaction costs are incurred and the Proposed Merger is not approved, such costs would be reflected as expense.

(g)	Reflects a net increase in depreciation and amortization expense associated with the basis differentials of property, plant and equipment and intangible assets presented in Note (b). On a pro forma basis, costs and expenses increased by $57.4 million for the nine months ended September 30, 2014 and $68.3 million for the year ended December 31, 2013.

The following table presents the components of the pro forma adjustment for each period (dollars in millions):

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Pro forma depreciation expense(1)	$20.0	$22.4
Pro forma amortization expense:
Customer relationships intangible assets(2)	29.8	31.6
Customer contract intangible assets(3)	24.6	34.7

Total pro forma amortization expense	54.4	66.3

Total pro forma depreciation and amortization expense	74.4	88.7
Less historical depreciation and amortization recorded by Oiltanking	(17.0)	(20.4)

Pro forma net increase in depreciation and amortization expense	$57.4	$68.3

(1)	Represents pro forma depreciation of fixed assets classified as property, plant and equipment. Property, plant and equipment for Oiltanking is depreciated using the straight-line method, over the estimated useful life of each asset as follows: production and terminal facilities, 4 years to 40 years; rights of way, 10 years to 15 years. Pro forma depreciation expense for each period was estimated based on the fair value of the assets at October 1, 2014, adjusted for the timing of when such fixed assets were placed into service by Oiltanking.
(2)	Represents pro forma amortization of customer relationship intangible assets using the straight-line method over the period of expected economic benefit from such customers. The amortization period is approximately 30 years, adjusted for the timing of when the associated bulk storage tanks utilized by such customers were placed into service.
(3)	Represents pro forma amortization of customer contract intangible assets using the straight-line method over the life of the contract, including expected renewal periods. The amortization periods range from less than one year to approximately 10 years depending on the specific terms of each contract.

(h)	Reflects pro forma adjustments to interest expense for assumed borrowings under EPO’s commercial paper program and $1.5 Billion 364-Day Credit Agreement to complete Step 1 as of January 1, 2013. The pro forma adjustment assumes that the cash consideration of $2.21 billion was financed using $1.5 billion in borrowings under the 364-Day Credit Agreement and $710.0 million under the commercial paper program. In total, the pro forma increase in interest expense is $14.4 million and $19.3 million for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.

The interest rates used to derive the pro forma adjustments was approximately 1.15% for borrowings under the 364-Day Credit Agreement and 0.30% for borrowings in connection with the commercial paper program. These rates are indicative of the current interest rate environment. Historical interest rates for the periods presented in the pro forma statements were not significantly different.

The following table presents a sensitivity analysis of the pro forma interest rate adjustments to a 1/8% increase in the underlying variable interest rates used in the calculation for each period (dollars in millions):

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Pro forma increase in interest expense	$14.4	$19.3

Pro forma increase in interest expense assuming that rates were 1/8% higher	$16.5	$22.0

(i)	Reflects the pro forma issuance of 54,807,352 Enterprise common units to OTA in connection with Step 1.

(j)	Reflects the elimination of revenues and expenses and receivables and payables between Enterprise and Oiltanking in consolidation.

(k)	Reflects elimination of Enterprise’s investment in Oiltanking against its underlying limited partner and general partner capital accounts at Oiltanking in consolidation. The following table presents the pro forma elimination amounts at September 30, 2014 (dollars in millions):

Amount Eliminated in Consolidation
Enterprise investment in the historical net assets of Oiltanking (see Note (b))	$263.5

Oiltanking capital accounts acquired by Enterprise from OTA in Step 1:
Limited partner capital account	$216.9
General partner capital account	46.6

Total underlying capital account balances	$263.5

(l)	Reflects the pro forma issuance of 36,827,557 Enterprise common units in connection with the Proposed Merger, which reflects the issuance of 1.30 Enterprise common units for each outstanding Oiltanking common unit (other than Oiltanking common units owned by EPO).

(m)	Reflects reclassification of equity balances at September 30, 2014 due to completion of the Proposed Merger. Since Enterprise acquired control of Oiltanking in Step 1, the Proposed Merger would be accounted for as Enterprise’s acquisition of the noncontrolling interests in Oiltanking. There is no gain or loss on this equity transaction or change in control of Oiltanking. The pro forma adjustment reclassifies approximately $1.4 billion of noncontrolling interest (attributable to the limited partners of Oiltanking other than Enterprise) to limited partners’ equity on the Unaudited Pro Forma Condensed Balance Sheet at September 30, 2014.

(n)	Reflects reclassification of net income attributable to noncontrolling interests (i.e., attributable to the limited partners of Oiltanking other than Enterprise) to net income attributable to limited partners as a result of completing the Proposed Merger. The pro forma adjustments reclassify $28.9 million and $29.3 million of net income attributable to noncontrolling interest to net income attributable to limited partners on the Unaudited Pro Forma Condensed Statements of Consolidated Operations for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively.

For purposes of this pro forma presentation, we have assumed that Oiltanking’s debt financing requirements prior to October 1, 2014 were satisfied using its then existing credit agreements. As a result, no pro forma adjustments were made to interest expense for the nine months ended September 30, 2014 or year ended December 31, 2013. Although the cost of debt financing is slightly higher for Oiltanking when compared to Enterprise, the differences would not be significant in light of the consolidated amounts for Enterprise.

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ENTERPRISE PRODUCTS PARTNERS L.P.,

ENTERPRISE PRODUCTS HOLDINGS LLC,

EPOT MERGERCO LLC

AND

OILTANKING PARTNERS, L.P.

AND

OTLP GP, LLC

DATED AS OF NOVEMBER 11, 2014

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2014 (this “Agreement”), is entered into by and among Enterprise Products Partners L.P., a Delaware limited partnership (“Partners”), Enterprise Products Holdings LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), EPOT MergerCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Partners (“MergerCo”), Oiltanking Partners, L.P., a Delaware limited partnership (“OILT”), and OTLP GP, LLC, a Delaware limited liability company and the general partner of OILT (“OTLP GP”).

WITNESSETH:

WHEREAS, the OTLP GP Conflicts Committee (as defined herein) has, following approval by the sole member of OTLP GP of this Agreement and the transactions contemplated hereby, (a) determined that this Agreement and the business combination provided for herein pursuant to which OILT will, subject to the terms and conditions set forth herein, merge with MergerCo, with OILT as the surviving entity (the “Merger”), such that following the Merger, OTLP GP will remain the sole general partner of OILT, and Partners will become (and thereafter Partners and its Subsidiaries will continue as) the limited partners of OILT, are fair and reasonable to and in the best interests of OILT and the OILT Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the OILT Merger Transactions (as defined herein) and (c) recommended that the OTLP GP Board (as defined herein) approve this Agreement and the OILT Merger Transactions (as defined herein); and

WHEREAS, the OTLP GP Board (as defined herein) has, following receipt of the recommendation of the OTLP GP Conflicts Committee, (a) determined that this Agreement and the Merger are fair and reasonable to and in the best interests of OILT and the holders of OILT Common Units and (b) approved this Agreement and the transactions contemplated hereby, including the OILT Merger Transactions (as defined herein); and

WHEREAS, the Partners GP Board of Directors has determined that the Merger is fair and reasonable to and in the best interests of Partners; and

WHEREAS, Partners and OILT have required, as a condition to their willingness to enter into this Agreement, that the OILT Current Affiliate Unitholder (as defined herein), simultaneously herewith enters into a Support Agreement, dated as of the date hereof (the “Support Agreement”), pursuant to which, among other things, the OILT Current Affiliate Unitholder agrees to support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any proposal or offer from or by any Person other than Partners, Partners GP and MergerCo relating to: (a) any direct or indirect acquisition of (i) more than 25% of the assets of OILT and its Subsidiaries, taken as a whole, (ii) more than 25% of the outstanding equity securities of OILT or (iii) a business or businesses that constitute more than 25% of the cash flow, net revenues or net income of OILT and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 25% of the outstanding equity securities of OILT; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving OILT, other than the Merger.

“Action” shall have the meaning set forth in Section 6.11(a).

“Additional Limited Partner” shall have the meaning given such term in the Partners Partnership Agreement.

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Average Closing Price” shall mean, as of any date, the average of the closing sale price of a Partners Common Unit as reported on the NYSE Composite Transactions Reporting System for the 10 consecutive NYSE full trading days (in which such Partners Common Units are traded on the NYSE) ending at the close of trading on the NYSE full trading day immediately preceding such date.

“Book-Entry Units” shall have the meaning set forth in Section 3.2.

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“Certificate” shall have the meaning set forth in Section 3.2.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Claim” shall have the meaning set forth in Section 6.11(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” shall mean all “employee benefit plans” as defined in ERISA Section 3(3) and all other compensation, benefit, bonus, vacation, deferred compensation, pension, retirement, termination, retention, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit, unit-based and unit option plans, employment, consulting or severance contracts, medical, dental, disability, health and life insurance plans, other employee benefit, welfare benefit and fringe benefit plans, contracts, policies, understandings or arrangements and any applicable “change of control” or similar provisions in any plan, contract, policy, understanding or arrangement, that compensates or benefits, or is designed on intended to compensate or benefit, officers, former officers, employees, former employees, directors, former directors, independent contractors, former independent contractors, or the dependents or beneficiaries of any of the foregoing.

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.6, as determined by OILT in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one year, (b) provide that all non-public information pertaining to OILT and/or Partners be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Partners is a third-party beneficiary with respect to any breach thereof relating to information relating to Partners.

“Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“EPCO” shall mean Enterprise Products Company, a Texas corporation.

“EPO” shall mean Enterprise Products Operating LLC, a Texas limited liability company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that is or at any relevant time was required to be treated as a single employer with OILT pursuant to Section 414 of the Code.

“Environmental Law” shall mean any Law relating to occupational health and safety, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean BNY Mellon Shareowners Services or any other entity as may be selected by Partners subject to the reasonable approval of OILT.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(d).

“Expenses” shall mean all reasonable, documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the OILT Unitholder Approval, and all other matters, including costs and expenses of litigation, related to the transactions contemplated by this Agreement.

“Governmental Authority” shall mean any national, state, local, county, tribal, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Partners or OILT, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Materials” shall mean any toxic or hazardous waste, pollutants or substances, including asbestos-containing materials, polychlorinated biphenyls, petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a “hazardous substance,” “toxic substance,” “toxic pollutant,” or similarly identified substance or mixture, that causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Indebtedness” of any Person shall mean (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property of such Person), (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (c) any indebtedness of others secured by a Lien on any property of such Person, whether or not the respective indebtedness so secured has been assumed by it, (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (e) obligations of such Person in respect of surety bonds or similar instruments, (f) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. generally accepted accounting principles, and (g) indebtedness of others as described in clauses (a) through (f) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable; provided, that Indebtedness shall not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Expenses” shall have the meaning set forth in Section 6.11(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“Indemnitees” shall have the meaning set forth in the OILT Existing Partnership Agreement.

“Knowledge” shall mean, with respect to any party, the actual knowledge of the directors and officers of such party.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, administrative interpretation, writ, injunction, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Material Adverse Effect” shall mean, with respect to either Partners or OILT, any effect that (x) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of OILT and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of Partners or OILT, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the petroleum product transportation, terminalling, storage and distribution industry generally (including the price of petroleum products and the costs associated with the transportation, terminalling, storage and distribution thereof), or in any region in which Partners or OILT, respectively, operates, (b) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States of America or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Partners or OILT, respectively, to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (but not the underlying causes of any such failure), (f) changes in the market price or trading volume of OILT Common Units or Partners Common Units, respectively (but not any effect underlying any decrease that would otherwise constitute a Material Adverse Effect), or (g) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by either party with the provisions of this Agreement; provided, that, in the case of clause (a), (b), (c) or (d), the impact on Partners or OILT, respectively, is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(d).

“MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.

“New Common Unit Issuance” shall mean the issuance of the New Common Units as part of the Merger Consideration pursuant to this Agreement.

“New Common Units” shall have the meaning set forth in Section 3.1(d).

“Non-Recourse Party” shall have the meaning set forth in Section 9.14.

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(b).

“NYSE” shall mean the New York Stock Exchange.

“OILT” shall have the meaning set forth in the introductory paragraph to this Agreement.

“OILT Certificate of Limited Partnership” shall mean the certificate of limited partnership of OILT as filed with the Secretary of State of the State of Delaware on March 15, 2011.

“OILT Change in Recommendation” shall have the meaning set forth in Section 6.6(b).

“OILT Common Units” shall mean the common units representing limited partner interests of OILT having the rights and obligations specified with respect to “Common Units” as set forth in the OILT Existing Partnership Agreement.

“OILT Current Affiliate Unitholder” shall have the meaning set forth in Section 3.1(f).

“OILT Existing Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of OILT, dated as of July 19, 2011, as amended by Amendment No. 1, dated as of July 14, 2014, and as may be further amended from time to time.

“OILT IDR” shall mean the limited partner interests in OILT having the rights and obligations specified with respect to “Incentive Distribution Rights” in the OILT Existing Partnership Agreement.

“OILT Material Contracts” shall have the meaning set forth in Section 5.2(j)(i).

“OILT Meeting” shall have the meaning set forth in Section 5.2(d)(iii).

“OILT Merger Transactions” shall have the meaning set forth in Section 5.2(d)(iii).

“OILT Parties” shall mean OTLP GP and OILT.

“OILT Public Common Units” shall mean OILT Common Units held by OILT Unitholders other than the OILT Current Affiliate Unitholder.

“OILT Recommendation” shall have the meaning set forth in Section 6.2.

“OILT Subordinated Units” shall mean the subordinated units representing limited partner interests of OILT having the rights and obligations specified with respect to “Subordinated Units” as set forth in the OILT Existing Partnership Agreement.

“OILT Unaffiliated Unitholders” shall mean the unitholders of OILT excluding (i) Partners and its Affiliates (including EPO as an Affiliate of Partners), (ii) OILT and its Subsidiaries and (iii) directors and executive officers of OTLP GP.

“OILT Unit Majority” shall mean a “Unit Majority” as defined in the OILT Existing Partnership Agreement.

“OILT Unitholder Approval” shall mean the affirmative vote or consent of holders (as of the record date for the OILT Meeting) of a majority of the Outstanding (as defined in the OILT Existing Partnership Agreement) OILT Common Units; provided, that if the Subordination Period (as defined in the OILT Existing Partnership Agreement) remains in effect (as of the record date for the OILT Meeting), OILT Unitholder Approval shall mean at least a majority of the Outstanding (as defined in the OILT Existing Partnership Agreement) OILT Common Units (excluding OILT Common Units owned by the OTLP GP and its Affiliates), voting as a class, and at least a majority of the Outstanding (as defined in the OILT Existing Partnership Agreement) OILT Subordinated Units, voting as a class.

“OILT Unitholders” shall mean the holders of Outstanding (as defined in the OILT Existing Partnership Agreement) OILT Common Units.

“Other Parties” shall mean, with respect to the OILT Parties, the Partners Parties, and with respect to the Partners Parties, the OILT Parties.

“OTLP GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“OTLP GP Board” shall mean the Board of Directors of OTLP GP.

“OTLP GP Certificate of Formation” shall mean the certificate of formation of OTLP GP as filed with the Secretary of State of the State of Delaware on March 15, 2011.

“OTLP GP Conflicts Committee” shall mean the Conflicts Committee of the OTLP GP Board.

“OTLP GP Existing LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of OTLP GP, dated as of October 1, 2014, as amended from time to time.

“Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners Acquisition Proposal” shall mean any proposal or offer from or by any Person other than OILT and its Subsidiaries relating to: (a) any direct or indirect acquisition of (i) more than 50% of the assets of Partners and its Subsidiaries, taken as a whole, (ii) more than 50% of the outstanding equity securities of Partners or (iii) a business or businesses that constitute more than 50% of the cash flow, net revenues or net income of Partners and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of Partners; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Partners other than the Merger.

“Partners Audit Committee” shall mean the Audit and Conflicts Committee of the Partners GP Board.

“Partners Certificate of Limited Partnership” shall mean the certificate of limited partnership of Partners as filed with the Secretary of State of the State of Delaware on April 9, 1998.

“Partners Common Units” shall mean the common units representing limited partner interests in Partners having the rights and obligations specified with respect to “Common Units” in the Partners Partnership Agreement.

“Partners Disclosure Schedule” shall mean the Disclosure Schedule delivered by Partners pursuant to Section 5.1.

“Partners General Partner Interest” shall mean the “General Partner Interest” as defined in the Partners Partnership Agreement.

“Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners GP Board” shall mean the Board of Directors of Partners GP.

“Partners GP Certificate of Formation” shall mean the certificate of formation of Partners GP as filed with the Secretary of State of the State of Delaware on April 9, 1998.

“Partners GP LLC Agreement” shall mean the Fifth Amended and Restated Limited Liability Company Agreement of Partners GP, dated effective as of September 7, 2011, and as may be further amended from time to time.

“Partners Material Contract” shall have the meaning set forth in Section 5.2(j)(i).

“Partners Merger Transactions” shall have the meaning set forth in Section 5.2(d)(ii).

“Partners Parties” shall mean Partners GP, Partners and MergerCo.

“Partners Partnership Agreement” shall mean the Sixth Amended and Restated Agreement of Limited Partnership of Partners, dated as of November 22, 2010, amended by Amendment No. 1, dated effective as of August 11, 2011, and as may be further amended from time to time.

“Partners Unaffiliated Unitholders” shall mean the holders of Partners Common Units other than Partners GP and its Affiliates, officers and directors.

“Permit” shall mean all franchises, licenses, certificates, determinations, permits, and other authorizations, approvals, waivers, registrations, consents, orders and approvals from any Governmental Authority.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.2(f).

“Receiving Party” shall have the meaning set forth in Section 6.6(a).

“Registration Statement” shall have the meaning set forth in Section 5.2(f).

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this sentence.

“Rights of Way” shall have the meaning set forth in Section 5.2(p).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.2(g).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Partners and Partners GP, OTLP GP and its Subsidiaries (including, for the sake of clarity, OILT) shall not be deemed to be Subsidiaries of Partners or Partners GP (unless otherwise specifically provided in this Agreement).

“Superior Proposal” shall mean any bona fide Acquisition Proposal (except that reference to 25% within the definition of “Acquisition Proposal” shall be replaced by 50%) made by a third party on terms that the OTLP GP Conflicts Committee determines, in its good faith judgment and after consulting with its or OILT financial advisors and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) to be more favorable to the holders of OILT Common Units, from a financial point of view, than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by Partners to amend the terms of this Agreement made in accordance with Section 6.6(b)) and (ii) is reasonably likely to be consummated and, if a cash transaction in whole or in part, has financing that is fully committed or reasonably determined to be available by the OTLP GP Conflicts Committee.

“Support Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Assignment Agreement” shall mean that certain Assignment Agreement, dated as of October 1, 2014, by and among Partners, Oiltanking Holding Americas, Inc. and OILT.

“Tax Returns” shall have the meaning set forth in Section 5.2(l)(i).

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Sharing Agreement” shall mean that certain Tax Sharing Agreement, dated effective as of October 1, 2014, by and among Partners and OILT.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

Section 1.2 Interpretation. A reference to an Article, Section, Exhibit or Schedule means an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document that amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person and its successors and permitted assigns.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into OILT, the separate existence of MergerCo shall cease and OILT shall survive and continue to exist as a Delaware limited partnership (OILT, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that immediately following the Merger, OTLP GP will continue to be the sole general partner of OILT and Partners or its Subsidiaries will be the sole limited partners of OILT.

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) OILT Certificate of Limited Partnership and OILT Agreement of Limited Partnership. At the Effective Time, the OILT Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the OILT Existing Partnership Agreement shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 2.2 Closing. Subject to (i) the satisfaction or waiver of the conditions set forth in Article VII and (ii) this Agreement not having theretofore terminated pursuant to its terms, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 at 10:00 a.m. Houston time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Partners, Partners GP, OTLP GP, OILT, any holder of OILT Common Units, any holder of Partners Common Units or any other Person:

(a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be cancelled and no consideration received therefor.

(b) The general partner interest in OILT issued and outstanding immediately prior to the Effective Time shall remain outstanding in the Surviving Entity in the form as set forth in the OILT Existing Partnership Agreement and no consideration shall be delivered to OTLP GP in respect thereof, and OTLP GP, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the OILT Existing Partnership Agreement.

(c) The OILT IDRs outstanding immediately prior to the Effective Time, which are owned by OTLP GP, shall remain outstanding as OILT IDRs of the Surviving Entity, and no consideration shall be delivered to OTLP GP in respect thereof.

(d) Each OILT Public Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.30 Partners Common Units (such ratio, the “Exchange Ratio,” and such amount of Partners Common Units, the “Merger Consideration”) which Partners Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Partnership Agreement, as applicable, fully paid (to the extent required under the Partners Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such Partners Common Units described in this Section 3.1(d) shall be referred to herein as the “New Common Units”).

(e) Partners agrees that at the Effective Time, Partners shall be automatically bound by the OILT Existing Partnership Agreement, and Partners shall be admitted as a limited partner of the Surviving Entity and issued a number of OILT Common Units equal to the number of OILT Public Common Units issued and outstanding immediately prior to the Effective Time pursuant to the OILT Existing Partnership Agreement.

(f) The limited partner interest in OILT issued and outstanding immediately prior to the Effective Time and held by Partners and its Subsidiaries (including EPO) (the “OILT Current Affiliate Unitholder”) shall remain outstanding in the Surviving Entity as set forth in the OILT Existing Partnership Agreement, and the OILT Current Affiliate Unitholder shall continue as a limited partner of the Surviving Entity, and no consideration shall be delivered to the OILT Current Affiliate Unitholder in respect thereof.

(g) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all OILT Common Units owned by OILT or its Subsidiaries (if any) shall automatically be cancelled and no consideration shall be delivered in respect thereof.

Section 3.2 Rights As Unitholders; Unit Transfers. At the Effective Time, each holder of a certificate representing OILT Public Common Units (a “Certificate”) and each holder of non-certificated OILT Public Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of OILT and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, and the right to be admitted as an Additional Limited Partner in connection therewith, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(e) and (c) any distributions in accordance with Section 3.3(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3. In addition, to the extent applicable, holders of OILT Common Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such OILT

Common Units with a record date occurring prior to the Effective Time that may have been declared or made by OILT with respect to such OILT Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. At the Effective Time, the unit transfer books of OILT shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of OILT with respect to OILT Common Units.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. Promptly after the Effective Time, Partners shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of OILT Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III. Partners agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2 and Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(e), in each case without interest. Any cash and New Common Units deposited with the Exchange Agent (including as payment for any fractional New Common Units in accordance with Section 3.3(e) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for OILT Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.2, 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Partners shall instruct the Exchange Agent to mail to each record holder of OILT Public Common Units as of the Effective Time (i) a letter of transmittal (which shall specify that in respect of certificated OILT Common Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by Partners and OILT prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of OILT Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder who held OILT Public Common Units immediately prior to the Effective Time shall be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (a) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all OILT Public Common Units then held by such holder) and (b) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.3(e) and distributions pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of OILT Public Common Units that is not registered in the transfer records of OILT, the Merger Consideration payable in respect of such OILT Public Common Units may be paid to a transferee, if the Certificate representing such OILT Public Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry OILT Public Common Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such OILT Public Common Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of OILT Public Common Units and any cash or distributions to which such holder is entitled pursuant to Section 3.2 and Section 3.3.

(c) Distributions with Respect to Unexchanged OILT Common Units. No distributions declared or made with respect to Partners Common Units with a record date after the Effective Time shall be paid to the holder of any OILT Common Units with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units shall be paid to any such holder, in each case until such holder shall have delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(e) and an amount in cash equal to any Partners distributions with a record date after the Effective Time and a payment date prior to such compliance with Section 3.3(b) payable with respect to such New Common Units, and (ii) on the appropriate payment date with respect thereto, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such New Common Units.

(d) Further Rights in OILT Common Units. The Merger Consideration issued upon conversion of an OILT Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(c) or Section 3.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such OILT Common Unit.

(e) Fractional New Common Units. No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same shall be issued upon the surrender of OILT Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units. Notwithstanding any other provision of this Agreement, each holder of OILT Common Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all OILT Common Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, if any, the Exchange Agent shall so notify Partners, and Partners shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests, if any, subject to and in accordance with the terms hereof. To the extent applicable, each holder of OILT Common Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional New Common Units in the Merger as a sale of a portion of the holder’s OILT Common Units to Partners consistent with Treasury Regulation Section 1.708-1(c)(4).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting New Common Units or cash that remains undistributed to the holders of OILT Common Units after 180 days following the Effective Time shall be delivered to Partners upon demand by Partners and, from and after such delivery, any former holders of OILT Common Units who have not theretofore complied with this Article III shall thereafter look only to Partners for the Merger Consideration payable in respect of such OILT Common Units, any distributions with respect to OILT Common Units to which they are entitled pursuant to Section 3.2, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of OILT Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Partners, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability. To the fullest extent permitted by Law, none of OTLP GP, Partners, OILT, or the Surviving Entity shall be liable to any holder of OILT Common Units for any Partners Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Partners, the posting by such Person of a bond, in such reasonable amount as Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of OILT Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2 and Section 3.3.

(i) Withholding. Each of Partners, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of OILT Common Units such amounts as Partners, the Surviving Entity or the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld by Partners, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of OILT Common Units in respect of whom such deduction and withholding was made by Partners, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry and Admission of Holders of New Common Units as Additional Limited Partners of Partners. All New Common Units to be issued in the Merger shall be issued in book-entry form, without physical certificates. Upon the issuance of New Common Units to the holders of OILT Common Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.4 of the Partners Partnership Agreement, which requirements may be satisfied by each holder of OILT Common Units by the execution and delivery by such holder of a completed and executed letter of transmittal, (i) such holder shall be deemed to have made a capital contribution to Partners in accordance with the Partners Partnership Agreement and (ii) Partners GP shall be deemed to have automatically consented to the admission of such holder as a limited partner of Partners in respect of its New Common Units and shall reflect such admission on the books and records of Partners.

(k) Investment of the Exchange Fund. Partners shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by Partners on a daily basis; provided that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to OILT Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments shall be paid promptly to Partners.

Section 3.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, unit distributions, combinations or exchange of units with respect to, or Rights in respect of, OILT Common Units or Partners Common Units (in each case, as permitted pursuant to Section 4.3), the number of New Common Units to be issued in the Merger and the Average Closing Price of Partners Common Units will be correspondingly adjusted to provide to the holders of OILT Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 3.5 Treatment of OILT Equity-Based Awards. As of the date of this Agreement, there are no outstanding unvested restricted OILT Common Units, and there are no outstanding unit appreciation rights or options or other awards issued under the OILT Partners, L.P. Long-Term Incentive Plan, as it may be further amended from time to time.

Section 3.6 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.7 Tax Characterization of Merger. OILT and Partners each acknowledges and agrees that for federal income Tax purposes the exchange of OILT Public Common Units for New Common Units pursuant to the Merger shall qualify as an exchange to which Section 721(a) of the Code applies. Each of OILT and Partners agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing qualification and treatment and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

ARTICLE IV

ACTIONS PENDING MERGER

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, (a) without the prior written consent of the Partners GP Board (which consent shall not be unreasonably withheld, delayed or conditioned), each of OILT and OTLP GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the OTLP GP Board and the OTLP GP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), each of Partners and Partners GP will not, and will cause each of its Subsidiaries not to:

Section 4.1 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect.

Section 4.2 Equity. (a) In the case of OILT and its Subsidiaries, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee Rights; and (b) in the case of Partners, take any action described in clause (i), (ii) or (iii) above which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

Section 4.3 Equity Changes. Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or in the case of OILT and its Subsidiaries, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership or other equity interests or Rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

Section 4.4 Acquisitions and Dispositions. (a) In the case of OILT and its Subsidiaries, (i) sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than in the ordinary course of business, including distributions permitted under Section 4.5, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity; and (b) in the case of Partners and its Subsidiaries, (i) merge, consolidate or enter into any other business combination transaction with any Person or (ii) make any acquisition or disposition, in each case with respect to subclause (i) and (ii) of clause (b) of this sentence, that would reasonably be expected to have a Material Adverse Effect.

Section 4.5 Distributions. Make or declare dividends or distributions to the holders of OILT Common Units or Partners Common Units, as applicable, that are special or extraordinary distributions or that are in a cash amount in excess of the most recently declared distributions, other than regular quarterly cash distributions or increases made pursuant to applicable OTLP GP Board or Partners GP Board approvals in accordance with past practices.

Section 4.6 Amendments. (a) In the case of OTLP GP and OILT, amend the OILT Existing Partnership Agreement other than in accordance with this Agreement; and (b) in the case of Partners, amend the Partners Partnership Agreement other than in accordance with this Agreement.

Section 4.7 Material Contracts. (a) In the case of OILT and its Subsidiaries, enter into any OILT Material Contract or modify, amend, terminate or assign, or waive or assign any rights under any OILT Material Contract in any material respect in a manner that is adverse to Partners and its Subsidiaries, taken as a whole, or that could prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Termination Date (or any extension thereof); and (b) in the case of Partners and its Subsidiaries, enter into any Partners Material Contract, or modify, amend, terminate or assign, or waive or assign any rights under any Partners Material Contract, in either case in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 4.8 Litigation. Waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.9 Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or U.S. generally accepted accounting principles.

Section 4.10 Insurance. Fail to use commercially reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

Section 4.11 Taxes.

(a) Change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(b) Settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

(c) Change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.

Section 4.12 Employee Benefit Plans. In the case of OILT and its Subsidiaries, (a) adopt, enter into, amend, become liable with respect to or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Compensation and Benefit Plan, (b) grant any severance or termination pay to any officer or director of OILT or any of its Subsidiaries or (c) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of OILT or any of its Subsidiaries or any of their dependents or beneficiaries.

Section 4.13 Debt, Capital Expenditures and the Like. (a) In the case of OILT and its Subsidiaries, other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under revolving credit facilities existing as of the date hereof, (ii) enter into any material lease (whether operating or capital), (iii) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (iv) make or commit to make any material capital expenditures unrelated to OILT’s existing contracts with Partners other than such capital expenditures as are (A) contemplated in OILT’s 2014 capital budget or (B) required on an emergency basis or for the safety of persons or the environment; and (b) in the case of Partners, take any action described in clauses (i), (ii), (iii) or (iv) above which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

Section 4.14 No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

Section 4.15 Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.14.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Disclosure Schedule. On or prior to the date hereof, Partners has delivered to OILT and OILT has delivered to Partners a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

Section 5.2 Representations and Warranties. Subject to Section 5.1 and except as set forth in its Disclosure Schedule or (other than with respect to Sections 5.2(a) and (b)) as set forth in its SEC Documents filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), OILT hereby represents and warrants to Partners with respect to OILT and OTLP GP (and to the extent necessary with respect to any representations by OILT herein, OTLP GP also represents and warrants to Partners), and Partners and MergerCo hereby represent and warrant to OILT with respect to themselves and Partners GP (and to the extent necessary with respect to any representations by Partners and MergerCo herein, Partners GP also represents and warrants to OILT), to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

(a) Organization, General Authority and Standing. Such party is a limited partnership or limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Such party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect on either Partners or OILT.

(b) Capitalization.

(i) In the case of OILT, as of the date hereof, there are 44,228,692 OILT Common Units and 38,899,802 OILT Subordinated Units issued and outstanding, and all such OILT Common Units and OILT Subordinated Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the OILT Existing Partnership Agreement and are fully paid (to the extent required under the OILT Existing Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, OTLP GP is the sole general partner of OILT owning a 2.0% general partner interest in OILT, and such general partner interest was duly authorized and validly issued in accordance with the OILT Existing Partnership Agreement.

(ii) In the case of Partners, as of November 10, 2014, there are 1,937,341,313 Partners Common Units issued and outstanding, and all of such Partners Common Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partners Partnership Agreement and are fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Partners GP is the sole general partner of Partners owning a non-economic Partners General Partner Interest, and such Partners General Partner Interest was duly authorized and validly issued in accordance with the Partners Partnership Agreement. The New Common Units to be issued in accordance with this Agreement will be duly authorized and validly issued in accordance with the Partners Partnership Agreement and will be fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(iii) As of the date hereof, except as set forth above in this Section 5.2(b) and in Schedule 5.2(b) of a party’s Disclosure Schedule, (A) there are no partnership interests or other equity securities of such party or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of such person (or the general partner of such person) or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(iv) The number of Partners Common Units that are issuable by Partners upon exercise of any employee or director options or other rights of any employee, director or other Person to purchase Partners Common Units as of the date hereof are set forth in Schedule 5.2(b) of Partners Disclosure Schedule.

(c) Equity Interests in Other Entities.

(i) In the case of the representations and warranties of OILT, other than ownership of its Subsidiaries, OILT does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. Except as set forth in its SEC Documents, OILT owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

(d) Power, Authority and Approvals of Transactions; OTLP GP Special Approval and Board Recommendations.

(i) Such party has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to OILT Unitholder Approval in the case of OILT, to consummate the transactions contemplated hereby. Subject to OILT Unitholder Approval in the case of OILT, this Agreement and the transactions contemplated hereby have been authorized by all necessary (limited partnership or limited liability company, as applicable) action by such party. This Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement of such party (assuming the due execution and delivery of this Agreement by, or with respect to, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(ii) The Partners GP Board has determined that this Agreement and the transactions contemplated hereby, including the Merger and the New Common Unit Issuance (collectively, the “Partners Merger Transactions”) are fair and reasonable to, and in the best interests of, Partners, and has approved this Agreement and the Partners Merger Transactions.

(iii) The OTLP GP Board has delegated to the OTLP GP Conflicts Committee the power and authority to consider, review, evaluate, analyze, negotiate and approve, and, if so approved, to determine whether to recommend that the OTLP GP Board approve, the terms and conditions of this Agreement and the transactions contemplated hereby including the OILT Merger Transactions (as defined below). The OTLP GP Conflicts Committee has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger (the “OILT Merger Transactions”), are fair and reasonable to and in the best interests of OILT and the OILT Unaffiliated Unitholders, has approved this Agreement, the execution, delivery and performance of this Agreement and the OILT Merger Transactions, and such approval by the OTLP GP Conflicts Committee constituted Special Approval (as defined in the OILT Existing Partnership Agreement) of this Agreement and the OILT Merger Transactions, (B) recommended that the OTLP GP Board approve this Agreement, the execution, delivery and performance by OILT of this Agreement and the OILT Merger Transactions and submit this Agreement to the OILT Unitholders for approval at a meeting and (C) resolved to recommend that the holders of OILT Common Units approve this Agreement and the Merger. Based upon such recommendation and approval of the OTLP GP Conflicts Committee, the OTLP GP Board has (w) determined that this Agreement and the OILT Merger Transactions are fair and reasonable to and in the best interests of OILT and the holders of OILT Common Units, (x) approved this Agreement, the execution, delivery and performance by OILT of this Agreement and the OILT Merger Transactions, (y) directed that this Agreement be submitted to the OILT Unitholders for approval at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “OILT Meeting”) and (z) recommended that the holders of OILT Common Units approve this Agreement and the Merger.

(e) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(f) and Article VII are duly obtained and assuming the consents, waivers and approvals specified in Section 6.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such party do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerators that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such party, (ii) constitute a breach or violation of, or a default under, in the case of OILT, the OILT Existing Partnership Agreement, the OILT Certificate of Limited Partnership, the OTLP GP Existing LLC Agreement or the OTLP GP Certificate of Formation, and in the case of Partners, the Partners Partnership Agreement, the Partners Certificate of Limited Partnership, the Partners GP LLC Agreement or the Partners GP Certificate of Formation, (iii) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any material Lien on any of its assets or its Subsidiaries’ assets, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

(f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by such party of this Agreement and (ii) the consummation by such party of the transactions contemplated by this Agreement, except for (A) the filing with the SEC of a proxy statement relating to the matters to be submitted to the OILT Unitholders at the OILT Meeting and a registration statement on Form S-4 with respect to the issuance of the New Common Units in the Merger (such registration statement on Form S-4, and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in the Registration Statement, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and filings required in accordance with the Exchange Act and applicable state securities and “blue sky” laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, and (D) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such party.

(g) Financial Reports and SEC Documents. With respect to the OILT Parties, OILT’s, and with respect to the Partners Parties, Partners’, Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2013 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, “SEC Documents”), with the SEC as of their respective dates (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The historical financial statements of OILT and its consolidated Subsidiaries, with respect to the OILT Parties, and of Partners and its consolidated Subsidiaries, with respect to the Partners Parties, contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(h) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto), included in such party’s Annual Report on Form 10-K for the year ended December 31, 2013, or in the financial statements (or notes thereto) included in subsequent SEC Documents filed by such party prior to the date hereof, neither such party nor any of its consolidated Subsidiaries had at December 31, 2013 or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of such party included in the SEC Documents filed prior to the date hereof, or reflected in the notes thereto, or (B) were incurred since December 31, 2013 in the ordinary course of business and consistent with past practices or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on such party and its consolidated Subsidiaries taken as a whole or (B) that have been discharged or paid in full prior to the date hereof. Notwithstanding anything to the contrary herein, Partners makes no representation or warranty with respect to any liability or obligation of OILT or any of its Subsidiaries.

(i) Compliance with Law. Such party and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party. Since December 31, 2013, neither such party nor any of its Subsidiaries has received any written notice or, to such party’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party.

(j) Material Contracts.

(i) Except for this Agreement and the other agreements and contracts filed as exhibits to OILT’s and Partners’ respective SEC Documents, as of the date hereof, none of OILT, Partners or their respective Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All contracts of the type referred to in the previous sentence are referred to herein as “OILT Material Contracts” or “Partners Material Contracts,” as applicable.

(ii) (A) In the case of OILT, (1) each OILT Material Contract is valid and binding and in full force and effect, (2) OILT and each of its Subsidiaries has performed all obligations required to be performed by it to date under each OILT Material Contract, (3) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of OILT or any of its Subsidiaries under any such OILT Material Contract and (4) to the Knowledge of OILT, no other party to such OILT Material Contract is in default in any respect thereunder; and (B) in the case of Partners, (1) each Partners Material Contract is valid and binding and in full force and effect, (2) Partners and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Partners Material Contract, (3) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Partners or any of its Subsidiaries under any such Partners Material Contract and (4) to the Knowledge of Partners, no other party to such Partners Material Contract is in default in any respect thereunder.

(k) No Brokers. No action has been taken by such party that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of OILT, fees to be paid to Jefferies LLC, and, in the case of Partners, fees to be paid to Citigroup Global Markets Inc., in each case pursuant to letter agreements, the existence of which have been heretofore disclosed to the other party and which fees have been disclosed to the other party.

(l) Tax Matters.

(i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to such party or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(ii) all Tax Returns filed by such party are complete and accurate in all material respects;

(iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by such party or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have been established, in accordance with generally accepted accounting principles, for the payment of such Taxes;

(iv) no material (a) audit or examination or (b) refund litigation with respect to any Tax Return of such party is pending. As of the date hereof, neither such party nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) except for the Tax Assignment Agreement and the Tax Sharing Agreement, is a party to any Tax sharing or Tax indemnity agreement;

(v) such party and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(vi) such party is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation; and

(vii) no written claim has been made by any Tax authority in a jurisdiction where such party or any of its Subsidiaries does not currently file a Tax Return that such party or any of its Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by such party or any of its Subsidiaries.

(m) Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) such party and each of its Subsidiaries, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to such party and each of its Subsidiaries, their assets or their operations relating thereto that give rise to an obligation by such party and each of its Subsidiaries to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) such party and each of its Subsidiaries, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of such party and each of its Subsidiaries, threatened Proceeding under any Environmental Law; (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by such party and each of its Subsidiaries, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by such party and each of its Subsidiaries at the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by such party and each of its Subsidiaries, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations that is reasonably likely to result in liability under Environmental Laws.

(n) Regulatory Matters.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, such party and each of its Subsidiaries has, during the three years preceding the date hereof, made all required filings with all federal and state agencies, commissions and departments with regulatory oversight over such parties, Subsidiaries and their facilities, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

(ii) Such party and each of its Subsidiaries has all Permits required to conduct its business as currently conducted and operated, except for such Permits the failure to have or obtain would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. Each such Permit is in full force and effect and the relevant party or Subsidiary is in compliance with all its obligations with respect thereto, except for such failure to be in full force and effect or non-compliance as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. There are no proceedings pending or threatened that would reasonably be expected to result in the revocation or termination of any Permit, except where such proceeding would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(o) Employee Benefits Matters. Neither OILT nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Compensation and Benefit Plan, nor could any of the foregoing Persons have any liability, obligation or responsibility with respect to any Compensation and Benefit Plan.

(p) Title to Properties; Rights of Way.

(i) Such party and its Subsidiaries have good and indefeasible title to all real and personal property that are material to the business of such party and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except such as (A) do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the such party, and (B) could not reasonably be expected to have a Material Adverse Effect on such party and its Subsidiaries, taken as a whole.

(ii) Such party and its Subsidiaries have such consents, easements, rights-of-way or licenses from any person (“Rights-of-Way”) as are necessary to conduct its business in the manner described in the party’s SEC Documents, except for such Rights-of-Way the failure of which to have obtained would not have, individually or in the aggregate, a Material Adverse Effect on such party and its Subsidiaries taken as a whole;

such party and its Subsidiaries have fulfilled and performed all of their material obligations with respect to such Rights-of-Way and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that will not have a Material Adverse Effect on such party and its Subsidiaries taken as a whole; and none of such Rights-of-Way contains any restriction that is materially burdensome to the such party and its Subsidiaries, taken as a whole.

(q) Operations of MergerCo. In the case of Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

(r) OILT Fairness Opinion. Jefferies LLC has delivered to the OTLP GP Conflicts Committee its written opinion to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair, from a financial point of view, to the OILT Unaffiliated Unitholders.

(s) No Material Adverse Effect. In the case of Partners, since December 31, 2013, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Partners. In the case of OILT, since December 31, 2013, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on OILT.

ARTICLE VI

COVENANTS

Each of the OILT Parties hereby covenants to and agrees with the Partners Parties, and each of the Partners Parties hereby covenants to and agrees with the OILT Parties, that:

Section 6.1 Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including obtaining (and cooperating with the Other Parties to obtain) any third-party approval that is required to be obtained by Partners or OILT or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the Other Parties hereto to that end, and shall furnish to the Other Parties copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the transactions contemplated hereby.

Section 6.2 OILT Unitholder Meeting.

(a) Subject to the terms and conditions of this Agreement, and except as permitted by Section 6.2(b), OILT shall take, in accordance with applicable Law, applicable stock exchange rules and the OILT Existing Partnership Agreement, all action necessary to call, hold and convene the OILT Meeting to consider and vote upon the approval of this Agreement and the Merger, and any other matters required to be approved by OILT Unitholders for consummation of the OILT Merger Transactions, promptly after the date hereof. Subject to Section 6.2(b) and Section 6.6, the OTLP GP Conflicts Committee and the OTLP GP Board shall recommend approval of this Agreement and the Merger to the holders of OILT Common Units (the “OILT Recommendation”), and, subject to Section 6.6, OILT shall take all reasonable lawful action to solicit such approval by the holders of OILT Common Units.

(b) Notwithstanding anything to the contrary in this Agreement, if there occurs an OILT Change in Recommendation in accordance with this Agreement, OILT shall not be required to call, hold or convene the OILT Meeting.

(c) OILT shall not, without the prior written consent of Partners (which consent shall not be unreasonably withheld, delayed or conditioned), adjourn or postpone the OILT Meeting; provided that OILT may, without the prior written consent of Partners but after consultation with Partners, adjourn or postpone the OILT Meeting (i) if, as of the time for which the meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are an insufficient number of OILT Common Units represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the OILT Meeting, (ii) if the failure to adjourn or postpone the meeting is determined by the OTLP GP Conflicts Committee to be reasonably likely to result in a violation of Law for the distribution of any required supplement or amendment to the Proxy Statement/Prospectus, or (iii) for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain OILT Unitholder Approval. Once OILT has established a record date for the OILT Meeting, OILT shall not change such record date or establish a different record date for the meeting without the prior written consent of Partners (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of Partners, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by OILT Unitholders in connection with the approval of this Agreement and the transactions contemplated hereby) that OILT shall propose to be acted on by the OILT Unitholders at the OILT Meeting.

Section 6.3 Registration Statement.

(a) Each of Partners and OILT agrees to cooperate in the preparation of the Registration Statement (including the Proxy Statement/ Prospectus constituting a part thereof and all related documents) to be filed by Partners with the SEC in connection with the issuance of the New Common Units in the Merger as contemplated by this Agreement. Provided OILT has cooperated as required above, Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of OILT and Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Partners and OILT agrees to furnish to the other party all information concerning Partners, Partners GP and their respective Subsidiaries or OILT, OTLP GP and their respective Subsidiaries, as applicable, and the officers, directors and unitholders of Partners and OILT and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement will be made by Partners, and no filing of the Proxy Statement/Prospectus will made by Partners or OILT, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of OILT and Partners agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of OILT Common Units and at the time of the OILT Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of OILT and Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) Partners will advise OILT, promptly after Partners receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of the New Common Units for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) OILT will use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the OILT Unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4 Press Releases. Prior to an OILT Change in Recommendation, if any, each of OILT and Partners will not, without the prior approval of the OTLP GP Conflicts Committee in the case of Partners and the Partners GP Board in the case of OILT, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the Other Parties and their Representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its Representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Partners or OILT or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the Other Parties may reasonably request. Neither OILT nor Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege (or other applicable privilege or immunity) of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the immediately preceding sentence apply.

(b) Partners and OILT, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.6 No Solicitation; Acquisition Proposals; Change in Recommendation.

(a) Neither OTLP GP nor OILT shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Sections 6.6(b) and (c), nothing contained in this Agreement shall prohibit OILT or any of its Representatives from furnishing or making available any information or data pertaining to OILT, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a material, knowing and intentional breach of this Section 6.6 (a “Receiving Party”), if (i) the OTLP GP Conflicts Committee after consultation with its outside legal counsel and financial advisors, determines in its good faith judgment (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its duties under the OILT Existing Partnership Agreement and applicable Law and (ii) prior to furnishing or making available any such non-public information to such Receiving Party (including any information pertaining to OILT Subsidiaries in which Partners has an equity interest or transactions to which Partners is a party), OILT receives from such Receiving Party an executed Confidentiality Agreement.

(b) Except as otherwise provided in this Section 6.6(b), neither the OTLP GP Conflicts Committee nor the OTLP GP Board shall: (i) (A) withdraw, modify or qualify in any manner adverse to Partners the OILT Recommendation or (B) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as an “OILT Change in Recommendation”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow OILT or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the OILT Unitholder Approval, the OTLP GP Conflicts Committee may make an OILT Change in Recommendation if it has concluded in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that failure to make an OILT Change in Recommendation would be inconsistent with its duties under the OILT Existing Partnership Agreement and applicable Law; provided, however, that (1) the OTLP GP Conflicts Committee shall not be entitled to exercise its right to make an OILT Change in Recommendation pursuant to this sentence unless OILT and OTLP GP have: (v) complied in all material respects with this Section 6.6, (w) provided to Partners and the Partners Audit Committee three (3) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Partners that the OTLP GP Conflicts Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the material terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal (it being understood and agreed that any material amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional three (3) Business Day period), (x) if applicable, provided to Partners all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided), (y) OILT has negotiated, and has caused its Representatives to negotiate, in good faith with Partners during such notice period, to the extent Partners wishes to negotiate, to enable Partners to propose revisions to the terms of this Agreement such that it would permit the OTLP GP Conflicts Committee not to make an OILT Change in Recommendation pursuant to this Section 6.6(b) and (z) upon the end of such notice period, the OTLP GP Conflicts Committee shall have considered in good faith any revisions to the terms of this Agreement proposed by Partners, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the OTLP GP Conflicts Committee’s duties under the OILT Existing Partnership Agreement and applicable Law continue to require an OILT Change in Recommendation and (2) the OTLP GP Conflicts Committee shall not be entitled to make an OILT Change in Recommendation in response to an Acquisition Proposal unless such Acquisition

Proposal constitutes a Superior Proposal. Notwithstanding any provision in this Agreement to the contrary, Partners and Partners GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from OILT pursuant to this Section 6.6, subject to the exceptions contained in the Confidentiality Agreement. OILT agrees that it and its Affiliates will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits OILT from providing any information to Partners in accordance with this Section 6.6. In the event that OILT is otherwise entitled to provide information to a Receiving Party under Section 6.6(a), OILT shall promptly provide or make available to Partners any non-public information concerning OILT or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 that was not previously provided or made available to Partners. Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 6.6(b), without the prior written consent of Partners, no Acquisition Proposal shall constitute a Superior Proposal if such Acquisition Proposal is conditioned on completion of a Partners Acquisition Proposal.

(c) In addition to the obligations of OILT set forth in this Section 6.6, OILT shall as promptly as practicable (and in any event within the periods set forth later in this sentence) advise Partners orally, within 24 hours after receipt, and in writing, within 48 hours after receipt, of any Acquisition Proposal or any matter giving rise to a OILT Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a OILT Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. OILT shall keep Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to an OILT Change in Recommendation.

(d) Nothing contained in this Agreement shall prevent OILT or the OTLP GP Conflicts Committee from taking and disclosing to the holders of OILT Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners of OILT) or from making any legally required disclosure to holders of OILT Common Units. Any “stop-look-and-listen” communication by OILT or the OTLP GP Board to the limited partners of OILT pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of OILT) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Partners of, all or a portion of the OILT Recommendation.

Section 6.7 Takeover Laws. Neither OILT nor Partners shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.8 No Rights Triggered. Each of OILT and Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of OILT, under the OILT Existing Partnership Agreement, and, in the case of Partners, under the Partners Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.9 New Common Units Listed. Partners shall use its commercially reasonable best efforts to list the New Common Units prior to the Closing on the NYSE, subject to official notice of issuance of the New Common Units.

Section 6.10 Third-Party Approvals.

(a) Partners and OILT and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of Partners and OILT shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of Partners and OILT agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of such other party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) In addition to and without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the OILT Existing Partnership Agreement, the OTLP GP Existing LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of OILT’s Subsidiaries, from and after the Effective Time, Partners GP, Partners, OTLP GP and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of OTLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim or Action and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Partners GP, Partners, OTLP GP and the Surviving Entity pursuant to this Section 6.11(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of OTLP GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.11(a): (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of OTLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim or Action for which indemnification is authorized pursuant to this Section 6.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” shall include, but not be limited to, (1) to the fullest extent permitted by any provision of Delaware Law that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of Delaware Law and (2) to the fullest extent authorized or permitted by any amendments to or replacements of Delaware Law adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of Delaware Law that adversely affects any right of any Indemnified Party shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Partners, Partners GP, OTLP GP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, the Partners Parties agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the OILT Existing Partnership Agreement or the OTLP GP Existing LLC Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of OILT’s Subsidiaries) and indemnification agreements of OILT or OTLP GP or any of their respective Subsidiaries shall be assumed by the Surviving Entity, OTLP GP and Partners in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, the OILT Existing Partnership Agreement, as it may be amended, restated or supplemented from time to time, shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the OILT Existing Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) For a period of six years from the Effective Time, Partners shall, or shall cause EPCO to, maintain in effect the current directors’ and officers’ liability insurance policies with aggregate coverage limits no less than under the policies in existence on the date hereof and covering the Indemnified Parties maintained by EPCO (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but neither Partners nor EPCO will be required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and shall purchase as much coverage as is reasonably practicable for that amount if the coverage described in this Section 6.11(d) would cost in excess of that amount.

(e) If Partners GP, Partners, OTLP GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners GP, Partners, OTLP GP or the Surviving Entity assume the obligations set forth in this Section 6.11.

(f) Partners GP, Partners and OTLP GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.11.

(g) This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners GP, Partners, OTLP GP, the Surviving Entity and their respective successors and assigns.

Section 6.12 Notification of Certain Matters. Each of OILT and Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its condition (financial or otherwise) or business or (ii) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 6.13 Rule 16b-3. Prior to the Effective Time, (i) OILT shall take such steps as may be reasonably requested by any party hereto to cause dispositions of OILT equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of OILT to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters and (ii) Partners shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Partners equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Partners to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.14 OTLP GP Board Membership. The members of the OTLP GP Board immediately prior to the Effective Time shall continue to serve as members of the OTLP GP Board following the Effective Time unless otherwise determined or removed effective at or after such time by the sole member of OTLP GP in accordance with the OTLP GP Existing LLC Agreement.

Section 6.15 Distributions. Each of OTLP GP and Partners GP shall consult with the Other Party regarding the declaration and payment of distributions in respect of the OILT Common Units and the Partners Common Units and the record and payment dates relating thereto, so that no OILT Unitholder shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable OILT Common Units or any Partners Common Units any such OILT Unitholder receives in exchange therefor pursuant to the Merger.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following, any one or more of which may be waived by the appropriate party in writing:

Section 7.1 Unitholder Vote. This Agreement and the Merger shall have been approved by OILT Unitholder Approval.

Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Partners or OILT; provided, however, that prior to invoking this condition, the invoking party shall have complied in all material respects with its obligations under Section 6.10.

Section 7.3 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Partners or OILT with respect thereto;  provided, however, that prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.

Section 7.4 Representations, Warranties and Covenants of the Partners Parties. In the case of OILT’s obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of the Partners Parties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.

(b) each and all of the agreements and covenants of the Partners Parties to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) OILT shall have received a certificate signed by the Chief Executive Officer of Partners GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5 Representations, Warranties and Covenants of the OILT Parties. In the case of Partners’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of the OILT Parties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.

(b) each and all of the agreements and covenants of the OILT Parties to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Partners shall have received a certificate signed by the Chief Executive Officer of OTLP GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7 Opinion of Andrews Kurth LLP. In the case of Partners’ obligation to consummate the Merger, Partners shall have received an opinion from Andrews Kurth LLP, counsel to Partners (and Partners shall have provided a copy of such opinion to the OTLP GP Conflicts Committee), to the effect that:

(a) at least 90% of the combined gross income of each of OILT and Partners for all of calendar year 2013 and all calendar quarters of 2014 ending before the Closing Date for which the necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code; and

(b) no gain or loss should be recognized for U.S. federal income tax purposes by existing Partners Unaffiliated Unitholders as a result of the Merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

In rendering such opinions, Andrews Kurth LLP may require and rely upon customary representations and covenants regarding certain factual matters including those contained in certificates of officers of Partners GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Andrews Kurth LLP.

Section 7.8 Opinion of Vinson & Elkins L.L.P. In the case of OILT’s obligation to consummate the Merger, OILT shall have received an opinion from Vinson & Elkins L.L.P., counsel to OILT, to the effect that no gain or loss should be recognized for U.S. federal income tax purposes by the holders of OILT Public Common Units to the extent Partners Common Units are received in exchange for OILT Public Common Units as a result of the Merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) a sale of the New Common Units pursuant to Section 3.3(e)).

In rendering such opinion, Vinson & Elkins L.L.P. may require and rely upon customary representations and covenants regarding certain factual matters including those contained in certificates of officers of OTLP GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Vinson & Elkins L.L.P.

Section 7.9 NYSE Listing. The New Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.10 No Material Adverse Effect. In the case of OILT’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Partners between the date of this Agreement and the Closing Date. In the case of Partners’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to OILT between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after OILT Unitholder Approval:

(a) By the mutual consent of Partners and OILT in a written instrument.

(b) By either Partners or OILT upon written notice to the other party, if:

(i) the Merger has not been consummated on or before March 31, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such Termination Date;

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in material breach of Section 6.1);

(iii) OILT (A) determines not to, or otherwise fails to, hold the OILT Meeting in accordance with Section 6.2 or (B) does not obtain the OILT Unitholder Approval at the OILT Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a terminating party where the failure to obtain the OILT Unitholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties (treating Partners and Partners GP as one party for the purposes of this Section 8.1 and treating OILT and OTLP GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Partners or Partners GP) or Section 7.5 (in the case of a breach of representation or warranty by OILT or OTLP GP); or

(v) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of covenants or agreements by Partners or Partners GP) or Section 7.5 (in the case of a breach of covenants or agreements by OILT or OTLP GP).

(c) By either Partners or the OTLP GP Conflicts Committee on behalf of OILT, upon written notice to the other parties, in the event that an OILT Change in Recommendation has occurred.

(d) By the OTLP GP Conflicts Committee on behalf of OILT in order for OILT to accept a Superior Proposal and enter into an agreement with respect to such Superior Proposal.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Section 6.5(b) and Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to fraud or the willful and material breach of a covenant or agreement contained herein. In the case of fraud or willful and material breach of a covenant or agreement contained herein, then the parties hereto shall be entitled to all remedies available at law or in equity.

For purposes of this Agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement that the breaching party had Knowledge would or would reasonably be expected to breach its obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Costs and Expenses.

(a) Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, that the Expenses relating to the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the OILT Unitholder Approval shall be paid 50% by Partners and 50% by OILT.

(b) This Section 9.1 shall survive any termination of this Agreement.

Section 9.2 Waiver; Amendment; OILT Approvals and Consents.

(a) Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement, except Section 7.1, may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, whether before or after the OILT Unitholder Approval, by an agreement in writing between the parties hereto; provided, that after the OILT Unitholder Approval, no amendment shall be made to the nature or amount of the Merger Consideration or that results in a material adverse effect on the OILT Unaffiliated Unitholders without OILT Unitholder Approval (OTLP GP being hereby authorized to approve any other amendment on behalf of OILT without any other approval of the OILT Unitholders); and provided, further, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (i) and (ii) are approved by the Partners Audit Committee in the case of Partners, and by the OTLP GP Board and the OTLP GP Conflicts Committee in the case of OILT.

(b) Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of OILT or OILT GP is required pursuant to or otherwise in connection with this Agreement, such determination, decision, approval or consent shall require the determination, decision, approval or consent of each of the OTLP GP Board and the OTLP GP Conflicts Committee, and shall not require any approval of the OILT Unitholders.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without regard to the conflict of law principles thereof.

Section 9.5 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Partners, to:

Enterprise Products Partners L.P.

1100 Louisiana, 10th Floor

Houston, TX 77002

Attention: Chief Executive Officer

Fax: (713) 803-2662

With copies to (which shall not constitute notice):

Andrews Kurth LLP

Attn: David C. Buck, Esq.

600 Travis, Suite 4200

Houston, Texas 77002

Fax: (713) 238-7126

If to OILT, to:

Oiltanking Partners L.P.

333 Clay Street, Suite 2400

Houston, TX 77002

Email: gregking@gckventures.com

Attn: Greg King, Chairman of the Conflicts Committee

With copies to (which shall not constitute notice):

Latham & Watkins LLP

Attn: William N. Finnegan IV

          Ryan J. Maierson

811 Main Street, Suite 3700

Houston, TX 77002

Fax: (713) 546-5401

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the documents, schedules and exhibits referred to or listed herein or attached hereto), the Support Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Effective upon the Effective Time, the OILT Unitholders holding OILT Public Common Units are intended third party beneficiaries solely with respect to their right to receive the items set forth in clauses (a) through (c) of Section 3.2 after the Closing (a claim by such OILT Unitholder with respect to which may not be made unless and until the Closing shall have occurred). Except as set forth in the immediately preceding sentence and except as contemplated by Section 6.11 and Section 9.14, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10 Jurisdiction. The parties hereto agree that to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Article III, 6.11 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), Section 8.2 and Article IX shall survive such termination.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, or make any claims for breach of this Agreement against, any Non-Recourse Party other than in connection with fraud.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products Holdings LLC,
its general partner

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	Chief Executive Officer

ENTERPRISE PRODUCTS HOLDINGS LLC

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	Chief Executive Officer

EPOT MERGERCO LLC

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

OILTANKING PARTNERS L.P.

By: OTLP GP, LLC, its general partner

By:	/s/ Laurie H. Argo
	Name:	Laurie H. Argo
	Title:	President and Chief Executive Officer

OTLP GP, LLC

By:	/s/ Laurie H. Argo
Name:	Laurie H. Argo
Title:	President and Chief Executive Officer

Signature Page to Merger Agreement

ANNEX B

FAIRNESS OPINION OF JEFFERIES LLC

Jefferies LLC Three Allen Center 333 Clay Street, Suite 1000 Houston, TX 77002 telephone: 281.774.2000 website: Jefferies.com

November 11, 2014

The Conflicts Committee of the Board of Directors of

OTLP GP, LLC

333 Clay Street, Suite 2400

Houston, Texas 77002

Members of the Committee:

We understand that Oiltanking Partners, L.P. (the “Partnership”), OTLP GP, LLC, the general partner of the Partnership (“OTLP GP”), Enterprise Products Partners L.P. (the “Parent”), Enterprise Products Holdings LLC, the general partner of Parent (“Parent GP”), and EPOT MergerCo LLC, a subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”) in a transaction in which each outstanding common unit of the Partnership (the “Common Units”), other than the Common Units held by the Parent and its subsidiaries or the Partnership and its subsidiaries, will be converted into the right to receive 1.30 (the “Exchange Ratio”) common units of the Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio to be offered to the holders of Common Units pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than the Parent and its affiliates, the Partnership and its subsidiaries and the directors and executive officers of OTLP GP).

In arriving at our opinion, we have, among other things:

i.	reviewed a draft dated November 10, 2014 of the Merger Agreement;

ii.	reviewed certain publicly available financial and other information about the Partnership;

iii.	reviewed certain information conveyed to us by the Partnership’s management;

iv.	held discussions with members of senior management of the Partnership concerning the matters described in clauses (ii) and (iii) above;

v.	reviewed the unit trading price history and valuation multiples for the Common Units and the common units of the Parent and compared them with those of certain publicly traded partnerships that we deemed relevant;

vi.	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

vii.	analyzed the discounted unlevered free cashflows of the Partnership;

viii.	reviewed the trading history and historical exchange ratios of the Partnership and the Parent; and

ix.	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Partnership or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Partnership that it is not aware of any facts or circumstances that would make such information inaccurate or misleading or of any relevant information that has been omitted or that remains undisclosed to us. In our review, we did not perform or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did we conduct a physical inspection of any of the properties, assets or facilities of, the Partnership, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

At your direction, we based our analysis on certain publicly available financial forecasts for the Partnership and the Parent, which we adjusted as necessary based on discussions with the Partnership’s management and the Parent’s management as to the Partnership’s and the Parent’s projected financial performance. With respect to such financial forecasts of the Partnership and the Parent examined by us, we note that projecting future results of any business is inherently subject to uncertainty. We have assumed that the guidance provided to us by the Partnership’s management and the Parent’s management reflects the best currently available estimates as to the future financial performance of the Partnership and the Parent. We express no opinion as to any forecasts of the Partnership’s or the Parent’s financial condition or the assumptions on which such forecasts are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions that exist and can be evaluated as of the date hereof. We do not undertake to reaffirm or revise our opinion or otherwise comment on events occurring after the date hereof, and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal, tax or accounting matters affecting the Partnership, and we have assumed no responsibility for any legal and accounting advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Partnership and the holders of Common Units. In addition, in preparing this opinion, we have not taken into account, and express no view with regards to, any tax consequences of the transaction to the Partnership, OTLP GP, Parent, Parent GP, Merger Sub or any holder of Common Units. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us in all respects material to our analyses and opinion. We have assumed that the Merger will be consummated in accordance with its terms or as otherwise described to us by representatives of the Partnership without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to our analysis or opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Partnership, Parent or the consummation or the contemplated benefits of the Merger in any respects material to our opinion.

In addition, we were not requested to and did not provide advice concerning the structure, the specific Exchange Ratio, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Partnership or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger and related transactions, and no opinion is expressed whether any alternative transaction might result in consideration more favorable to the holders of Common Units than that contemplated by the Merger Agreement.

It is understood that our opinion is solely for the use and benefit of the Conflicts Committee of the Board of Directors of OTLP GP in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Partnership, nor does it address the underlying business decision by the Partnership to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of Common Units should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Partnership, other than the holders of Common Units. We express no opinion as to the price at which the Common Units or the common units of the Parent will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Partnership’s or OTLP GP’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Conflicts Committee of the Board of Directors of OTLP GP to act as financial advisor to such committee in connection with the Merger and will receive a fee for our services. We also will be reimbursed for certain expenses incurred. The Partnership has agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have not, in the past two years, provided financial advisory or financing services to the Partnership or the Parent. We maintain a market in the securities of the Partnership, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Partnership or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, in the future we may seek to provide financial advisory and financing services to the Partnership, Parent or entities that are affiliated with the Partnership or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Conflicts Committee of the Board of Directors of OTLP GP, our opinion may not be used or referred to by the Partnership, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be offered to the holders of Common Units pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than the Parent and its affiliates, the Partnership and its subsidiaries and the directors and executive officers of OTLP GP).

Very truly yours,

/s/ JEFFERIES LLC

SPECIAL MEETING OF UNITHOLDERS OF

Oiltanking Partners, L.P.

February 13, 2015

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement/prospectus and proxy card are available at http://www.astproxyportal.com/ast/17162

Please sign, date and mail

your vote authorization

form in the envelope

provided as soon as

possible.

i    Please detach along perforated line and mail in the envelope provided.    i

THE OILTANKING CONFLICTS COMMITTEE AND OILTANKING BOARD EACH RECOMMENDS A VOTE “FOR” THE PROPOSAL.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. The approval of the merger agreement.

The undersigned acknowledges receipt from Oiltanking before the execution of this proxy of the Notice of Special Meeting of Unitholders and a Proxy Statement/Prospectus with a proxy statement for the Special Meeting of Unitholders of Oiltanking and a prospectus of Enterprise for the Enterprise common units to be issued in the merger.

☐ FOR
☐ AGAINST
☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED UNITHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND AT THE PROXIES’ DISCRETION WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Unitholder:	Date:	Signature of Unitholder:	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■			■

ú                     ¢

OILTANKING PARTNERS, L.P.

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE OILTANKING BOARD

The undersigned hereby appoints Laurie H. Argo and Donna Y. Hymel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the common units of Oiltanking Partners, L.P. held of record by the undersigned on January 2, 2015, at the Special Meeting of Unitholders to be held at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002 on February 13, 2015, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢

SPECIAL MEETING OF

UNITHOLDERS OF

Oiltanking Partners, L.P.

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement/prospectus and proxy card are available at http://www.astproxyportal.com/ast/17162